EXHIBIT (c)(iii)

Budget Papers of the Co-Registrant for 2018-19.

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Queensland Treasury Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Queensland Treasury Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•

the effects, both internationally and in Australia, of any subsequent economic downturn, the effect of ongoing economic, banking and sovereign debt risk, and any stalling of the protracted United States recovery;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

Queensland Budget 2018-2019

BUDGET SPEECH

Budget Paper No.1

budget.qld.gov.au

2018-19 Queensland Budget Papers

1. Budget Speech

2. Budget Strategy and Outlook

3. Capital Statement

4. Budget Measures

5. Service Delivery Statements

Appropriation Bills

Budget Highlights

The Budget Papers are available online at budget.qld.gov.au

© Crown copyright

All rights reserved

Queensland Government 2018

Excerpts from this publication may be reproduced, with appropriate acknowledgement, as permitted under the Copyright Act.

Budget Speech

Budget Paper No.1

ISSN 1445-4890 (Print)

ISSN 1445-4904 (Online)

Appropriation Bill 2018

(First reading speech, 12 June 2018)

The Honourable Jackie Trad MP

Deputy Premier

Treasurer

Minister for Aboriginal and Torres Strait Islander Partnerships

Mr Speaker,

I move that the Bill be now read a first time.

I’m proud today to present the Palaszczuk Labor Government’s fourth Budget.

This is a Budget for all of Queensland.

This is a Budget for all Queenslanders.

From baby Elizabeth Mackenzie – the 5 millionth Queenslander born last month – to the traditional owners on the land on which we stand, the Jagera, Yuggera and Turrbul People.

Whether you live in Brisbane or Blackall.

Labor is doing the things we said we’d do.

No surprises – no excuses.

Queenslanders are living through an era of growth and rapid change.

Our population is one of the fastest growing in the nation.

Technology continues to transform the way we live and work.

The Palaszczuk Labor Government will help our communities to navigate the challenges of change and set a course for the opportunities of growth.

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We will equip our workers on the frontline of a fast-changing world with the skills and support to succeed.

We will encourage innovation and give businesses and industry the confidence to grow.

We will direct every effort to our number one priority – jobs for Queenslanders.

Here’s how.

By delivering the infrastructure, skills and services that our strong, diversified economy needs.

By including everyone in the benefits regardless of who you are or where you live.

That is our strategy for this State.

That is the job for this Government.

That is the plan in the Budget I deliver today.

We begin with the largest capital works program since the 2011 flood recovery.

Building the infrastructure for a productive, strong and sustainable economy.

Supporting growth without compromising our quality of life.

Delivering jobs in construction today and supporting the jobs of the future.

Mr Speaker, this Queensland Government must do the heavy lifting in infrastructure investment because this Federal Government simply will not.

And this Labor Government must keep repairing the damage inflicted by the last LNP Government’s savage cutbacks to frontline services.

More doctors, nurses, teachers, police and firefighters.

The people who work so hard delivering excellent essential services every day.

The professionals who educate our kids, keep Queenslanders healthy and protect our communities from harm.

More infrastructure, better services – this is what we said we would do.

Budget outcome

Mr Speaker, Queensland’s economy has grown by 7.2 per cent in real terms since December quarter 2014.

Today, I can announce that we expect a surplus of $1.512 billion in 2017-18 – more than three times the size of the Mid-Year Fiscal and Economic Review forecast.

The Budget also forecasts operating surpluses over the forward estimates, starting with $148 million in 2018-19.

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And economic growth is forecast to accelerate from 2.5 per cent in 2016-17 to 3 per cent by 2018-19.

Our responsible budget management is part of this success story, but it would be impossible without our job generating initiatives that build business confidence and open up opportunities for growth and investment.

This is a time of growth – and it is also a time of change.

The Queensland economy continues to successfully shift from the big economic gains of a never before seen resource boom that brought with it massive investment, big infrastructure and jobs and wages growth.

Business investment is rebounding following the construction of the liquefied natural gas infrastructure.

It’s supported by a range of renewable energy projects that will be a key driver of economic growth.

We are rolling out a nation-leading renewable energy industry with an estimated $4.2 billion pipeline of projects underway or financially committed across the State.

This Budget delivers surpluses, builds new infrastructure, grows the State’s skills and expands our services – all to support a growing and changing State.

Creating jobs, delivering infrastructure

Queensland now has the second highest annual employment growth rate in the country.

Employment growth is forecast to strengthen to 2 3⁄4 per cent over the year to June quarter 2018, the strongest growth in more than a decade.

More than 150,000 jobs have been created since we came to Government. That’s equivalent to almost 4000 new jobs in Queensland every month since January 2015.

These are big numbers – but behind these numbers are people.

Queenslanders who now have a place in our economy and hope for the future.

And in this Budget - through our $45.8 billion infrastructure pipeline over the next four years – Queenslanders will continue to have a place in our economy.

It’s an increase of more than $3 billion on last year’s Budget – directly supporting 38,000 jobs this year alone.

Our plan means tens of thousands of additional jobs each year, and our plan means building the essential infrastructure to meet the needs of our fast-growing State.

From the Cairns Convention Centre to Cross River Rail, the M1 and Bruce Highway upgrades to Rookwood Weir and Townsville Stadium we are delivering the right projects, in the right place, at the right time.

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Building the economy of the future

Rapid change all around us means Queensland must become a more diverse and productive economy.

Securing our modern industries and creating jobs that will be there for years to come.

To do that, this Budget invests in innovation and anticipates areas of emerging opportunity.

Let’s take the example of the waste disposal levy announced earlier this year.

We will not allow Queensland to be a dumping ground for interstate waste – we all saw this when the LNP’s short-sightedness in removing the levy led to a procession of dump trucks across our border.

But this measure is also an opportunity to invest in new and emerging industries and technology.

And today I am announcing a $100 million down payment over the next three years into a new Resource Recovery Industry Development Program.

This initiative will support innovation and investment in recycling and help new industries that manufacture products using recycled waste and create future jobs.

There’s also the Palaszczuk Government’s flagship Advance Queensland strategy.

Advance Queensland keeps turning good ideas into commercial reality.

We are backing business and industry to help give them an edge in a highly competitive world.

So, in this Budget, we are investing a further $123 million in backing our entrepreneurs, funding industry research fellowships and helping small to medium businesses innovate, grow and create jobs.

And, Mr Speaker, there’s the Industry Attraction Fund.

As well as supporting our home-grown businesses in the path to success we want to attract new businesses and knowledge industries from interstate and overseas.

I want these businesses, their ideas and above all their jobs to call Queensland home.

That’s why this Budget extends the Fund with $40 million over two years towards bringing interstate and international businesses here and helping locally-based businesses expand.

The Business Development Fund, which turns ideas into commercial reality, will also be extended with $40 million over the next two years.

And a further $20 million for the Jobs and Regional Growth Fund brings new funding to $100 million.

We want the new jobs in these new industries and businesses hiring skilled Queensland workers.

So, in this Budget, we are investing $175.5 million to help people return to the workforce through the Back to Work program.

And we will deliver a further $180 million in the Skilling Queenslanders for Work program to deliver more training opportunities and workforce participation.

4

Supporting small business

Like others in this Parliament, I grew up in a family that ran a small business.

My family felt the pressures, the strains, the setbacks, but also reaped the rewards.

I’m proud to be in a Government that backs small business.

We need to give employers the confidence to invest in the workforce they need to succeed.

That’s why today I am announcing that the 50 per cent payroll tax rebate scheme will be extended to June 2019 supporting up to 26,000 apprentices and trainees.

Our Buy Queensland approach also ensures local businesses, jobs and better social outcomes are all front and centre when taxpayer dollars are spent.

The ecoBiz program for small to medium businesses provides increased funding of $3.9 million over four years to help them identify and achieve savings and eco-efficiencies across energy, water and waste.

The challenge of moderate wage growth

Our economic plan – more infrastructure, better skills – will create jobs, lift demand for labour, and help support wages growth in the medium and longer term.

Mr Speaker, I was pleased to see the Fair Work Commission recently decided to increase the national minimum wage by 3.5 per cent.

But while we are more productive than we were just 10 years ago modest wage growth is putting households under strain.

Hard working Queensland families who battle through each day are not keeping up – something we simply can’t ignore.

This has a broader economic impact too.

Modest wage growth constrains growth in household income, one of the key drivers of household consumption.

As a result, employment and businesses suffer.

We need to see stronger private sector wage growth.

This Budget will make a difference.

Supporting growth throughout Queensland

It doesn’t matter where you are you must have the right transport and road infrastructure.

The alternative is more Queenslanders sitting in traffic away from their job or away from their kids – we either allow congestion to build or we build the infrastructure we need.

In a fast-growing state, investing in key infrastructure supports job creation, it boosts business confidence and it delivers the services Queenslanders need to maintain our way of life.

5

Our delivery of the $5.4 billion Cross River Rail project recognises this.

Sadly, the Federal Government and those opposite don’t.

During the five-year construction period, Cross River Rail will support an average of 1,500 jobs each year, and up to 3,000 jobs in the most intensive year of construction.

I am pleased to say that today’s Budget also includes an investment of $21.7 billion over the next four years in the Queensland Transport and Roads Investment Program (QTRIP).

This is the third year in a row the Palaszczuk Government has made a record investment in road and transport infrastructure and is an increase of around $700 million on last year’s commitment.

Supporting regional Queensland

We know that Queensland is the most decentralised state in Australia with some of the country’s largest cities and important economic zones outside the South East corner.

We also know that we don’t have a strong Queensland without Strong Regions.

That’s why 65 per cent of our infrastructure spend this year is outside the Greater Brisbane area.

We will build key infrastructure like Rookwood Weir, Cairns Convention Centre and Townsville Stadium.

Through QTRIP we’re investing more than $800 million for works in our State’s West.

The Works for Queensland program supports job creating maintenance and minor works across our regions in partnership with local Councils.

This Budget provides more than $200 million over three years to extend the fund.

We also commit up to $34.6 million to continue drought relief this year. And more than $19 million over three years for rural and regional programs that support jobs and drive economic development.

Give all our children a great start

This Budget delivers for the economy and jobs, industry and regions.

It is a Budget of the head – but it is also a Budget of the heart.

And at the heart of any Labor Budget is education.

Education is fundamental to every public good that progressive politics values.

Equality of opportunity, fairness, skills for the economy today, rewarding work in the future, human progress and knowledge itself.

None of this is possible without leadership, imagination, investment and reform in schools.

This Budget makes a record education and training investment of more than $14 billion this year.

Since March 2015, we have employed more than 4,700 extra teachers and teacher aides.

6

We said we would employ 3,700 additional teachers over four years.

In this Budget we do it.

We will upgrade and improve schools across the State with a further $308 million to the Building Future Schools fund – bringing the total investment to $808 million.

There will be new high schools at Coomera, Yarrabilba, Ripley and Mango Hill, a new primary school at Ripley and a new special school at Caboolture.

We will also refurbish, upgrade or improve more than 48 state primary and high schools.

We will redevelop TAFE facilities in Townsville, Cairns, Mount Gravatt, Toowoomba, the Gold Coast and the Redlands with an investment of up to $85 million over three years.

Mr Speaker, even before their first day in the classroom, Queensland kids benefit from developing a love of reading from an early age.

As a parent, I know and understand that one of the greatest gifts you can give your child even before they enter the Prep classroom is a love of reading – it sets a child up for life.

But I also know that not every parent has the skills or resources to pass on this gift.

That’s why the First 5 Forever program – which links parents of kids under five to resources at public libraries across the State – matters so much.

So, in this Budget, we invest $20 million over four years to continue the First 5 Forever program’s vital work.

Keeping Queenslanders healthy

This is a Budget for all Queensland, and a Budget for all Queenslanders.

Our people, whatever their age, wherever they live, should be able to get the healthcare they need.

This Budget provides a record $17.3 billion operating Budget for Queensland Health, and $985 million in capital investments to deliver first-class health services and facilities for Queenslanders.

Since March 2015, this Government has been rebuilding frontline health services savaged under the LNP.

We have employed more than 4,800 extra nurses, 1,600 doctors and 370 ambulance officers.

But it’s not just enough to repair the LNP’s damage, we must create excellent and responsive services for Queenslanders when they need it most – when they need hospital care.

We are building better hospitals, health facilities and emergency departments.

… including in Hervey Bay and Gladstone, Roma, Blackall, Kingaroy and Maryborough;

… with planned redevelopments at Logan, Caboolture and Ipswich Hospitals;

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… and a new adolescent mental health facility at the Prince Charles Hospital in Brisbane.

These investments are working.

Services are improving.

We are making the positive changes to help patients make the most of a modern healthcare system.

We said we would employ an additional 400 nurse navigators to help Queenslanders navigate the often complex system of tertiary health care.

This Budget does just that.

We said we would employ an extra 100 midwives to help birthing mothers with the life changing event of bringing a baby into this world.

This Budget does just that.

Keeping our communities safe

Mr Speaker, our frontline heroes work to keep our communities safe every day and every night.

This Budget gives Queensland more police, domestic violence officers and firefighters.

We said we would add 400 officers to areas of need across Queensland over the next four years.

This Budget does that.

In a world where keeping us safe requires cutting edge support, we are investing in a Police Security and Counter-Terrorism Command, training for 85 new counter terrorism officers and specialists, and building the Counter Terrorism and Community Safety Training Centre at Wacol.

In times of natural disaster, Queenslanders know they can count on our world-renowned emergency service workers.

So, in this Budget, I announce more than $103million to deliver on our election commitment of 100 additional firefighters over the next four years, and new firefighting equipment and upgraded emergency services facilities; this is to ensure that in our disaster-affected State our fire and emergency responses remain second to none.

Protecting the Great Barrier Reef

This Government knows we need to take action now to protect our environment for the future.

The Great Barrier Reef is a natural wonder of staggering beauty.

It is also an invaluable asset when it comes to our future economic prosperity.

The Reef must survive.

We must clean up the water running into the Reef and continually invest in the science and research that will help better protect the ocean.

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That’s why this Budget makes a record investment of $330 million over five years to protect the Reef.

No greater asset needs our protection than our Great Barrier Reef.

That’s why the Palaszczuk Labor Government banned dumping of dredge spoil in the Caley Valley Wetlands and at sea within the World Heritage Area.

That’s why we’ve created the net-free free fishing zones – in Cairns, Rockhampton and Mackay – to protect sensitive eco-systems and prohibited port development within the Fitzroy River Delta.

That’s why we reinstated our nation-leading laws to stop tree clearing in Great Barrier Reef catchments and right across our State.

And that’s why we established the Great Barrier Reef Water Science Taskforce.

Future funding decisions to save the Great Barrier Reef will be steered by science – not poisoned by politics.

Growing tourism

The preservation of our State’s natural beauty is directly linked to the success of one of our economic powerhouses – tourism.

People from all over the world travel great distances to come here to enjoy our unique experiences and natural encounters that we, Queenslanders, have in our own backyard.

This Budget invests an additional $94.6 million over five years under the Growing Tourism, Growing Tourism Jobs initiative.

This includes more than $48 million for the Attracting Tourism Fund – which provides incentives to attract new international airline routes and cruise ships.

It includes $46 million for the Regional Tourism Infrastructure and Experience Development program and Outback Tourism Infrastructure Fund to help communities grow tourism.

A further $2.2 million over two years will expand and refurbish the Australian Workers Heritage Centre at Barcaldine.

There is no doubt that investment in tourism and events is vital for our future economic success and delivers long term benefits.

Our Commonwealth Games in April this year was so much more than 11 days of sport before a global audience.

It created the impetus for additional Government and private sector investments of more than $2.6 billion.

It will also leave a positive legacy of better transport, and better sports and community facilities that will last for decades.

In Brisbane, right now, we have game-changing developments that will not only generate jobs and support economic growth but fundamentally reshape our capital and position it as a modern, global destination of choice.

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Queens Wharf, the proposed Eagle Street Pier, Howard Smith Wharves and Brisbane Live projects can build a city that is a beacon of sustainable progress in a modern economy.

We will work with the private sector every step of the way to see these projects to success.

Brisbane’s cultural precinct, already one of the best in the country, will be enhanced even further with $125 million towards a new theatre at the Queensland Performing Arts Centre.

It is the largest arts infrastructure investment since GOMA.

A responsive Government

Mr Speaker, Labor Governments help out those doing it tough.

We understand Queenslanders in need are feeling cost of living pressures.

Government has a responsibility to help and we will do just that.

As part of our commitment to reduce cost of living impacts on households and small business the Budget provides $5.6 billion in concessions – an increase of $200 million on last year.

And Labor Governments right past wrongs.

We will join the National Redress Scheme – a key recommendation of the Royal Commission into Institutional Responses to Child Sexual Abuse.

While no amount of money can ever return a lost childhood, our commitment of more than $500 million will support healing and recovery.

And Mr Speaker, we know we must continue the job of Reconciliation with Australia’s First Nations People and increase our efforts to close the gap in health, education and life outcomes between Indigenous and non-Indigenous Queenslanders.

Fundamental to closing the gap is a roof over your head.

Without that you can’t address poor health or literacy outcomes.

That’s why it was particularly heartless that the Federal Government decided to walk away from a 50-year tradition of funding housing in remote Indigenous communities in Queensland.

We will work hard to close the gap, supporting our Aboriginal and Torres Strait Islander communities.

And that’s why I announce that this Budget will invest $239 million to improve housing options for Aboriginal and Torres Strait Islander Queenslanders.

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Conclusion

Mr Speaker, whether you are in Biloela or Brisbane, Caloundra or Cunnamulla, Lockhart River or Logan – this Budget delivers for all of Queensland.

We said we would build more infrastructure and deliver better services.

We said we would grow jobs and steer the economy through change.

We said we would deliver for the whole of Queensland and every Queenslander.

We said we had plans for education and health, community safety and communities in need, for the Great Barrier Reef and tourism.

This is a Budget for prosperity.

Today, we deliver for our economy’s future.

This is a Labor Budget.

Today, we deliver fairness.

This is a Queensland Budget.

Today, we deliver for Queenslanders.

I commend the Bill to the House.

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Queensland Budget 2018-19  Budget Speech  Budget Paper No.1

Queensland Budget 2018-19

Budget Speech Budget Paper No.1

budget.qld.gov.au

Queensland Budget 2018-19

BUDGET STRATEGY AND OUTLOOK

Budget Paper No.2

budget.qld.gov.au

2018–19 Queensland Budget Papers

1. Budget Speech

2. Budget Strategy and Outlook

3. Capital Statement

4. Budget Measures

5. Service Delivery Statements

Appropriation Bills

Budget Highlights

The Budget Papers are available online at budget.qld.gov.au

© Crown copyright

All rights reserved

Queensland Government 2018

Excerpts from this publication may be reproduced, with appropriate acknowledgement, as permitted under the Copyright Act.

Budget Strategy and Outlook

Budget Paper No.2

ISSN 1445-4890 (Print)

ISSN 1445-4904 (Online)

Budget Strategy and Outlook 2018-19

State Budget

2018-19

Budget Strategy and Outlook

Budget Paper No. 2

Budget Strategy and Outlook 2018-19

Contents

Overview		1

1	Economic plan – creating jobs and prosperity in a growing Queensland	7

1.1	Key elements of the economic plan	8
1.2	Increasing the economic opportunities available to Queenslanders	10
1.3	Enhancing the capacity of Queenslanders to access and capitalise on opportunities	18
1.4	Ensuring all Queenslanders share in the increased prosperity and quality of life	20

2	Economic performance and outlook	22

2.1	International conditions	23
2.2	National conditions	24
2.3	Queensland conditions and outlook	24

3	Fiscal strategy and outlook	34

3.1	Context	35
3.2	Key fiscal aggregates	35
3.3	Fiscal strategies	37
3.4	Achievement of fiscal principles	48

4	Revenue	50

4.1	2017-18 estimated actual	51
4.2	2018-19 revenue by category	52
4.3	2018-19 Budget initiatives	53
4.4	Queensland’s revenue trends	54
4.5	Taxation revenue	55

Budget Strategy and Outlook 2018-19

4.6	Grants	60
4.7	Royalty revenue	62
4.8	Sales of goods and services	66
4.9	Interest income	67
4.10	Dividend and income tax equivalent income	67
4.11	Other revenue	68

5	Expenses	69

5.1	2017-18 estimated actual	69
5.2	2018-19 Budget and out-years	70
5.3	Expenses by operating statement category	71
5.4	Operating expenses by purpose	80
5.5	Departmental expenses	81

6	Balance sheet and cash flows	84

6.1	Context	84
6.2	Balance Sheet	85
6.3	Cash flows	91

7	Intergovernmental financial relations	92

7.1	Federal financial arrangements	93
7.2	Australian Government funding to the states	95
7.3	Australian Government funding to Queensland	96
7.4	GST revenue payment	97
7.5	Payments to Queensland for specific purposes	99
7.6	State-local government financial relations	104

8	Public Non-Financial Corporations Sector	107

8.1	Context	108

Budget Strategy and Outlook 2018-19

8.2	Finances and Performance	115

9	Uniform Presentation Framework	123

9.1	Context	123
9.2	Uniform Presentation Framework financial information	123
9.3	Reconciliation of net operating balance to accounting operating result	133
9.4	General Government Sector time series	133
9.5	Other General Government uniform presentation framework data	135
9.6	Contingent liabilities	138
9.7	Background and interpretation of uniform presentation framework	139
9.8	Sector classification	141
9.9	Reporting entities	142

Appendix A: Concessions statement		145

A.1 Concessions summary		147
A.2 Concessions by agency		148
A.3 Concessions by entity – Government-owned Corporations		173

Appendix B: Tax expenditure statement		175

The tax expenditure statement		176
Discussion of individual taxes		178

Appendix C: Revenue and expense assumptions and sensitivity analysis		181

Taxation revenue assumptions and revenue risks		182
Royalty assumptions and revenue risks		183
Sensitivity of expenditure estimates and expenditure risks		184

Appendix D: Fiscal aggregates and indicators		185

Budget Strategy and Outlook 2018-19

Overview

The 2018-19 Budget delivers on the commitments made by the Palaszczuk Government and will deliver the infrastructure to create jobs and the services that our State’s growing population needs.

The key initiatives outlined in the 2018-19 Budget align with the Palaszczuk Government’s clear economic plan to drive economic growth, create more jobs and improve prosperity by:

•	increasing the economic opportunities available to Queenslanders

•	enhancing the capacity of Queenslanders to access and capitalise on these opportunities

•	ensuring all Queenslanders share in the prosperity and improved quality of life these opportunities deliver.

Delivering infrastructure

With the State’s population growing over recent decades to more than five million, the Government’s $45.8 billion capital works program over the four years to 2021-22 will support the ongoing delivery and facilitation of key economic and social infrastructure to meet the needs of Queensland families, businesses and communities.

The Government’s substantial infrastructure investment directly generates significant employment during the construction phase. More importantly, it creates future jobs, encourages private sector investment and increases the productivity, efficiency and competitiveness of the State’s businesses and industries.

The $11.6 billion capital works program in 2018-19 is estimated to directly support more than 38,000 jobs.

Importantly, to meet the needs of Queensland’s growing population, the Government’s 2018-19 capital works program includes a $4.9 billion investment in roads and transport infrastructure. This includes an allocation of $733 million for the Cross River Rail Delivery Authority in 2018-19 to continue to progress the planning, procurement and development associated with the $5.4 billion Cross River Rail project. In addition, $200 million will be spent to widen the Bruce Highway from four to six lanes between Caloundra Road and the Sunshine Motorway and $22 million in 2018-19 will be spent on two new jointly-funded M1 Pacific Motorway projects. These two new projects have a total cost of approximately $1.8 billion.

The 2018-19 capital program also includes significant capital purchases related to health ($985.5 million) and education ($674.3 million), as well as substantial investment in housing, justice and public safety infrastructure. Significant capital investment in the energy and water portfolios in 2018-19, of $2.2 billion and $277 million respectively, will help deliver cost effective, safe, secure and reliable energy and water supply across the State.

Other highlights of the 2018-19 capital program include:

•	$534.3 million to continue the Toowoomba Second Range Crossing project

•	$115 million to construct the Mackay Ring Road (Stage 1)

Budget Strategy and Outlook 2018-19

•	$125.2 million for new classrooms and other infrastructure in state secondary schools to accommodate six full cohorts in 2020

•	$94.5 million to further address enrolment growth pressures in state schools as part of the Building Future Schools fund

•

$28.7 million as part of $679 million for the Building Better Hospitals program, to redevelop Logan, Caboolture and Ipswich hospitals, commence planning and business case development for the Wide Bay Burnett region, and refurbish three Cancer Council Queensland lodges

•	$339.1 million towards the construction and upgrade of the social housing stock.

Across the State, the Government’s investment in public infrastructure will drive transformative change, encourage private investment and make our communities better places to live.

Skill and jobs creation programs

The Palaszczuk Government remains committed to ensuring all Queenslanders have the skills and opportunities to participate and prosper in the State’s economy.

The formation of the Department of Employment, Small Business and Training demonstrates this commitment and creates significant opportunities to achieve policy and service delivery synergies in driving small business growth and enhancing the employment, skills and training opportunities available to Queenslanders.

The $369 million Back to Work initiative is designed to give Queensland employers the confidence to hire eligible jobseekers. Support payments of up to $20,000 are available for eligible employers, with funding committed across regional Queensland and targeted areas of South East Queensland for applications received by 30 June 2020.

The Skilling Queenslanders for Work initiative continues to be a key element of the Government’s focus on employment, training and skills development, with a further $180 million committed over three years in the 2017-18 Mid-Year Fiscal and Economic Review. Through a suite of targeted skills and training programs, this funding supports skills development, training, and job opportunities for unemployed, disengaged or disadvantaged Queenslanders.

Increasing frontline services

This Budget delivers the services that Queenslanders rely on. Since March 2015, an additional 3,634 teachers and 1,135 teacher aides have been employed to provide our children the best possible start. As part of the Government’s focus on ensuring effective and better delivery of health services an additional 1,605 doctors, 4,828 nurses, and 1,488 health practitioners, professionals and technical staff have been employed. An additional 376 ambulance paramedics and 302 police officers have also been employed.

In addition to the increase in frontline services over the last three years, the Palaszczuk Government has committed to employing an additional 3,700 teachers over the next four years at an estimated cost of $1 billion. Further, consistent with its election commitment, the Government will add 3,500 new nurses, midwives and nurse navigators over four years.

The 2018-19 State Budget delivers significant funding for a range of new and ongoing initiatives.

Budget Strategy and Outlook 2018-19

These include:

•

an additional $171.9 million over four years for 400 police officers in high priority areas and $55.1 million over four years for 85 counter-terrorism officers and operational specialists and to establish a Security and Counter-Terrorism Command. This builds on the investment in the 2017-18 Budget for an additional 30 counter-terrorism police officers and 20 police officers, bringing total additional frontline police and operational specialists in priority areas across the State to 535

•

funding of $29.5 million over four years for an additional 100 firefighters and 12 fire communication officers to help the community prevent, prepare for, respond to and recover from the impact of fire and emergency events.

Promoting private sector investment

Driving and facilitating private sector investment is crucial, given the private sector accounts for more than 70% of total investment in the economy and supports 83% of Queensland jobs. Through its flagship Advance Queensland initiative totalling $650 million, the Queensland Government maintains a strong focus on fostering innovation and entrepreneurship to enable Queensland businesses to adapt rapidly to the ever-changing global business environment.

The Palaszczuk Government is also delivering a range of industry attraction and facilitation services to promote private sector investment. The 2018-19 Budget provides additional funding for both the Advanced Queensland Industry Attraction Fund and the Jobs and Regional Growth Fund, bringing the combined total funding for these programs to $255 million.

Protecting the Great Barrier Reef

Queensland’s Great Barrier Reef is not only one of the natural wonders of the world, but one of the major reasons local, interstate and international visitors come to Queensland. More than 18 million visitors travel to the broader Great Barrier Reef region. To support the reef and manage the impacts of climate change, the Palaszczuk Government is investing $330 million over five years to protect our national treasure and ensure it continues to provide economic benefits now and into the future. Protecting the Great Barrier Reef is vital not just for the environment and tourism, but also to meet international commitments.

The 2018-19 State Budget allocates $40 million in new funding to significantly increase our State’s financial contribution to protecting the reef. Part of this $40 million will include $26 million in extra funding over the next four years for the Joint Field Management Program for reef protection measures. This is on top of the more than $35 million already invested in this program. In addition, a further $13.8 million over the next four years will be allocated to extend the Queensland Reef Water Quality Program to support the transition of graziers, and sugarcane and banana growers to improved practices through access to professional advice.

Waste Strategy – Driving business investment, innovation and jobs

The Queensland Government’s comprehensive waste management strategy, underpinned by a waste disposal levy, will be instrumental in changing waste management practices in the State.

By discouraging the interstate transport of waste and encouraging alternatives to disposal of waste to landfill, the waste disposal levy will significantly boost certainty for investment in job-creating reuse, recycling, bioproducts and waste to energy industries.

Budget Strategy and Outlook 2018-19

Proceeds from the waste levy will be used for waste programs, environmental priorities and community purposes. In particular, $100 million will be allocated over three years to support Queensland’s resource recovery and recycling industry through the Resource Recovery Industry Development Program. The program will facilitate private sector and local government projects delivering innovative solutions to the problem of waste going to landfill and will create jobs in emerging industries.

In order to avoid direct costs to households from the introduction of the waste levy, the Government will provide an annual advance on levy charges to those local governments that dispose of municipal waste in the levy zone. In 2018-19, $32 million has been provided for this purpose.

A recent independent study has highlighted the significant employment and economic benefits resulting from the waste strategy. The study found that the introduction of a waste levy will promote a reduction of waste generation and increase the diversion of waste to higher-value waste recovery and recycling industries. Combined with other key elements of the waste strategy, the levy will support new jobs in the waste industry over the long-term.

Economic Outlook

Overall growth in the Queensland economy is expected to strengthen to 2 3⁄4% in 2017-18, reflecting further improvement in domestic demand as business spending has rebounded along with a recovery in coal exports following Severe Tropical Cyclone (STC) Debbie.

Growth in gross state product (GSP) is forecast to accelerate further to 3% in 2018-19, with household consumption gaining some momentum and a contribution to growth from the trade sector as imports ease.

While domestic activity is forecast to strengthen in 2019-20 and support stronger jobs growth, it will also boost imports. Combined with a moderation in export growth, this is expected to constrain the overseas trade sector’s contribution to growth and result in overall growth easing to 2 3⁄4% in 2019-20. From 2020-21, Queensland GSP is expected to grow by 2 3⁄4% per annum, consistent with the State’s long-run potential.

While employment growth has eased in early 2018, the stronger than expected gains in late 2017 means growth over the year to June quarter 2018 is estimated to be 2 3⁄4%, the strongest jobs growth in a decade.

Employment growth is expected to return to more sustainable rates of 1 1⁄2% in 2018-19 and 1 3⁄4% in 2019-20, when it will be stronger than that forecast nationally. While designed to help meet the demands of the State’s growing population, the Palaszczuk Government’s $45.8 billion capital works program will also provide considerable support to employment in Queensland across the forecast period.

Additional jobseekers encouraged by stronger employment growth has seen the participation rate rise sharply and the unemployment rate stabilise in the short-term, with the unemployment rate forecast to remain at 6 1⁄4% in June quarter 2018 and 2019. However, stronger domestic activity is expected to see the unemployment rate fall to 6% by June quarter 2020.

Budget Strategy and Outlook 2018-19

Overview Table 1	Queensland economic forecasts/projections[1]

	Actual	Est. Act.	Forecasts		Projections
	2016-17	2017-18	2018-19	2019-20	2020-21	2021-22
Gross state product[2]	2.5	2 3⁄4	3	2 3⁄4	2 3⁄4	2 3⁄4
Nominal gross state product	9.3	5 1⁄2	4	3 3⁄4	4 1⁄2	4 3⁄4
Employment[3]	1.8	2 3⁄4	1 1⁄2	1 3⁄4	1 3⁄4	2
Unemployment rate[4]	6.2	6 1⁄4	6 1⁄4	6	6	5 3⁄4
Inflation[5]	1.7	1 3⁄4	2	2 1⁄2	2 1⁄2	2 1⁄2
Wage Price Index[5]	1.9	2 1⁄4	2 1⁄2	3	3	3
Population[5]	1.5	1 3⁄4	1 3⁄4	1 3⁄4	1 3⁄4	1 3⁄4

Notes:

1.	Unless otherwise stated, all figures are annual percentage change.
2.	Chain volume measure (CVM), 2015-16 reference year.
3.	Through-the-year growth rate to the June quarter (seasonally adjusted).
4.	Seasonally adjusted rate for the June quarter.
5.	Annual percentage change, year-average.

Sources: ABS 3101.0, 6202.0, 6345.0, 6401.0 and Queensland Treasury.

Fiscal Outlook

The 2018-19 Budget supports the delivery of the Government’s election commitments and provides additional policy measures focussed on supporting the delivery of services to the Queensland community. The election commitments are funded from reprioritisation measures and the targeted revenue measures announced during the 2017 election.

The Government is committed to delivering the services and infrastructure the community needs in a financially sustainable manner. Net operating surpluses are projected in each year of the forward estimates, despite an expectation that revenue will decline in 2018-19 driven by a substantial reduction in funding from the Australian Government. Operating expenses are forecast to grow at a sustainable rate, averaging 2.9% per annum over the five years to 2021-22.

A $45.8 billion capital program over four years, including $33.2 billion in the General Government sector, will deliver infrastructure that supports economic growth, enhances productivity, provides employment opportunities and manages the pressures of strong population growth. This level of investment will be partly funded through borrowings. Even so, General Government borrowings are expected to be lower in each year of the forward estimates than projected in the 2017-18 Budget. In 2021-22, it is expected the General Government borrowings will remain below the peak level reached in 2014-15.

The Government will continue to provide additional funds for infrastructure investment while responsibly managing debt. This is being achieved while retaining strategic assets, such as electricity, port, rail and water businesses, in public ownership.

Budget Strategy and Outlook 2018-19

Overview Table 2	General Government Sector – key fiscal aggregates[1]

	2016-17 Actual[2] $ million	2017-18 MYFER $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Revenue	56,194	56,464	58,259	57,738	58,835	59,939	62,269
Expenses	53,373	55,980	56,747	57,590	58,675	59,829	61,579
Net operating balance	2,821	485	1,512	148	160	110	690
PNFA[3]	4,634	4,965	4,905	5,927	7,557	7,396	7,081
Fiscal balance	536	(1,681)	(604)	(3,033)	(3,881)	(3,400)	(2,636)
Net Worth	194,936	198,268	199,686	202,636	205,775	208,101	210,515
Borrowing	33,260	32,502	31,367	32,311	35,861	39,588	42,290
Borrowing (NFPS)[4]	71,904	71,222	69,501	70,871	75,214	79,750	83,093

Notes:

1.	Numbers may not add due to rounding. Bracketed numbers represent negative amounts.
2.	Reflects published actuals.
3.	PNFA: Purchases of non-financial assets.
4.	NFPS: Non-financial Public Sector.

Budget Strategy and Outlook 2018-19

1	Economic plan – creating jobs and prosperity in a growing Queensland

Features

•

The Palaszczuk Government’s commitment to improve the quality of life and living standards enjoyed by Queenslanders continues to be underpinned by its clear economic plan to drive economic growth, create more jobs and improve prosperity.

•	The key initiatives outlined in the 2018-19 Budget, including the suite of election commitments, will continue to drive economic growth and create jobs by:

•	increasing the economic opportunities available to Queenslanders

•	enhancing the capacity of Queenslanders to access and capitalise on these opportunities

•	ensuring all Queenslanders share in the prosperity and improved quality of life these opportunities deliver.

•

To create the economic growth and job opportunities needed to support Queensland’s growing population, the Government’s economic plan includes a $45.8 billion investment in productivity-enhancing capital works over the four years to 2021-22.

•

In addition to flagship projects such as the Cross River Rail, Cairns Convention Centre, upgrades to the M1 motorway and Townsville Stadium, a range of other essential regional projects will be fast-tracked through the Growth Area and Regional Infrastructure Investment Fund while building key social infrastructure to support improved health and education outcomes.

•

Ongoing and increased funding for key employment and training programs will help provide Queensland jobseekers, including the State’s youth, with the skills and capabilities to access additional job opportunities.

•

Meanwhile, significant funding for initiatives to further protect the Great Barrier Reef and the environment will ensure current and future generations of Queenslanders continue to enjoy the increased prosperity and quality of life that has attracted almost two million migrants to the State over the past three decades.

•

The $11.6 billion capital works program in 2018-19 outlined in this Budget is estimated to directly support more than 38,000 jobs in 2018-19, as well as support significant ongoing private sector investment and employment over the short, medium and long term.

Budget Strategy and Outlook 2018-19

1.1	Key elements of the economic plan

The Queensland Government remains committed to creating increased opportunities and prosperity for all Queenslanders. As outlined in each of the Government’s previous budgets since 2015-16, this commitment is underpinned by a clear and comprehensive economic plan to drive economic growth, create more jobs and enhance living standards.

In line with the key objectives of the Government’s economic plan, Queensland has recorded significantly improved economic outcomes in recent years, with economic growth expected to strengthen to 2 3⁄4% in 2017-18 and strengthen further to 3% in 2018-19. This growth has also directly resulted in increased employment opportunities across the State, with more than 83,500 new jobs created in Queensland over the 12 months to April 2018.

Despite these achievements, an ongoing focus on building the productive capacity and resilience of the State’s traditional, emerging and new industries is critical to maintain this economic momentum and support the ongoing prosperity of Queensland families, communities and regions.

As a modern, open trading economy, Queensland continues to be susceptible in the short to medium term to changes in international economic conditions.

Some key areas of regional Queensland continue to successfully transition to the post mining and LNG investment boom economy, while some regions and industries are still recovering from the impacts of natural disasters and continue to be impacted by drought.

With the State’s population growing over recent decades to more than five million, ongoing delivery and facilitation of key economic and social infrastructure, as well as essential social services, will remain a key element of the Government’s plan to drive ongoing improvements in the quality of life enjoyed by families and communities across the State. Further, longer term global trends, such as climate change, the rapid pace of technological advancements and demographic change, will continue to present both risks and opportunities.

A continued focus on building a strong, resilient and flexible economy and labour force is critical to ensure Queensland businesses, industries and regions are capable of responding to any challenges and capitalising on any opportunities as they arise now and in the future.

The 2018-19 Budget continues to reinforce the Government’s commitment to driving sustainable economic growth and improving employment outcomes.

The $11.6 billion capital works program in 2018-19 outlined in this Budget is estimated to directly support more than 38,000 jobs in 2018-19, as well as support significant ongoing private sector investment and employment over the short, medium and long term. Key elements of the Budget will also help facilitate growth of private sector business investment and the increased participation of Queensland’s youth in employment, education and training.

Given the recent strong jobs growth and increased labour force participation in Queensland, the Government’s economic plan will not only continue to support overall income growth but should also help support wages growth in the medium to longer term, as the demand for labour intensifies and any spare capacity in the labour market is utilised.

Budget Strategy and Outlook 2018-19

Building on the economic plan outlined in the previous three State budgets, the remainder of this chapter outlines how key initiatives, including new policies and programs outlined in the 2018-19 Budget will contribute to achievement of three key elements of the Government’s economic plan:

•	increasing the economic opportunities available to Queenslanders

•	enhancing the capacity of Queenslanders to access and capitalise on these opportunities

•	ensuring all Queenslanders share in the prosperity and improved quality of life these opportunities deliver.

Figure 1.1	Driving jobs and prosperity through the economic plan

Budget Strategy and Outlook 2018-19

1.2	Increasing the economic opportunities available to Queenslanders

The prosperity and well-being of Queenslanders is closely linked to the economic and employment opportunities that are available to them. The creation of increased opportunities also helps provide the means for individuals and families to fully realise their economic potential through the application of their capabilities, skills and talents.

Given the private sector supports almost five out of every six jobs in Queensland, an essential element of the Government’s economic plan is to drive private sector investment and business growth, thereby supporting and creating new job opportunities.

In particular, the economic plan includes a strong focus on enhancing the employment, education and training opportunities available to Queensland’s youth, ensuring they can take advantage of current job opportunities as well as being better equipped to pursue the jobs of the future.

1.2.1	Delivering productive infrastructure

The Government plays a key role in creating job opportunities by investing, facilitating, and delivering productive infrastructure, particularly in the context of the State’s growing population.

Infrastructure investment directly generates significant employment across the State during the construction phase. However, even more importantly, it creates future jobs and investment prospects by expanding the long-term productive capacity of the economy and helping make Queensland businesses more productive, efficient and competitive.

As Queensland transitions to a more innovative, diverse and productive economy, it is vital that infrastructure investments maximise opportunities and provide long-term sustainable benefits to Queenslanders.

The Palaszczuk Government is investing $45.8 billion through the capital works program over the four years to 2021-22. The program includes much needed additional investments in roads, rail, water, energy, hospitals, schools and digital infrastructure projects that will meet the demands of our fast-growing state.

The capital works program includes ongoing Government investment in a number of significant projects including Cross River Rail, upgrades to the M1 motorway and the Bruce Highway and the Toowoomba Second Range Crossing project.

Significant funding related to several of these projects has also been committed beyond the forward estimates period to complete delivery of this transformative infrastructure.

The $11.6 billion capital works program in 2018-19 is estimated to directly support more than 38,000 jobs.

The 2018-19 capital program includes a $4.9 billion investment in roads and transport infrastructure, significant capital purchases related to health ($985.5 million) and education ($674.3 million) and significant capital investment in energy and water of $2.2 billion and $277 million respectively.

Budget Strategy and Outlook 2018-19

Some key highlights of the 2018-19 capital works program include:

•	$733 million to continue to progress the planning, procurement and delivery of the Cross River Rail project

•	$200 million to widen the Bruce Highway from four to six lanes between Caloundra Road and the Sunshine Motorway

•	$534.3 million to continue the Toowoomba Second Range Crossing project

•	$115 million to construct the Mackay Ring Road (Stage 1)

•	$89.2 million towards a new public transport ticketing system

•	$125.2 million for new classrooms and other infrastructure in state secondary schools to accommodate six full cohorts in 2020

•	$94.5 million to further address enrolment growth pressures in state schools as part of the Building Future Schools fund

•	$339.1 million towards the construction and upgrade of the social housing stock.

Across the State, the Government’s investment in public infrastructure will drive transformative change, encourage private investment and make our communities better places to live.

Around $5.6 billion of the capital works program in 2018-19 will help deliver key economic and social infrastructure in regional Queensland, estimated to directly support more than 19,000 jobs across Queensland’s important regional economies in 2018-19.

The 2018-19 Budget provides for a $176 million State contribution towards the construction of the Rookwood Weir near Rockhampton. This is in addition to other regionally significant economic infrastructure projects previously announced by the Government.

This Budget also allocates $40 million over 2 years towards the newly established Growth Area and Regional Infrastructure Investment Fund to help fast-track essential regional infrastructure.

Importantly, the Government’s capital works program and the productivity benefits it delivers are not limited to projects historically classified as ‘economic’ infrastructure. Investment in key social infrastructure, such as hospitals and schools, benefits individuals and families by improving health and educational outcomes, thereby increasing the capacity of Queenslanders to participate in the economy and to capitalise on the knowledge-based, high value added jobs of the future.

This Budget features a number of key social infrastructure investments, including a $985.5 million capital program for the health portfolio in 2018-19 to accommodate growing demand for health services, increase service quality and to facilitate innovative and new service delivery models. The Budget allocates an additional $308 million towards Building Future Schools, taking total funding to $808 million. The Government is also allocating $966.3 million over the forward estimates towards the $1.8 billion Queensland Housing Strategy 2017-2027.

Additional funding of $135 million has also been allocated to provide infrastructure grants to non-state schools to meet the needs of Queensland’s growing population.

The Budget also delivers $125 million towards the construction of a $150 million 1,500 to 1,700 seat performing arts venue at the South Bank Cultural Precinct. This project will help attract new visitors and support the development of Queenslanders engaged in the performing arts industry.

Budget Strategy and Outlook 2018-19

Box 1.1	Population growth – a key driver of economic growth and jobs

Population growth has been a key driver of economic growth and job creation in Queensland over recent decades. From a population of only two million in May 1974, Queensland’s population has grown to reach five million in May 2018, according to recent population estimates released by the Queensland Government Statistician’s Office.

This represents average annual population growth of 2.1% over that period, compared with only 1.2% growth in the rest of Australia.

Notably, overseas and interstate migration were both major drivers of the State’s stronger growth over recent decades. Net migration of nearly 1.9 million people to Queensland has accounted for around 60% of the State’s population growth since 1974 as shown in Table 1.1.

Table 1.1	Components of Queensland population growth

		Components of change
Date	Queensland Population	Natural increase	Net overseas migration	Net interstate migration	Total population growth[1]
May 1974	2,000,000
Feb 1992	3,000,000	387,000	183,000	406,000	1,000,000
May 2006	4,000,000	367,000	249,000	431,000	1,000,000
May 2018	5,000,000	410,000	440,000	150,000	1,000,000
Total increase		1,164,000	872,000	987,000	3,000,000

Note:

1.	Includes intercensal discrepancy

Source ABS 3101.0, 3105.0.65.001 and Queensland Treasury

Migration is a key driver of economic growth in Queensland:

•	migration increases the demand for goods and services, supporting the growth of local businesses and industries, flowing through to increased investment and increased demand for government services

•	it increases the number of people available to work

•	it helps support increased productivity through the increased productivity-enhancing infrastructure required to support the population growth.

While net interstate migration contributed only 150,000 (15%) to Queensland’s total population growth from 2006 to 2018, the direct result of interstate migration is significant over the period:

•	The size of Queensland’s economy (i.e. gross state product) in 2017-18 is around $8.8 billion greater than it otherwise would have been, consisting of:

•	$5.1 billion in additional household consumption

Budget Strategy and Outlook 2018-19

•	$2.3 billion in additional public and private sector investment

•	$1.6 billion in additional government consumption

•	$2.5 billion in additional exports, offset by $2.8 billion in additional imports.

•	The total number of jobs in Queensland in 2017-18 is estimated to be 72,000 greater than it would have been in the absence of interstate migration over this period.

•

The economic benefits of interstate migration were shared across all Queensland industries. However, trade-exposed industries such as mining and manufacturing, and labour-intensive industries such as accommodation and food services, health and retail trade, have tended to benefit more than other industries, reflecting the additional supply of labour available.

•	The additional labour supply and increased workforce participation means, in the short-term, a reduction in the unemployment rate can be limited.

While population growth has historically been a key factor underpinning economic growth in Queensland, it will also continue to be an important contributor to growth in the future. In particular, as outlined in Chapter 2, the State’s population growth is forecast to strengthen to 1 3⁄4% in 2018-19 and 2019-20, supported by a strengthening in net interstate migration.

Continued investment in productive infrastructure is important to ensure ongoing provision of essential services to manage the pressures related to a growing population and to ensure Queenslanders continue to benefit from the increased growth and opportunities resulting from the State’s ongoing population growth.

1.2.2	Driving business growth, investment and exports

Queensland faces ongoing and increasing competition for investment, as capital increasingly becomes more mobile and the global economy becomes more interconnected. Therefore, it is critical that Queensland maintains a competitive business environment which continues to attract and support private investment.

Driving and facilitating private sector investment is crucial, given the private sector accounts for more than 70% of total investment in the economy, in addition to supporting 83% of Queensland jobs.

The Palaszczuk Government is delivering a range of industry attraction and facilitation services to assist industry to establish or expand their operations in Queensland. In the 2018-19 Budget an additional $40 million is provided for the Advance Queensland Industry Attraction Fund and $20 million for the Jobs and Regional Growth Fund, bringing the total funding committed to these programs to $105 million and $150 million, respectively.

A range of initiatives in the 2018-19 Budget will also directly support the growth of key Queensland export sectors, including an additional $94.6 million to support growth of the tourism sector under the Growing Tourism Jobs initiative.

Budget Strategy and Outlook 2018-19

Importantly, ongoing regulatory reform is a key component of the Government’s economic plan, with red tape reduction increasing business productivity and competitiveness, incentivising greater private sector investment, thereby, ultimately providing an overall boost to employment and economic growth.

In particular, the Government remains committed to cutting costs for the State’s more than 437,000 small to medium sized businesses (as at 2016-17), which employ around two thirds of all Queensland workers. The Budget provides increased funding of $3.9 million to continue delivering the ecoBiz program that helps small to medium sized businesses identify and achieve financial savings and eco-efficiency across energy, water and waste.

Building on the Government’s regulatory reform efforts focused on small business, including establishment of the Better Regulation Taskforce, the Government is progressing development of a Business Impact Statement tool, as well as the election commitment to establish small business consultation panels. These initiatives will help ensure greater consideration of, and consultation with, small business stakeholders when developing policy and regulation.

Chart 1.1	Queensland business investment, private and public sector shares, 2016-17

Source: ABS 5206.0 and 8752.0

Budget Strategy and Outlook 2018-19

Box 1.2	Waste Strategy – driving business investment, innovation and jobs

On 20 March 2018, the Queensland Government announced the development of a comprehensive waste management strategy underpinned by a waste disposal levy.

The waste disposal levy will be instrumental in changing waste management practices in Queensland. By discouraging the disposal of waste to landfill, it will significantly boost certainty for investment in job-creating reuse, recycling, bioproducts and waste-to-energy industries.

By bringing Queensland into line with other States, the levy will also remove a key incentive for cross-border transport of waste to local landfills.

The waste strategy and levy are being introduced in a period of changing international policies relating to acceptance of recycling material, including China’s decision to tighten quality standards for imported recyclable material.

Key elements of the Queensland Waste Strategy

The levy will commence in the first quarter of 2019 and will apply to 38 local government areas, covering more than 80% of the State’s population. The waste disposal levy will apply to all general waste streams.

The levy will be set at $70 per tonne for general waste, increasing by $5 per annum. Proceeds from the levy will be used for waste programs, environmental priorities and community purposes.

There will be $100 million allocated over three years to support Queensland’s resource recovery and recycling industry through the Resource Recovery Industry Development Program. The program will facilitate private sector and local government projects delivering innovative solutions to the problem of waste going to landfill and create jobs in emerging industries.

The Government will provide an annual advance on levy charges to those local governments that dispose of municipal waste in the levy zone. In 2018-19, $32 million has been provided for this purpose. This will avoid direct costs to households from introduction of the waste levy. Between 2018-19 and 2021-22 it is expected that over 70% of revenue generated through the waste levy will be allocated to advance payments to councils, scheme start-up and operational costs, industry programs and other environmental priorities. Surplus revenue from the levy will benefit the entire Queensland community by providing funding for schools, hospitals, transport infrastructure and frontline services.

Economic and employment impacts

There are significant employment and economic impacts resulting from an effective waste strategy, including a waste levy on landfill disposal.

Budget Strategy and Outlook 2018-19

A recent independent study highlighted the relationship between the introduction of a waste levy and other key elements of a waste strategy with increasing waste diversion rates, business investment, innovation and jobs in the recycling sector.

Based on experience in other jurisdictions, both nationally and internationally, there is potential for Queensland to achieve higher recovery rates and derive the associated business investment, innovation and employment benefits.

In particular, the report indicated that the introduction of a waste strategy and waste levy in Queensland should play an important role in enabling these benefits to Queenslanders from higher-order resource recovery opportunities in the future.

The study also found that introduction of a waste levy will promote a reduction in waste generation and increase the diversion of waste to higher-value waste recovery and recycling industries.

The introduction of a levy in Queensland at $70 per tonne, combined with other key elements of the waste strategy, will support new jobs in the waste industry over the long-term.

The report also indicated that the introduction of a waste levy should result in a significant reduction of interstate waste being transported to Queensland.

1.2.3	Encouraging innovation – Advance Queensland

Innovation is one of the key drivers of growth and job creation by facilitating economic transformation and boosting business competitiveness.

Through its flagship Advance Queensland initiative totalling $650 million, the Queensland Government maintains a strong focus on fostering innovation and entrepreneurship to enable Queensland businesses to adapt rapidly to the ever-changing global business environment. The 2018-19 Budget provides increased funding of $50 million over five years for key Advance Queensland programs, including the Ignite Ideas Fund and Industry Research Fellowships. The funding also includes an extension to ‘The Precinct’, Queensland’s flagship hub for start-ups, the Clem Jones Centre for Ageing and Dementia Research and a range of programs to drive and scale innovation in Queensland.

The 2018-19 Budget also provides increased funding of $40 million over 2 years to the Business Development Fund to support emerging and high growth innovative Queensland businesses to commercialise their ideas by co-investing with experienced venture capital firms and investors.

The Palaszczuk Government’s continued focus on encouraging innovation is yielding tangible benefits. Advance Queensland programs are backing over 3,000 innovators, whose projects will drive over 11,000 jobs. Engagement and involvement across the State has been high, with over 60,000 attendees at Advance Queensland events, 57% of which were held in regional Queensland.

Budget Strategy and Outlook 2018-19

Significant achievements to date include:

•	providing over 200 small and medium sized businesses with opportunities to commercialise market ready innovative ideas under the Ignite Ideas Fund, helping them grow and compete in a global market

•	attracting over 35 international start-ups to Queensland through the Hot DesQ program

•	developing roadmaps and action plans for a range of industry sectors, including Biofutures and Biomedical and Life Sciences, to promote knowledge-based jobs and the economy of the future

•	establishing the Queensland Genomics Health Alliance to address the challenge of translating genomics data into meaningful clinical care to improve the health of our community.

1.2.4	Protecting and utilising our natural assets

Queensland’s natural resource endowments provide significant economic opportunities to Queenslanders and a key plank of the Government’s economic plan has been to ensure appropriate protection and sustainable use of these valuable assets.

Around 80% of Queensland’s land area is utilised for agricultural purposes, and the State’s mineral producers exported coal, LNG and other minerals worth more than $56 billion in the year to March 2018. Meanwhile, Queensland’s comparative strengths in solar, wind and biofuels have also seen significant growth in the renewable energy sector in recent years.

Queensland’s beaches, national parks and Great Barrier Reef continue to attract visitors from across Australia and around the world, who spent 140 million visitor nights in the State in 2017, up 25% since 2011.

Clearly, one of Queensland’s most significant natural resources and tourist attractions is the world renowned Great Barrier Reef. To protect this vital natural asset, the Queensland Government has committed substantial resources to improving water quality in the catchment to improve long-term sustainability. The Queensland Reef Water Quality Program provides a total of $330 million over a five-year investment plan to address all land-based sources of water pollution.

In addition to this prior commitment, the 2018-19 Budget provides $26 million in 2018-19 over the next four years for the Great Barrier Reef Joint Field Management Program, and a total of $13.8 million to help agricultural producers transition to new minimum standards designed to protect the reef.

In line with the Government’s ‘Saving Habitat, Protecting Wildlife and Restoring Land’ commitment, the Government has committed to establishing its flagship Land Restoration Fund (LRF).

The LRF will aim to support and develop Queensland’s emerging carbon farming industry by investing in projects that will deliver not only carbon reduction outcomes, but also other environmental, economic, and social co-benefits for Queenslanders. The Government will act as a cornerstone investor by providing seed capital of $500 million and the LRF will seek to leverage other sources of investment including from private and philanthropic sources.

Budget Strategy and Outlook 2018-19

The Fund complements a range of other initiatives being delivered, such as the $50 million Solar Thermal Plant Capital Contribution, to reduce Queensland’s contribution to climate change.

The Government is also implementing a range of policies to ensure our valuable mineral resources are managed sustainably and that their extraction brings economic and employment benefits to Queenslanders. Delivering on its election commitment, the Government has released more than 6,000 square kilometres of land for gas exploration for domestic use only to deliver more gas for domestic consumers to ease pressure on gas-dependent manufacturing industries.

1.3	Enhancing the capacity of Queenslanders to access and capitalise on opportunities

Ongoing changes in the State’s industry structure, as it continues to transition to a more knowledge intensive and services based economy, combined with technological change and other factors, have seen a significant shift over recent decades in the types of jobs and the skills needed to drive economic activity.

Most notably, strong growth in community and personal service workers has seen that sector’s proportion of total employment double between 1988 and 2018, while professionals now account for around one in every five jobs in Queensland.

Chart 1.2	Queensland employment share by occupation

Source: ABS 6291.0.55.003

Budget Strategy and Outlook 2018-19

1.3.1	Investing in skills for Queenslanders

The flexibility and adaptability that the State’s workforce has displayed over many decades will need to continue for Queensland to stay along a path of strong and sustainable growth that delivers higher living standards for all Queenslanders.

In recognition of this challenge, the Government’s economic plan has a strong focus on investing in training opportunities for Queensland workers and jobseekers to gain skills to seamlessly transition into new roles, engage in new types of work and continue contributing to the economy.

This includes training and employment programs targeted at improving short to medium term outcomes, but also extends to broader education focused policies aimed at maximising Queensland’s human capital in the long-run.

The 2018-19 Budget builds on the success of the Back to Work program, which has successfully given Queensland employers the confidence to take on new employees and grow their businesses, through increased funding of $20.5 million to give employers in targeted areas of South East Queensland access to employer support payments with applications open to 30 June 2020.

The Payroll Tax Apprentice and Trainee Rebate is a key initiative which supports the ongoing development of Queenslanders’ skills, particularly for the State’s youth. The rebate assists employers grow their businesses while also helping to build the stock of qualified and skilled Queenslanders.

The 2018-19 Budget includes a commitment of $26 million to extend the higher 50% payroll tax rebate for a further 12 months to June 2019, which is expected to support the hiring of up to 26,000 apprentices and trainees throughout the year.

The State’s disadvantaged jobseekers are another key focus of the Government’s employment and training policy agenda, with the Skilling Queenslanders for Work initiative providing opportunities for tens of thousands of jobseekers in cohorts who have historically faced substantial labour market challenges.

Following increased investment of $180 million in the 2017-18 Mid Year Economic and Fiscal Review, the Government’s six-year investment in Skilling Queenslanders for Work will now total $420 million by 2020-21.

Given the changing nature of skills requirements in the 21st century global economy, it is essential that individuals are equipped with the entrepreneurial and digital skills needed by innovative businesses and emerging industries.

Recognising the importance of early childhood education, the 2018-19 Budget also provides $20 million over four years and $5 million ongoing per annum to continue the First 5 Forever (F5F) Family Literacy Program, providing direct support to parents to build strong early years literacy foundations for children aged five years and below.

Budget Strategy and Outlook 2018-19

1.4	Ensuring all Queenslanders share in the increased prosperity and quality of life

The Queensland Government also plays a number of significant roles in ensuring the benefits of economic growth and the new opportunities created are translated into enhanced wellbeing and prosperity for all Queenslanders.

The Queensland Government continues to react and respond to Queenslanders’ preferences and is attuned to the community’s concerns and needs.

This includes the Government continually striving to improve the effectiveness and efficiency of its delivery of essential services by promoting new and innovative approaches to the procurement of those services.

As such, a range of essential Queensland Government services not only improve the health and safety of Queenslanders, their families and the community, but are also essential in underpinning economic outcomes, by enabling Queenslanders to be more productive and economically engaged through employment, education and training.

As part of the Government’s commitment to reduce cost of living impacts on Queensland households and small businesses, the 2018-19 Budget provides $5.6 billion to help manage household budgets. A number of concessions are focused on supporting pensioners, special needs and disadvantaged members of the community to help reduce the cost of life’s essentials including electricity, water, transport, education and housing. The 2018-19 Budget also provisions around $500 million for Queensland’s participation in the National Redress Scheme for Survivors of Institutional Child Sexual Abuse.

The Government has also made substantial investments to deliver the frontline services that Queenslanders need to ensure the health, education, safety and wellbeing of Queensland communities over recent years.

A record education and training operating budget of $14.1 billion in 2018-19 will continue to deliver quality education to our young Queenslanders and $732 million transformative capital improvements to school and training facilities across the State.

The 2018-19 Budget also provides significant funding to continue to deliver first-class health services to Queenslanders. This includes a record $17.3 billion in operating funding, as well as a $985.5 million health portfolio capital program.

The Palaszczuk Government also remains committed to protecting Queenslanders and keeping the State’s families and communities safe. This Budget delivers significant funding for a range of new and ongoing initiatives across the key public safety agencies, including an additional $171.9 million over four years for 400 police officers in high priority areas and $55.1 million over four years for 85 counter-terrorism officers and operational specialists and to establish a Security and Counter-Terrorism Command. This builds on the investment in the 2017-18 Budget for an additional 30 counter-terrorism police officers and 20 police officers, bringing total additional frontline police and operational specialists in priority areas across the State to 535.

Budget Strategy and Outlook 2018-19

The $1.8 billion Queensland Housing Strategy, announced in the 2017-18 Budget, will continue to deliver more social and affordable housing, and transform the way housing services are delivered in Queensland. Meanwhile, Queensland families and communities will continue to benefit from the revitalisation of frontline service delivery in health, education and policing.

The 2018-19 Budget provides a total of $17 million over three years to enact the Government’s election commitment to implement a ‘No Card, No Start’ policy, which will prevent Blue Card applicants from commencing work until their application has been approved and their Blue Card issued.

The Government also recognises that a key element of being a responsive government is ensuring the services it provides are easy to use in the most effective and efficient way possible, and that it meets the standards of service demanded by Queenslanders. To this end, the 2018-19 Budget delivers additional funding of $8.8 million in 2018-19 to continue digital technology and service delivery measures to improve customer service.

The Government’s economic plan also recognises the importance of the interaction between different levels of government to help fund important community projects and programs, improving environmental outcomes and reducing the cost of living. As such, the Budget provides additional funding of $32 million in 2018-19 for advance payments to councils to meet the cost of municipal household waste sent to landfill and to avoid any direct impact on households associated with the introduction of the Waste Disposal Levy in 2019.

The Budget also delivers on the Government’s election commitment to implement more effective funding grants to Local Government by allocating a total of $4.5 million over four years to progress the implementation of the Review of Grants to Local Government: Current and Future State Assessments report. Councils will receive a total of $1.7 billion in grants in 2018-19.

Budget Strategy and Outlook 2018-19

2	Economic performance and outlook

Features

•

Growth in Queensland gross state product (GSP) is expected to strengthen to 2 3⁄4% in 2017-18, largely reflecting a rebound in business investment and a recovery in coal exports following the impacts of Severe Tropical Cyclone (STC) Debbie in 2016-17.

•

Economic growth is forecast to strengthen further to 3% in 2018-19. In 2019-20, while domestic activity should strengthen and support stronger jobs growth, it will also boost imports. Combined with a moderation in export growth, this will constrain the trade sector’s contribution to growth and result in GSP growth easing to 2 3⁄4%. From 2020-21, GSP is expected to grow 2 3⁄4% per annum, consistent with the State’s longer run potential.

•

Stronger global economic conditions have boosted industrial production across Queensland’s major trading partners, lifting demand for and prices of several of the State’s key commodity exports. A rebound in coal exports following STC Debbie and the final year of the LNG ramp-up have also supported growth in overseas exports in 2017-18.

•

Growth in household consumption has remained subdued in 2017-18, despite a strong pick up in full-time jobs. Growth is then expected to gradually strengthen over the forecast period. Meanwhile, dwelling investment is on track for a ‘soft landing’, with a slight decline in activity in 2017-18 and 2018-19 before returning to modest growth in 2019-20.

•

Business investment has rebounded strongly in 2017-18, to be a key driver of economic growth. The recovery was initially driven by spending on machinery and equipment, but has since become broader-based, with improved business conditions and ongoing growth in tourism and education exports supporting a recovery in non-dwelling construction.

•

However, largely reflecting the strong ramp up in business investment, overseas import growth is expected to be considerably higher than the growth in overseas exports, resulting in the trade sector detracting from overall growth in 2017-18.

•

From 2018-19 onwards, growth in commodity exports is expected to be modest, while prices, particularly for coal, are expected to decline from current elevated levels. However, with imports expected to ease in 2018-19 following the surge in 2017-18, the trade sector should contribute to growth in 2018-19.

•

Employment growth has been stronger than expected in 2017-18, driven largely by health, construction, transport and education. While growth has eased in early 2018, the strong gains in late 2017 mean growth over the year to June quarter 2018 is estimated to be 2 3⁄4%. Partially reflecting a lower level of activity in dwelling construction, employment is expected to grow at more sustainable rates of 1 1⁄2% and 1 3⁄4% over the next two years.

•

The entry of jobseekers encouraged by greater opportunities has seen the participation rate rise sharply and the unemployment rate stabilise in the short-term, with the unemployment rate forecast to remain at 6 1⁄4% in June quarter 2018 and 2019. However, stronger domestic activity is expected to see the rate fall to 6% by June quarter 2020.

Budget Strategy and Outlook 2018-19

2.1	International conditions

Global conditions improved significantly in 2017 and, on balance, the economic prospects of Queensland’s major trading partners are positive over the forecast period. However, while the recent stronger growth is likely to extend into 2018, the pace of growth is expected to moderate in later years.

In addition to monetary policy settings by major central banks remaining accommodative, stronger global trade drove a rebound in industrial production in almost all of Queensland’s major trading partners in 2017. This in turn has led to a strong recovery in mineral and energy prices.

However, the current outlook suggests that coal, iron ore and oil prices will decline to more sustainable levels in the coming year, in line with an anticipated slowing in global industrial production growth following its rebound in 2017.

Meanwhile, a widening interest rate differential between the US and Australia saw the A$ fall back towards the lower end of the 75-80USc range by mid-May 2018. A sustained lower exchange rate will support the incomes and international competitiveness of Queensland exporters. However, higher US interest rates could see funds flow more towards the US and other overseas capital markets.

Growth in the United States, supported by expansionary monetary and fiscal policy, has seen the US labour market at or near full employment and inflation close to the Federal Reserve’s (the Fed) target. While the Fed has continued to reverse some monetary stimulus, the recent fiscal stimulus provided by tax cuts and spending legislation is likely to support growth in the short-term. However, the tight labour market may increase inflationary pressure and cause the Fed to raise interest rates further and faster than anticipated, while any future balance sheet repair required due to the impact on US government debt may offset some of the short-term stimulus.

China’s economy has maintained growth close to 7% in the past three years. The country’s brisk pace of economic and social development has coincided with an ageing population, widening income inequality, high corporate debts and rising pollution. China’s economic growth is expected to ease in the near-term, with trade tensions with the US providing a risk to the outlook.

Japan’s economy has been expanding moderately in recent years, with the country’s exports increasing on the back of stronger global economic growth. Japan’s monetary policy is likely to remain accommodative for some time and, along with spending related to the 2020 Tokyo Olympics, Japan’s economy is likely to grow moderately in the near-term.

Industrial production growth in Korea moderated in 2017, partly due to the appreciation of the Korean Won against the Japanese Yen over the course of 2017. Overall economic growth in Korea is expected to moderate slightly in 2018 and 2019.

India’s economy has seen a rebound in growth, as investment and consumption continue to drive the cyclical recovery. The Reserve Bank of India expects India’s economy to grow by 7.4% in 2018-19, which would likely see India as the world’s fastest growing major economy.

Budget Strategy and Outlook 2018-19

2.2	National conditions

The national economy continues to transition towards broad-based growth. Australian Treasury forecasts GDP growth to strengthen to 2 3⁄4% in 2017-18 and to 3% in both 2018-19 and 2019-20.

A pick-up in household consumption is supported by strengthening wage growth and solid employment outcomes, while dwelling investment is expected to remain elevated by historical standards. Australian Treasury expects business investment to return to growth in 2017-18, driven by a lift in non-mining business investment and a diminishing drag from mining investment.

Goods exports nationally continue to be supported by the expansion of mining capacity, primarily in Western Australia (iron ore and LNG) and the Northern Territory (LNG), while services exports are benefiting from opportunities in the Asian region. Australian Treasury expects employment growth to moderate from current rates and the unemployment rate to ease gradually.

2.3	Queensland conditions and outlook

Growth in the Queensland economy is expected to strengthen to 2 3⁄4% in 2017-18, reflecting further improvement in domestic demand (as business spending has rebounded) and a recovery in coal exports following STC Debbie. Economic growth is forecast to accelerate further to 3% in 2018-19, with household consumption gaining momentum and a contribution to growth from the trade sector as imports ease (Chart 2.1).

Chart 2.1	Economic growth[1], Queensland and Australia

Note:

1.	CVM, 2015-16 reference year, 2017-18 onwards are forecasts/projections.

Sources: ABS 5206.0, Australian Government Budget 2018-19 and Queensland Treasury.

Budget Strategy and Outlook 2018-19

Domestic activity is forecast to strengthen in 2019-20, supporting stronger jobs growth, but also boosting imports. When combined with a forecast moderation in exports growth, as some key commodities approach production capacity, this is expected to constrain the trade sector’s contribution to growth in 2019-20 and result in overall growth easing to 2 3⁄4% in the year. From 2020-21, Queensland GSP is expected to grow by 2 3⁄4% per annum, consistent with the State’s longer-run potential (Table 2.1).

Table 2.1	Queensland economic forecasts/projections[1]

	Actual	Est. Act.	Forecasts		Projections
	2016-17	2017-18	2018-19	2019-20	2020-21	2021-22
Gross state product[2]	2.5	2 3⁄4	3	2 3⁄4	2 3⁄4	2 3⁄4
Nominal gross state product	9.3	5 1⁄2	4	3 3⁄4	4 1⁄2	4 3⁄4
Employment[3]	1.8	2 3⁄4	1 1⁄2	1 3⁄4	1 3⁄4	2
Unemployment rate[4]	6.2	6 1⁄4	6 1⁄4	6	6	5 3⁄4
Inflation[5]	1.7	1 3⁄4	2	2 1⁄2	2 1⁄2	2 1⁄2
Wage Price Index[5]	1.9	2 1⁄4	2 1⁄2	3	3	3
Population[5]	1.5	1 3⁄4	1 3⁄4	1 3⁄4	1 3⁄4	1 3⁄4

Notes:

1.	Unless otherwise stated, all figures are annual percentage change.
2.	Chain volume measure (CVM), 2015-16 reference year.
3.	Through-the-year growth rate to the June quarter (seasonally adjusted).
4.	Seasonally adjusted rate for the June quarter.
5.	Annual percentage change, year-average.

Sources: ABS 3101.0, 6202.0, 6345.0, 6401.0 and Queensland Treasury.

Household consumption

Constrained by moderate growth in household incomes, Queensland household consumption grew by 2.4% in 2016-17. While a marked improvement in labour market conditions in 2017-18 has aided a pick-up in overall compensation of employees, wage pressures in the economy remain low and households continue to be cautious about spending.

Further, with the State’s household savings rate in 2016-17 at its lowest since 2003-04, any growth in income will likely be utilised to pay off household debt, rather than translate into increased consumption in the short-term.

With the terms of trade expected to moderate and jobs growth forecast to soften following the exceptionally strong gains in 2017-18, household consumption growth is again forecast to be subdued in 2018-19. Additionally, the slowing in apartment construction is expected to both constrain spending on household goods and furnishings and reduce consumption due to falls in associated construction employment. In later years, consumption growth is forecast to pick up gradually, but remain below the average growth rates recorded prior to the GFC.

Budget Strategy and Outlook 2018-19

Dwelling investment

After several years of sustained growth, Queensland’s dwelling investment cycle peaked in 2016-17. Driven by a decline in the construction of attached dwellings (units, apartments, etc.), dwelling investment is forecast to contract in 2017-18 and 2018-19, as the large amount of new apartment supply is absorbed into the market. However, the decline across these years is expected to be moderate relative to previous cycles. Modest growth is expected to return from 2019-20 onwards, as the decline in attached dwelling construction slows and is offset by the construction of new houses and ongoing growth in alterations and additions.

Business investment

Following the LNG construction boom, Queensland business investment fell rapidly in 2014-15 and 2015-16 before stabilising in 2016-17, driven by a return to growth in machinery and equipment investment. Business investment is expected to rebound strongly in 2017-18, driven by growth across all components.

Growth in engineering construction is expected to be supported by investment in renewable energy projects, including wind and solar farms, in 2017-18 and 2018-19. However, with few major resources projects currently committed or under construction, growth in heavy industry investment will likely be subdued in the medium-term.

Non-residential building construction work has risen, strengthened by accommodation and educational facilities amid increased education enrolments and tourism activity. This trend is likely to continue. Elevated vacancy rates mean new investment in office space is likely to be subdued.

Machinery and equipment expenditure has risen solidly, buoyed by increased company profits, low lending rates to businesses and the lower A$ benefiting exporters. Recent strength in employment growth and elevated capacity utilisation rates suggest this component should continue to grow in 2018-19. Overall, business investment is forecast to pick up steadily over the forecast period, consistent with a steady acceleration in non-dwelling construction growth.

Public final demand

Public final demand is forecast to continue to grow strongly. A range of large expenditure programs (such as the National Disability Insurance Scheme) and infrastructure projects, including the Queensland Government’s $11.6 billion capital works program in 2018-19, will underpin this growth.

Overseas exports and imports

A rebound in coal exports following STC Debbie and the final year of the LNG production ramp-up have supported growth in overseas exports in 2017-18. However, the unexpected strong growth in overseas imports will result in net exports detracting from overall growth in 2017-18. In 2018-19, net exports are expected to contribute modestly to growth, but an increase in imports to support domestic growth in 2019-20 will constrain the overseas trade sector’s contribution to growth in that year.

Budget Strategy and Outlook 2018-19

Coal export volumes have rebounded in 2017-18, following the loss of 11 million tonnes in April and May 2017 due to STC Debbie. However, this recovery has been tempered somewhat by the impacts of Tropical Cyclone Iris in early April 2018 and maintenance across port and rail infrastructure. Looking ahead, while coal exports volumes are forecast to continue to grow strongly in 2018-19, partly due to a resumption of full operation at the Dalrymple Bay Coal Terminal, the rate of growth will most likely be moderate in later years. Increased industrial production in Asia, particularly Japan and Korea, is expected to underpin demand for hard-coking coal, while new coal fired power stations in Japan will support demand for thermal coal.

Following several price spikes throughout 2016-17 and 2017-18 (due to regulatory supply restrictions in China, STC Debbie and increased demand in China), hard-coking prices are forecast to decline throughout 2018-19, but remain higher than 2015-16 levels. Similarly, thermal coal prices, which have been elevated throughout 2016-17 and 2017-18, are expected to decline in 2018-19, but remain above 2015-16 prices.

LNG export volumes have grown significantly in recent years, as all six LNG production trains on Curtis Island were completed and began exporting. However, reflecting strong domestic demand for gas, LNG exports have plateaued slightly below nameplate capacity and growth is expected to moderate in the coming years. With 2017-18 being the first full year in which all six LNG trains are in production, any further growth in LNG exports will be driven by new gas developments which will also provide additional supply into the eastern domestic gas market.

Metals export volumes are expected to return to growth in 2018, after closures of depleted mines and production cuts. With several new projects and increased production encouraged by a sustained rally in prices, metals exports are forecast to grow solidly in 2018-19 and 2019-20.

Chart 2.2	Overseas goods exports, Queensland

Source: Queensland Treasury.

Budget Strategy and Outlook 2018-19

Beef export volumes are expected to return to growth from 2017-18 onwards. With seasonal conditions expected to return to normal, restocking activity is forecast to gradually wane.

Sugar exports are expected to decline in 2017-18 following STC Debbie. Some recovery is expected in the near-term with only modest growth in the medium-term. Cotton exports are forecast to grow further in 2017-18, following a large increase in 2016-17. Other crop exports are forecast to decline substantially in 2017-18, due to large falls in wheat and chickpeas.

With the A$ remaining at a more competitive level for an extended period, tourism exports are expected to grow solidly over the forecast period. However, with national tourism growth being underpinned largely by growth from Chinese and Indian tourists visiting friends and relatives, Queensland tourism is expected to continue to grow more moderately than the southern states.

Queensland’s international education exports have grown strongly in recent years. A competitive A$, rising demand for education from Asia and increasing popularity amongst South American students are all expected to support continued strong growth.

Imports have picked up strongly in the first half of 2017-18 as business investment growth increased the demand for imported capital goods. However, the significant growth in imports has been stronger than the growth in machinery and equipment investment, possibly reflecting pent-up demand as business confidence continues to recover following the GFC.

Following the strong rebound in 2017-18, business investment is forecast to return to more moderate growth from 2018-19, while household consumption is expected to remain subdued over the forecast period. Reflecting these trends, imports are forecast to fall from elevated levels in 2018-19, before returning to modest growth in 2019-20.

Labour market

Employment growth has been stronger than expected in 2017-18. While employment growth has moderated in early 2018, the exceptional gains in late 2017 mean growth over the year to June quarter 2018 is estimated to be 2 3⁄4%. Employment growth is expected to return to more sustainable rates of 1 1⁄2% and 1 3⁄4% respectively over the next two years (Chart 2.3).

The ongoing downturn in labour-intensive residential construction over 2018 and 2019 will be a key factor in the moderation of employment growth from its current high rate, with dwelling investment having considerable flow on effects to household consumption.

Rather than generating a similar reduction in the State’s unemployment rate, much of the recent strength in Queensland employment has been absorbed by increased labour force participation. The strong jobs growth has encouraged jobseekers to re-enter the labour force, seeing the participation rate climbing to its highest rate in three years. As a result, the unemployment rate is forecast to remain at 6 1⁄4% in the near term (June quarter 2018 and 2019).

With improved business investment, ongoing public spending programs and a slowly strengthening household sector, employment growth is forecast to improve in 2019-20 to be at or slightly above growth in the working age population. As the dwelling investment cycle matures and domestic economic activity strengthens, employment growth is expected to strengthen and the unemployment rate is forecast to move slightly lower later in the forecast period, improving to 6% in June quarter 2020 as spare capacity in the labour market is absorbed.

Budget Strategy and Outlook 2018-19

Chart 2.3	Employment growth[1] and unemployment rate[2], Queensland[3]

Notes:

1.	Through-the-year growth rate to the June quarter (seasonally adjusted).
2.	Seasonally adjusted rate for the June quarter.
3.	2017-18 onwards are forecasts/projections.

Sources: ABS 6202.0 and Queensland Treasury.

Regional labour markets

With agriculture, mining and construction accounting for a significant portion of economic activity in regional Queensland, the operating environment of these few industries are crucial to the conditions and outlook for labour market outcomes in regional Queensland.

While farmers continue to face challenging conditions due to widespread drought, those regions exposed to the resources sector have improved. Meanwhile, continued growth in tourism activity has also supported a return to solid employment growth in regional Queensland (Chart 2.4).

As a result, the unemployment rate across many regional centres has declined and the overall gap between regional and South East Queensland has narrowed substantially in 2017-18. After stabilising between 2015 and early 2017, the aggregate unemployment rate in regional Queensland fell 0.6 percentage point (to 7.2%) over the year to April 2018, compared with a 0.1 percentage point increase in the South East (to 5.7%).

Areas such as Mackay and Cairns have shown considerable improvement. Over the year to April 2018, employment has risen in Townsville (up 10,300 persons), Mackay (up 6,900 persons) and Cairns (up 4,900 persons). Meanwhile, these regions’ unemployment rates have fallen by 2.3 percentage points (to 8.5%), 2.0 percentage points (to 3.8%) and 0.8 percentage point (to 6.3%), respectively.

Budget Strategy and Outlook 2018-19

The improvement in Cairns is consistent with stronger tourism activity in recent years which has encouraged new investment projects and additional direct flights from China and Japan. Labour market conditions for younger workers in Cairns, closely linked to conditions in the region’s tourism industry and opportunities for lower-skilled workers, have also improved.

Meanwhile, Fitzroy appears to be adjusting following the wind-down in LNG construction investment and lingering impacts of the drought on beef production. Similar to Mackay, coal operations in the Fitzroy region have benefited from higher coal prices.

Labour market outcomes in Townsville have improved over the past year. However, while Townsville is a reasonably diversified economy, it continues to be influenced by prospects in the resources sector, directly through fly-in fly-out workers and indirectly via its processing infrastructure.

Conditions in the diverse Queensland-Outback region also remain challenging. The Outback faces ongoing drought conditions in the south and central west, and elevated levels of unemployment across some Indigenous communities.

Chart 2.4	Employment growth[1] by region, Queensland

Note:

1.	Year-average. South East Queensland is defined as Greater Brisbane, Gold Coast, Sunshine Coast and Toowoomba.

Source: ABS 6291.0.55.003

Budget Strategy and Outlook 2018-19

Prices and wages

Brisbane consumer price growth is expected to remain subdued in 2017-18, with inflation largely due to the scheduled 12.5% annual increase in the Australian Government’s tobacco excise, higher purchasing costs for new dwellings and higher automotive fuel prices. A modest acceleration in inflation is forecast for 2018-19, with a further increase in the tobacco excise and increased new dwelling purchase prices again contributing strongly to increases in the CPI.

Despite nominal wage growth remaining low by historical standards, real wages have continued to rise. As conditions in the domestic economy and spare capacity in the labour market declines, wage growth is expected to improve over the medium-term.

Population

Queensland’s population growth is forecast to average around 1 3⁄4% in 2017-18 and over the remainder of the forecast period.

Housing affordability has seen a strengthening in net interstate migration from New South Wales, while the end of the Western Australian resources investment boom has seen an increase in net inflows over recent years, after a period of outflows to that state between 2008 and 2015.

Net overseas migration in Queensland has grown strongly but is expected to moderate in 2018, consistent with national policies. However, rising incomes in Asia and the competitive A$ will continue to help drive growth in net overseas migration over the medium-term.

Over the longer term, Queensland Treasury projections show that Queensland’s population, which is estimated to have recently topped 5 million, will reach 6 million by 2029 and 7 million by 2038, with much of this growth anticipated to occur in the south east of the State.

Substantial investment in transport, health and education infrastructure, from both the public and private sectors, will be required to support the productive capacity of this increased population base. The Palaszczuk Government’s $45.8 billion capital works program is designed to help meet the demands of the State’s growing population.

2.4	Risks and opportunities

Key risks to the international outlook include the timing of monetary policy normalisation in major economies, particularly the US. Further interest rate differentials between the US and Australia may have an adverse flow-on effect to the Australian economy in general, particularly on borrowing costs.

Further, there are still uncertainties surrounding global trade conflicts which may impair demand for key industrial commodities.

Domestically, uncertainty remains around the extent of oversupply in the apartment market, and any concurrent downturn in major southern capitals could exacerbate the downturn in Queensland.

Budget Strategy and Outlook 2018-19

There are ongoing uncertainties surrounding changes to coal transport scheduling and any potential response by coal miners, other above-rail providers and ports. The current assessment is that the impact may not be significant, and that the issue is expected to be resolved this year. Overall, coal exports are expected to be higher in 2018-19 compared to last year. Notwithstanding this, the uncertainty provides a risk to the outlook.

More than 50% of the State remains drought declared. While a return to normal seasonal conditions is assumed, if current drought conditions continue, it could negatively impact on agricultural investment, production and exports.

Upside risks include the possibility that business investment may be stronger than currently predicted if company profits continue to remain at high levels or more large scale renewable energy projects are committed. Further, if commodity prices remain relatively high for longer than anticipated, it may rekindle some additional interest in other mining-related investment.

Budget Strategy and Outlook 2018-19

Table 2.2	Queensland economic forecasts[1], by component

	Actual	Est. Act.	Forecasts
	2016-17	2017-18	2018-19	2019-20
Economic output[2]
Household consumption	2.4	2	2 1⁄4	2 1⁄2
Private investment	1.3	4 1⁄2	1 1⁄4	2 1⁄2
Dwelling investment	3.2	-4 1⁄4	-1 1⁄2	1
New and used	4.2	-7 1⁄4	-3 3⁄4	-1⁄2
Alterations and additions	1.1	3	3	4
Business investment	-1.9	10 3⁄4	3 1⁄4	3 3⁄4
Non-dwelling construction	-6.8	10	1 1⁄2	3 1⁄2
Machinery and equipment	5.3	11 1⁄2	5 3⁄4	4
Private final demand	2.1	2 3⁄4	2	2 1⁄2
Public final demand	5.2	4	3 3⁄4	3
Gross state expenditure	3.0	3	2 1⁄4	2 3⁄4
Net overseas exports[3]	0.4	-1 3⁄4	1 1⁄4	0
Overseas exports	6.8	2 1⁄2	4 3⁄4	2 1⁄4
less Overseas imports	5.8	12	-1	2 3⁄4
Gross state product	2.5	2 3⁄4	3	2 3⁄4
Nominal gross state product	9.3	5 1⁄2	4	3 3⁄4
Other economic measures
Employment[4]	1.8	2 3⁄4	1 1⁄2	1 3⁄4
Unemployment rate[5]	6.2	6 1⁄4	6 1⁄4	6
Inflation[6]	1.7	1 3⁄4	2	2 1⁄2
Wage Price Index[6]	1.9	2 1⁄4	2 1⁄2	3
Population[6]	1.5	1 3⁄4	1 3⁄4	1 3⁄4

Notes:

1.	Unless otherwise stated, all figures are annual percentage changes.
2.

CVM, 2015-16 reference year, except nominal GSP. Components not separately reported are other investment (cultivated biological resources, intellectual property products and ownership transfer costs), the balancing item (including interstate trade and inventories) and the statistical discrepancy.

3.	Goods and services, percentage point contribution to growth in gross state product.
4.	Through-the-year growth rate to the June quarter (seasonally adjusted). The comparable growth rates in year average terms are 0.0%, 4%, 1 1⁄2% and 1 3⁄4% from 2016-17 through to 2019-20.
5.	Seasonally adjusted rate for the June quarter.
6.	Annual percentage change, year-average.

Forecast assumptions include: a gradual rise in the RBA cash rate from 2019; a broadly stable A$; oil prices to fall in the near term and then be relatively stable; and a neutral outlook for weather conditions.

Sources: ABS 3101.0, 6202.0, 6345.0, 6401.0 and Queensland Treasury.

Budget Strategy and Outlook 2018-19

3	Fiscal strategy and outlook

Features

•	The 2018-19 Budget delivers on the Government’s election commitments, especially in the areas of infrastructure, jobs and skills, and services.

•

A net operating surplus of $1.512 billion is expected for 2017-18. This is $1.027 billion higher than estimated at the 2017-18 Mid Year Fiscal and Economic Review (MYFER), and $1.366 billion higher than the surplus forecast at the time of the 2017-18 Budget.

•

The significant 2017-18 surplus results from short-term factors, particularly higher royalty revenue from coal prices remaining higher for longer than expected, increased Australian Government grants due to a larger Goods and Services Tax (GST) pool and upwards revisions to revenue from dividends and income tax equivalent income.

•	The strong 2017-18 operating surplus will see General Government Sector debt in 2017-18 around $2.4 billion lower than estimated in the 2017-18 Budget.

•

The expected return of coal prices to the medium-term outlook, anticipated reductions to GST revenue and declining dividends and interest income means the fiscal environment beyond 2017-18 remains challenging.

•

A General Government Sector net operating surplus of $148 million is forecast for 2018-19. Net operating surpluses are forecast across the forward estimates, though smaller than estimated at MYFER as a result of anticipated significant reductions in receipts from the Australian Government, particularly GST.

•

The General Government Sector debt to revenue ratio has decreased substantially over the period to 2017-18 in each successive budget since 2014-15. The debt to revenue ratio for 2017-18 has fallen to 54%, primarily as a result of the strong 2017-18 operating surplus, and is significantly lower than the peak of 91% in 2012-13.

•

Queensland’s General Government Sector borrowing costs as a percentage of revenue are now largely in line with that of other states. Government borrowings are funding the investment in productive infrastructure that will grow the state’s economy.

•

Queensland’s net worth (that is, the amount by which the State’s assets exceeds its liabilities) continues to increase. At the same time, the State’s long-term financial liabilities, including accruing superannuation liabilities and WorkCover, continue to be fully funded.

•

Non-financial Public Sector debt will continue to increase over the forward estimates as a result of continued investment in economic infrastructure, however it is forecast to remain below $80 billion in 2020-21, and is almost $1.1 billion lower than forecast at the 2017-18 MYFER.

Budget Strategy and Outlook 2018-19

3.1	Context

The Queensland Government is delivering the best possible services and infrastructure to all communities.

The 2018-19 Budget focuses on implementing the 2017 election commitments, managing emerging fiscal pressures and continuing to deliver the Government’s commitment to grow the economy, supporting and creating jobs, and improve health and education outcomes.

The 2017 election commitments will be funded through reprioritisations and revenue measures, consistent with Putting Queenslanders First. In addition, Queensland Treasury will be continuing its work with agencies to find efficiencies in expenditure and ensure effectiveness in programs and service delivery.

Since MYFER, there has been a reduction of around $749 million over the forward estimates in expected GST funding provided by the Australian Government resulting from a decrease in Queensland’s share of the GST. This is despite an increase in GST funding in 2017-18, which is due to an increase in the overall size of the GST pool.

3.2	Key fiscal aggregates

The key fiscal aggregates of the General Government Sector for the 2018-19 Budget are outlined in Table 3.1 and are discussed in detail in this chapter.

Table 3.1	General Government Sector – key fiscal aggregates[1]

	2016-17 Actual[2] $ million	2017-18 MYFER $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Revenue	56,194	56,464	58,259	57,738	58,835	59,939	62,269
Expenses	53,373	55,980	56,747	57,590	58,675	59,829	61,579
Net operating balance	2,821	485	1,512	148	160	110	690
PNFA[3]	4,634	4,965	4,905	5,927	7,557	7,396	7,081
Fiscal balance	536	(1,681)	(604)	(3,033)	(3,881)	(3,400)	(2,636)
Net Worth	194,936	198,268	199,686	202,636	205,775	208,101	210,515
Borrowing	33,260	32,502	31,367	32,311	35,861	39,588	42,290
Borrowing (NFPS)[4]	71,904	71,222	69,501	70,871	75,214	79,750	83,093

Notes:

1.	Numbers may not add due to rounding. Bracketed numbers represent negative amounts.
2.	Reflects published actuals.
3.	PNFA: Purchases of non-financial assets.
4.	NFPS: Non-financial Public Sector.

Budget Strategy and Outlook 2018-19

3.2.1	Net operating balance

Table 3.2 compares the General Government Sector net operating balance forecasts for the 2017-18 Budget and MYFER with 2018-19 Budget forecasts.

Table 3.2	General Government Sector – net operating balance forecasts

	2016-17 $ million	2017-18 $ million	2018-19 $ million	2019-20 $ million	2020-21 $ million	2021-22 $ million
2017-18 Budget	2,824	146	117	704	408	n.a.
2017-18 MYFER	2,821	485	165	307	531	n.a.
2018-19 Budget	2,821	1,512	148	160	110	690

The anticipated 2017-18 net operating surplus of $1.512 billion compares with a forecast surplus of $485 million expected in the 2017-18 MYFER.

Since MYFER, forecast revenue has increased by $1.795 billion in 2017-18, primarily related to:

•	royalty revenues being higher than forecast, attributable largely to higher coal prices during 2017-18

•	increased grants, driven by the larger GST pool

•	increased dividend and income tax equivalent income, supported by increased earnings from electricity generation and network businesses.

The key drivers for a $767 million increase in expenses since MYFER include provisioning for the anticipated costs of Queensland participating in the National Redress Scheme and the Australian Government’s advance payment of Financial Assistance grants to local governments in 2017-18 for the 2018-19 financial year.

In 2018-19, General Government Sector expenses are estimated to be 1.5% higher than the 2017-18 estimated actual. Factors influencing the higher expenses in 2018-19 include increased activity in Health and Education, additional job creation initiatives, community services initiatives, and advance payments to local councils for the introduction of the new Waste Disposal Levy.

Additional measures, detailed in Budget Paper 4 Budget Measures, support the Government’s ongoing commitment to improve service delivery across the State.

Consistent with the Government’s fiscal principles, net operating surpluses are forecast across the forward estimates. For 2018-19, the estimated General Government Sector operating surplus of $148 million is marginally lower than the $165 million expected at the time of the 2017-18 MYFER.

Table 3.3 provides a breakdown of the movements in the net operating balance since the 2017-18 MYFER.

Budget Strategy and Outlook 2018-19

Table 3.3	Reconciliation of net operating balance, 2017-18 MYFER to 2018-19 Budget[1]

	2017-18 $ million	2018-19 $ million	2019-20 $ million	2020-21 $ million
2017-18 MYFER net operating balance	485	165	307	531
Taxation revisions[2]	(20)	(160)	(304)	(407)
Royalty revisions	638	1,458	1,069	555
GST revisions	239	151	(278)	(861)
Measures[3]
Expense[4]	(528)	(832)	(583)	(561)
Revenue	—	116	474	478

Net	(528)	(716)	(109)	(83)
Net flows from PNFC and PFC entities[5]	457	186	114	93
Australian Government funding revisions[6]	(64)	(515)	(481)	334
Other parameter adjustments[7]	303	(420)	(158)	(51)
2018-19 Budget net operating balance	1,512	148	160	110

Notes:

1.	Numbers may not add due to rounding. Numbers indicate the impact on the operating balance. A number in brackets indicates a negative impact on the operating balance.
2.	Represents parameter adjustments to taxation revenue excluding taxation revenue measures.
3.	Reflects the operating balance impact of Government decisions since the 2017-18 MYFER.
4.	Includes anticipated costs of Queensland participating in the National Redress Scheme.
5.

Represents revisions to dividends and tax equivalent payments from, and community service obligations (CSOs) and Transport Service Contract (TSC) payments to, Public Non-financial Corporations and Public Financial Corporations, net of CSO and TSC expense measures.

6.

Represents the net impact of funding provided by the Australian Government primarily for Specific Purpose Payments and National Partnership payments and includes funding for disaster recovery expenses.

7.	Refers to adjustments largely of a non-policy nature, primarily changes in interest paid on borrowings, depreciation, swaps and deferrals.

3.3	Fiscal strategies

3.3.1	State’s operating capacity

The Palaszczuk Government is committed to the sound management of the State’s finances, while delivering high quality services to all Queenslanders. This includes managing within the State’s means and budgeting for operating surpluses in each year of the forward estimates.

This task is made more challenging by a feature of Australia’s federal system known as vertical fiscal imbalance. This imbalance occurs because the Australian Government collects the majority of the country’s revenue, including GST, but States are responsible for delivering the majority of services to the public, including health and education services.

Budget Strategy and Outlook 2018-19

As outlined in Chapter 7, almost half of Queensland’s revenue is from the Australian Government. This means that Queensland’s fiscal position is largely influenced by decisions made by the Australian Government, such as not renewing expiring funding agreements, resulting in a lack of certainty about the funding that will be received each year.

Chart 3.1 shows revenue and expenses growth over five years. Over this period, average annual growth in revenue is expected to be 2.07%, with expenses expected to grow 2.9%.

Chart 3.1	General Government Sector revenue and expenses growth

At any given time, issues exist with potentially significant fiscal impacts. However, until issues have been considered by Government or formal agreements are in place, uncertainty exists as to when and if these issues will impact on the net operating balance. Therefore, until greater certainty eventuates, the potential fiscal impacts of such issues are not included in the forward estimates.

Such issues include:

•

Share of future GST revenue: The Australian Productivity Commission has completed an inquiry into horizontal fiscal equalisation – the principle underpinning the distribution of GST revenue to the states and territories. At the time of finalising the 2018-19 Budget Papers, states have not been provided with the final report. The recommendations have the potential to significantly change the amount of GST revenue that Queensland receives.

•

Long-term School Funding Agreement: The Australian Government is currently in negotiation with State and Territory governments to renew a new five-year School Funding Agreement from 1 January 2019. The agreement may require Queensland to increase school funding over the coming years, based on a new funding methodology. States and Territories are negotiating the terms of the agreement, including the measurement of the funding methodology and transition period.

Budget Strategy and Outlook 2018-19

•

Remote Housing: The National Partnership on Remote Housing focussed on addressing critical housing needs for Aboriginal and Torres Strait Islander people in remote communities to reduce overcrowding and improve living standards. This agreement expires 30 June 2018, and no renewed funding was provided in the 2018-19 Commonwealth Budget. Significant additional investment is required to meet the growing housing needs in remote Indigenous communities. There are also significant costs to the State related to operating and maintaining existing dwellings constructed under the expiring agreement.

Revenue

An economic environment that supports business and jobs growth, and does not place undue strain on households through policy and taxation settings, is key for any jurisdiction.

To support the delivery of election commitments, the 2017-18 MYFER reflected the Government’s adoption of four modest revenue measures:

•	a 0.5% increase in the land tax rate for aggregated holdings above $10 million

•	an increase in the Additional Foreign Acquirer Duty (AFAD) from 3% to 7%

•	an increase of $2 per $100 of dutiable value for vehicles valued above $100,000

•	a 15% point of consumption betting tax.

These measures are discussed in further detail in Chapter 4.

The Government will also introduce a Waste Disposal Levy of $70 per tonne from the first quarter of 2019, as part of a comprehensive waste management strategy.

More information on Queensland’s revenue outlook is provided in Chapter 4.

Fiscal principle supporting revenue management

Taxation per capita in Queensland is significantly lower compared to the average of other Australian states and territories, as discussed in Chapter 4. In 2018-19, Queensland’s taxation per capita of $2,808 will be $875 per capita less than the average of the other jurisdictions.

The Government also aims to support businesses and households by ensuring that own-source revenue in the General Government Sector, including user charges and royalties, remains at or below 8.5% of nominal gross state product (GSP), on average, across the forward estimates. Own-source revenue is derived from total State revenue less any grants received from external sources, mainly the Australian Government.

This principle is expected to be met over the forward estimates period, with revenue falling as a percentage of GSP. For 2018-19, General Government own-source revenue is forecast to be 8.2% of nominal GSP. This falls to 7.7% by 2021-22, with an average of 8.0% across the four years.

Expenses

The forward estimates include the Palaszczuk Government’s election commitments, as outlined in Putting Queenslanders First, which total $1.383 billion. All election commitments have been fully funded through revenue measures and over $1 billion in reprioritisation measures (excluding Queensland Health) over the forward estimates. Delivery of these measures will neither be at the cost of public service jobs nor will require the sale of strategic income-earning assets.

Budget Strategy and Outlook 2018-19

Between 2016-17 and 2021-22, expenses are forecast to grow at an average annual rate of 2.9% per year. More information on Queensland’s expenditure outlook is provided in Chapter 5.

Fiscal principle supporting expenses management

In the General Government sector, employee expenses equate to approximately 40% of total expenses. Increases in employee expenses reflect changes in the number of public sector employees as well as wages growth.

A key focus is to ensure a balance between delivery of high-quality services, and the discipline that underpins the Government’s commitment to fiscal sustainability.

To manage employee expenses growth, the Palaszczuk Government has adopted a fiscal principle to maintain a sustainable public service by ensuring that overall growth in full-time equivalents (FTE) employees, on average over the forward estimates, does not exceed population growth.

FTEs are estimated to increase by around 3,833 (or 1.71%) in 2018-19, with the majority of the increase being attributable to growth in health and education.

Average FTE growth over the forward estimates period from 2017-18 to 2021-22 is 1.71%. This compares to an estimated Queensland population growth of 1 3⁄4% annually.

Further details on FTE estimates are provided in Chapter 5, with Table 5.2 providing in-scope agencies and their FTE estimates for 2017-18 and 2018-19.

3.3.2	Infrastructure investment

The Palaszczuk Government is delivering essential infrastructure and capital works to meet the State’s increasing service needs and to promote increased productivity and efficiency for the State’s industries. The Government also recognises that building infrastructure benefits local communities, strengthens local economies and supports local jobs.

The Palaszczuk Government’s 2017 election commitments outlined $1.404 billion in new capital measures, including:

•	$353 million towards Building Better Hospitals

•	over $128 million towards Future Proofing the Bruce

•	$308 million towards Building Future Schools

•	$235 million towards Renewing Our Schools.

These capital measures will be funded primarily through allocations from the State Infrastructure Fund and through improved cash management practices.

As part of the 2018-19 Budget, the Government has provided further capital funding of just over $900 million for M1 Pacific Motorway upgrades and $176 million towards the Rookwood Weir.

Further information about the Government’s capital program is provided in Chapter 6 and Budget Paper 3 Capital Statement.

Budget Strategy and Outlook 2018-19

Box 3.1	History of purchases of non-financial assets in Queensland

As can be seen from Chart 3.2, purchases of non-financial assets (PNFA), across the entire Non-financial Public Sector, which includes the spending by government-owned corporations, increased significantly from 2003-04, peaking at $15.101 billion in 2008-09.

Chart 3.2	Purchases of non-financial assets, Non-financial Public Sector

The unprecedented high levels of capital spending were the culmination of many unique circumstances existing at the time. These included:

•

responding to the prolonged drought in South East Queensland between 2001 and 2009, resulting in a range of measures, including the Gold Coast Desalination Plant, the Western Corridor Recycled Water Scheme and new dams and weirs, as well as the Government purchase of SEQ council-owned assets which formed the basis of the SEQ Water Grid

•

several large health-related infrastructure projects from 2007-08, peaking in 2011-12, including the construction of Lady Cilento Children’s Hospital, the Sunshine Coast University Hospital, and the Gold Coast University Hospital

•	ramping up of investment in electricity infrastructure from 2004-05 to meet strong growth in demand and ensuring Queenslanders could enjoy improved reliability and safety of supply

•	roadway infrastructure of around $500 million per year in the four years to 2010-11, prior to the divestment of Queensland Motorways Limited

•	Commonwealth stimulus in response to the Global Financial Crisis, which included programs such as Social Housing and the Building the Education Revolution program.

Budget Strategy and Outlook 2018-19

More recently, the State has entered into several finance lease type arrangements, mainly resulting from Public Private Partnerships (PPPs), which are included in the capital program but not fully reflected in purchase of non-financial assets.

Purchases of non-financial assets going forward

Going forward, the Government is, where appropriate, funding its capital program through methods other than direct PNFA. As mentioned above, PPPs, for example, provide alternative financing approaches for the development of new infrastructure or other capital.

The magnitude of spending on PNFA that occurred from the mid-to-late 2000s was brought about by a range of unique circumstances. While the capital program is forecast to increase from its 2015-16 level, it does not return to previous highs.

Chart 3.3 provides an interjurisdictional comparison over time, showing that from 2019-20, Queensland’s capital spending per capita is expected to exceed the average of other states.

Chart 3.3	Per capita purchases of non-financial assets, General Government Sector

Budget Strategy and Outlook 2018-19

Improving delivery of the capital program

The Government has implemented a clear focus on improving the timely delivery of essential infrastructure in Queensland. This has resulted in an improvement in the amount of capital expenditure that is actually delivered, as a proportion of the Budget allocation.

This is demonstrated in Chart 3.4, which identifies that the proportion of budgeted purchases of non-financial assets actually delivered in 2016-17 was the highest in the past five years. Further improvement is anticipated in 2017-18, with more than 90% of budgeted purchases of non-financial assets expected to be delivered.

Chart 3.4	Total State purchases of non-financial assets – actual as a proportion of budget

Fiscal principles supporting capital investment management

The Government has adopted two fiscal principles to ensure that there is a consistent flow of capital works and that any new capital investment is funded primarily through recurrent revenues rather than borrowings.

While the value of the total capital program can fluctuate across financial years, the 2018-19 Budget provides for an average General Government Sector PNFA of $6.990 billion across the budget and forward estimates. Total General Government Sector PNFA over the budget and forward estimates are projected at $27.961 billion.

Budget Strategy and Outlook 2018-19

Infrastructure funding

The General Government Sector Cash Flow Statement (refer Table 9.7) provides details of the sources of funding for capital investment. It shows that net cash inflows from operating activities equate to 99% of the funding required for the 2017-18 net General Government Sector investments in non-financial assets.

Across 2018-19 to 2021-22, net cash inflows from operating activities are budgeted to average 49.4% of the funding required, primarily reflecting the higher level of capital spending during the period.

The Government is continuing to invest in infrastructure projects that are necessary to support Queensland’s growing population and economy. Borrowings will increase to support the capital program, but are expected to remain below projections in the 2017-18 MYFER due to the stronger than expected 2017-18 operating surplus.

Gross General Government Sector borrowings of $31.367 billion at 30 June 2018 are forecast to be $1.135 billion lower than forecast in the 2017-18 MYFER and $17.054 billion less than forecast at the time of the 2014-15 Budget.

Borrowings

The history of Queensland Government debt over the past decade mirrors that of the Queensland economy. Before 2007, the economic and fiscal policies of the State reflected a transition from a low service level State, to a State with service levels comparable to other major states in Australia. This transition supported a period of sustained growth in the Queensland economy, with many significant infrastructure projects providing enhanced community facilities like schools and hospitals, along with supporting resource development as populations increased significantly across regional Queensland.

While total spending increased over this period as new major social spending programs were introduced, these costs were supported by revenues generated from the housing and mining booms, as well as increases in GST revenues arising from credit expansion. To put this into context, Queensland’s GST revenue alone grew by an average rate of 7.5% per annum across the periods 2001-02 to 2007-08.

In 2007, the global financial crisis (GFC) impacted every major economy in the world, including Queensland. Consumer confidence fell, expectations of a recession rose, and the State’s growing revenue base began to contract.

The Government at the time decided to maintain its economic development program and increase debt. This decision to continue the State’s capital program was aimed at avoiding recession during the GFC. Combined with actions from the Australian Government and the Reserve Bank, along with strong demand from China, the Queensland and Australian economies continued to grow through the GFC.

Avoiding recession also saw Queensland avoid the economic and social effects of very high and sustained unemployment, with the State’s trend unemployment rate remaining below 6% through to late-2012.

Queensland is currently benefiting from the sustained levels of investment that occurred over the past decade, as discussed in Box 3.1.

Budget Strategy and Outlook 2018-19

The debt accumulated over this time was not wasted by governments, but was invested for the future benefit of Queensland, much of which is already being realised. This approach is consistent with fiscal sustainability principles which seek to spread the burden of public spending fairly across generations, with public consumption benefiting the current generation being paid for by that generation. This approach ensures intergenerational equity, with the debt associated with an investment repaid over the life of the asset or term of benefit received from the investment.

Chart 3.5 shows the ratio of borrowings to gross state product (GSP), that is, the amount of debt as compared to the state’s total output.

Chart 3.5	Borrowings to gross state product ratio

An alternative way of assessing the appropriateness of debt levels is to consider the State’s capacity to service its borrowing costs, that is, interest payments as a proportion of revenue (as shown in Chart 3.6). This concept can be likened to a person assessing their ability to service an interest only loan.

Budget Strategy and Outlook 2018-19

Chart 3.6	General Government Sector – interest expense to total revenue[1]

Note:

1.	Average for other states not provided for 2021-22 as not all states have released their 2018-19 Budgets.

Queensland’s ratio is projected to remain relatively flat across the forward estimates, and is only marginally higher than the average in other states.

General Government Sector net worth, which is the difference between assets and liabilities, is $200 billion, and continues to increase across the forward estimates, reflecting the State’s investment in additional assets.

Fiscal principles supporting liabilities management

A primary fiscal principle of the Queensland Government has been to reduce General Government Sector debt, to provide the Government with the capacity to respond to market and environmental shocks.

The debt to revenue measure ratio is the key measure of the sustainability of General Government Sector debt levels. The Government aims to reduce this ratio over time to continue to improve the State’s fiscal sustainability.

The General Government Sector’s debt to revenue ratio has fallen substantially over the period to 2017-18 in each successive budget since 2014-15, as seen in Chart 3.7. The debt to revenue ratio for 2017-18 falls to 54%, significantly lower than the 91% in 2012-13.

Across the forward estimates, the expected moderation in revenue growth, as well as the timing of significant capital projects and associated borrowings, sees a gradual increase in the forecast debt to revenue ratio to 2020-21. On average over the budget and forward estimates, the debt to revenue ratio is 63%, well below the four years to 2019-20 forecast in the 2016-17 Budget.

Budget Strategy and Outlook 2018-19

Chart 3.7	General Government Sector debt to revenue ratio

The Government also remains committed to maintaining the long-standing practice of ensuring that the State sets aside assets to meet long-term liabilities such as superannuation and WorkCover, in accordance with actuarial advice.

The State Actuary’s most recent valuations indicate that, as at 30 June 2017, both the defined benefit superannuation scheme and the WorkCover scheme were fully funded.

Budget Strategy and Outlook 2018-19

3.4	Achievement of fiscal principles

Table 3.4 provides a summary of the Government’s progress in meeting its fiscal principles’ targets.

Table 3.4	The fiscal principles of the Queensland Government

Principle	Indicator
	General Government debt to revenue ratio
		2017-18 MYFER %	2018-19 Budget %
Target ongoing reductions in Queensland’s relative debt burden, as measured by the General Government debt to revenue ratio.	2017-18	58	54
	2018-19	60	56
	2019-20	63	61
	2020-21	66	66
	2021-22	n.a.	68

	General Government net operating cash flows as a proportion of net investments in non-financial assets
		2017-18 MYFER %	2018-19 Budget %

Target net operating surpluses that ensure any new capital investment in the General Government Sector is funded primarily through recurrent revenues rather than borrowing.	2017-18	69	99
	2018-19	49	60
	2019-20	40	40
	2020-21	53	44
	2021-22	n.a	53

	General Government purchases of non-financial assets
		2017-18 MYFER $ million	2018-19 Budget $ million

The capital program will be managed to ensure a consistent flow of works to support jobs and the economy and reduce the risk of backlogs emerging.	2017-18	4,965	4,905
	2018-19	6,626	5,927
	2019-20	7,486	7,557
	2020-21	6,910	7,396
	2021-22	n.a.	7,081

Budget Strategy and Outlook 2018-19

Principle	Indicator
Maintain competitive taxation by ensuring that General Government Sector own-source revenue remains at or below 8.5% of nominal gross state product, on average, across the forward estimates.	General Government own-source revenue to GSP
	2018-19	8.2%
	Average across the forward estimates	8.0%
Target full funding of long-term liabilities such as superannuation and WorkCover in accordance with actuarial advice.	As at the last actuarial review (as at June 2017), accruing superannuation liabilities were fully funded. The WorkCover scheme was also fully funded as at 30 June 2017.
Maintain a sustainable public service by ensuring that overall growth in full-time equivalents (FTE) employees, on average over the forward estimates, does not exceed population growth.	FTE growth
	Average across the forward estimates	1.7%
	Population growth
	Average across the forward estimates	1 3⁄4%

Budget Strategy and Outlook 2018-19

4	Revenue

Features

•

Total General Government Sector revenue is estimated to be $58.259 billion in 2017-18, $2.065 billion (or 3.7%) higher than in 2016-17 and $2.390 billion (or 4.3%) higher than estimated in the 2017-18 Budget. Higher than budgeted revenue growth in 2017-18 is due to increased revenue from royalties resulting from higher coal prices and increased GST and other revenue from the Australian Government.

•	Australian Government payments to Queensland in 2018-19 are expected to total $27.411 billion, representing a decrease of $694 million compared to payments in 2017-18.

•

Total General Government Sector revenue is estimated to be $57.738 billion in 2018-19. The decrease of $521 million (or 0.9%) from 2017-18 is largely due to reduced Australian Government grants and lower dividend and income tax equivalent income.

•

Total revenue is expected to grow at an average rate of 2.1% over the five years to 2021-22. Revenue growth over this period is supported by average annual growth in taxation of 5.3% and current grants of 3.0% but is also affected by declining royalties as coal prices return to medium-term levels, lower interest income due to a reduction in the portfolio of financial assets held and lower dividends.

•

Queensland will maintain its competitive tax status, with per capita state tax estimated at $2,808 in 2018-19, compared to an average of $3,683 for the other states and territories. Taxation as a proportion of Queensland’s economy will be 3.9% in 2018-19, down from the five-year peak of 4.3% in 2014-15.

•	The Government will introduce a Waste Disposal Levy of $70 per tonne from the first quarter of 2019, as part of a comprehensive waste management strategy.

•	The payroll tax rebate for apprentices and trainees will continue at the increased rate of 50% for an additional 12 months, until 30 June 2019.

•

New revenue measures to fund election commitments were announced in the 2017-18 MYFER and include a 0.5% increase to the land tax rate above $10 million, increased Additional Foreign Acquirer Duty from 3% to 7%, increased duty for premium light passenger vehicles valued above $100,000 and a 15% point of consumption tax on betting operators.

Budget Strategy and Outlook 2018-19

4.1	2017-18 estimated actual

General Government Sector revenue in 2017-18 is estimated to be $58.259 billion, which is $2.390 billion (or 4.3%) more than the 2017-18 Budget estimate. Significant variations from the 2017-18 Budget estimates include:

•	a $1.012 billion (or 29.2%) increase in revenue from royalties and land rents, mainly resulting from higher coal prices continuing for longer than expected in the 2017-18 Budget

•

a $851 million (or 3.1%) increase in grants, driven by increased GST due to a larger GST pool, and other revenue from the Australian Government, partially offset by lower than anticipated capital grants

•

a $629 million (or 30.6%) increase in dividend and income tax equivalent income, supported by increased earnings from electricity generation and network businesses. Queensland’s ownership of its electricity assets enables the Government to reinvest dividends to improve affordability through the Affordable Energy Plan.

These increases were partially offset by lower than estimated revenue from sales of goods and services.

Table 4.1	General Government Sector revenue[1]

	2016-17 Actual $ million	2017-18 Budget $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Taxation revenue	12,919	13,298	13,284	14,155	15,184	15,951	16,722
Sales of goods and services	5,642	6,067	5,861	5,731	5,947	6,074	6,306
Interest income	2,336	2,330	2,323	2,201	2,078	1,861	1,855
Grants revenue
Current grants	24,540	25,299	26,583	26,001	26,189	27,059	28,402
Capital grants	2,843	2,332	1,898	1,700	1,967	2,002	1,985
Dividend and income tax equivalent income
Dividends	1,693	1,453	1,877	1,552	1,407	1,293	1,229
Income tax equivalent income	997	604	809	666	669	617	558
Other revenue
Royalties and land rents	4,000	3,472	4,484	4,615	4,260	3,904	4,011
Other	1,222	1,015	1,139	1,118	1,135	1,178	1,202
Total revenue	56,194	55,869	58,259	57,738	58,835	59,939	62,269

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2018-19

4.2	2018-19 revenue by category

General Government Sector revenue in 2018-19 is estimated to be $57.738 billion, $521 million (or 0.9%) lower than the 2017-18 estimated actual revenue of $58.259 billion. The revenue reduction in 2018-19 reflects a range of factors, including:

•

Revenue from the Australian Government is expected to be $694 million lower in 2018-19 than in 2017-18, due to a decline in Queensland’s GST revenue sharing relativity and reduced payments for specific purposes.

•	Dividends and income tax equivalent income are forecast to be $469 million lower in 2018-19. Further information on these revenues can be found in Chapter 8.

Partially offsetting these decreases are moderate growth in taxation revenue (6.6%), supported by growth in the payroll tax and land tax base and new policy measures including the Waste Disposal Levy.

After increasing 11.6% in 2017-18, royalties are expected to increase 2.8% in 2018-19. While coal royalties are expected to decline 6.5% in 2018-19 due to declining hard coking coal prices, this reduction is expected to be offset by increased revenue from petroleum (including LNG) and other minerals. Trends in factors affecting royalty revenue are discussed in section 4.7.

Major sources of General Government Sector revenue in 2018-19 are grants revenue (48.0%) and taxation revenue (24.5%). Table 4.1 details revenue estimates by category, and Chart 4.1 illustrates the composition of General Government Sector revenue.

Chart 4.1	Revenue by operating statement category, 2018-19[1]

Notes:

1.	Numbers may not add due to rounding.
2.	The major component of other revenue is royalties and land rents (8.0% of total revenue)

Budget Strategy and Outlook 2018-19

4.3	2018-19 Budget initiatives

4.3.1	Extension of increased payroll tax rebate for apprentices and trainees

The Government is continuing the payroll tax rebate on the wages of apprentices and trainees at the increased rate of 50% until 30 June 2019. This rebate is in addition to their wages being exempt and will be used as an offset against payroll tax payable on the wages of other employees.

The rebate extension is estimated to reduce revenue by $26 million in 2018-19.

4.3.2	Waste Disposal Levy

The Government is committed to developing a comprehensive waste management strategy with a key component being the implementation of a Waste Disposal Levy. The levy will improve recycling outcomes and address interstate transportation of waste to Queensland.

The Waste Disposal Levy will commence in the first quarter of 2019 and will initially be set at $70 per tonne (higher for regulated waste) and increase by $5 per tonne per annum.

4.3.3	2017-18 MYFER measures

The 2017-18 MYFER outlined new revenue measures, including:

•	a 0.5% increase in the land tax rate for aggregated holdings above $10 million

•	an increase in Additional Foreign Acquirer Duty (AFAD) from 3% to 7%

•	an increase of $2 per $100 of dutiable value for premium light passenger vehicles

•	a 15% point of consumption tax on the net wagering revenue of betting operators licenced in Australia from bets placed in Queensland.

Land tax, AFAD and motor vehicle duty measures will apply from 1 July 2018. The point of consumption betting tax will apply from 1 October 2018, and is discussed further in section 4.5.4.

Further detail on these measures, including expected additional revenue, is included in Budget Paper 4 Budget Measures.

Budget Strategy and Outlook 2018-19

4.4	Queensland’s revenue trends

Chart 4.2 examines the contribution of the key revenue sources of GST, taxation and royalties to revenue growth. GST was the largest driver of growth in 2017-18, due to increases in both the GST pool distributed to states and Queensland’s share of the pool as determined by the Commonwealth Grants Commission. In 2018-19, taxation revenue contributes the largest proportion to growth, with a smaller increase to royalties expected as increasing petroleum royalty revenue is partially offset by decreasing coal royalties. Lower GST revenue is expected in 2018-19 compared to 2017-18, due to Queensland receiving a reduced share of the GST pool.

Total revenue growth, which is mainly driven by these three sources, is estimated to be 2.1% on average over the five years to 2021-22. This is far lower than the 7.6% average growth over the last fifteen years to 2016-17.

Chart 4.2	Contribution to growth of key revenues[1]

Note:

1.	Annual percentage point contribution to growth of the aggregate of three categories (GST, royalties and taxes). Total is the annual % growth in revenues of the aggregate of the three categories.

Total revenue growth over the forward estimates is mainly driven by moderate taxation revenue growth, averaging 5.3% over the five years to 2021-22, supported by expected growth in major taxes such as payroll tax, transfer duty and land tax, and also by the introduction of the Waste Disposal Levy. Taxation revenue as a proportion of Queensland’s economy will remain stable over this period rising only slightly from 3.9% in 2018-19 to 4.0% in each year to 2021-22, below the recent peak of 4.3% in 2014-15.

Total royalty revenue is expected to decline in 2019-20 and 2020-21 in line with declining coal prices. GST revenue increased by 9.1% in 2017-18, but is expected to decline in 2018-19 and 2019-20 due to Queensland’s share of the GST pool reducing, with modest growth forecast from 2020-21 as the GST pool increases. Over the four years to 2021-22, GST revenue growth is expected to average 0.8% per year.

Budget Strategy and Outlook 2018-19

4.5	Taxation revenue

Total revenue from taxation is expected to grow by 6.6% in 2018-19, following an estimated increase of 2.8% in 2017-18. Chart 4.3 indicates the composition of estimated State taxation revenue for 2018-19. The largest sources are payroll tax and transfer duty, which together represent around 52% of the State’s total taxation revenue in 2018-19.

Chart 4.3	State taxation by tax category, 2018-19[1]

Note:

1.

Percentages may not add to 100% due to rounding. ‘Other duties’ includes vehicle registration duty, insurance duty and other minor duties. ‘Other taxes’ includes the Emergency Management Levy, Waste Disposal Levy, guarantee fees and other minor taxes.

Budget Strategy and Outlook 2018-19

Table 4.2 shows the main components of taxation revenue.

Table 4.2	State taxation revenue[1]

	2016-17 Actual $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Payroll tax	3,695	3,887	4,086	4,312	4,574	4,850
Duties
Transfer	3,278	3,090	3,214	3,396	3,578	3,768
Vehicle registration	514	543	592	621	651	682
Insurance[2]	854	900	945	992	1,042	1,094
Other duties[3]	37	34	35	37	39	40
Total duties	4,684	4,567	4,786	5,046	5,309	5,584
Gambling taxes and levies
Gaming machine tax	684	718	750	784	819	819
Health Services Levy	73	85	93	103	113	124
Lotteries taxes	241	258	266	274	282	291
Betting taxes[4]	10	10	71	96	99	101
Casino taxes and levies	98	103	106	109	113	113
Keno tax	20	20	21	21	22	23
Total gambling taxes and levies	1,127	1,194	1,307	1,388	1,448	1,471
Other taxes
Land tax	1,082	1,183	1,313	1,368	1,433	1,512
Motor vehicle registration	1,681	1,755	1,829	1,892	1,961	2,032
Emergency Management Levy	484	509	536	559	583	609
Waste Disposal Levy	—	—	101	406	408	408
Guarantee fees[5]	115	139	150	165	186	206
Other taxes[6]	52	51	48	49	50	51
Total taxation revenue	12,919	13,284	14,155	15,184	15,951	16,722

Notes:

1.	Numbers may not add due to rounding.
2.	Includes duty on accident insurance premiums.
3.	Includes duty on life insurance premiums.
4.

Does not account for allocation of proceeds subject to commercial-in-confidence negotiations, for example, the quantum of compensation to Racing Queensland for impacts from implementation of the betting tax.

5.	Includes competitive neutrality fees charged to government-owned corporations.
6.	Includes the Statutory Insurance Scheme Levy and Nominal Defendant Levy.

Budget Strategy and Outlook 2018-19

4.5.1	Queensland’s competitive tax status

Taxation can impact on business decisions regarding investment and employment, and also household investment and home ownership. Maintaining the competitiveness of Queensland’s tax system provides a competitive advantage to business and moderates the tax burden for its citizens, and is therefore fundamental to the Government’s commitment to job creation and sustainable development.

One of the Government’s fiscal principles is to maintain competitive taxation by ensuring General Government Sector own-source revenue remains at or below 8.5% of nominal gross state product (GSP), on average, across the forward estimates. Own-source revenue is the total State revenue less any grants received from external sources, mainly the Australian Government. This principle is expected to be met over the forward estimates period, with own-source revenue below 8.5% of GSP. Chapter 3 provides more detail on the Government’s fiscal principles.

As Chart 4.4 shows, taxation per capita in Queensland is significantly lower than the average taxation per capita in the other states and territories. In 2018-19, it is estimated that Queensland’s taxation per capita of $2,808 will be $875 per capita less than the average of other jurisdictions.

Chart 4.4	Taxation per capita, 2018-19

Sources: 2018-19 Budget for all jurisdictions except New South Wales, South Australia and Tasmania where 2017-18 mid-year updates are used. Population estimates from the 2018-19 Commonwealth Budget.

Budget Strategy and Outlook 2018-19

Table 4.3 demonstrates that the Queensland tax system remains amongst the most competitive in Australia, using various measures of tax competitiveness.

Queensland’s tax effort, as measured by the Commonwealth Grants Commission, was 14.9% below the national average in 2016-17. A third measure of competitiveness, taxation as a share of GSP, also confirms that Queensland’s taxes are competitive with other states.

Table 4.3	Queensland’s tax competitiveness

	NSW	Vic.	Qld	WA	SA	Tas.[4]	ACT[5]	NT4	Avg[6]
Taxation per capita[1]($)	4,090	3,686	2,808	3,382	2,674	2,277	4,518	2,198	3,683
Taxation effort[2] (%)	103.9	105.0	85.1	102.4	102.8	89.3	97.3	84.2	100.0
Taxation % of GSP[3] (%)	5.4	5.3	4.0	3.4	4.3	3.8	4.4	2.3	4.9

Notes:

1.

2018-19 data. Sources: 2018-19 Budget for all jurisdictions except New South Wales, South Australia and Tasmania, where 2017-18 mid-year updates are used. Population data from Commonwealth 2018-19 Budget.

2.

2016-17 data. Source: Commonwealth Grants Commission 2018 Update – total tax revenue effort for assessed taxes (payroll, transfer duty, land tax, insurance duty and motor vehicle taxes). Revenue raising effort ratios are an indicator of the extent to which governments burden their revenue bases.

3.	2016-17 data. Sources: Australian Bureau of Statistics 5506.0 and ABS 5220.0.
4.	Low taxation per capita primarily reflects the lower revenue raising capacity of those jurisdictions.
5.	Figures include municipal rates.
6.	Weighted average of states and territories, excluding Queensland (aside from taxation effort, which is the average of all states).

4.5.2	Payroll tax

The overall payroll tax rate of 4.75% is the lowest in Australia and the exemption threshold of $1.1 million is the highest threshold of any mainland state. Queensland employers with total yearly Australian taxable wages between $1.1 million and $5.5 million also obtain a partial deduction, with the deduction withdrawn at a rate of $1 in every $4 of taxable wages.

In addition to the wages of eligible apprentices and trainees being exempt from payroll tax, a 25% payroll tax rebate was applied to these wages from 1 July 2015. To offer an added incentive for businesses to employ apprentices and trainees, the rebate was increased to 50% from 1 July 2016 to 30 June 2018. In this Budget, the increased rebate has been extended a further 12 months, and will provide additional support to businesses employing apprentices and trainees to 30 June 2019.

Payroll tax collections are estimated to be $4.086 billion in 2018-19, representing growth of 5.1% on 2017-18. The 2017-18 estimated actual is 1.8% higher than forecast in the 2017-18 Budget, with key sectors such as construction, manufacturing and mining and associated industries contributing to growth for the first time in two years.

The average annual payroll tax growth is forecast to be 5.6% over the five years to 2021-22, compared to the average of 7.8% over the period from 2001-02 to 2016-17.

Budget Strategy and Outlook 2018-19

4.5.3	Duties

Duties are levied on a range of financial and property transactions. The major duties include transfer, vehicle registration and insurance duties.

Transfer duty

Transfer duty is charged at various rates on the transfer of real and business property. The Queensland Government offers extensive concessions for the transfer of land where the property is purchased as a home. For example, eligible home buyers pay a 1% concessional rate on dutiable values up to $350,000, rather than the normal schedule of rates between 1.5% and 3.5% for those values. If a first home buyer purchases a property up to $500,000 they will pay no duty, with reduced rates available up to $550,000.

Revenue from transfer duty is expected to be 4.0% higher in 2018-19 than in 2017-18. This follows a fall of 5.7% in 2017-18 that was largely due to a reduction in large non-residential transactions. Growth in 2018-19 is expected to be driven by modest growth in residential and non-residential transactions and the 1 July 2018 rate increase for additional foreign acquirer duty.

Over the five years to 2021-22, transfer duty is estimated to grow by 2.8% on average per annum.

Vehicle registration duty

Vehicle registration duty is charged on the dutiable value of a motor vehicle on the transfer or initial registration, with a general rate of 2% to 4% dependent on the number of cylinders or rotors of the vehicle. From 1 July 2018, an additional $2 per $100 of dutiable value will be applied for vehicles valued above $100,000.

Revenue from vehicle registration is expected to grow by 9.1% in 2018-19 following growth of 5.6% in 2017-18, with the higher growth due to the introduction of the premium motor vehicle duty from 1 July 2018.

4.5.4	Gambling taxes and levies

A range of gambling activities are subject to State taxes and levies. Total gambling tax and levy collections are estimated to grow by 9.5% in 2018-19, and 5.5% on average over the five years to 2021-22, with these growth rates supported by increased revenue from the new point of consumption tax on betting (betting tax).

Responding to changing consumer behaviour facilitated by increased use of online and interactive technologies, a 15% betting tax will apply from 1 October 2018. The revised date for commencement allows for industry preparation for commencement of the tax, post enactment. Forecasts as at the 2017-18 MYFER were based on the betting tax applying to online wagering only and before allocation of proceeds. Some of these allocations are subject to commercial-in-confidence discussions/negotiation.

Budget Strategy and Outlook 2018-19

The betting tax will be implemented in line with other states and territories including South Australia, Victoria, and the Australian Capital Territory. As such, the tax will apply to the net wagering revenue of betting operators licensed in Australia from bets placed by customers in Queensland. This change, and the gross revenue amount excluding allocations of proceeds subject to commercial-in-confidence discussions/negotiation, account for the increased gross revenue from this tax since the 2017-18 MYFER.

Smaller betting operators will not incur a betting tax liability as the rate of 15% applies to taxable wagering revenue exceeding an annual tax-free threshold amount of $300,000. No tax will be paid on a betting operator’s revenue up to and including $300,000 in a financial year. Reconciliation against the threshold in the annual return, and refund provisions for any overpayment, will ensure this. In 2018-19 there will be a proportionate reduction of the tax-free threshold to reflect the 1 October commencement. The new point of consumption betting tax replaces the existing place of supply wagering tax that applied only to the sole retail wagering licensee in Queensland.

4.5.5	Land tax

Land tax is levied on the taxable value of the landowner’s aggregated holdings of freehold land owned in Queensland as at midnight on 30 June each year. The principal place of residence is deducted from the value.

Resident individuals are generally liable for land tax if the total taxable value of the freehold land owned by that person as at 30 June is equal to or greater than $600,000. Companies, trustees and absentees are liable for land tax if the total taxable value of the freehold land owned as at 30 June is equal to or greater than $350,000.

Land tax is estimated to grow by 11% to $1.313 billion in 2018-19, largely due to the new marginal tax rate on land holdings above $10 million from 1 July 2018, along with growth in land values in recent years.

4.5.6	Tax expenditures

Tax expenditures are reductions in tax revenue that result from the use of the tax system as a policy tool to deliver Government policy objectives. Tax expenditures are provided through a range of concessions, including tax exemptions, reduced tax rates, tax rebates, tax deductions and provisions which defer payment of a tax liability to a future period. Appendix B provides details of tax expenditure arrangements currently provided by the Queensland Government.

4.6	Grants

Grants revenue is comprised of Australian Government grants, grants from the community and industry, and other miscellaneous grants. The 2.7% decline in grants revenue in 2018-19 is driven by a decline in GST revenue and payments for specific purposes from the Commonwealth.

Budget Strategy and Outlook 2018-19

Table 4.4	Grants revenue[1]

	2016-17 Actual $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Current grants
GST revenue	13,939	15,210	14,794	14,598	14,946	15,699
Other Australian Government grants	10,302	11,066	10,950	11,333	11,862	12,454
Other grants and contributions	299	307	257	258	251	249
Total current grants	24,540	26,583	26,001	26,189	27,059	28,402
Capital grants
Australian Government grants	2,742	1,828	1,667	1,957	1,993	1,935
Other grants and contributions	101	70	33	10	9	50
Total capital grants	2,843	1,898	1,700	1,967	2,002	1,985
Total Australian Government[2]	26,983	28,105	27,411	27,888	28,802	30,088
Total grants revenue	27,383	28,481	27,701	28,156	29,062	30,387

Notes:

1.	Numbers may not add due to rounding.
2.	Queensland Treasury estimates. Differs from Chapter 7 due to the inclusion of direct Australian Government payments to Queensland agencies for Commonwealth own purpose expenditure.

4.6.1	Australian Government payments

Australian Government payments to Queensland in 2018-19 are expected to total $27.411 billion, representing a decrease of $694 million compared to payments in 2017-18. This decrease is made up of a $415 million (2.7%) decrease in GST revenue and a $278 million (2.2%) decrease in total payments for capital and other Australian Government grants.

The decline in GST revenue is due to Queensland receiving a reduced share of the GST pool in 2018-19, based on Commonwealth Grants Commission recommendations. The decrease in payments for specific purposes is mainly due to lower national partnership (NP) payments, particularly the cessation of the National Partnership on Remote Housing.

Chapter 7 provides detailed background on federal-state financial arrangements, including Queensland’s share of GST revenue and other Australian Government payments to Queensland.

4.6.2	Other grants and contributions

Other grants and contributions are funds received from other state and local government agencies, other bodies and individuals. Contributions exclude Australian Government grants and user charges. The main sources of contributions are those received from private enterprise and community groups to fund research projects and community services and contributed assets and goods and services received for a nominal amount.

Budget Strategy and Outlook 2018-19

4.7	Royalty revenue

The State earns royalties from the extraction of coal, base and precious metals, bauxite, petroleum and gas, mineral sands and other minerals. Royalties ensure some of the proceeds of the extraction of non-renewable resources are returned to the community. Land rents are also earned from pastoral holdings, and mining and petroleum leases. Royalties and land rents are detailed in Table 4.5.

Table 4.5	Royalties and land rents[1]

	2016-17 Actual $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Coal	3,405	3,768	3,522	3,135	2,774	2,866
Petroleum[2]	98	188	447	446	438	450
Other royalties[3]	376	371	479	506	515	506
Land rents	122	157	167	172	178	189
Total	4,000	4,484	4,615	4,260	3,904	4,011

Notes:

1.	Numbers may not add due to rounding.
2.	Includes CSG.
3.	Includes base and precious metals and other minerals royalties.

The largest factor affecting upwards revisions to royalties since the 2017-18 Budget is the continued strength in the hard coking coal price, resulting in a significant uplift to price assumptions across 2018-19 and a more gradual return to a medium-term price assumption. While royalty revenue estimates in the 2017-18 MYFER were based on an expectation the hard coking coal price would decline from the end of 2017, prices increased further in the first few months of 2018 before declining on average between March and May 2018. Prices are expected to continue to progressively decline to a medium-term price of $US130/t.

There is a high degree of uncertainty associated with estimates of commodity prices, which can have significant impacts on royalty revenue. Risks to coal export volumes also have the potential to impact royalty estimates, though changes to export volumes may in turn impact prices. Specific risk factors are considered in developing forecasts and include the level of exposure of mining operations to the risk of natural disasters and the timing of scheduled maintenance for the rail network and ports. For 2018, the potential for reduced throughput over the Aurizon Network following the economic regulator’s draft decision on the 2017 Draft Access Undertaking is also a consideration, although any impact is not expected to be significant and coal exports are expected to be higher overall in 2018-19. Appendix C outlines the sensitivity of coal royalty estimates to individual changes in price, volume and exchange rate parameters.

Budget Strategy and Outlook 2018-19

At the same time, the contribution of royalties to overall revenue growth and volatility is limited by its quantum. Royalties make up 7.7% of total revenue in 2018-19, compared to 24.5% for state taxes and 25.6% for GST.

Royalty revenue exceeded the previous 2008-09 peak for the first time in 2016-17, and increased by a further 11.6% in 2017-18 as coal prices remained strong and petroleum (including LNG) royalties increased.

While royalties are expected to grow modestly in 2018-19, a gradual decline of 3.1% is expected per year on average over the four years to 2021-22. While the coal price is expected to decline 9.9% per year on average as it returns to medium-term levels, total royalties are expected to be supported by growth in other factors, such as coal volumes and stronger petroleum revenue from increased Brent oil prices.

Assumptions underlying the royalty estimates, and the sensitivity of royalty estimates to changes in the assumptions are contained in Appendix C.

4.7.1	Coal Royalties

Chart 4.5 shows coking coal price forecasts compared to the 2017-18 Budget and average quarterly price from the latest Consensus Economics forecasts. Consensus Economics is a monthly survey of more than 40 energy and metals analysts outlining their price forecasts for a range of commodities. The Australian Government’s 2018-19 Budget assumed that the coking coal spot price would fall over the June and September quarters of 2018 to reach US$120 per tonne by the December 2018 quarter.

Revisions since the 2017-18 Budget are in line with Consensus Economics forecasts in the next few years, with a degree of conservatism in the medium-term.

Budget Strategy and Outlook 2018-19

Chart 4.5	Coking coal price forecasts by iteration[1]

Sources: Queensland State Budget 2017-18 and 2018-19 and Consensus Economics Energy and Metals May 2018.

Hard coking coal prices increased sharply in the second half of 2016, driven by factors such as a program of rationalisation for China’s coal production, as well as logistical bottlenecks and seaborne supply constraints. Across 2017, coal prices remained above the historical average shown in Chart 4.6 but displayed moderate volatility, declining rapidly in the early months of 2017 but increasing again following Severe Tropical Cyclone Debbie. While strengthening global economic conditions are supporting a continued strength in coal prices during 2018, royalty forecasts incorporate a gradual decline in coal prices to $US130/t by 2020-21.

On a year average basis, the premium hard coking coal price is estimated to increase 2.6% in 2017-18 to $US198 per tonne, and is expected to decline 18.5% to $US161 per tonne in 2018-19.

Budget Strategy and Outlook 2018-19

Chart 4.6	Coking coal price

Source: Consensus Economics and Queensland Treasury.

4.7.2	Petroleum royalties

Oil prices factor strongly into royalty forecasts, with most of the LNG produced in Queensland sold under long-term contracts linked to oil prices. Since the 2017-18 Budget, estimates of Brent oil prices have been revised up by 28.8% to $US73 per barrel on average in 2018-19. Prices are expected to moderate from current levels as the impact of temporary factors affecting supply is reduced, leading to smaller royalty increases in 2019-20 and 2020-21. Oil prices are expected to remain steady from 2019-20, consistent with expectations for production and consumption remaining at similar levels. Forecasts of the Brent oil price are detailed in Appendix C and are similar to Consensus Economics forecasts. Forecasts of LNG volumes are similar to the 2017-18 Budget.

Significant growth in LNG exports over the last few years is supporting growth in petroleum royalty forecasts. Efforts to support LNG industry growth in Queensland also has broader benefits including job creation, and in turn supports increased revenue collection by the Australian Government.

Petroleum royalties have been revised up by $253 million in 2018-19 since the 2017-18 Budget, mainly resulting from increased Brent oil prices. The value of coal seam gas, which is largely based on export LNG prices less allowable deductions, has meant that increased oil prices have had a proportionally larger impact on petroleum royalties.

Budget Strategy and Outlook 2018-19

4.7.3	Other royalties

Other royalties include revenue from metals mined in Queensland such as copper, lead and zinc and other minerals including bauxite. Revenue from other royalties is expected to grow 29.0% in 2018-19, supported by a stronger outlook for base and precious metals prices. This follows small declines of 1.4% in 2016-17 and 1.2% in 2017-18.

4.7.4	Land rents

Revenue from land rents derived from mining and petroleum leases and pastoral holdings are expected to grow 6.1% in 2018-19.

4.8	Sales of goods and services

Sales of goods and services revenue comprises cost recoveries from providing goods or services. Table 4.6 provides a breakdown of the category.

The Government provides concessions in the form of discounts, rebates and subsidies to improve access to and the affordability of a range of services for individuals or families, based on eligibility criteria relating to factors such as age, income and special needs or disadvantage. Appendix A provides details of the concession arrangements provided by the Queensland Government.

Table 4.6	Sales of goods and services[1]

	2016-17 Actual $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Fee for service activities	2,370	2,377	2,135	2,221	2,199	2,202
Public Transport: South East Queensland	356	338	344	353	362	363
Rent revenue	533	577	597	628	661	830
Sale of land inventory	65	52	59	66	97	98
Hospital fees	794	859	879	892	907	919
Transport and traffic fees	398	426	448	467	485	504
Other sales of goods and services	1,127	1,233	1,269	1,320	1,363	1,390
Total	5,642	5,861	5,731	5,947	6,074	6,306

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2018-19

4.8.1	Fee for service activities

Major items of fee for service activities across the General Government Sector include:

•	recoverable works carried out by the Department of Transport and Main Roads and the commercialised arm of the department

•	fees charged by Technical and Further Education (TAFE) colleges

•	fees charged by CITEC to commercial clients for information brokerage services.

4.8.2	Other sales of goods and services

As shown in Table 4.6, there are a variety of other types of sales of goods and services. These include revenue from public transport ticketing arrangements, rent or lease of government property, hospital fees, transport and traffic fees, title registration fees and other licences and permits.

4.9	Interest income

Interest income primarily comprises interest earned on investments, including those held for superannuation and insurance purposes.

Interest income is estimated to account for 3.8% of total General Government Sector revenue in 2018-19. Consistent with the 2017-18 Budget, interest income is expected to decline between 2017-18 and 2021-22 due to a reduction in the portfolio of financial assets held for defined benefit superannuation and in the Queensland Government Insurance Fund.

4.10	Dividend and income tax equivalent income

Dividend and income tax equivalent income accounts for 3.8% of total General Government Sector revenue in 2018-19.

Estimated revenue from dividend and income tax equivalent income in 2017-18 has been revised upwards by $629 million since the 2017-18 Budget, supported by increased earnings from electricity generation and network businesses. In 2018-19, dividend and income tax equivalent income is expected to decline $469 million mainly from the electricity generation and electricity network sectors. Dividend and income tax equivalent income is expected to decline over the four years to 2021-22, driven by reductions in dividend returns from the electricity network, electricity generation and water sectors. Trends in dividends and income tax equivalent income are discussed in more detail in Chapter 8.

Budget Strategy and Outlook 2018-19

4.11	Other revenue

Other revenue, including royalty revenue, accounts for 9.9% of total General Government Sector revenue in 2018-19. Royalties themselves account for 7.7% of revenue in 2018-19, and are discussed in section 4.7.

The major fines and infringements included in this category are issued by the Department of Transport and Main Roads (DTMR) and Queensland Police Service (QPS), incorporating fixed and mobile camera offences, speeding and tolling offences. Revenue from fines and forfeitures are expected to grow by 11.5% in 2018-19.

Table 4.7	Other revenue[1]

	2016-17 Actual $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Royalties and land rents	4,000	4,484	4,615	4,260	3,904	4,011
Fines and forfeitures	375	400	446	471	507	520
Revenue not elsewhere classified	847	739	672	664	672	682
Total	5,222	5,623	5,733	5,395	5,083	5,212

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2018-19

5	Expenses

Features

•

The 2018-19 Budget continues to target initiatives that drive more inclusive economic growth and job creation, reduce the cost of living pressures and enhance the safety, security and liveability of Queensland communities.

•

Expenses for 2017-18 are estimated to be $56.747 billion, an increase of $3.374 billion (or 6.3%) from 2016-17. The increase is due to growth funding to support ongoing demand for health services and student enrolments, expenditure in relation to the final preparation and delivery of the Gold Coast 2018 Commonwealth Games and establishment of a provision for the anticipated costs of Queensland participating in the National Redress Scheme for Survivors of Institutional Child Sexual Abuse (National Redress Scheme).

•

Total expenses are projected to grow at an average annual rate of 2.9% over the five years to 2021-22. This is a reduction from last year’s budget projected rate of 3.2% over the five years to 2020-21.

•

In 2018-19, General Government Sector expenses are estimated to be $57.590 billion, an expected increase of $843 million (or 1.5%) over the estimated actual for 2017-18. The increase is a result of continued demand growth in education, health and community services.

•	The average growth in employee expenses over the five years to 2021-22 is 4.5% per annum, reflecting growth in full time equivalents (FTEs) and the Government’s wages policy.

•

In 2018-19, the major areas of expenditure are health and education, which together constitute approximately 54.4% of General Government Sector expenses, the highest ever proportional spend on these services.

This chapter provides an overview of General Government Sector expenses for the estimated actual for 2017-18, forecasts for the 2018-19 Budget year and projections for 2019-20 to 2021-22. The forward estimates are based on the economic projections outlined in Chapter 2.

5.1	2017-18 estimated actual

General Government Sector expenses in 2017-18 are estimated to be $56.747 billion, $767 million higher than the 2017-18 Mid Year Fiscal and Economic Review (MYFER) estimate. The increase since MYFER is largely driven by provisioning for the anticipated costs of Queensland participating in the National Redress Scheme for Survivors of Institutional Child Sexual Abuse, and the Australian Government’s advance payment of financial assistance grants to local governments in 2017-18 for the 2018-19 financial year.

Budget Strategy and Outlook 2018-19

5.2	2018-19 Budget and out-years

Table 5.1	General Government Sector expenses[1]

	2016-17 Actual $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Employee expenses	21,258	22,838	23,807	24,645	25,541	26,466
Superannuation interest costs	514	665	667	717	774	778
Other superannuation expenses	2,661	2,819	2,887	2,933	2,957	3,001
Other operating expenses	15,582	17,382	15,774	15,119	15,291	15,745
Depreciation and amortisation	3,068	3,330	3,429	3,543	3,650	3,776
Other interest expenses	1,722	1,616	1,474	1,643	1,691	1,794
Grants expenses	8,568	8,096	9,552	10,075	9,926	10,019
Total Expenses	53,373	56,747	57,590	58,675	59,829	61,579

Note:

1.	Numbers may not add due to rounding.

General Government Sector expenses of $57.590 billion in 2018-19 represent an increase of $843 million (or 1.5%) over the 2017-18 estimated actual. Factors influencing the higher expenditure in 2018-19 include:

•	delivery of the Government’s election commitments including additional frontline nurses, police and firefighters

•	growth in demand for health services

•

growth in education expenditure reflecting student enrolment growth in Queensland schools, enterprise bargaining outcomes, maintaining secondary curriculum offerings for the half year cohort of students going into senior secondary and review of salary classification of school administration and support staff

•	job creation initiatives including Works for Queensland, Back to Work Packages, Skilling Queenslanders for Work and Jobs and Regional Growth package

•	community services initiatives continuing to improve the child protection system and support of the transition of disability services to the National Disability Insurance Scheme (NDIS)

•	costs associated with the introduction of the new Waste Disposal Levy including implementation costs, advance payments to local councils and industry support funding.

Budget Strategy and Outlook 2018-19

Expenditure largely isolated to 2017-18 for the delivery of Gold Coast 2018 Commonwealth Games and the provision for the anticipated cost of Queensland’s participation in the National Redress Scheme contribute to the observed reduced growth in 2018-19 expenses. Growth in 2018-19 is also impacted by the Australian Government’s advance payment of financial assistance grants in 2017-18 for 2018-19 and the 2018-19 whole-of-Government reprioritisation measures (refer to Budget Paper 4 Budget Measures).

5.3	Expenses by operating statement category

As outlined in Chart 5.1, the largest expense categories in the General Government Sector in 2018-19 are employee and superannuation expenses (47.4%), followed by other operating expenses (27.4%) that reflect non-labour costs of providing goods and services to government and non-government recipients including consultancies and contractors, transport service contract payments and repairs and maintenance.

Chart 5.1	Expenses by operating statement category, 2018-19

Chart 5.2 identifies the growth in expenses for each operating statement category between the 2017-18 estimated actual and the 2018-19 Budget. The fastest growth is in grant expenses, which primarily reflects the change in service delivery model of disability services with the State progressively transitioning to the National Disability Insurance Scheme (NDIS).

Budget Strategy and Outlook 2018-19

Chart 5.2	Growth in expenses by operating statement category - 2017-18 estimated actual to 2018-19 Budget

5.3.1	Employee expenses

Employee expenses include salaries and wages, annual leave and long service leave.

In 2018-19, employee expenses are expected to be $23.807 billion, $969 million or 4.2% higher than the 2017-18 estimated actual. This reflects both growth in full-time equivalents (FTEs) and the Government’s 2.5% wages policy. Much of the increase in employee expenses in 2018-19 is the key frontline service areas of health and education reflecting increasing demand for health services and student population growth.

Full-time equivalents

During the 2015 election, the Government made commitments to revitalise frontline service delivery. This resulted in FTEs increasing 14,269 (or 7.1%) in 2015-16 and 2016-17, and an estimated further 8,380 (or 3.88%) in 2017-18. Between March 2015 and March 2018:

•	teachers increased by 3,634 (or 8.6%)

•	teacher aides increased by 1,135 (or 12.2%)

•	nurses increased by 4,828 (or 17.3%)

•	health practitioners increased by 1,488 (or 15.2%)

•	doctors increased by 1,605 (or 20.3%)

•	ambulance officers increased by 376 (or 10.2%)

•	police officers increased by 302 (or 2.7%).

Budget Strategy and Outlook 2018-19

As at March 2018, 90.5% of public servants were engaged in frontline and frontline support roles. Chart 5.3 shows actual FTEs from 2005-06 to 2016-17 and estimated FTEs from 2017-18 to 2021-22.

Chart 5.3	Departmental FTEs

FTE growth is moderating. FTEs are estimated to increase by around 3,833 (or 1.71%) in 2018-19, with the majority of the increase being attributable to growth in health and education. These additional FTEs will continue to reduce the number of patients waiting longer than the recommended time, relieve pressure on class sizes and continue to improve student outcomes.

Given the tight fiscal environment and the fact that employee expenses represent the State’s largest expense category, the Government introduced a new fiscal principle in the 2016-17 Budget to maintain a sustainable public service where overall growth in FTEs, on average over the forward estimates, does not exceed population growth.

The overall average annual growth rate over 2017-18 to 2021-22, based on current estimates, is 1.71%. This compares to an estimated Queensland population growth of 1 3⁄4% annually. To enable ongoing monitoring, the Queensland Public Service Commission (PSC) will continue to collect agency workforce data on a quarterly basis for analysis and reporting purposes.

Budget Strategy and Outlook 2018-19

Box 5.1	Better data to drive decision making

As noted in previous years’ Budget Paper 2 Budget Strategy and Outlook, issues have existed for many years with collecting and reporting information about FTEs in the Queensland public service.

These issues have arisen primarily due to the existence of two methodologies to calculate the number of FTEs, and scope of agencies included within the reported numbers. The Minimum Obligatory Human Resource Information (MOHRI) data is published in quarterly Workforce Profile reports and used primarily for broader human resources planning purposes. The Budget FTE number is used to monitor the actual number of FTEs being paid by an agency.

The PSC, with support from Queensland Treasury, has been working on strategies to reduce inconsistencies and improve the quality of data being reported. This has included restructuring parts of the quarterly Workforce Profile reports so that the data for agencies that are included in Budget Paper 2, Table 5.2 is shown separately from those that are not.

The Government acknowledges that there are still limitations surrounding the use of the MOHRI data. The key limitation of the MOHRI methodology is the inconsistency with how employee expenses are accounted for and monitored in agencies. Further, the complexity of the MOHRI methodology means that data on FTEs is not readily available in a timely fashion.

The Government will improve the quality of information by:

•	enhancing data collection, reporting and monitoring of indirect employment, such as the use of labour hire, contractors and consultants

•	working with agencies to improve geographical reporting, including by postcode

•

reviewing the contents of the Workforce Profile reports to assess whether they are meeting the needs of users or whether further opportunities exist to provide tailored reporting, to be reported on by the 2018-19 MYFER

•	reviewing occupational codes to identify whether any additional key occupational groups exist which should be reported upon.

The Government is also committed to ensuring that public service staff are located where they are needed in the community. Around 32% of FTEs are located outside South East Queensland, consistent with population share. Regional Action Plans show increases in key service delivery occupations across the regions.

The devolved frontline service delivery models used in some agencies continue to present challenges for FTE estimation and monitoring, in particular when funding is provided in such a way that agencies determine how to most efficiently deliver services. Consistent with last year, the 2018-19 Budget FTE estimates build in an allowance for this.

Table 5.2 shows the funded FTE positions by department and is consistent with agency Service Delivery Statements.

Budget Strategy and Outlook 2018-19

Table 5.2	Funded controlled FTE positions by Department[1,2]

	2017-18 Adj. Budget[3]	2017-18 Est. Act	2018-19 Budget
Aboriginal and Torres Strait Islander Partnerships	315	327	324
Agriculture and Fisheries	2,089	2,131	2,128
Child Safety, Youth and Women[4]	4,631	4,638	4,834
Communities, Disability Services and Seniors[4,5]	2,675	2,676	2,241
Education	70,340	71,296	72,784
Electoral Commission of Queensland	56	56	60
Employment, Small Business and Training[4]	4,538	4,517	4,432
Environment and Science	3,074	3,083	3,093
Housing and Public Works	5,510	5,512	5,541
Innovation, Tourism Industry Development and the Commonwealth Games	193	194	173
Justice and Attorney-General	3,362	3,369	3,449
Local Government, Racing and Multicultural Affairs	178	181	188
Natural Resources, Mines and Energy	2,669	2,676	2,665
Office of the Inspector-General Emergency Management	22	22	22
Premier and Cabinet	480	478	467
Public Safety Business Agency	1,144	1,129	1,117
Public Service Commission	73	73	70
Queensland Audit Office	197	182	182
Queensland Corrective Services[4]	4,868	5,005	5,039
Queensland Fire and Emergency Services	3,280	3,280	3,321
Queensland Health (total-disaggregation below)	87,396	87,610	90,095
Queensland Police Service	15,463	15,566	15,696
Queensland Treasury	975	994	994
State Development, Manufacturing, Infrastructure and Planning	1,013	1,058	1,045
The Public Trustee of Queensland	609	611	615
Transport and Main Roads	7,490	7,505	7,427
Total	222,639	224,169	228,002

Budget Strategy and Outlook 2018-19

	2017-18 Adj. Budget[3]	2017-18 Est. Act	2018-19 Budget
Queensland Health Disaggregation
Health	7,415	7,497	7,645
Queensland Ambulance Service	4,346	4,402	4,507
Cairns and Hinterland Hospital and Health Service	4,923	4,937	4,971
Central Queensland Hospital and Health Service	2,890	2,980	3,052
Central West Hospital and Health Service	373	380	373
Children’s Health Queensland Hospital and Health Service	3,608	3,792	3,700
Darling Downs Hospital and Health Service	4,315	4,396	4,549
Gold Coast Hospital and Health Service	7,482	7,635	8,063
Mackay Hospital and Health Service	2,160	2,286	2,312
Metro North Hospital and Health Service	15,750	15,832	16,165
Metro South Hospital and Health Service	12,604	13,275	12,882
North West Hospital and Health Service	702	716	782
South West Hospital and Health Service	777	806	819
Sunshine Coast Hospital and Health Service	6,540	5,970	6,400
Torres and Cape Hospital and Health Service	926	961	943
Townsville Hospital and Health Service	5,180	5,381	5,401
West Moreton Hospital and Health Service	3,243	3,284	3,572
Wide Bay Hospital and Health Service	3,049	3,080	3,132
Funded unallocated FTEs[6]	1,113	—	827
Total Queensland Health	87,396	87,610	90,095

Notes:

1.	Numbers may not add due to rounding.
2.

Explanation of variations in departmental FTEs can be found in the Service Delivery Statements (SDSs). Departmental totals may include multiple tables from Service Delivery Statements, due to separate FTE tables being provided for Commercialised Business Units.

3.	Adjusted Budget reflects movements of FTEs following Machinery of Government changes only.
4.	Differs from SDSs due to departmental transfers which were not classified as Machinery of Government changes in the SDS.
5.	Decline in FTEs in 2018-19 reflects the transfer of clients with disability to the National Disability Insurance Scheme (NDIS).
6.	Funded unallocated FTEs represents estimates of additional FTEs which have not yet been allocated to particular Hospital and Health Services.

Budget Strategy and Outlook 2018-19

5.3.2	Superannuation expenses

The superannuation interest cost represents the imputed interest on the Government’s accruing defined benefit superannuation liabilities.

In determining the State’s defined benefit superannuation liabilities, AASB 119 Employee Benefits requires the discounting of future benefit obligations using yield rates on Government bonds net of investment tax. Interest costs are calculated on a net liability approach by applying the discount rate to both the gross liability and superannuation plan assets.

Superannuation interest costs are dependent on the applicable discount rates and increase marginally over the forward estimates as these rates increase. The defined benefit scheme, which is closed to new members and subject to interest rate fluctuations, will decline over time as members leave.

Other superannuation expenses represent employer superannuation contributions to accumulation superannuation and the current service cost of the State’s defined benefit obligation (or the increase in the present value of the defined benefit obligation resulting from employee service in the current period).

5.3.3	Other operating expenses

Other operating expenses comprise the non-labour costs of providing goods and services, including services to government and non-government organisations, repairs and maintenance, consultancies, contractors, electricity, communications and marketing.

In 2018-19, other operating expenses are expected to be $15.774 billion, a decrease of $1.609 billion or 9.3% lower compared to the 2017-18 estimated actual.

Other operating expenses decline significantly in 2018-19 due to:

•	delivery of the Gold Coast 2018 Commonwealth Games in 2017-18

•	the Government provisioning in 2017-18 for Queensland’s participation in the National Redress Scheme

•	continuing transition of specialist disability services to the NDIS. Queensland’s contributions to the NDIS are reflected as grants expenses.

Other operating expenses continue to decline in 2019-20 following the final year of transition to the NDIS in 2018-19.

Budget Strategy and Outlook 2018-19

5.3.4	Depreciation and amortisation

Depreciation and amortisation expense is an estimate of the progressive consumption of the State’s assets through normal usage, wear and tear and obsolescence. Growth in this expense category primarily reflects asset revaluations and the increasing investment in State infrastructure.

Depreciation expenses have increased since the 2017-18 MYFER in all years of the forward estimates following revisions for transport and health infrastructure.

5.3.5	Other interest expenses

Other interest expenses include interest paid on borrowings to acquire capital assets and infrastructure such as roads and government buildings.

Other interest expenses are estimated to decline $142 million in 2018-19 to $1.474 billion compared to $1.616 billion in 2017-18.

Interest costs have fallen significantly since the recent peak of $2.328 billion in 2014-15. The decline in General Government Sector debt servicing costs is due in part to the repatriation of surplus defined benefit superannuation assets and other balance sheet measures.

5.3.6	Grants expenses

Current grants include grants and subsidies to the community (such as non-state schools, hospitals, benevolent institutions and local governments) and personal benefit payments. Community Service Obligations (CSOs) are provided where Public Non-financial Corporations (PNFCs) are required to provide non-commercial services or services at non-commercial prices for the benefit of the community (for further details refer to Chapter 8).

Capital grants represent transfers to the PNFC Sector, local governments, not-for-profit institutions and other non-government entities, such as business and households (including the Queensland First Home Owners’ Grant and non-state schools) for capital purposes.

Table 5.3 provides a breakdown of grants by category and recipient type.

Budget Strategy and Outlook 2018-19

Table 5.3	Grants expenses[1]

	2016-17 Actual $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million
Current
Grants to local government	905	744	603
Grants to private and not-for-profit organisations
State funding for non-state schools	664	688	683
Australian Government funding for non-state schools	2,393	2,537	2,670
Other	1,220	1,434	1,514
Grants to other sectors of government
Community service obligations to PNFCs	615	499	472
Other payments to PNFCs	797	37	44
Other (includes payments to NDIA)	157	411	1,653
Other	437	305	238
Total current grants	7,189	6,656	7,878
Capital
Grants to local government	732	976	1,064
State funding for non-state schools	93	93	98
Grants to private and not-for-profit organisations	361	144	359
Payments to PNFCs	29	16	13
Queensland First Home Owners’ Grants	158	201	140
Other	6	10	—
Total capital grants	1,379	1,440	1,674
Total current and capital grants	8,568	8,096	9,552

Note:

1.	Numbers may not add due to rounding.

In 2017-18, total grant expenses are estimated to be $8.096 billion; $472 million lower than 2016-17. This decrease is mainly due to:

•	the payment in 2016-17 of the $771 million Electricity Affordability grant to Energy Queensland to remove the costs of the Solar Bonus Scheme from retail electricity prices from 2017-18 to 2019-20

•	the Australian Government’s payment in 2016-17 of the financial assistance grants to local governments for both 2016-17 and 2017-18. The 2018-19 grant will be paid in 2017-18.

The effect of these grant payments in 2016-17 were partially offset in 2017-18 by increased funding to non-state schools, grants under the Government’s job creation programs, First Home Owners’ Grants and payments by the State to the National Disability Insurance Agency (NDIA) on the progressive transition to the NDIS.

Budget Strategy and Outlook 2018-19

In 2018-19, total grant expenses are estimated to be $9.552 billion, an increase of $1.456 billion from 2017-18. The increase in grants expenses is mainly due to grants to other sectors of government, reflecting the change in service delivery model of disability services with the State progressively transitioning to the NDIS, higher capital grants to local councils under Natural Disaster Relief and Recovery Arrangements, waste strategy measures supported by the waste disposal levy and various election commitment expense measures. The increase in grants expenses in 2018-19 is partly offset by the Australian Government again making advance payment of the 2018-19 financial assistance grants to local councils in 2017-18.

5.4	Operating expenses by purpose

Chart 5.4 indicates the proportion of expenditure by major purpose classification for the 2018-19 Budget. Health accounts for the largest share of expenses (30.1%) followed by Education (24.3%).

The Australian Bureau of Statistics introduced a revised Classification of the Functions of Government Australia Framework, effective 1 July 2017, which has resulted in some reclassification of expenditure between purposes.

Chart 5.4	General Government Sector expenses by purpose, 2018-19

Budget Strategy and Outlook 2018-19

5.5	Departmental expenses

Data presented in Tables 5.4 and 5.5 provide a summary drawn from financial statements contained in the Service Delivery Statements (SDS). Further information on the composition of expenses, outputs delivered and factors influencing the movement in expenses can also be obtained from a department’s SDS.

Table 5.4	Departmental controlled expense[1,2]

	2017-18 Est. Act. $ 000	2018-19 Budget $ 000
Aboriginal and Torres Strait Islander Partnerships	90,905	86,868
Agriculture and Fisheries	470,493	481,707
Child Safety, Youth and Women	801,680	1,625,340
Communities, Disability Services and Seniors	2,130,417	868,802
Education	9,371,431	9,421,193
Electoral Commission of Queensland	58,286	48,033
Employment, Small Business and Training	569,445	1,074,848
Energy and Water Supply[3]	43,796	—
Environment and Science	548,345	813,880
Health Consolidated[4]	16,865,940	17,317,943
Housing and Public Works	2,193,512	2,469,903
Innovation, Tourism Industry Development and the Commonwealth Games	372,003	222,834
Inspector General Emergency Management	4,876	4,887
Justice and Attorney-General	1,081,575	602,728
Legislative Assembly	97,415	98,193
Local Government, Racing and Multicultural Affairs	484,553	436,063
National Parks, Sport and Racing[3]	152,700	—
Natural Resources, Mines and Energy	530,990	663,388
Office of the Governor	7,126	7,174
Office of the Ombudsman	8,677	9,205
Premier and Cabinet[5]	205,286	116,370
Public Safety Business Agency	437,286	422,577
Public Service Commission	15,969	14,598
Queensland Audit Office	42,667	43,821
Queensland Corrective Services	469,406	951,883
Queensland Fire and Emergency Services	678,022	702,492
Queensland Police Service	2,320,969	2,325,591
Queensland Treasury	321,494	256,965
Science, Information Technology and Innovation[3]	176,127	—
State Development, Manufacturing, Infrastructure and Planning	401,707	595,992
The Public Trustee of Queensland	88,154	95,362
Transport and Main Roads	5,728,206	5,885,706
Total expenses	46,769,458	47,664,346

Budget Strategy and Outlook 2018-19

Notes:

1.

Total expenses by department do not equate to total General Government expenses in Uniform Presentation Framework (UPF) terms reported elsewhere in the Budget Papers as General Government expenses include a wider range of entities including State Government statutory authorities. In addition, transactions eliminated between entities within the General Government Sector are excluded in the preparation of whole-of-Government UPF financial statements.

2.	Explanation of variations in departmental controlled expenses can be found in the Service Delivery Statements.
3.	Ceased 12 December 2017.
4.	This represents Health Consolidated in the Service Delivery Statement, which consolidates Queensland Health controlled, the Hospital and Health Services, and Queensland Ambulance Service.
5.	Excludes Corporate Administration Agency.

Budget Strategy and Outlook 2018-19

Table 5.5	Departmental administered expense[1,2]

	2017-18 Est. Act. $ 000	2018-19 Budget $ 000
Aboriginal and Torres Strait Islander Partnerships	14,261	12,518
Agriculture and Fisheries	27,717	40,370
Child Safety, Youth and Women	494,601	5,868
Communities, Disability Services and Seniors	811,834	1,929,471
Education	3,413,315	3,550,845
Energy and Water Supply[3]	233,064	—
Environment and Science	71,194	139,452
Health	73,784	18,748
Housing and Public Works	23,892	52,079
Innovation, Tourism Industry Development and the Commonwealth Games	625,534	107,889
Justice and Attorney-General	400,860	415,442
Local Government, Racing and Multicultural Affairs	750,723	247,124
National Parks, Sport and Racing[3]	31,688	—
Natural Resources, Mines and Energy	335,764	533,012
Premier and Cabinet	137,247	123,127
Queensland Police Service		734
Queensland Treasury	6,002,470	6,049,595
Science, Information Technology and Innovation[3]	37,433	—
State Development, Manufacturing, Infrastructure and Planning	222,792	604,240
The Public Trustee of Queensland	604	—
Total expenses	13,708,777	13,830,514

Notes:

1.

Total expenses by department does not equate to total General Government expenses in Uniform Presentation Framework (UPF) terms reported elsewhere in the Budget Papers as General Government expenses include a wider range of entities including State Government statutory authorities. In addition transactions eliminated between entities within the General Government Sector are excluded in the preparation of whole-of-Government UPF financial statements.

2.	Explanation of variations in departmental administered expenses can be found in the Service Delivery Statements.
3.	Ceased 12 December 2017.

Budget Strategy and Outlook 2018-19

6	Balance sheet and cash flows

Features

•

Due to a stronger than expected 2017-18 operating surplus, borrowing in 2017-18 is expected to remain below projections in the 2017-18 MYFER and be nearly $2.4 billion lower than projected in the 2017-18 Budget.

•

General Government Sector debt is expected to increase slightly from $31.367 billion in 2017-18 to $32.311 billion in 2018-19. This is $1.6 billion lower than the projection for 2018-19 at the time of the 2017-18 MYFER and over $4 billion lower than 2017-18 budget.

•

The reduction in General Government debt in 2017-18 has provided the Government with the capacity to fund essential infrastructure and capital works over the forward estimates, while General Government debt and Non-financial Public Sector (NFPS) debt remains lower each year than predicted in the 2017-18 Budget.

•

The State’s net worth, the amount by which its assets exceed its liabilities, is forecast to be over $208 billion by 2020-21, $2.35 billion higher than at the time of the 2017-18 MYFER. The increase since the 2017-18 MYFER predominantly reflects lower than expected borrowing as a result of the strong 2017-18 operating surplus.

•

At the time of 2017-18 MYFER, net cash inflows from operating activities for 2017-18 were expected to cover 68.9% of net investments in Non-financial Assets (NFAs) for the General Government Sector. The estimated actual coverage is now expected to be nearly 100%.

•

The total capital program for 2018-19 Budget of $45.769 billion for the period 2018-19 to 2021-22 is comprised of $40.543 billion of Purchases of Non-financial Assets (PNFA), $4.074 billion of capital grant expenses and acquisitions of non-financial assets under finance leases of $1.151 billion.

6.1	Context

The balance sheet shows the projected assets, liabilities and net worth of the General Government Sector as at 30 June each financial year. It is important for the Government to maintain a strong balance sheet to provide it with stability, flexibility and capacity to deal with emerging financial and economic pressures, and to provide a strong foundation for future economic growth.

The cash flow statement shows the expected cash flows of the General Government Sector during each financial year of the forward estimates. The main difference between the accrual operating statement and the cash flow relates to the timing of cash payments and receipts and their recognition in accrual terms and the inclusion of non-cash expenses and revenues. The largest differences between accrual accounting and cash flows are in relation to depreciation and superannuation. Differences due to the timing of receipt or payment of amounts are recorded as either a receivable or payable in the balance sheet.

Budget Strategy and Outlook 2018-19

6.2	Balance Sheet

Table 6.1 provides a summary of the key balance sheet aggregates for the General Government Sector.

Table 6.1	General Government Sector: summary of budgeted balance sheet[1]

	2017-18 Budget $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Financial assets	60,814	61,544	59,460	58,581	58,642	58,458
Non-financial assets	212,407	210,900	214,752	219,987	224,570	229,016
Total assets	273,222	272,443	274,212	278,568	283,213	287,474
Borrowings	33,758	31,367	32,311	35,861	39,588	42,290
Advances and deposits	1,544	2,231	1,816	1,533	1,367	1,384
Superannuation liability	23,355	25,294	23,414	21,334	19,946	18,877
Other provisions and liabilities	12,642	13,865	14,034	14,065	14,211	14,407
Total liabilities	71,299	72,757	71,575	72,793	75,112	76,958
Net worth	201,922	199,686	202,636	205,775	208,101	210,515
Net financial worth	(10,485)	(11,213)	(12,115)	(14,211)	(16,470)	(18,501)
Net financial liabilities	33,273	34,216	35,928	38,362	40,540	42,462
Net debt	1,622	(267)	2,815	7,336	11,018	13,707

Note:

1.	Numbers may not add due to rounding and bracketed numbers represent negative numbers.

6.2.1	Financial assets

The General Government Sector holds the equity of the State’s public enterprises, principally its shareholding in government-owned corporations (GOCs) but also Public Financial Corporations like Queensland Treasury Corporation (QTC), in much the same manner as the parent or holding company in a group of companies. The estimated investment in public enterprises is included in the General Government Sector’s financial assets.

Financial assets of $61.544 billion are estimated for 2017-18, $730 million higher than originally budgeted for 2017-18. Receivables are $333 million higher than budgeted, which includes dividends from other sectors.

Between 2017-18 and 2019-20, financial assets are projected to decrease by $2.963 billion as investments are repatriated from the actuarially assessed defined benefit superannuation fund and Queensland Government Insurance Fund (QGIF) surpluses. These repatriations, announced in previous budgets, will be used to fund the State Infrastructure Fund and additional priority capital projects as well as reducing debt.

Budget Strategy and Outlook 2018-19

Chart 6.1 shows forecast General Government Sector financial assets by category at 30 June 2019. Investments held to meet future liabilities, including superannuation and insurance, comprise the major part of the State’s financial assets.

Chart 6.1	Forecast General Government Sector financial assets by category, at 30 June 2019

6.2.2	Non-financial assets

General Government Sector non-financial assets are estimated to total $210.9 billion at 30 June 2018, $1.507 billion lower than forecast at 2017-18 Budget and $281 million higher than in the 2017-18 MYFER.

The decrease since the 2017-18 Budget reflects the flow through of a net downward revaluation at 30 June 2017 primarily for road infrastructure assets. These revaluations were incorporated into the 2017-18 MYFER.

NFAs in 2018-19 are expected to grow by $3.852 billion over the 2017-18 estimated actuals, to be $214.752 billion at 30 June 2019. These assets consist primarily of land and other fixed assets of $207.985 billion, the majority of which are roads, schools, hospitals and other infrastructure used to provide services to Queenslanders. Other non-financial assets of $6.767 billion held by the State include prepayments and deferred income tax assets relating to GOCs.

Budget Strategy and Outlook 2018-19

General Government Sector capital expenditure for 2018-19 is forecast to be $7.601 billion, which comprises $5.927 billion of PNFA, and $1.674 billion of capital grant expenses. In addition to these, acquisitions of non-financial assets under finance leases are forecast to be $864 million, bringing the total General Government Sector capital program for 2018-19 to $8.465 billion.

Over the four years to 2021-22, General Government Sector capital expenditure is forecast to be $32.078 billion, which comprises $27.961 billion of PNFA, and $4.117 billion of capital grant expenses. Acquisitions of non-financial assets under finance leases are forecast to be $1.151 billion, bringing the total General Government Sector capital program over the period to $33.229 billion.

General Government Sector PNFA are forecast to increase from $4.905 billion in the 2017-18 estimated actual to $7.081 billion in 2021-22. This increase reflects the Government’s commitment to providing essential infrastructure and capital works to deliver productivity enhancing infrastructure, strengthening local economies and supporting local jobs.

One of the Government’s fiscal principles targets net operating surpluses that ensure General Government Sector PNFA are funded primarily through recurrent revenues rather than borrowing. Forecast net operating cash flows from 2017-18 to 2021-22 of $17.670 billion are funding net investments in NFAs of $31.414 billion. Net cash inflows from operating activities equate to 59.7% of the funding required for the 2018-19 General Government Sector net investments in NFAs, and averages 59.3% across the period 2017-18 to 2021-22.

The State has also entered into a number of finance leases, mainly in relation to Public Private Partnerships, totalling $1.710 billion over the period 2017-18 to 2019-20, including:

•	$1.030 billion for New Generation Rollingstock

•	$430 million for the Toowoomba Second Range Crossing

•	$195 million for the Gold Coast Light Rail - Stage 2.

Generally, at the commencement of finance leases, the non-financial assets and the borrowings of the State increase by an equal amount to reflect the acquisition of the asset from the proponent. There are no cash impacts on the commencement of the lease - the finance lease liabilities are subsequently repaid under the terms of the Public Private Partnership agreement.

Purchases of non-financial assets by the NFPS over the period 2018-19 to 2021-22 are forecast to be $40.543 billion, which is an average of $10.136 billion per annum. With capital grant expenses of $4.074 billion, this brings total capital expenditure to $44.618 billion. In addition to this, acquisitions of non-financial assets under finance leases of $1.151 billion bring the total capital program over the period to $45.769 billion. While its primary aim is to facilitate service delivery to Queenslanders, infrastructure investment makes an important contribution to the economy and is a cornerstone of the Queensland job market, particularly in the construction industry.

Budget Strategy and Outlook 2018-19

6.2.3	Liabilities

General Government Sector

Estimated General Government Sector liabilities of $72.757 billion in 2017-18 are $1.458 billion higher than the 2017-18 Budget. The superannuation liability was $1.939 billion higher, mainly from the flow through of actuarial adjustments at 30 June 2017, as well as lower beneficiary payments. Advances received were higher as more GOCs joined the cash management scheme and there was an increase in other liabilities, predominantly the State’s commitment to join the National Redress Scheme for Survivors of Institutional Child Sexual Abuse. Partially offsetting these increases was lower debt than expected at the time of the 2017-18 Budget mainly resulting from improved royalty revenue.

Due to the Government’s commitment to sustainable fiscal management, General Government Sector borrowing is expected to fall $1.893 billion from $33.260 billion in 2016-17 to $31.367 billion in 2017-18.

Total liabilities in the General Government Sector in 2018-19 will reduce by $1.182 billion from the 2017-18 estimated actual, predominantly due to lower superannuation liabilities. Liabilities relating to employee entitlements (principally superannuation and long service leave) are projected to total $29.302 billion at 30 June 2019, a 5.6% decrease on the 2017-18 estimated actual. The State’s defined benefit fund has been closed to new entrants since 2008. Given the age profile of those employees still in that fund, retirements are also increasing. Accordingly, the State’s superannuation liability is now declining over the forward estimates. In addition, an anticipated increase in bond rates across the forward estimates contributes to the expected decline.

General Government Sector borrowings of $32.311 billion are budgeted for 2018-19, $4.082 billion lower than the projection in the 2017-18 Budget and $1.601 billion lower than projected at the time of the 2017-18 MYFER. Borrowings are expected to increase by $10.923 billion between 2017-18 and 2021-22 in support of PNFA’s of $27.961 billion.

The composition of the General Government Sector’s forecast liabilities at 30 June 2019 is illustrated in Chart 6.2.

Budget Strategy and Outlook 2018-19

Chart 6.2	Forecast General Government Sector liabilities by category, at 30 June 2019

Borrowing in 2018-19 is budgeted to be 45% of total liabilities, compared with 53% in 2014-15, reflecting the reduction in borrowings over this period.

Non-financial Public Sector borrowings

Non-financial Public Sector borrowings of $69.501 billion are expected for 2017-18, $2.488 billion lower than expected at the 2017-18 Budget, and $1.721 billion lower than 2017-18 MYFER.

Non-financial Public Sector borrowings of $79.750 billion are now expected for 2020-21, $1.093 billion lower than expected at the 2017-18 MYFER and $1.398 billion less than the comparable 2017-18 Budget estimate. This largely reflects the Government’s commitment to fiscally responsible infrastructure investment, without substantially increasing debt.

6.2.4	Net financial worth

The net financial worth measure is an indicator of financial strength. Net financial worth is defined as financial assets less all existing and accruing liabilities. Financial assets include cash and deposits, advances, financial investments, loans, receivables and equity in public enterprises.

The net financial worth measure is broader than the alternative measure – net debt – which measures only cash, advances and investments on the assets side and borrowings and advances on the liabilities side.

The net financial worth of the General Government Sector for 2017-18 is estimated at negative $11.213 billion, an improvement of $1.138 billion on the 2017-18 MYFER.

Budget Strategy and Outlook 2018-19

6.2.5	Net financial liabilities

Net financial liabilities are total liabilities less financial assets, other than equity investments in other public sector entities. This measure is broader than net debt as it includes other significant liabilities, in addition to borrowings (for example, accrued employee liabilities such as superannuation and long service leave entitlements).

The net financial liabilities of the General Government Sector for 2017-18 are estimated to be $34.216 billion. Net financial liabilities start increasing from 2018-19 mainly as borrowings increase and investments are repatriated from the actuarially assessed defined benefit superannuation fund and QGIF surplus to assist funding of priority infrastructure projects.

6.2.6	Net worth

The net worth, or equity, of the State is the amount by which the State’s assets exceed its liabilities. This is the value of the investment held on behalf of the people of Queensland by public sector instrumentalities.

Changes in the State’s net worth occur for a number of reasons including:

•	operating surpluses (deficits) that increase (decrease) the Government’s equity

•

revaluation of assets and liabilities as required by accounting standards. For example, the Government’s accruing liabilities for employee superannuation and long service leave are determined by actuarial assessments

•	movements in the net worth of the State’s investments in the Public Non-financial Corporations and Public Financial Corporations sectors

•	gains or losses on disposal of assets. Where the selling price of an asset is greater (less) than its value in an agency’s accounts, the resultant profit (loss) affects net worth.

The net worth of the General Government Sector in 2017-18 is estimated to be $199.686 billion. This is $2.236 billion lower than forecast in the 2017-18 Budget primarily due to downward revaluations of road infrastructure assets at 30 June 2017. From 2017-18, net worth is projected to steadily increase, mainly as a result of the growth in purchases of non-financial assets.

6.2.7	Net debt

Net debt is the sum of advances received and borrowings less cash and deposits, advances paid and investments, loans and placements.

Net debt for the General Government Sector in 2017-18 is estimated to be negative $267 million, $1.889 billion less than the 2017-18 Budget mainly as a result of improved royalty receipts. Net debt is forecast to increase across the forward estimates to fund priority infrastructure projects.

In the NFPS, net debt is estimated at $34.854 billion in 2017-18, $3.036 billion less than the 2017-18 Budget. Net debt is expected to increase to $39.027 billion in 2018-19 and then grow through to 2021-22 with infrastructure provision partly funded by borrowings and investment drawdowns.

Budget Strategy and Outlook 2018-19

6.2.8	New Accounting Standards

Two new accounting standards will apply to public and private sectors in Australia from 1 July 2019, AASB 16 Leases and AASB 1059 Service Concession Arrangements, that have the potential to significantly impact balance sheets.

Currently, only finance leases are recognised on the balance sheet (and classified as borrowings for GFS purposes). The intention of the new leasing standard is to also bring operating leases onto the balance sheet of lessees. There will therefore no longer be a distinction between finance leases and operating leases for lessees.

Lessees will be required to recognise a right-of-use asset on balance sheet (representing the right to use the underlying leased asset) and a lease liability (representing the obligation to make future lease payments) for all leases except for short-term leases and leases of low-value assets. Social PPPs (such as schools) are already treated as finance leases and included on the State’s balance sheet.

For Service Concession Arrangements, the State, as grantor will recognise an asset and a matching liability which may be classified as a borrowing or unearned revenue (included in other liabilities), depending on the individual contract.

The impact of these new standards will be addressed in the 2019-20 Budget.

6.3	Cash flows

The cash flow statement provides the cash surplus (deficit) measure which is comprised of the net cash flows from operating activities plus the net cash flows from investments in non-financial assets (or physical capital).

The estimated General Government Sector cash deficit of $47 million in 2017-18 is $1.875 billion lower than that forecast at the time of the 2017-18 Budget. This is largely due to the higher than expected operating cash flows.

After taking into account PNFA of $5.927 billion, a cash deficit of $2.248 billion is forecast for 2018-19, an improvement of $937 million compared to the 2017-18 MYFER.

Net cash flows from investments in financial assets for policy purposes include net cash flows from disposal or return of equity, net equity injections into government-owned corporations and concessional loans and advances. Cash flows from the return of equity from the PNFC and PFC sectors are the primary driver of net inflows of $1.127 billion over the period 2017-18 to 2021-22.

Net cash flows from investments in financial assets for liquidity purposes represent net investment in financial assets to cover liabilities such as superannuation, other employee entitlements and insurance. The repatriation of surpluses in the actuarially assessed defined benefit superannuation fund and the QGIF flow through this line in the Statement of Cash Flows.

Total General Government Sector PNFA of $5.927 billion are budgeted for 2018-19 and, over the period 2018-19 to 2021-22, PNFA are expected to total $27.961 billion in the General Government Sector.

Budget Strategy and Outlook 2018-19

7	Intergovernmental financial relations

Features

•

Queensland’s ability to meet its service delivery and infrastructure responsibilities is dependent on payments from the Australian Government with over 45% of Queensland General Government revenue coming from the Australian Government.

•

Estimated Australian Government funding in 2018-19 for Queensland is $26.776 billion; $14.794 billion in GST revenue and $11.982 billion in payments for specific purposes (National Specific Purpose Payments and National Partnership payments).

•

Queensland’s GST revenue in 2018-19 is $415.2 million lower than that received in 2017-18. Queensland has a reduced GST share because of factors such as strong mining royalties and population growth below the national average in the three years to 2016-17. The Australian Government’s direction to the Commonwealth Grants Commission to exclude selected payments from GST distribution calculations has also negatively impacted Queensland’s share of GST.

•	In 2018-19, $11.982 billion is provided for payments for specific purposes comprising:

•	$4.557 billion for National Health Reform

•	$4.408 billion for Quality Schools

•

$2.034 billion for National Partnership payments, including $1.487 billion for the Infrastructure Investment Program, $158 million for Natural Disaster Relief and Recovery Arrangements (NDRRA) and $88 million for Universal Access to Early Childhood Education

•	$669.5 million for National Specific Purpose Payments, including $366 million for disability services, and $303.5 million for skills and workforce development

•	$313.6 million for National Housing and Homelessness.

•

Queensland is currently negotiating a number of agreements with the Australian Government. Three key agreements are the National Health Reform Agreement, Quality Schools Agreement and the National Housing and Homelessness Agreement.

•

Despite repeated requests from states and territories, the Australian Government has not provided greater certainty on the longevity of some funding, preferring instead to provide short-term extensions, or none at all in the case of remote housing, rather than make long-term commitments. The Australian Government also continues to impose stringent conditions in new agreements. This is inconsistent with the principles of the Intergovernmental Agreement on Federal Financial Relations.

•

Similarly, Queensland is particularly challenged by a lack of sufficient funding from the Australian Government towards nationally significant infrastructure projects in Queensland, most notably Cross River Rail.

Budget Strategy and Outlook 2018-19

7.1	Federal financial arrangements

Federal financial relations in Australia are characterised by different levels of government sharing responsibility for raising revenue and delivering services to communities. State and territory governments’ ability to raise revenue is less than required to meet their service delivery responsibilities. Alongside this, the Australian Government raises more revenue than is required to meet its service delivery responsibilities. This is called vertical fiscal imbalance (VFI), and requires the sharing of revenue between the Commonwealth and states and territories.

In 2016-17, the Australian Government collected the majority of taxation revenues (79.6%), while states and territories (states)1 collected 16.8% and local governments the remaining 3.6%2. National tax reform and other changes since 2000 have led to the Commonwealth having greater capacity to raise revenue compared to states and therefore an increase in VFI. Chart 7.1 shows that states received 35% of their revenue from the Australian Government in 1999-2000, with this forecast to significantly increase to 46.3% in 2018-193.

Chart 7.1	General Government revenue sources, all states, 1999-2000 and 2018-19[1]

Note:

1.	2018-19 are estimates.

Sources: ABS Government Finance Statistics Cat No. 5512.0 and state and Australian Government Budget Papers.

[1]	States refer to states and territories unless otherwise specified.
[2]	ABS Government Finance Statistics Cat No. 5506.0
[3]	National aggregates and interstate comparisons in this chapter will use Australian Government estimates for consistency. Queensland specific figures are consistent with Queensland Budget estimates.

Budget Strategy and Outlook 2018-19

In Australia, VFI is addressed through a system of intergovernmental payments from the Australian Government to the states which allows the states to meet their service delivery and infrastructure responsibilities. The Australian Government provides two types of payments:

•	general revenue assistance payments such as the GST which are able to be used by states for any purpose (untied funding)

•	payments for specific purposes (tied funding) such as National Specific Purpose Payments (SPPs) and National Partnership payments (NPs) which support specific projects or service areas.

Without a contribution by the Australian Government, states would not be able to provide essential services and infrastructure.

Another feature of Australian federalism is horizontal fiscal imbalance (HFI). HFI arises from disparities between the states’ capacity to raise revenue and deliver services. Some states can raise higher revenue or deliver services at a lower cost compared to other states. Over time, this can distort capital and labour mobility towards states providing higher level of services.

To address this, GST revenue collected by the Australian Government is distributed to states in a way that ensures each is provided with the fiscal capacity to deliver the same standard of services and infrastructure to their population no matter where they live. This is known as horizontal fiscal equalisation (HFE).

The Commonwealth Grants Commission (CGC) uses the principle of HFE in recommending to the Australian Government how GST revenue should be distributed. The amount each state receives is a function of the amount of GST revenue collected (the GST pool) and the share of revenue recommended by the CGC.

In April 2017, the Australian Government directed the Productivity Commission to review the current HFE system to determine its impact and whether preferable alternatives exist. Further details are provided in Box 7.1.

Budget Strategy and Outlook 2018-19

Box 7.1	Productivity Commission Inquiry into HFE

The Productivity Commission’s (PC) inquiry into Australia’s system of HFE commenced on 30 April 2017. This inquiry examines the current system of distributing GST revenue to the states and its impact on productivity, efficiency, economic growth and the incentives for states to undertake fiscal reforms.

The PC released a draft report on 9 October 2017. It found that the current system achieves a high degree of equalisation but has the potential to discourage states from pursuing efficiency-enhancing reform. In response, the PC canvassed several alternative systems for distributing GST revenue. A key element of these alternative systems is that states are not equalised to deliver the same standard of services and infrastructure to their population. In each alternative system, Queensland would receive significantly less GST revenue. Under one system, the PC estimates that Queensland would have received $1.588 billion less GST in 2017-18 compared to the current system. This is equivalent to losing 5,000 teachers, 5,000 nurses, 3,000 police officers and 1,135 firefighters.

In its submission to the PC in December 2017, and at the public inquiry in Brisbane on 5 February 2018, the Queensland Government strongly advocated for the principle of HFE. It also stressed the importance of a system that recognises the different circumstances of each state so that additional funding can be directed to states with unavoidably higher service delivery costs.

The PC final report was provided to the Australian Government on 15 May 2018. At the time of finalising the 2018-19 Budget papers, states have not been provided with the report or the PC final recommendations.

7.2	Australian Government funding to the states

As discussed in section 7.1, total Australian Government payments to the states are made up of general revenue assistance payments and payments for specific purposes.

Total Australian Government payments for the states in 2018-19 are expected to be $126.751 billion, an increase of $4.312 billion, or 3.5%, from 2017-18.

Within this total, payments to states for specific purposes in 2018-19 are expected to be $58.554 billion, a 1.0% increase from 2017-18. These consist of:

•	$21.189 billion in National Health Reform funding

•	$19.518 billion in Quality Schools funding

•	$13.840 billion in National Partnership payments

•	$2.471 billion in National Specific Purpose Payments

•	$1.536 billion in National Housing and Homelessness funding.

Budget Strategy and Outlook 2018-19

7.3	Australian Government funding to Queensland

Estimated Australian Government funding in 2018-19 for Queensland, included in the 2018-19 Queensland Budget, is $26.776 billion4, a decrease of $523.2 million, or 1.9%, compared with 2017-18.

Australian Government funding is estimated to account for 46.4% of Queensland’s total General Government Sector revenue sources in 2018-19 (shown in Chart 7.2). Australian Government funding has grown significantly as a proportion of Queensland’s total revenue since the introduction of the GST in 2000, consistent with the broader national trend.

Chart 7.2	General Government Sector revenue sources, Queensland, 2018-19[1]

Note:

1.	Percentage may not add to 100% due to rounding.

Source: 2018-19 Commonwealth Budget Paper No. 3 and Queensland Treasury estimates.

[4]

This figure differs to Chapter 4 Australian Government payments estimates, owing to the exclusion of direct Australian Government payments to Queensland departments for Commonwealth own purpose expenditure.

Budget Strategy and Outlook 2018-19

7.4	GST revenue payment

GST revenue accounts for all general revenue assistance payments Queensland receives. In 2018-19, Queensland expects to receive $14.794 billion of GST revenue, $415.2 million or 2.7% less than the amount received in 2017-18 (see Chart 7.3).

Chart 7.3	Estimated GST payments to Queensland, 2013-14 to 2018-19[1]

Note

1.	Figures include the balancing adjustments which account for differences between the GST paid to states and the final GST pool size and population outcomes in the prior year.

Sources: 2018-19 Commonwealth Budget Paper No. 3 and Queensland Treasury estimates.

The decrease in GST revenue in 2018-19 reflects the CGC’s recommendation that Queensland receive a lesser share of GST compared to 2017-18. This is expressed as a relativity; the measure of a state’s fiscal capacity compared to other states, after considerations are made for its ability to raise revenue and provide services. A state with a lower relativity is considered to have a higher fiscal capacity and requires a lower share of the GST. In 2018-19, the Australian Government accepted the CGC’s recommended relativity for Queensland of 1.09584, down from 1.18769 in 2017-18.

Budget Strategy and Outlook 2018-19

The CGC has recommended a decrease to Queensland’s share of GST for 2018-19 due to the following:

•

Queensland’s population growth over the assessment years from 2014-15 to 2016-17 was lower than the national average, leading to a reduction in Queensland’s assessed need for infrastructure investment relative to the rest of Australia

•	Queensland required less GST funding to cover natural disaster expenses compared to years following the major flood and cyclone events between 2011 and 2014

•	strong commodity prices increased Queensland’s mining revenue which in turn improved the state’s ability to meet its own expenditures

•	Queensland received more than its population share of Commonwealth payments which increased its capacity to provide services.

Queensland’s GST revenue is also adversely affected by the Australian Government excluding some payments from the GST distribution calculations. These have favoured other states in recent years, for example, funding for the Perth Freight Link paid to Western Australia and payments made to states under the Asset Recycling Initiative. The adverse effect of such payments on Queensland’s GST share last several years before they are no longer relevant to the calculation of the State’s GST share.

The CGC Report on GST Revenue Sharing Relativities (2018 Update) provides detail on the factors that determine Queensland’s GST share. It also provides information on Queensland’s share of GST compared to other states and the reasons underpinning these differences. Table 7.1 shows the relativities and resulting GST distributions for each state and territory for 2018-19.

Table 7.1	Recommended relativities and estimated GST shares, 2018-19

	NSW	Vic.	Qld	WA	SA	Tas.	ACT	NT
CGC recommended relativity	0.85517	0.98670	1.09584	0.47287	1.47727	1.76706	1.18070	4.25816
GST Share ($ million)	18,442	17,261	14,794	3,315	6,887	2,488	1,328	2,805
GST per capita ($)	2,290	2,642	2,934	1,266	3,956	4,733	3,161	11,405

Sources: 2018-19 Commonwealth Budget Paper No. 3, Commonwealth Grants Commission Report on GST Revenue Sharing Relativities – 2018 Update.

Currently the CGC is reviewing its method for determining the distribution of GST among the states. Through the 2020 Methodology Review, Queensland aims to ensure the assessment accurately reflects the challenges of delivering services to a large and decentralised state and that the State receives its fair share of GST revenue

The final report for the 2020 Methodology Review will be provided to the Commonwealth and states by 28 February 2020.

Budget Strategy and Outlook 2018-19

7.5	Payments to Queensland for specific purposes

Payments for specific purposes comprise funding for:

•	National Health Reform

•	Quality Schools

•	National Housing and Homelessness

•	National Specific Purpose Payments (SPPs)

•	National Partnership (NP) payments.

Queensland is expected to receive $11.982 billion in payments for specific purposes in 2018-19. This is $107.2 million lower than 2017-18 and is mainly due to the cessation of the National Partnership on Remote Housing in 2017-18.

Table 7.2	Estimated Payments to Queensland for Specific Purposes[1]

	2016-17 Actual $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million
National Specific Purpose Payments	907	925	670
Skills and workforce development	296	299	304
Disability services	341	353	366
Affordable housing[2]	269	273	—
National Health Reform funding	3,851	4,595	4,557
Quality Schools funding	3,874	4,157	4,408
National Housing and Homelessness funding[2]	—	—	314
National Partnership Payments (incl. NDRRA)	3,228	2,412	2,034
Total payments for specific purposes	11,860	12,089	11,982
Notes:

1.	Numbers may not add due to rounding.
2.	From 2018-19, funding under the National Affordable Housing SPP and the National Partnership Agreement on Homelessness is combined under the National Housing and Homelessness Agreement.

Sources: 2018-19 Commonwealth Budget Paper No. 3 and Queensland Treasury estimates.

In 2018-19, National Health Reform funding accounts for 38% and Quality Schools funding accounts for 36.8% of the total payments for specific purposes respectively. The estimated decrease in National Health Reform funding from 2017-18 to 2018-19 is due to funding for services provided in previous years being recognised in 2017-18. Queensland projections of National Health Reform Funding differ from the projections contained in the 2018-19 Commonwealth Budget. For 2018-19, Commonwealth projections assume higher activity growth than is projected in service agreements between the Queensland Department of Health and Hospital and Health Services. Actual National Health Reform payments may vary from estimates based on actual public hospital activity delivered each year.

Budget Strategy and Outlook 2018-19

From 1 July 2018, the new National Housing and Homelessness Agreement (NHHA) will commence. The NHHA combines funding under the National Affordable Housing SPP and continues the homelessness funding under the National Partnership Agreement on Homelessness, which expires on 30 June 2018.

National SPPs, which encompass 5.6% of the total payments for specific purposes, are expected to decrease by 27.6% to $669.5 million in 2018-19 (as shown in Table 7.2). The reduction is due to funding for the National Affordable Housing SPP being merged with homelessness funding, and reported as part of the new NHHA from 2018-19.

NP payments (including NDRRA), which account for 17% of the total payments for specific purposes, are expected to decrease by 15.7% to $2.034 billion in 2018-19 compared to the previous year. This is mainly due to the cessation of the National Partnership on Remote Housing. A significant proportion of these payments is allocated for infrastructure, community services, NDRRA and education (refer to Chart 7.4).

Chart 7.4	National Partnership Payments by sector, 2018-19[1]

Note:

1.	Excludes Australian Government direct funding to local government.

Sources: 2018-19 Commonwealth Budget Paper No. 3 and Queensland Treasury estimates.

Budget Strategy and Outlook 2018-19

In the 2018-19 Commonwealth Budget, the Australian Government announced funding of $5.2 billion for major infrastructure projects in Queensland, with most of the funding allocated outside the forward estimates. This includes:

•	a further $3.3 billion for priority upgrades along the Bruce Highway, including Pine Rivers to Caloundra ($880 million) and Cooroy to Curra Section D ($800 million)

•	a contribution of $1 billion to M1 Pacific Motorway projects (Eight Mile Plains to Daisy Hill and Varsity Lakes to Tugun)

•	$390 million for the Beerburrum to Nambour rail upgrade.

The Commonwealth Budget also provides funding for a number of national infrastructure initiatives that have implications for Queensland. This includes:

•	$15 million allocation for the Toowoomba to Brisbane Passenger Rail Business Case under the $250 million Major Projects Business Case Fund

•	$1.5 billion Northern Australia strategic roads package to be shared across Queensland, the Northern Territory and Western Australia

•

$160 million to upgrade sections of the Outback Way, which links Laverton in Western Australia to Winton in Queensland. Funding will be shared across Queensland, the Northern Territory and Western Australia.

The Australian Government has failed to fund critical infrastructure such as Cross River Rail. Furthermore, it has applied inconsistent funding splits between the Commonwealth contribution compared to Queensland’s contribution (e.g. 80:20 or 50:50) for similar projects, and regularly budgets its contribution well after projects commence and beyond the forward estimates. For example, for the two M1 Pacific Motorway projects, the Australian Government has only committed to 15.5% of its project contribution within the forward estimates.

Budget Strategy and Outlook 2018-19

Box 7.2	Projections of specific purpose funding to Queensland

Across the forward estimates, total payments for specific purposes are expected to steadily increase, with average growth of around 4% between 2019-20 and 2021-22.

National Health Reform funding for Queensland is expected to increase by an average of 5.5% per annum from 2019-20. Under the Addendum to the National Health Reform Agreement, the Australian Government will fund 45% of efficient growth in hospital activity subject to a national growth cap of 6.5% per annum. Current estimates are based on this methodology however, funding is subject to Queensland agreeing to the Addendum to the National Health Reform Agreement, including an agreed mechanism for finalising future National Health Reform funding determinations in a timely manner.

Growth in Quality Schools funding for Queensland is expecting to average 6.7% per annum between 2018-19 and 2021-22 as a result of enrolment growth and increased per student funding. In June 2017, legislation was passed by the Australian Government to introduce a new needs-based funding model for schools. Under the new funding model, Queensland is expecting to receive $7.856 billion for state schools and $11.687 billion (including GST) for non-government schools over the forward estimates. Funding for the 2019 to 2023 calendar years is contingent on states agreeing to national and bilateral agreements with the Australian Government by the end of 2018.

Queensland is currently negotiating the bilateral agreement for the new National Housing and Homelessness Agreement (NHHA). Funding is due to commence in 2018-19, and combines funding for the National Affordable Housing SPP with homelessness funding. NHHA funding is expected to be relatively stable across the forward estimates.

Funding for National SPPs is expected to decrease from 2019-20 as the NDIS is fully implemented from the same year, which will redirect the National Disability SPP funding to the NDIS. Funding for the National Skills and Workforce Development SPP is expected to be relatively stable across the forward estimates.

Budget Strategy and Outlook 2018-19

7.5.1	Expiring agreements

The original intent of the Intergovernmental Agreement on Federal Financial Relations was to limit the number of NPs, allowing for funding to flow to states for efficient service delivery and reduce the reporting burden. Over time, the number of time-limited and low-value NPs has increased, reducing budget certainty and raising community expectations for ongoing services.

When agreements expire, states are left with limited opportunities to deal with the expiring NP as the final decision on continued funding is made through the Australian Government’s budget process. The expiry of a number of large NPs over the last few years has brought the risks posed by fixed-term funding arrangements into sharp focus. States have had limited capacity to influence the continuation of expiring agreements and often there is little warning on whether funding will be continued. An early indication as to the continuation, lapse or other treatment of funding under expiring agreements is necessary to enable states to undertake effective service delivery and budgetary planning.

There are 14 agreements due to expire in 2017-18 or 2018-19. Funding will expire in 2017-18 for eight agreements, worth approximately $212 million in 2017-18. There are six agreements where funding expires in 2018-19, worth approximately $126 million in 2017-18.

The 2018-19 Commonwealth Budget provided no advice on renewal and/or funding for the National Partnership on Remote Housing following its expiry in 2017-18. Funding under this agreement improves housing outcomes by providing for new housing, housing refurbishments and housing-related infrastructure in Indigenous communities.

Further, short-term funding was announced for the National Partnership on Universal Access to Early Childhood Education until December 2019. This will be the sixth short-term extension for this agreement. Alongside this, no further funding to states was announced for the National Partnership on the National Quality Agenda for Early Childhood Education and Care following its expiry on 31 December 2018. The Commonwealth has committed to fund the Australian Children’s Education and Care Quality Authority (ACECQA) until 30 June 2020 to administer the National Quality Framework for Early Childhood Education and Care.

When the Australian Government decides to cease funding for expiring agreements, this presents a significant ongoing fiscal risk for states, with impacts on the quality and continuity of much needed services delivered to some of the most vulnerable members of the community.

Budget Strategy and Outlook 2018-19

7.6	State-local government financial relations

In 2018-19, the Queensland Government will provide a total of $1.667 billion in grants to local governments. This includes financial assistance grants paid by the Australian Government through the State to local governments.

The Government is providing funding of $3.2 million over four years to undertake implementation planning to improve and simplify the administration of grants to local government.

The Government is providing funding of $1.3 million in 2018-19 to develop a new grants management system. This is to progress recommendations from the Review of Grants to Local Government: Current and Future State Assessments and is an important initiative to make the interaction of Queensland Government and local governments more efficient and more effective in serving the people of Queensland.

Table 7.3	Grants to local governments in Queensland[1,2]

	2017-18 Est. Act. $ million	2018-19 Budget $ million
Aboriginal and Torres Strait Islander Partnerships	3	7
Environment and Science	38	61
Child Safety, Youth and Women	1	2
Communities, Disability Services and Seniors	63	60
Education	2	2
Natural Resources, Mines and Energy	33	—
Housing and Public Works	56	81
Innovation, Tourism Industry Development and the Commonwealth Games	31	2
Local Government, Racing and Multicultural Affairs[3]	865	559
Premier and Cabinet	13	1
Queensland Ambulance Service	1	—
Queensland Fire and Emergency Services	2	2
State Development, Manufacturing, Infrastructure and Planning	382	544
Queensland Treasury	1	2
Transport and Main Roads	204	213
Other[4]	26	132
Total Queensland Government grants	1,721	1,667

Notes:

1.

Includes current, capital and asset grants to local government authorities and Aboriginal and Torres Strait Islander councils. Includes Australian Government grants paid through the state to local governments.

2.	Numbers may not add due to rounding.
3.	Decline in 2018-19 reflects prepayment of Financial Assistance Grants by the Australian Government in 2017-18.
4.	Includes grants yet unallocated to government agencies and ceased entities following Machinery of Government changes.

Budget Strategy and Outlook 2018-19

Box 7.3	Grants to local governments

The Queensland Government allocates considerable funding in the State Budget to support local governments across the State. The Queensland Government acknowledges the shared responsibilities in serving the people of Queensland and the important role local governments play. A summary of grant programs available to local governments are listed below.

Grant programs exclusively available to local government

Program Name	Description	Total Funding (2015-16 onwards)	Funding Allocated	Funding Not Yet Allocated
Works for Queensland	Support local governments in regional areas to undertake job-creating maintenance and minor infrastructure works.	$600 million	$400 million	$200 million
Transport Infrastructure Development Scheme	Provide targeted investment in regional local government transport infrastructure.	$460 million	Committed through the Roads and Transport Alliance as annual allocations to 17 formalised groups of councils (Regional Roads and Transport Groups) to prioritise as rolling four-year programs of work.
Building our Regions	Provide funding for critical infrastructure in regional areas to support economic development, including generating jobs.	$295 million	$225 million	$70 million
Local Government Grants and Subsidies Program	Provide funding for priority infrastructure projects that will enhance sustainable and liveable communities.	$29 million per annum	Ongoing funding
Coastal Hazard Adaptation Program - QCoast2100	Assist coastal local governments to prepare plans and strategies for addressing climate change.	$12 million	$4.3 million	$7.8 million
Queensland Water Regional Alliances Program	Assist regional councils to collaborate and improve efficiencies and administration around water infrastructure.	$6 million	$1.8 million	$4.2 million

Budget Strategy and Outlook 2018-19

In addition to the above grant programs, the Government will be providing additional funding of $38 million over four years from 2018-19 to establish the Disaster Resilience Fund. This fund will be administered by the Queensland Reconstruction Authority (QRA) and will be available to a range of organisations including local governments, to deliver mitigation and resilience projects. The QRA intends to seek matched funding from the Australian Government.

Funding is also made available to local governments under the Natural Disaster Relief and Recovery Arrangements which are a joint funding initiative of the State and Australian Governments to provide disaster relief and recovery payments to help communities recover following the effects of natural disasters.

The Government also understands there are added challenges faced by Indigenous local governments, which are often located in very remote areas of the State, to ensure their communities have access to essential services and critical infrastructure. In response, the Government has allocated substantial additional funding to specifically support Indigenous councils and their communities. A summary of grant programs available to Indigenous councils and their communities are listed below.

Grant programs to support Indigenous councils and their communities

Program Name	Description	Total Funding (2015-16 onwards)	Funding Allocated	Funding Not Yet Allocated
Indigenous Councils Critical Infrastructure Program	Contribute water, wastewater and solid waste infrastructure in Indigenous communities.	$120 million	$33.2 million	$86.8 million
Major Infrastructure Program	Deliver environmental health and other infrastructure upgrades within the Torres Strait Island Regional Council, Torres Shire Council and Northern Peninsula Area Regional Council areas.	$15 million	$7.5 million	$7.5 million
State Government Financial Aid	A financial contribution (in lieu of rates) to meet the costs incurred by Indigenous councils in the provision of local government services.	$33.7 million per annum	Ongoing funding indexed by CPI
Indigenous Local Government Sustainability Program (2016-18)	Assist Indigenous councils to increase their capacity, capability and sustainability.	$8.2 million	$7.6 million	$550,000

Budget Strategy and Outlook 2018-19

8	Public Non-Financial Corporations Sector

Features

•	The Queensland Government businesses operate commercially and efficiently and improve services to Queenslanders.

•

The Government is supporting over $3.130 billion of additional infrastructure investment through the Public Non-Financial Corporations Sector in 2018-19. This includes $2.128 billion on electricity infrastructure, $204.7 million on water infrastructure, $181.2 million on port infrastructure and $587.5 million on rail infrastructure.

•

The Public Non-Financial Corporations Sector is forecast to generate dividends of $1.435 billion in 2018-19. Importantly, dividends generated by the government-owned corporations will be used to fund an Asset Ownership Dividend which provides $50 a year for every household electricity bill over 2017-18 and 2018-19. This initiative forms part of the $2 billion Affordable Energy Plan, providing cost of living relief to Queenslanders.

•

The Government continues to progress core energy policy proposals including the establishment of a clean energy government-owned corporation, progressing the business case for the Burdekin Falls Hydro Power Station and the Renewables 400 auction. Alongside diversifying the State’s energy generation mix to more renewable sources, these projects will help to drive greater competition, putting downward pressure on energy prices in Queensland.

•

Energy Queensland Limited is preparing for the new regulatory control period 2020-25, through which the Australian Energy Regulator will determine allowable revenues for the Ergon Energy and Energex network businesses.

•

In 2018-19, Queensland Rail is implementing a number of rail projects to improve the capacity and efficiency of the network, including the New Generation Rollingstock project, North Coast Line Capacity Improvement Project and European Train Control System – Inner City.

•

The government-owned port corporations will continue to progress key projects in 2018-19 across the State. This includes progressing approvals for the Cairns Shipping Development Project, progressing the detailed business case and seeking approvals to commence works on the Clinton Vessel Interaction Project, progressing the Gladstone Port Master Plan and progressing works for the Channel Capacity Upgrade project at the Port of Townsville.

•

The Rookwood Weir project presents an opportunity to supplement urban water supplies and enhance agricultural and industrial development in the Fitzroy Basin and Gladstone region. The Queensland Government and the Australian Government have both committed matching funding of $176 million ($352 million in total) to ensure the capital costs of the project are fully funded.

Budget Strategy and Outlook 2018-19

8.1	Context

A number of industries are covered by the Public Non-Financial Corporations (PNFC) Sector, including energy, rail, ports and water. Queensland’s government-owned corporations (GOCs), declared by regulation to be GOCs under the Government Owned Corporations Act 1993 (GOC Act), make up a large part of the PNFC Sector. Also included in the sector are non-GOC entities, the Queensland Bulk Water Supply Authority (trading as Seqwater), Queensland Rail, local water boards and other public corporations.

GOCs are accountable for their financial performance and are required to be commercial and efficient organisations. These requirements are legislated under the GOC Act.

PNFC Sector entities provide services or commodities like other businesses. The entities incur costs and bear commercial risks in the delivery of their services or products and generate revenue from the sale of these services or products. The aim of these entities is to deliver vital services while achieving a commercial rate of return for the Government.

The returns to Government are used to pay for important community services such as hospitals, education and concession payments. In some cases, part of a PNFC entity’s revenue may arise from community service obligation (CSO) payments from the Government. These payments are used to subsidise a service or commodity provided by the entity, and allow it to be provided to the community at a lower price than it would be on a purely commercial basis. A key example of this is the CSO paid to Energy Queensland Limited to provide electricity in regional Queensland at prices based on the costs of supply in South East Queensland (SEQ), in accordance with the Government’s Uniform Tariff Policy. This ensures that electricity prices in regional Queensland are much lower than would otherwise be the case.

Budget Strategy and Outlook 2018-19

8.1.1	Electricity Networks

The Government owns two electricity network businesses that are responsible for transporting safe and reliable electricity to consumers across the State – Powerlink and Energy Queensland Limited (EQL).

Powerlink

Powerlink is a high-voltage transmission network business that transports electricity long distances from generation plants to the distribution networks and connects Queensland to other states. The electricity is transmitted at high voltages so that large volumes can travel efficiently over long distances.

To ensure mandated reliability levels are maintained as demand grows, Powerlink is obligated to plan and develop the network. Powerlink’s external environment has changed significantly in recent years with changes in consumer demand, market and regulatory changes, increasing complexity within the electricity market and the emergence of renewable energies and other technologies.

Energy Queensland Limited

On 30 June 2016, Energex and Ergon Energy were merged under the parent company, EQL. EQL owns and operates the low-voltage distribution network that transports electricity from Powerlink’s transmission network and distributes it to households and businesses across Queensland. Ergon Energy Network provides the distribution network in regional Queensland and Ergon Energy Retail offers its customers retail services in regional Queensland. Energex provides distribution network services to customers within SEQ.

EQL, through its subsidiary Yurika, is also involved in a range of other service delivery functions including demand management services, large-scale connections, microgrid solutions, the provision of contestable metering services and telecommunications infrastructure. Yurika is focussed on pursuing strategic investments in unregulated markets to provide greater choice to customers and provide EQL an enhanced ability to respond to emerging trends.

When the Government announced the merger of Energex and Ergon Energy under EQL, it was estimated that through the merger and other efficiencies, savings of $562 million were to be generated over five years. These savings will deliver benefits to both Government and electricity consumers, through improved returns from the business, and by putting downward pressure on electricity prices. EQL is on track to reach the savings target by 2019-20.

Network Revenues

Revenues for the network businesses are largely derived from network services that are regulated by the Australian Energy Regulator (AER). The AER determines these revenues on a five-yearly basis, based on the businesses’ proposals and its view of the reasonable benchmark efficient costs for a network business.

Budget Strategy and Outlook 2018-19

The AER published Powerlink’s revenue determination in April 2017 for the 2017-22 regulatory control period, which resulted in a significant reduction in allowable revenues for the business. On 31 October 2017, the Energex and Ergon Energy network businesses formally submitted to the AER a request to develop a replacement framework and approach to apply for the next regulatory control period 2020-25. EQL will continue to consult and develop its regulatory proposals over 2018 and 2019 for submission to the AER.

8.1.2	Electricity Generation

The National Electricity Market (NEM) continues to experience significant change. The Government has and will continue to act to ensure wholesale prices in Queensland remain affordable for customers.

The Powering Queensland Plan includes a number of measures to put downward pressure on wholesale prices, including returning Swanbank E to service, directing Stanwell to alter its bidding strategies, and investigating the establishment of a clean energy generator to boost competition.

Queensland has already seen the benefits of these initiatives, with forward wholesale prices in Queensland remaining the lowest in the NEM and Queensland having the lowest wholesale market spot prices over the recent summer despite record peak demand being exceeded.

CS Energy

CS Energy is a merchant electricity generator that sells electricity in the NEM under the Electricity Act 1994. CS Energy has more than 400 employees, operates three power stations and has a trading portfolio of 4,035MW. CS Energy dispatches over 30 per cent of Queensland’s electricity and slightly over 10 per cent of all electricity supplied to the NEM.

CS Energy’s diverse asset portfolio comprises coal-fired and hydroelectric power stations, electricity trading rights and coal assets. CS Energy owns and operates the Callide B, Kogan Creek and Wivenhoe power stations, and has a 50 per cent interest in the Callide C Power Station, where it provides operations and maintenance services. CS Energy is also a party to the Gladstone Interconnection and Power Pooling Agreement, which entitles it to trade the output of the Gladstone Power Station that exceeds the requirements of the Boyne Island aluminium smelter.

CS Energy’s joint venture with Alinta Energy continues to provide SEQ customers with discounted usage charges. As at early June 2018, almost 180,000 customers have signed up with Alinta Energy. The joint venture has successfully boosted competition in SEQ with many other retailers responding with lower electricity prices.

Stanwell

Stanwell is one of Australia’s largest energy providers, with a diversified portfolio of coal, gas and hydro assets totalling 4,000MW of installed capacity. It employs over 800 staff across Queensland. Stanwell dispatches over 30 per cent of Queensland’s electricity and slightly over 10 per cent of all electricity supplied to the NEM.

Budget Strategy and Outlook 2018-19

Box 8.1	Clean Energy Leader

Queensland is in a strong position to deliver reliable, affordable energy with the right mix of baseload and renewable generation capacity. The Government is committed to reaching the 50 per cent Queensland Renewable Energy Target (QRET) by 2030 and providing a two-year cap on electricity price rises to average inflation.

Under its Powering Queensland Plan (PQP), the Government continues to ensure affordable, secure and sustainable energy supply for Queensland homes, businesses and industry. This includes continuing to remove the costs of the Solar Bonus Scheme from customer bills over 2018-19 and 2019-20.

As part of the PQP, the Government committed to investigate the creation of a clean energy generation government-owned corporation (CleanCo). CleanCo will assist in meeting the QRET by 2030, increase competition and help to put downward pressure on wholesale electricity prices, delivering benefits to customers. During 2017-18, the Government established a taskforce to investigate the establishment of CleanCo and will continue to investigate and engage with stakeholders across 2018-19 to deliver on its commitment.

As part of the 2017-18 State Budget, the Government announced the reinvestment of $100 million towards the Burdekin Falls Hydro Power Station and $150 million towards the North Queensland Clean Energy Hub, subject to feasibility investigations. Work continues to progress on these projects to ensure the best possible outcome for Queenslanders.

During 2017-18, the Queensland Government announced the $2 billion Affordable Energy Plan. The Affordable Energy Plan includes a $50 annual Asset Ownership Dividend to provide bill relief for households over 2017-18 and 2018-19. The initiative has been made possible due to Queensland’s ownership of its electricity assets, enabling the Government to reinvest GOC dividends in a concerted effort to improve affordability. The Affordable Energy Plan also provides benefits to large customers. Initiatives such as the Large Customer Assistance Program and the Energy Savers Plus Program Extension look to assist large customers with increasing energy efficiency and electricity savings.

Queensland has experienced significant growth in the renewable energy sector over the previous two years. Queensland has many large-scale renewable projects under construction, forming part of the $4.2 billion worth of committed projects set to deliver approximately 2,200MW of generation capacity by the end of 2019. These works will generate over 3,500 construction jobs, and put Queensland on track to achieve its 50 per cent renewable energy target by 2030.

The Government is also running the Renewables 400 reverse auction to facilitate the next wave of up to 400MW of diversified renewable energy, including up to 100MW of energy storage.

The Queensland Government will spend $97 million over three years to install solar and energy efficiency measures in approximately 800 state schools. The Advancing Clean Energy Schools (ACES) program will help Queensland schools cut their combined power bill by up to 20 per cent and save an estimated $10.2 million per year. The ACES program will also boost Queensland’s progress towards the 50 per cent renewables target by 2030.

Budget Strategy and Outlook 2018-19

8.1.3	Rail

Queensland Rail is an integrated, publicly-owned rail operator, responsible for the delivery of passenger transport in SEQ, long distance passenger services in rural and regional Queensland and provision of third party access to networks for freight transport across the state.

The majority of Queensland Rail’s services are delivered under a Rail Transport Services Contract (TSC) between the Government, represented by the Department of Transport and Main Roads, and Queensland Rail. The Rail TSC provides funding for rail infrastructure, Citytrain (SEQ passenger services) and Traveltrain (regional passenger services).

In 2018-19, Queensland Rail is implementing a number of rail projects which will improve the capacity and efficiency of the network, including the New Generation Rollingstock project, North Coast Line Capacity Improvement project and European Train Control System (ETCS) – Inner City.

The New Generation Rollingstock project will see a significant increase to the SEQ train fleet to meet growing demand for rail services. ETCS – Inner City is a rail signalling and train protection system which will boost the capacity and safety of the inner-city rail network.

8.1.4	Ports

Queensland has a large network of ports along its coastline, ranging from small installations serving local communities to large, world class multi-user and multi-cargo ports, which have public and privately-owned import and export facilities. Apart from the Port of Brisbane, the port authorities responsible for all of Queensland’s ports are owned and run by GOCs. Queensland’s ports are a major component of the State’s supply chain networks and economy, and their efficient and profitable operation is essential for continued economic growth, job creation, and sustainable development in the State.

The port sector’s financial performance is influenced by the condition of the Queensland economy, particularly in terms of demand abroad for Queensland’s natural resources and agricultural products. Queensland ports continue to look to further enhance supply chain efficiency and identify new markets to improve financial outcomes and stimulate the economy.

Key projects that will be progressed in 2018-19 include:

•	progressing approvals for the Cairns Shipping Development Project

•	progressing the detailed business case and seeking approvals to commence works on the Clinton Vessel Interaction Project

•	progressing the final Gladstone Port Master Plan and overlay documentation

•	progressing works for the Channel Capacity Upgrade project at the Port of Townsville.

Budget Strategy and Outlook 2018-19

8.1.5	Water

The two largest entities in the Queensland bulk water market are the Queensland Bulk Water Supply Authority (trading as Seqwater) and SunWater Limited (SunWater).

Seqwater

Seqwater is responsible for supplying safe, secure and reliable bulk drinking water for people across SEQ. Its assets and operations spread across a large geographic area from the New South Wales border, to the base of the Toowoomba ranges and as far north as Gympie. Seqwater provides essential flood mitigation services, and manages seven water supply schemes which provide irrigation services.

Seqwater’s revenue primarily comes from bulk water sales, with prices determined by the SEQ bulk water price path. In 2008, a 20-year bulk water price path was developed to phase in affordable price increases to fund the construction of the SEQ Water Grid and transition all Local Government Areas in SEQ to a ‘common price’. During the first 10-years of the price path it was anticipated that bulk water prices would not recover the costs of bulk water supply, which resulted in Seqwater selling bulk water at a loss, with the shortfall funded by borrowings (the resulting debt is known as ‘price path debt’). The following 10-years of the price path will see this debt repaid.

Most Local Government Areas in SEQ reached the common price in 2017-18, with the remaining Local Government Areas of Noosa, the Sunshine Coast, and Redland City to reach the common price by 2020-21.

The Queensland Competition Authority has conducted a Bulk Water Price Review to recommend urban bulk water prices for SEQ to apply from 1 July 2018. The final report was delivered to Government in March 2018.

Seqwater has maintained a positive operating position since the merger with the SEQ Water Grid Manager, LinkWater and the former Seqwater on 1 January 2013. Seqwater continues to set improved operational and capital efficiency targets to deliver value for money for customers.

SunWater

SunWater is the Government’s major bulk water supply business for all regions outside of SEQ. It supplies untreated bulk water to approximately 5,000 customers across the industrial, mining, urban and irrigation customer segments. SunWater provides this through an extensive regional asset base, owning and managing water infrastructure assets with a replacement value of around $13 billion.

Dam safety is a major focus for SunWater as it is for all bulk water suppliers. SunWater commenced a prioritised Dam Safety Improvement Program (DSIP) in 2005 to ensure that dam safety is maintained. The DSIP is regularly reviewed to ensure highest priority projects are addressed first.

Budget Strategy and Outlook 2018-19

The DSIP is an essential program to ensure the safety and stability of dams and the ongoing safety of downstream communities, and SunWater must undertake dam safety work to meet its obligations under Queensland dam safety regulations. However, it is also likely to significantly influence SunWater’s financial performance and net flows to the Government over the forward estimates period and beyond.

Key projects that will be progressed in 2018-19 include:

•	Fairbairn Dam spillway improvements and rectification works

•	progressing works for the Teemburra Dam safety improvement project

•	strengthening the monoliths ‘D’ and ‘K’ within the primary spillway of Paradise Dam and undertaking secondary spillway improvements

•	progressing works for the Leslie Dam safety improvement project.

Box 8.2	Rookwood Weir

The Rookwood Weir project presents an opportunity to supplement urban water supplies and enhance agricultural and industrial development in the Fitzroy Basin and Gladstone region. The weir could add 76,000 megalitres of water for agricultural production along the Fitzroy River, as well as an eventual back-up supply for Gladstone, Rockhampton and Livingstone Shire. The project is also expected to create 100 jobs in regional Queensland during construction.

Significant steps have been taken through the year toward the construction of Rookwood Weir. During 2017-18, Building Queensland publicly released the detailed business case and Queensland welcomed the Australian Government’s matching commitment to fund half of the construction costs amounting to $176 million.

The State has allocated matching funding across the next four years. This means that the capital costs of $352 million for the project are fully funded.

It is expected that SunWater will be constructing and operating the weir and preparatory activities are already underway.

The Queensland Government continues to engage with the Australian Government to formalise the details of the arrangement and to agree an appropriate split of operational costs for the Rookwood Weir so that construction can begin.

Budget Strategy and Outlook 2018-19

8.2	Finances and Performance

8.2.1	Earnings Before Interest and Tax

Total forecast PNFC Sector earnings before interest and tax (EBIT) for 2017-18 are estimated to be $4.476 billion, up from $4.053 billion forecast at the time of the 2017-18 State Budget. This increase is primarily due to increases in the electricity network and electricity generation sectors, driven in part by favourable wholesale energy market conditions, higher than budgeted regulated revenue collections, and operational business and procurement savings.

Over the forward estimates, total PNFC Sector EBIT is expected to decrease to $3.621 billion in 2021-22. Relative to 2016-17, EBIT in the energy sector (networks and generation) is estimated to fall by almost 30 per cent by 2018-19 and 38 per cent by 2021-22.

The decrease in electricity generation EBIT over the forward estimates is primarily driven by forecast reductions in wholesale generation revenues as new renewable entrants enter the wholesale market, adding increased competition.

Electricity network EBIT drops from $2.331 billion in 2017-18 to $1.899 billion in 2018-19 in line with a declining forecast of regulated revenue collections. Similarly, movement in electricity network EBIT over the forward estimates is influenced by forecasts of regulated revenue collections for the network businesses.

Water sector EBIT is expected to reach $573 million in 2019-20, largely reflecting the upwards trend associated with the SEQ bulk water price path. Water sector EBIT is revised downwards from 2020-21 in recognition of the increased spend by SunWater associated with dam safety upgrades.

Port sector EBIT is expected to trend steadily upwards over the forward estimates, driven by increased activity and forecast increased tonnage volumes.

Table 8.1	Earnings before interest and tax[1]

	2016-17 Actual $ million	2017-18 Budget $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Electricity Networks	2,888	2,064	2,331	1,899	1,914	1,937	1,965
Electricity Generation	1,241	1,070	1,230	1,009	804	695	598
Rail	328	291	304	325	326	365	389
Ports	206	188	178	203	248	251	266
Water	470	438	477	556	573	540	414
Other	36	1	(44)	(16)	(10)	(11)	(10)
Total PNFC Sector	5,169	4,053	4,476	3,976	3,855	3,777	3,621

Note:

1.	Numbers may not add due to rounding and bracketed numbers represent negative amounts.

Budget Strategy and Outlook 2018-19

8.2.2	Borrowings

Entities in the PNFC Sector utilise debt financing as a source of funds for asset renewal and capital investments, and to maintain an optimum capital structure.

PNFC Sector entities are required to take a prudent and sound approach to the management of debt, including the establishment of borrowing arrangements which are appropriate to the business risk of the organisation. These arrangements take into account the appropriateness of the proposed capital expenditure program, together with the implications of the borrowings for key financial and performance related indicators.

Total forecast PNFC Sector borrowings for 2017-18 are estimated to be $38.135 billion. Forecast borrowings are expected to increase to $40.802 billion by 2021-22. The increase in borrowings over the forward estimates is primarily driven by the rail and electricity network businesses.

Electricity network borrowings are forecast to increase over the forward estimates in line with growth in the regulated asset base. Rail sector borrowings are expected to increase in line with the Queensland Rail capital program.

Port sector borrowings are forecast to steadily increase over the forward estimates to fund new capital works and infrastructure projects, primarily at the Port of Townsville.

Borrowings in the water sector are largely attributable to Seqwater, which holds around $9.4 billion of debt. The debt balance is the result of the large investment in water infrastructure in response to the Millennium Drought and the associated price path. Seqwater’s forecast borrowings are stable across the forward estimates.

The gearing levels of all GOCs continue to be monitored to ensure that they maintain metrics that are at a minimum consistent with an investment grade credit rating.

Table 8.2	Borrowings[1]

	2016-17 Actual $ million	2017-18 Budget $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Electricity Networks	21,702	21,689	21,702	22,252	22,722	23,215	23,738
Electricity Generation	2,593	1,580	1,864	1,602	1,588	1,585	1,585
Rail	3,310	4,061	3,498	3,617	3,902	4,200	4,439
Ports	1,054	997	1,064	1,086	1,142	1,175	1,198
Water	9,955	9,846	9,992	10,005	10,017	10,014	9,878
Other[2]	29	57	14	(2)	(18)	(27)	(36)
Total PNFC Sector	38,644	38,231	38,135	38,560	39,353	40,162	40,802

Notes:

1.	Numbers may not add due to rounding and bracketed numbers represent negative amounts.
2.	Includes derivative adjustments for the energy GOC’s.

Budget Strategy and Outlook 2018-19

8.2.3	Returns to Government

PNFC Sector entities provide returns to Government by way of dividends and current tax equivalent payments.

Dividends

A GOC’s dividend policy is agreed with shareholding Ministers as part of the Statement of Corporate Intent for the relevant period. A Statement of Corporate Intent represents a performance contract between the shareholding Ministers and a GOC board, with the board being accountable to shareholding Ministers for meeting financial and non-financial performance targets and delivering on the outcomes detailed in the Statement of Corporate Intent.

When establishing the dividend policy for the period, a GOC board is expected to ensure it takes into account the return shareholders expect on their investments and the levels of equity required to maintain a preferred capital structure. The final dividend payment is determined in accordance with the GOC Act.

Total forecast PNFC Sector dividends for 2017-18 are estimated to be $1.819 billion, up from the $1.395 billion forecast in the 2017-18 State Budget. This increase in dividends has been driven by increased earnings from the electricity generation and electricity network businesses, which have benefited from favourable wholesale energy market conditions, higher than budgeted regulated revenue collections, and operational business and procurement savings. However, this is a temporary boost.

Importantly, the Government intends to use GOC dividend returns to help fund the $50 annual Asset Ownership Dividend which provides electricity bill relief for households over 2017-18 and 2018-19. The Asset Ownership Dividend forms part of the $2 billion Affordable Energy Plan which includes various initiatives aimed at making energy more affordable for households and businesses.

Lower profits from the GOC sector across the forward estimates are translating into much lower dividends. Relative to 2017-18, dividends are estimated to fall by 21 per cent by 2018-19 and by almost 40 per cent by 2021-22, with PNFC sector dividends projected to decrease to $1.108 billion in 2021-22. This reduction is being driven by the electricity sector, with electricity dividends halving across the forward estimates.

Electricity network dividends are expected to drop from $948 million in 2017-18 to $618 million in 2018-19, and are forecast to continue to decline over the forward estimates. Movements in electricity network dividends are influenced by forecasts of regulated revenue collections for the network businesses.

It is highlighted that the Government directed Energex and Ergon Energy to not appeal the Australian Energy Regulator’s (AER) determination in 2015. In the absence of this decision, the returns from the network sector would have been higher, resulting in a higher dividend baseline.

Electricity generation dividends are expected to decline over the forward estimates in line with the reduction in generation earnings as renewable generation alternatives enter the market.

Budget Strategy and Outlook 2018-19

The decline in water sector dividends in 2020-21 and 2021-22 reflects the increased costs associated with dam safety upgrades.

Table 8.3	Dividends[1]

	2016-17 Actual $ million	2017-18 Budget $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Electricity Networks	1,083	716	948	618	554	507	471
Electricity Generation	383	463	645	535	457	387	320
Rail	101	92	100	134	150	162	176
Ports	72	86	80	94	126	127	136
Water	8	28	36	55	36	5	5
Other	—	10	10	—	—	—	—
Total PNFC Sector	1,647	1,395	1,819	1,435	1,323	1,188	1,108

Note:

1.	Numbers may not add due to rounding.

Tax Equivalent Payments

Tax equivalent payments (TEPs) are paid by the PNFC Sector entities to recognise the benefits derived from not being liable to pay Australian Government tax. The primary objective of the payment is to promote competitive neutrality, through a uniform application of income tax laws between the government-owned entities and their privately held counterparts.

Total forecast PNFC Sector TEPs for 2017-18 are estimated to be $770 million, up from the projected $572 million in the 2017-18 State Budget. This is largely driven by the increased profitability experienced by the electricity generation and electricity network sectors.

As TEPs generally move in line with earnings, TEPs are forecast to decrease from $770 million in 2017-18 to $499 million in 2021-22.

Budget Strategy and Outlook 2018-19

Table 8.4	Tax equivalent payments[1]

	2016-17 Actual $ million	2017-18 Budget $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Electricity Networks	556	324	417	290	265	244	229
Electricity Generation	190	154	249	236	234	215	164
Rail	29	39	44	47	37	32	29
Ports	47	37	41	51	66	66	69
Water	19	11	13	3	18	2	3
Other	3	7	5	5	5	5	5
Total PNFC Sector	844	572	770	630	626	564	499

Note:

1.	Numbers may not add due to rounding.

Competitive Neutrality Fees

In accordance with the National Competition Policy principles, GOCs are expected to operate on the basis that they do not experience significant advantages or disadvantages by virtue of their Government ownership. One of the most significant advantages available to GOCs is the ability to borrow funds at a lower rate than private sector competitors on the basis of the State Government’s credit strength.

In order to account for this advantage, the Competition Principles Agreement requires a notional charge to be applied to a GOC’s cost of debt. A competitive neutrality fee (CNF) is thus applied to all borrowings and financial arrangements in the nature of debt obligations. In general, changes in CNF payments reflect movements in borrowing amounts, interest rate spreads and the entity’s stand-alone credit rating.

Total forecast PNFC Sector CNF payments for 2017-18 are estimated to be $139 million, $11 million higher than the $128 million forecast in the 2017-18 State Budget. CNF payments are forecast to increase from $139 million in 2017-18 to $206 million in 2021-22.

Budget Strategy and Outlook 2018-19

Table 8.5	Competitive neutrality fee payments[1]

	2016-17 Actual $ million	2017-18 Budget $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Electricity Networks	48	59	69	84	102	122	141
Electricity Generation	21	22	20	17	15	16	16
Rail	33	32	34	32	33	34	35
Ports	9	11	12	11	11	11	11
Water	4	5	5	5	5	5	5
Total PNFC Sector	115	128	139	150	166	187	206

Note:

1.	Numbers may not add due to rounding.

8.2.4	Community Service Obligation and Rail Transport Services Contract Payments

The Government sometimes directs or requires its businesses to perform activities that are not in the entity’s commercial interest (for example, offering services at a reduced price to benefit the community). In these situations, the Government will often provide a Community Service Obligation (CSO) payment to the entity for the cost of delivering the service.

Transport Services Contract (TSC) payments are made to Queensland Rail to provide rail passenger services at non-commercial (subsidised) prices for the commuter and tourism markets.

In line with the Queensland Government’s Uniform Tariff Policy, a CSO payment is provided to Energy Queensland Limited to compensate the retail subsidiary for the increased costs of operating in regional Queensland. This subsidy is provided to ensure that Queenslanders, regardless of their geographic location, pay a similar price for their electricity.

Seqwater and SunWater own and operate water supply schemes, where irrigation prices for some schemes are set below the level necessary to recover the cost of supplying water to irrigators. The Government provides a CSO to offset the reduced revenue and to ensure that increases in water prices paid by rural irrigation customers to recover costs are gradual.

Total forecast PNFC Sector CSO and TSC payments for 2017-18 are estimated to be $2.142 billion, slightly lower than the $2.209 billion forecast at the time of the 2017-18 State Budget.

In 2018-19, it is estimated that the Government will provide CSO and TSC payments to PNFC Sector entities of $2.270 billion. This is forecast to increase to $2.501 billion in 2021-22, largely driven by the TSC. The increase in the TSC is due to a mix of factors such as changes in patronage, escalation of service delivery costs and forecast growth in services.

The CSO for the water sector will be determined from 2019-20, following the Queensland Competition Authority’s review of irrigation prices.

Budget Strategy and Outlook 2018-19

Table 8.6	Community service obligation payments and Transport Services Contracts[1]

	2016-17 Actual $ million	2017-18 Budget $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Electricity Networks	603	488	488	462	498	493	515
Rail	1,576	1,710	1,643	1,797	1,822	1,903	1,985
Water	13	11	11	11	—	—	—
Total PNFC Sector	2,191	2,209	2,142	2,270	2,320	2,397	2,501

Note:

1.	Numbers may not add due to rounding.

8.2.5	Net Flows

Net flows represent the net value of flows to and from the PNFC Sector. This includes the positive effect of dividends and tax equivalent payments less the negative effect of CSO and TSC payments.

In contrast to the forecast in the 2017-18 State Budget, net flows to Government are expected to be positive in 2017-18, driven by upwards revisions in dividends and TEPs, particularly in the electricity sector (networks and generation).

Net flows are expected to be negative over the forward estimates. Key contributors to the deteriorating net flow position include the increasing TSC payment and declining dividend projections for the energy generation and electricity network sectors.

Table 8.7	Net flows to the General Government Sector from PNFC Sector entities[1]

	2016-17 Actual $ million	2017-18 Budget $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Total PNFC Sector	299	(242)	447	(204)	(371)	(644)	(894)

Note:

1.	Numbers may not add due to rounding. Bracketed numbers represent a net flow from the General Government Sector to the PNFC Sector.

Budget Strategy and Outlook 2018-19

8.2.6	Equity Movements

The levels and weightings of GOC debt and equity are managed by the Government to maintain an optimal and efficient capital structure. Corporations may have different target capital structures for different business entities or to support expected capital programs and projects.

Total forecast PNFC Sector equity movements for 2017-18 are estimated to be an equity reduction of $60 million.

Equity movements across the forward estimates are primarily influenced by the electricity networks sector. These equity movements reflect changes to ensure an efficient level of gearing is maintained for Energy Queensland Limited and Powerlink.

In 2018-19, Port of Townsville will receive an equity injection of $60 million to undertake works associated with the Channel Capacity Upgrade project.

In 2018-19, Queensland Rail will receive an equity injection of $460 million in relation to the Moreton Bay Rail Link project, which was constructed by the Department of Transport and Main Roads but will be transferred to Queensland Rail as the rail operator.

In 2019-20, SunWater will receive an equity injection of $100 million to undertake essential dam safety upgrades at Burdekin Falls Dam, and to develop a detailed business case for improvement, to ensure the dam continues to meet current best practice standards.

Table 8.8	Equity movements[1]

	2016-17 Actual $ million	2017-18 Budget $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Electricity Networks	(160)	(20)	(50)	(110)	(190)	(545)	(510)
Electricity Generation	—	—	—	—	—	—	—
Rail	—	18	(5)	460	—	—	—
Ports	(110)	—	—	60	—	—	—
Water	—	—	(5)	(4)	100	—	—
Other	10	—	—	—	—	—	—
Total PNFC Sector	(260)	(1)	(60)	406	(90)	(545)	(510)

Note:

1.	Numbers may not add due to rounding. Bracketed numbers represent equity returns from the PNFC Sector to the General Government Sector.

Budget Strategy and Outlook 2018-19

9	Uniform Presentation Framework

9.1	Context

This chapter contains detailed financial statements for the Queensland Public Sector prepared under the Uniform Presentation Framework (UPF) of reporting as required under the Australian Loan Council arrangements.

The UPF was reviewed following the release in October 2007 of the Australian Accounting Standards Board’s (AASB) accounting standard, AASB 1049 Whole of Government and General Government Sector Financial Reporting. The standard aims to harmonise Government Finance Statistics (GFS) and Generally Accepted Accounting Principles (GAAP) with the objective of improving the clarity and transparency of government financial statements.

In addition, the chapter provides:

•	a reconciliation of the General Government Sector net operating balance to the accounting operating result

•	a time series for the General Government Sector using the revised UPF

•	details of General Government Sector grant revenue and expenses

•	details of General Government Sector dividend and income tax equivalent income

•	data on General Government Sector expenses and purchases of non-financial assets by function

•	details of taxation revenue collected by the General Government Sector

•	details of contingent liabilities

•	background information on the revised UPF and disclosure differences arising from it, including the conceptual basis, sector definitions and a list of reporting entities.

9.2	Uniform Presentation Framework financial information

The tables on the following pages present operating statements, balance sheets and cash flow statements prepared on a harmonised basis for the General Government, Public Non-financial Corporations (PNFC) and Non-financial Public Sectors.

Under the UPF requirements, budgeted financial information for the Public Financial Corporations sector is not included.

Budget Strategy and Outlook 2018-19

Table 9.1	General Government Sector Operating Statement[1]

			2016-17 Outcome $ million	2017-18 Budget $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
	Revenue from Transactions
	Taxation revenue		12,919	13,298	13,284	14,155	15,184	15,951	16,722
	Grants revenue		27,383	27,631	28,481	27,701	28,156	29,062	30,387
	Sales of goods and services		5,642	6,067	5,861	5,731	5,947	6,074	6,306
	Interest income		2,336	2,330	2,323	2,201	2,078	1,861	1,855
	Dividend and income tax equivalent income		2,690	2,057	2,686	2,217	2,075	1,910	1,787
	Other revenue		5,222	4,487	5,623	5,733	5,395	5,083	5,212
	Total Revenue from Transactions		56,194	55,869	58,259	57,738	58,835	59,939	62,269

Less	Expenses from Transactions
	Employee expenses		21,258	22,420	22,838	23,807	24,645	25,541	26,466
	Superannuation expenses
	Superannuation interest cost		514	600	665	667	717	774	778
	Other superannuation expenses		2,661	2,753	2,819	2,887	2,933	2,957	3,001
	Other operating expenses		15,582	17,037	17,382	15,774	15,119	15,291	15,745
	Depreciation and amortisation		3,068	3,093	3,330	3,429	3,543	3,650	3,776
	Other interest expenses		1,722	1,706	1,616	1,474	1,643	1,691	1,794
	Grants expenses		8,568	8,114	8,096	9,552	10,075	9,926	10,019
	Total Expenses from Transactions		53,373	55,723	56,747	57,590	58,675	59,829	61,579

Equals	Net Operating Balance		2,821	146	1,512	148	160	110	690

Plus	Other economic flows - included in operating result		381	(75)	(91)	85	202	483	398

Equals	Operating Result		3,202	71	1,421	233	363	593	1,088

Plus	Other economic flows - other movements in equity		(176)	3,785	3,329	2,717	2,776	1,733	1,326

Equals	Comprehensive Result - Total Change In Net Worth		3,027	3,856	4,750	2,950	3,139	2,326	2,414

	KEY FISCAL AGGREGATES

	Net Operating Balance		2,821	146	1,512	148	160	110	690

Less	Net Acquisition of Non-financial Assets
	Purchases of non-financial assets		4,634	5,123	4,905	5,927	7,557	7,396	7,081
	Less	Sales of non-financial assets	389	392	227	345	373	343	165
	Less	Depreciation	3,068	3,093	3,330	3,429	3,543	3,650	3,776
	Plus	Change in inventories	5	73	32	(4)	(67)	(74)	6
	Plus	Other movements in non-financial assets	1,103	797	735	1,032	467	180	180
	Equals	Total Net Acquisition of Non-financial Assets	2,285	2,508	2,115	3,181	4,042	3,510	3,326

Equals	Fiscal Balance		536	(2,363)	(604)	(3,033)	(3,881)	(3,400)	(2,636)

Note:

1.	Numbers may not add due to rounding and bracketed numbers represent negative amounts.

Budget Strategy and Outlook 2018-19

Table 9.2	Public Non-financial Corporations Sector Operating Statement[1]

			2016-17 Outcome $ million	2017-18 Budget $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million

	Revenue from Transactions
	Grants revenue		1,491	647	610	632	640	636	659
	Sales of goods and services		12,712	10,950	12,141	11,718	11,627	11,944	12,131
	Interest income		45	37	63	52	50	58	59
	Dividend and income tax equivalent income		15	14	13	13	13	13	13
	Other revenue		381	300	477	318	298	250	259
	Total Revenue from Transactions		14,644	11,948	13,303	12,733	12,628	12,900	13,121

Less	Expenses from Transactions
	Employee expenses		1,654	1,925	1,909	1,981	2,030	2,034	2,077
	Superannuation expenses
	Superannuation interest cost		(4)	—	—	—	—	—	—
	Other superannuation expenses		241	155	151	164	169	173	177
	Other operating expenses		4,286	3,388	4,275	4,032	3,784	3,996	4,102
	Depreciation and amortisation		2,382	2,575	2,470	2,618	2,708	2,749	2,828
	Other interest expenses		2,030	1,952	1,881	1,908	1,988	2,078	2,155
	Grants expenses		791	21	27	22	22	23	23
	Other property expenses		849	578	773	637	632	571	506
	Total Expenses from Transactions		12,229	10,594	11,486	11,361	11,332	11,625	11,866

Equals	Net Operating Balance		2,415	1,354	1,817	1,372	1,296	1,275	1,255

Plus	Other economic flows - included in operating result		(176)	57	(58)	(29)	(52)	(144)	(289)

Equals	Operating Result		2,239	1,412	1,759	1,343	1,244	1,131	966

Plus	Other economic flows - other movements in equity		(1,572)	60	(1,120)	(532)	(905)	(1,211)	(1,076)

Equals	Comprehensive Result - Total Change In Net Worth		666	1,472	639	810	338	(80)	(110)

	KEY FISCAL AGGREGATES

	Net Operating Balance		2,415	1,354	1,817	1,372	1,296	1,275	1,255

Less	Net Acquisition of Non-financial Assets
	Purchases of non-financial assets		2,708	2,866	2,751	3,130	3,229	3,126	3,097
	Less	Sales of non-financial assets	71	46	46	11	8	8	6
	Less	Depreciation	2,382	2,575	2,470	2,618	2,708	2,749	2,828
	Plus	Change in inventories	4	3	(44)	35	(0)	4	9
	Plus	Other movements in non-financial assets	68	68	73	68	69	70	71
	Equals	Total Net Acquisition of Non-financial Assets	327	316	263	604	582	443	343

Equals	Fiscal Balance		2,088	1,038	1,554	767	713	832	913

Note:

1.	Numbers may not add due to rounding and bracketed numbers represent negative amounts.

Budget Strategy and Outlook 2018-19

Table 9.3	Non-financial Public Sector Operating Statement[1]

			2016-17 Outcome $ million	2017-18 Budget $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million

	Revenue from Transactions
	Taxation revenue		12,685	13,062	13,040	13,892	14,902	15,645	16,394
	Grants revenue		27,415	27,722	28,519	27,788	28,244	29,151	30,477
	Sales of goods and services		16,545	15,025	16,082	15,353	15,433	15,778	16,128
	Interest income		2,381	2,367	2,342	2,219	2,099	1,893	1,887
	Dividend and income tax equivalent income		215	103	109	164	139	170	193
	Other revenue		5,598	4,786	6,098	6,051	5,693	5,333	5,471
	Total Revenue from Transactions		64,840	63,066	66,192	65,467	66,510	67,970	70,550

Less	Expenses from Transactions
	Employee expenses		22,809	24,249	24,655	25,688	26,571	27,469	28,434
	Superannuation expenses
	Superannuation interest cost		510	600	665	667	717	774	778
	Other superannuation expenses		2,902	2,908	2,970	3,051	3,102	3,129	3,178
	Other operating expenses		18,042	18,428	19,728	17,703	16,755	17,040	17,530
	Depreciation and amortisation		5,450	5,668	5,800	6,047	6,251	6,399	6,604
	Other interest expenses		3,637	3,530	3,313	3,198	3,437	3,558	3,717
	Grants expenses		7,900	7,579	7,550	9,029	9,545	9,402	9,473
	Total Expenses from Transactions		61,251	62,961	64,682	65,383	66,377	67,772	69,713

Equals	Net Operating Balance		3,589	105	1,510	84	133	197	837

Plus	Other economic flows - included in operating result		45	(37)	(199)	(54)	(39)	(207)	(401)

Equals	Operating Result		3,634	67	1,311	31	93	(9)	436

Plus	Other economic flows - other movements in equity		(608)	3,789	3,439	2,920	3,045	2,335	1,979

Equals	Comprehensive Result - Total Change In Net Worth		3,027	3,856	4,750	2,950	3,139	2,326	2,414

	KEY FISCAL AGGREGATES

	Net Operating Balance		3,589	105	1,510	84	133	197	837

Less	Net Acquisition of Non-financial Assets
	Purchases of non-financial assets		7,305	7,989	7,656	9,057	10,786	10,523	10,177
	Less	Sales of non-financial assets	460	438	273	356	381	351	171
	Less	Depreciation	5,450	5,668	5,800	6,047	6,251	6,399	6,604
	Plus	Change in inventories	10	77	(12)	31	(67)	(69)	15
	Plus	Other movements in non-financial assets	1,171	865	809	1,100	536	251	252
	Equals	Total Net Acquisition of Non-financial Assets	2,576	2,825	2,379	3,785	4,624	3,953	3,668

Equals	Fiscal Balance		1,013	(2,720)	(869)	(3,701)	(4,491)	(3,756)	(2,831)

Note:

1.	Numbers may not add due to rounding and bracketed numbers represent negative amounts.

Budget Strategy and Outlook 2018-19

Table 9.4	General Government Sector Balance Sheet[1]

	2016-17 Outcome $ million	2017-18 Budget $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million

Assets
Financial Assets
Cash and deposits	1,069	548	579	303	285	228	338
Advances paid	678	831	630	703	695	751	812
Investments, loans and placements	33,633	32,301	32,655	30,306	29,078	28,957	28,817
Receivables	4,926	4,190	4,523	4,182	4,218	4,480	4,375
Equity
Investments in other public sector entities	21,866	22,787	23,002	23,812	24,151	24,071	23,961
Investments - other	154	156	154	154	154	154	154
Total Financial Assets	62,327	60,814	61,544	59,460	58,581	58,642	58,458

Non-financial Assets
Land and other fixed assets	200,632	205,439	203,721	207,985	212,987	217,425	221,688
Other non-financial assets	6,921	6,969	7,179	6,767	6,999	7,146	7,328
Total Non-financial Assets	207,553	212,407	210,900	214,752	219,987	224,570	229,016

Total Assets	269,879	273,222	272,443	274,212	278,568	283,213	287,474

Liabilities
Payables	4,372	4,089	4,015	4,088	4,181	4,217	4,252
Superannuation liability	26,123	23,355	25,294	23,414	21,334	19,946	18,877
Other employee benefits	5,608	5,510	5,749	5,888	5,878	6,036	6,271
Deposits held	3	3	2	2	2	2	2
Advances received	1,831	1,541	2,229	1,814	1,531	1,365	1,382
Borrowing	33,260	33,758	31,367	32,311	35,861	39,588	42,290
Other liabilities	3,747	3,044	4,100	4,059	4,005	3,957	3,883
Total Liabilities	74,943	71,299	72,757	71,575	72,793	75,112	76,958

Net Worth	194,936	201,922	199,686	202,636	205,775	208,101	210,515

Net Financial Worth	(12,617)	(10,485)	(11,213)	(12,115)	(14,211)	(16,470)	(18,501)
Net Financial Liabilities	34,483	33,273	34,216	35,928	38,362	40,540	42,462
Net Debt	(287)	1,622	(267)	2,815	7,336	11,018	13,707

Note:

1.	Numbers may not add due to rounding and bracketed numbers represent negative amounts.

Budget Strategy and Outlook 2018-19

Table 9.5	Public Non-financial Corporations Sector Balance Sheet[1]

	2016-17 Outcome $ million	2017-18 Budget $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million

Assets
Financial Assets
Cash and deposits	1,464	524	698	465	489	593	542
Advances paid	1,370	1,073	1,762	1,360	1,157	1,011	1,045
Investments, loans and placements	749	395	578	547	507	470	473
Receivables	1,581	1,610	1,585	1,432	1,487	1,628	1,574
Equity
Investments - other	302	280	240	240	240	240	240
Total Financial Assets	5,465	3,882	4,863	4,043	3,881	3,941	3,874

Non-financial Assets
Land and other fixed assets	61,138	62,730	62,132	63,882	65,133	66,181	66,975
Other non-financial assets	1,472	1,112	1,193	1,203	1,207	1,224	1,277
Total Non-financial Assets	62,610	63,842	63,326	65,085	66,340	67,405	68,251

Total Assets	68,075	67,724	68,188	69,128	70,221	71,346	72,126

Liabilities
Payables	3,411	2,809	3,366	2,890	2,690	2,942	2,963
Superannuation liability	(332)	(155)	(324)	(316)	(308)	(300)	(292)
Other employee benefits	761	767	752	746	752	757	763
Deposits held	17	23	17	17	17	17	17
Advances received	7	7	7	6	5	5	4
Borrowing	38,644	38,231	38,135	38,560	39,353	40,162	40,802
Other liabilities	7,691	7,470	7,722	7,901	8,050	8,182	8,396
Total Liabilities	50,200	49,151	49,675	49,805	50,559	51,764	52,653

Net Worth	17,875	18,573	18,513	19,323	19,662	19,582	19,472

Net Financial Worth	(44,735)	(45,269)	(44,812)	(45,761)	(46,679)	(47,823)	(48,779)
Net Debt	35,087	36,268	35,121	36,212	37,222	38,111	38,763

Note:

1.	Numbers may not add due to rounding and bracketed numbers represent negative amounts.

Budget Strategy and Outlook 2018-19

Table 9.6	Non-financial Public Sector Balance Sheet[1]

	2016-17 Outcome $ million	2017-18 Budget $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million

Assets
Financial Assets
Cash and deposits	2,533	1,073	1,277	768	774	821	880
Advances paid	695	842	616	682	668	725	786
Investments, loans and placements	34,382	32,696	33,234	30,852	29,586	29,427	29,290
Receivables	4,597	4,005	3,949	3,808	3,952	4,177	4,207
Equity
Investments in other public sector entities	3,993	4,216	4,490	4,490	4,490	4,490	4,490
Investments - other	456	436	393	394	394	394	394
Total Financial Assets	46,655	43,267	43,959	40,994	39,863	40,033	40,048

Non-financial Assets
Land and other fixed assets	261,769	268,168	265,853	271,866	278,120	283,605	288,662
Other non-financial assets	1,408	1,451	1,594	1,014	1,094	1,073	1,025
Total Non-financial Assets	263,177	269,619	267,447	272,880	279,214	284,678	289,687

Total Assets	309,832	312,885	311,406	313,874	319,077	324,711	329,735

Liabilities
Payables	5,892	5,155	5,243	5,193	5,139	5,250	5,497
Superannuation liability	25,791	23,200	24,971	23,098	21,026	19,646	18,585
Other employee benefits	6,369	6,277	6,501	6,634	6,629	6,793	7,034
Deposits held	20	26	19	19	19	19	19
Advances received	486	485	460	439	352	333	315
Borrowing	71,904	71,989	69,501	70,871	75,214	79,750	83,093
Other liabilities	4,433	3,831	5,024	4,982	4,921	4,820	4,676
Total Liabilities	114,896	110,963	111,720	111,237	113,302	116,611	119,220

Net Worth	194,936	201,922	199,686	202,636	205,775	208,101	210,515

Net Financial Worth	(68,241)	(67,697)	(67,760)	(70,243)	(73,439)	(76,577)	(79,172)
Net Financial Liabilities	72,234	71,912	72,250	74,733	77,928	81,067	83,662
Net Debt	34,800	37,890	34,854	39,027	44,558	49,129	52,471

Note:

1.	Numbers may not add due to rounding and bracketed numbers represent negative amounts.

Budget Strategy and Outlook 2018-19

Table 9.7	General Government Sector Cash Flow Statement[1]

	2016-17 Outcome[2] $ million	2017-18 Budget[2] $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million

Cash Receipts from Operating Activities
Taxes received	12,940	13,296	13,282	14,153	15,183	15,949	16,721
Grants and subsidies received	27,174	27,628	28,529	27,712	28,153	29,059	30,384
Sales of goods and services	6,116	6,165	5,966	5,947	6,158	6,292	6,520
Interest receipts	2,337	2,328	2,321	2,199	2,076	1,859	1,852
Dividends and income tax equivalents	1,929	2,309	2,532	2,619	2,185	2,068	1,975
Other receipts	6,477	5,595	6,867	7,007	6,681	6,323	6,350
Total Operating Receipts	56,973	57,320	59,497	59,637	60,435	61,550	63,803

Cash Payments for Operating Activities
Payments for employees	(24,278)	(26,099)	(26,375)	(27,701)	(28,911)	(29,736)	(30,746)
Payments for goods and services	(17,005)	(18,661)	(18,691)	(17,635)	(16,960)	(17,115)	(17,607)
Grants and subsidies	(8,325)	(8,045)	(8,186)	(9,492)	(10,030)	(9,870)	(9,974)
Interest paid	(1,700)	(1,706)	(1,614)	(1,474)	(1,645)	(1,692)	(1,795)
Other payments	(5)				(1)	(1)	(3)
Total Operating Payments	(51,313)	(54,511)	(54,866)	(56,303)	(57,546)	(58,414)	(60,123)

Net Cash Inflows from Operating Activities	5,660	2,809	4,631	3,334	2,889	3,136	3,680

Cash Flows from Investments in Non-Financial Assets
Purchases of non-financial assets	(4,634)	(5,123)	(4,905)	(5,927)	(7,557)	(7,396)	(7,081)
Sales of non-financial assets	389	392	227	345	373	343	165
Net Cash Flows from Investments in Non-financial Assets	(4,244)	(4,731)	(4,678)	(5,582)	(7,185)	(7,053)	(6,916)

Net Cash Flows from Investments in Financial Assets for Policy Purposes	954	460	515	(53)	41	167	457

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(2,615)	1,268	(1,054)	2,877	4,734	817	153

Receipts from Financing Activities
Advances received (net)	1,315	210	403	(410)	(277)	(176)	25
Borrowing (net)	(1,118)	(176)	(353)	(393)	(221)	3,053	2,711
Deposits received (net)	14	—	46	(47)	—	—	—
Net Cash Flows from Financing Activities	211	33	96	(851)	(498)	2,877	2,735

Net Increase/(Decrease) in Cash held	(35)	(161)	(491)	(275)	(19)	(56)	109

Net cash from operating activities	5,660	2,809	4,631	3,334	2,889	3,136	3,680
Net cash flows from investments in non-financial assets	(4,244)	(4,731)	(4,678)	(5,582)	(7,185)	(7,053)	(6,916)
Surplus/(Deficit)	1,416	(1,922)	(47)	(2,248)	(4,295)	(3,917)	(3,236)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	1,416	(1,922)	(47)	(2,248)	(4,295)	(3,917)	(3,236)
Acquisitions under finance leases and similar arrangements	(758)	(618)	(559)	(864)	(287)	—	—
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	658	(2,540)	(606)	(3,112)	(4,582)	(3,917)	(3,236)

Notes:

1.	Numbers may not add due to rounding and bracketed numbers represent negative amounts.
2.	With the implementation of the latest GFS Manual (AGFS15), the 2016-17 Outcomes and 2017-18 Budget cash flow categories have been restated above to ensure comparability.

Budget Strategy and Outlook 2018-19

Table 9.8	Public Non-financial Corporations Sector Cash Flow Statement[1]

	2016-17 Outcome[2] $ million	2017-18 Budget[2] $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million

Cash Receipts from Operating Activities
Grants and subsidies received	1,451	623	585	585	605	601	624
Sales of goods and services	14,187	12,268	13,374	13,113	12,749	12,998	13,396
Interest receipts	44	37	63	52	50	58	59
Dividends and income tax equivalents	15	14	13	13	13	13	13
Other receipts	335	257	394	215	224	174	179
Total Operating Receipts	16,032	13,198	14,429	13,977	13,641	13,844	14,270

Cash Payments for Operating Activities
Payments for employees	(1,874)	(2,072)	(2,062)	(2,143)	(2,185)	(2,194)	(2,239)
Payments for goods and services	(5,290)	(4,192)	(4,890)	(4,610)	(4,307)	(4,553)	(4,545)
Grants and subsidies	(20)	(289)	(281)	(264)	(269)	(52)	(23)
Interest paid	(2,054)	(1,960)	(1,900)	(1,910)	(1,987)	(2,081)	(2,154)
Other payments	(1,577)	(1,071)	(1,260)	(1,172)	(1,164)	(1,148)	(1,148)
Total Operating Payments	(10,815)	(9,584)	(10,392)	(10,098)	(9,913)	(10,028)	(10,110)

Net Cash Inflows from Operating Activities	5,217	3,614	4,037	3,879	3,729	3,816	4,161

Cash Flows from Investments in Non-Financial Assets
Purchases of non-financial assets	(2,708)	(2,866)	(2,751)	(3,130)	(3,229)	(3,126)	(3,097)
Sales of non-financial assets	71	46	46	11	8	8	6
Net Cash Flows from Investments in Non-financial Assets	(2,637)	(2,820)	(2,704)	(3,119)	(3,221)	(3,118)	(3,090)

Net Cash Flows from Investments in Financial Assets for Policy Purposes	(2,100)	(252)	(473)	284	41	(79)	(569)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	116	—	(8)	(3)	(4)	(4)	(5)

Receipts from Financing Activities
Advances received (net)	(1)	(1)	(1)	(1)	(1)	(1)	(1)
Borrowing (net)	768	122	41	471	815	814	642
Dividends paid	(747)	(1,646)	(1,658)	(1,805)	(1,435)	(1,324)	(1,188)
Deposits received (net)	(3)	—	—	—	—	—	—
Other financing (net)	(692)	18	1	60	100	—	—
Net Cash Flows from Financing Activities	(675)	(1,506)	(1,617)	(1,275)	(521)	(510)	(546)

Net Increase/(Decrease) in Cash held	(79)	(965)	(766)	(233)	25	104	(50)

Net cash from operating activities	5,217	3,614	4,037	3,879	3,729	3,816	4,161
Net cash flows from investments in non-financial assets	(2,637)	(2,820)	(2,704)	(3,119)	(3,221)	(3,118)	(3,090)
Dividends paid	(747)	(1,646)	(1,658)	(1,805)	(1,435)	(1,324)	(1,188)
Surplus/(Deficit)	1,834	(853)	(326)	(1,045)	(927)	(626)	(117)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	1,834	(853)	(326)	(1,045)	(927)	(626)	(117)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	1,834	(853)	(326)	(1,045)	(927)	(626)	(117)

Notes:

1.	Numbers may not add due to rounding and bracketed numbers represent negative amounts.
2.	With the implementation of the latest GFS Manual (AGFS15), the 2016-17 Outcomes and 2017-18 Budget cash flow categories have been restated above to ensure comparability.

Budget Strategy and Outlook 2018-19

Table 9.9	Non-financial Public Sector Cash Flow Statement[1]

	2016-17 Outcome[2] $ million	2017-18 Budget[2] $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million

Cash Receipts from Operating Activities
Taxes received	12,682	13,061	13,039	13,891	14,901	15,644	16,393
Grants and subsidies received	27,201	27,708	28,556	27,788	28,230	29,137	30,464
Sales of goods and services	18,454	16,085	17,069	16,609	16,391	16,671	17,223
Interest receipts	2,381	2,365	2,340	2,217	2,097	1,891	1,885
Dividends and income tax equivalents	157	94	179	166	126	150	179
Other receipts	6,805	5,851	7,259	7,222	6,905	6,498	6,529
Total Operating Receipts	67,680	65,164	68,442	67,892	68,650	69,991	72,672

Cash Payments for Operating Activities
Payments for employees	(26,050)	(28,075)	(28,344)	(29,743)	(30,993)	(31,824)	(32,877)
Payments for goods and services	(20,329)	(20,504)	(21,302)	(19,789)	(18,745)	(19,043)	(19,452)
Grants and subsidies	(6,920)	(7,791)	(7,908)	(9,247)	(9,771)	(9,398)	(9,451)
Interest paid	(3,616)	(3,539)	(3,331)	(3,202)	(3,438)	(3,563)	(3,717)
Other payments	(670)	(479)	(548)	(503)	(520)	(535)	(522)
Total Operating Payments	(57,585)	(60,387)	(61,432)	(62,484)	(63,467)	(64,363)	(66,020)

Net Cash Inflows from Operating Activities	10,095	4,776	7,010	5,408	5,183	5,628	6,653

Cash Flows from Investments in Non-Financial Assets
Purchases of non-financial assets	(7,305)	(7,989)	(7,656)	(9,057)	(10,786)	(10,523)	(10,177)
Sales of non-financial assets	460	438	273	356	381	351	171
Net Cash Flows from Investments in Non-financial Assets	(6,845)	(7,551)	(7,383)	(8,701)	(10,405)	(10,171)	(10,006)

Net Cash Flows from Investments in Financial Assets for Policy Purposes	(42)	457	465	(104)	(15)	(59)	(79)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(2,499)	1,268	(1,063)	2,873	4,730	813	148

Receipts from Financing Activities
Advances received (net)	(30)	(22)	(21)	(16)	(81)	(30)	(10)
Borrowing (net)	(350)	(54)	(312)	78	594	3,867	3,353
Deposits received (net)	11	—	46	(47)	—	—	—
Other financing (net)	(452)	—	1	—	—	—	—
Net Cash Flows from Financing Activities	(821)	(76)	(286)	15	513	3,837	3,343

Net Increase/(Decrease) in Cash held	(113)	(1,126)	(1,256)	(509)	6	48	59

Net cash from operating activities	10,095	4,776	7,010	5,408	5,183	5,628	6,653
Net cash flows from investments in non-financial assets	(6,845)	(7,551)	(7,383)	(8,701)	(10,405)	(10,171)	(10,006)
Surplus/(Deficit)	3,249	(2,775)	(373)	(3,293)	(5,222)	(4,543)	(3,353)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	3,249	(2,775)	(373)	(3,293)	(5,222)	(4,543)	(3,353)
Acquisitions under finance leases and similar arrangements	(758)	(618)	(559)	(864)	(287)	—	—
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	2,492	(3,393)	(932)	(4,157)	(5,509)	(4,543)	(3,353)

Notes:

1.	Numbers may not add due to rounding and bracketed numbers represent negative amounts.
2.	With the implementation of the latest GFS Manual (AGFS15), the 2016-17 Outcomes and 2017-18 Budget cash flow categories have been restated above to ensure comparability.

Budget Strategy and Outlook 2018-19

9.3	Reconciliation of net operating balance to accounting operating result

The primary difference between the net operating balance and the accounting operating result calculated under Australian Accounting Standards is that valuation adjustments are excluded from the net operating balance.

Data presented in Table 9.10 provides a reconciliation of the General Government Sector net operating balance to the accounting operating result.

Table 9.10	Reconciliation of UPF net operating balance to accounting operating result[1]

	2017-18 Budget $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million

Net operating balance General Government sector (Table 9.1)	146	1,512	148

Remeasurement/valuation adjustments
Bad debts and amortisation	(89)	(93)	(96)
Deferred tax equivalents	64	16	(1)
Dividends from network GOCs under Debt Action Plan (treated as return of equity for UPF)	20	50	110
Market value adjustments on financial assets and liabilities	17	31	11
Revaluation of provisions	66	12	87
Decommissioned infrastructure assets and land under roads	(143)	(12)	(12)
Gain/(loss) on assets sold/written off/impaired	(9)	(96)	(12)

Accounting operating result General Government sector	71	1,421	233

Note:

1.	Numbers may not add due to rounding and bracketed numbers represent negative amounts.

9.4	General Government Sector time series

Data presented in Table 9.11 provides a time series from 2005-06 to 2016-17 for the General Government Sector on the key fiscal aggregates used by the Government to measure financial performance. These aggregates have been backcast (as far as possible) to comply with AASB 1049 Whole of Government and General Government Sector Financial Reporting.

Budget Strategy and Outlook 2018-19

Table 9.11 General Government Sector time series1

	2005-06 Actual $ million	2006-07 Actual $ million	2007-08 Actual $ million	2008-09 Actual $ million	2009-10 Actual $ million	2010-11 Actual $ million	2011-12 Actual $ million	2012-13 Actual $ million	2013-14 Actual $ million	2014-15 Actual $ million	2015-16 Actual $ million	2016-17 Actual $ million

Revenue from Transactions
Taxation revenue	7,396	8,484	9,546	8,866	9,375	9,981	10,608	10,937	11,840	12,598	12,547	12,919
Grant revenue	13,590	14,378	15,510	17,481	20,205	20,338	22,652	18,322	21,740	23,583	23,740	27,383
Sales of goods and services	2,641	2,909	3,357	3,648	3,961	4,172	5,002	5,087	5,039	5,443	5,712	5,642
Interest income	3,414	3,338	(275)	1,482	2,204	2,368	2,485	2,644	2,460	2,470	2,543	2,336
Dividend and income tax equivalent income	1,059	858	1,244	1,180	949	1,232	1,112	1,351	1,975	2,554	2,661	2,690
Other revenue	1,983	2,032	2,041	4,421	3,033	3,921	3,942	3,415	3,650	3,322	3,577	5,222
Total Revenue	30,084	31,999	31,424	37,078	39,727	42,013	45,801	41,755	46,705	49,970	50,780	56,194

Expenses from Transactions
Employee expenses	10,615	11,731	13,175	14,310	15,566	16,826	18,250	18,130	17,816	18,592	20,045	21,258
Superannuation expenses
Superannuation interest costs	840	1,154	816	858	1,320	1,240	1,216	923	963	878	767	514
Other superannuation expenses	1,367	1,513	1,865	2,012	2,051	2,171	2,301	2,420	2,277	2,319	2,507	2,661
Other operating expenses	5,236	6,138	6,646	7,300	7,568	8,646	9,497	12,817	13,108	14,539	14,811	15,582
Depreciation and amortisation	1,678	1,764	1,851	2,496	2,501	2,507	2,777	2,902	3,060	3,137	2,921	3,068
Other interest expenses	174	180	347	599	803	1,125	1,659	1,940	2,200	2,328	2,220	1,722
Grant expenses	6,467	7,565	8,329	9,525	9,790	10,963	10,327	7,182	6,792	7,758	6,841	8,568
Total Expenses	26,378	30,046	33,030	37,099	39,599	43,479	46,028	46,312	46,217	49,551	50,112	53,373

Net Operating Balance	3,707	1,953	(1,606)	(21)	128	(1,466)	(226)	(4,558)	488	420	668	2,821

OTHER KEY AGGREGATES

Purchases of non-financial assets	3,196	4,412	5,725	6,772	8,959	8,237	7,971	7,001	6,323	4,635	4,044	4,634

Net acquisition of non-financial assets	1,234	2,157	3,680	4,349	6,665	5,583	5,241	3,389	3,087	992	1,164	2,285

Fiscal Balance	2,472	(204)	(5,286)	(4,371)	(6,537)	(7,049)	(5,467)	(7,947)	(2,599)	(572)	(497)	536

Cash Surplus/(Deficit)	4,649	2,360	(4,924)	(2,866)	(5,341)	(5,880)	(4,951)	(8,585)	(3,213)	(105)	866	1,416

Net Worth	104,446	118,532	193,838	184,277	175,588	177,875	170,745	172,963	166,492	171,933	188,099	194,936

Net Debt	(23,203)	(26,622)	(22,586)	(19,251)	(13,354)	(9,542)	(5,720)	2,399	5,208	5,749	653	(287)

Borrowing	2,084	2,267	6,328	10,308	15,916	24,593	29,517	37,878	41,368	43,105	35,486	33,260

Borrowing (NFPS)	17,314	23,971	30,856	42,645	51,713	53,708	61,542	69,086	72,637	75,233	72,922	71,904

Note:

1.	Numbers may not add due to rounding and bracketed numbers represent negative amounts.

Source: Report on State Finances for Queensland 2005-06 to 2016-17. (Numbers have been recast for changes to UPF presentation.)

Budget Strategy and Outlook 2018-19

9.5	Other General Government uniform presentation framework data

Data in the following tables is presented in accordance with the UPF.

9.5.1	Grants

Data presented in Tables 9.12 and 9.13 provide details of General Government Sector current and capital grant revenue and expenses.

Table 9.12	General Government Sector grant revenue[1]

	2017-18 Est. Act. $ million	2018-19 Budget $ million

Current grant revenue
Current grants from the Commonwealth
General purpose grants	15,240	14,799
Specific purpose grants	7,970	7,987
Specific purpose grants for on-passing	3,019	2,918
Total current grants from the Commonwealth	26,229	25,704
Other contributions and grants	354	296
Total current grant revenue	26,583	26,001

Capital grant revenue
Capital grants from the Commonwealth
Specific purpose grants	1,826	1,659
Specific purpose grants for on-passing	—	5
Total capital grants from the Commonwealth	1,826	1,664
Other contributions and grants	72	36
Total capital grant revenue	1,898	1,700
Total grant revenue	28,481	27,701

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2018-19

Table 9.13	General Government Sector grant expenses[1]

	2017-18 Est. Act. $ million	2018-19 Budget $ million

Current grant expense
Private and Not-for-profit sector	2,107	2,181
Private and Not-for-profit sector on-passing	2,553	2,687
Local Government	271	362
Local Government on-passing	473	241
Grants to other sectors of Government	947	2,169
Other	304	238
Total current grant expense	6,656	7,878

Capital grant expense
Private and Not-for-profit sector	237	458
Local Government	976	1,059
Local Government on-passing	—	5
Grants to other sectors of Government	16	13
Other	211	140
Total capital grant expense	1,440	1,674
Total grant expense	8,096	9,552

Note:

1.	Numbers may not add due to rounding.

9.5.2	Dividends and income tax equivalent income

Table 9.14 provides details of the source of dividend and income tax equivalent income in the General Government Sector.

Table 9.14	General Government Sector dividend and income tax equivalent income[1]

	2017-18 Est. Act. $ million	2018-19 Budget $ million
Dividend and Income Tax Equivalent income from PNFC sector	2,589	2,066
Dividend and Income Tax Equivalent income from PFC sector	97	151
Total Dividend and Income Tax Equivalent income	2,686	2,217

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2018-19

9.5.3	Expenses by function

Data presented in Table 9.15 provides details of General Government Sector expenses by function. The Australian Bureau of Statistics introduced a revised Classification of the Function of Government Australian Framework (COFOG-A) which has resulted in some re-classification of expenditure between purposes (see 9.6.1).

Table 9.15	General Government Sector expenses by function[1]

	2017-18 Budget[2] $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million

General public services	5,115	5,419	5,368	5,412	5,287	5,259
Public order and safety	5,139	5,023	5,154	5,231	5,345	5,505
Economic affairs	2,160	2,221	2,241	2,165	2,114	2,017
Environmental protection	609	726	631	726	716	734
Housing and community amenities	295	224	275	373	364	268
Health	16,478	17,005	17,347	17,980	18,513	19,173
Recreation, culture and religion	1,458	1,535	842	741	763	746
Education	13,660	13,536	14,006	14,634	15,314	15,906
Social protection	5,056	5,425	5,865	5,439	5,452	5,930
Transport	5,752	5,633	5,861	5,975	5,961	6,042

Total Expenses	55,723	56,747	57,590	58,675	59,829	61,579

Notes:

1.	Numbers may not add due to rounding.
2.	2017-18 Budget has been restated to comply with COFOG-A.

9.5.4	Purchases of non-financial assets by function

Data presented in Table 9.16 provides details of General Government Sector purchases of non-financial assets by function as per COFOG-A.

Table 9.16	General Government Sector purchases of non-financial assets by function[1]

	2017-18 Budget[2] $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million

General public services	217	127	373	249	45	38
Public order and safety	552	415	555	522	265	245
Economic affairs	37	32	47	33	29	28
Environmental protection	28	58	67	29	19	20
Housing and community amenities	21	26	78	90	132	83
Health	984	598	1,099	1,046	907	623
Recreation, culture and religion	81	52	161	173	77	39
Education	643	589	711	993	599	664
Social protection	460	322	384	319	291	298
Transport	2,100	2,685	2,451	4,104	5,032	5,042

Total Purchases	5,123	4,905	5,927	7,557	7,396	7,081

Notes:

1.	Numbers may not add due to rounding.
2.	2017-18 Budget has been restated to comply with COFOG-A.

Budget Strategy and Outlook 2018-19

9.5.5	Taxes

Data presented in Table 9.17 provides details of taxation revenue collected by the General Government Sector.

Table 9.17	General Government Sector taxes[1]

	2017-18 Est. Act. $ million	2018-19 Budget $ million

Taxes on employers’ payroll and labour force	3,887	4,086

Taxes on property
Land taxes	1,183	1,313
Stamp duties on financial and capital transactions	3,090	3,214
Other	682	822

Taxes on the provision of goods and services
Taxes on gambling	1,194	1,307
Taxes on insurance	951	992

Taxes on use of goods and performance of activities
Motor vehicle taxes	2,297	2,421

Total Taxation Revenue	13,284	14,155

Note:

1.	Numbers may not add due to rounding.

9.6	Contingent liabilities

Contingent liabilities represent items that are not included in the Budget as significant uncertainty exists as to whether the Government would sacrifice future economic benefits in respect of these items. Nevertheless, such contingencies need to be recognised and managed wherever possible in terms of their potential impact on the Government’s financial position in the future.

The State’s quantifiable and non-quantifiable contingent liabilities are detailed in the 2016-17 Report on State Finances – whole-of-government financial statements (note 43).

A summary of the State’s quantifiable contingent liabilities as at 30 June 2017 is provided in Table 9.18.

Budget Strategy and Outlook 2018-19

Table 9.18	Contingent liabilities

2016-17 $ million
Nature of contingent liability

Guarantees and indemnities	10,421
Other	328

Total	10,748

9.7	Background and interpretation of uniform presentation framework

As mentioned in the introduction to this chapter, the UPF was reviewed in 2007 following the release of the AASB accounting standard, AASB 1049 Whole of Government and General Government Sector Financial Reporting.

This standard aims to harmonise GFS and GAAP with the objective of improving the clarity and transparency of government financial statements.

9.7.1	Accrual Government Finance Statistics framework

The GFS reporting framework, developed by the Australian Bureau of Statistics (ABS), is based on international statistics standards (the International Monetary Fund Manual on Government Finance Statistics and the United Nations System of National Accounts). This allows comprehensive assessments to be made of the economic impact of government.

The accrual GFS framework is based on an integrated recording of stocks and flows. Stocks refers to a unit’s holdings of assets and liabilities at a point in time, whilst flows represent the movement in the stock of assets and liabilities between two points in time. Flows comprise two separate types, transactions and other economic flows. Transactions come about as a result of mutually agreed interactions between units or within a single unit. Other economic flows would include revaluations and destruction or discovery of assets that do not result from a transaction.

In GFS operating statements, other economic flows, being outside of the control of government, are excluded and do not affect the net operating balance or fiscal balance.

Effective 1 July 2017, the ABS has updated its framework to incorporate changes outlined in the IMF’s latest manual. The ABS’s new framework (AGFS15) has required changes to the economic types of stocks and flows, and the classification of flows by function (classification of the functions of government – Australia, or COFOG-A).

In implementing AGFS15, Queensland Treasury has revised some of the classifications of operating cashflows in the Cashflow Statement. The 2016-17 Outcome and 2017-18 Budget have been restated to facilitate comparability. The key aggregates have not changed.

Budget Strategy and Outlook 2018-19

Adopting COFOG-A has resulted in some changes to the broad categories of function. As far as possible, the 2017-18 Budget has been restated to reflect these changes.

9.7.2	Generally Accepted Accounting Principles

In addition to the GFS framework, public sector entities were previously required to report at year end against AAS 31 Financial Reporting by Government, which meant complying with the Accounting Standards issued by the AASB.

9.7.3	Harmonisation under AASB 1049

This dual reporting regime caused confusion for financial report users and the Financial Reporting Council asked the AASB to develop a framework harmonising GAAP and GFS and to issue an Australian accounting standard for a single set of government reports.

In the development of the AASB 1049, the AASB adopted the following approaches:

•	adoption of GAAP definition, recognition and measurement principles in almost all cases

•

amending presentation requirements to encompass a comprehensive result that retains GAAP classification system but overlays it with a transaction and other economic flows classification system based on GFS

•	expanding the disclosure requirements to incorporate key fiscal aggregates required by GFS.

9.7.4	Revisions to the Uniform Presentation Framework

Following the introduction of AASB 1049, the Australian, state and territory governments consider that the UPF will continue to be an important framework for ensuring comparability of financial information across jurisdictions. The UPF shall continue to apply to financial statements produced by government in budgets, mid-year budget updates and final budget outcome reports, whereas the accounting standard applies only to outcome reports.

Therefore, rather than replacing the UPF with the accounting standard, the framework was updated to align with AASB 1049. Australia, state and territory governments agreed that the updated framework would continue to provide a common core of comparable financial information in their budget papers and comparable data amongst jurisdictions while maintaining at least the current level of transparency.

Aligning the framework with the AASB 1049 was not intended to create a UPF that complies with all the reporting requirements of AASB 1049. For example, the UPF does not include the same level of detail in relation to disclosure requirements as AASB 1049. Instead, the revised UPF allows jurisdictions to utilise the framework as the base set of statements and add additional relevant information in order to comply with AASB 1049.

Budget Strategy and Outlook 2018-19

9.8	Sector classification

GFS data is presented by institutional sector, distinguishing between the General Government Sector and the PNFC sector.

Budget reporting focuses on the General Government Sector, which provides regulatory services, and goods and services of a non-market nature that are provided at less than cost or at no cost. These services are largely financed by general revenue (Australian Government grants and state taxation). This service comprises government departments, their commercialised business units/shared service providers and certain statutory bodies.

The PNFC Sector comprises bodies that provide mainly market goods and services that are of a non-regulatory and non-financial nature. PNFCs are financed through sales to consumers of their goods and services and may be supplemented by explicit government subsidy to satisfy community service obligations. In general, PNFCs are legally distinguishable from the governments that own them. Examples of PNFCs include the energy entities and Queensland Rail.

Together, the General Government Sector and the PNFC Sector comprise the Non-financial Public Sector.

Further discussion of the GFS framework of reporting, including definitions of GFS terms, can be obtained from the webpage of the ABS at www.abs.gov.au.

Budget Strategy and Outlook 2018-19

9.9	Reporting entities

The reporting entities included in the General Government and PNFC Sectors in these Budget papers are provided below.

9.9.1	General Government

Departments

Aboriginal and Torres Strait Islander Partnerships

Agriculture and Fisheries

Child Safety, Youth and Women

Communities, Disability Services and Seniors

Education

Electoral Commission of Queensland

Employment, Small Business and Training

Environment and Science

Housing and Public Works

Innovation, Tourism Industry Development and the Commonwealth Games

Justice and Attorney-General

Legislative Assembly

Local Government, Racing and Multicultural Affairs

Natural Resources, Mines and Energy

Office of Industrial Relations

Office of the Governor

Office of the Inspector-General Emergency Management

Office of the Ombudsman

Premier and Cabinet

Public Safety Business Agency

Public Service Commission

Queensland Audit Office

Queensland Corrective Services

Queensland Fire and Emergency Services

Queensland Health

Queensland Police Service

Queensland Treasury

Sport and Recreation

State Development, Manufacturing, Infrastructure and Planning

The Public Trustee of Queensland

Transport and Main Roads

Commercialised Business Units

Building and Asset Services

CITEC

Economic Development Queensland

QFleet

RoadTek

Shared Service Providers

Corporate Administration Agency

Queensland Shared Services

Budget Strategy and Outlook 2018-19

Statutory Authorities

Anti-Discrimination Commission

Board of the Queensland Museum

Crime and Corruption Commission

Cross River Rail Delivery Authority

Gold Coast 2018 Commonwealth Games Corporation

Gold Coast Waterways Authority

Hospital and Health Services

Cairns and Hinterland

Central Queensland

Central West

Children’s Health Queensland

Darling Downs

Gold Coast

Mackay

North West

South West

Sunshine Coast

Torres and Cape

Townsville

West Moreton

Wide Bay

Legal Aid Queensland

Library Board of Queensland

Motor Accident Insurance Commission

Nominal Defendant

Office of the Information Commissioner

Office of the Health Ombudsman

Prostitution Licensing Authority

Queensland Agricultural Training Colleges

Queensland Art Gallery Board of Trustees

Queensland Building and Construction Commission

Queensland Curriculum and Assessment Authority

Queensland Family and Child Commission

Queensland Mental Health Commission

Queensland Performing Arts Trust

Queensland Racing Integrity Commission

Queensland Reconstruction Authority

Queensland Rural and Industry Development Authority

Residential Tenancies Authority

South Bank Corporation

TAFE Queensland

The Council of the Queensland Institute of Medical Research

Tourism and Events Queensland

Trade and Investment Queensland

Budget Strategy and Outlook 2018-19

9.9.2	Public Non-financial Corporations

Brisbane Port Holdings Pty Ltd

CS Energy Limited

DBCT Holdings Pty Ltd

Energy Queensland

Far North Queensland Ports Corporation Limited

Gladstone Area Water Board

Gladstone Ports Corporation Limited

Mount Isa Water Board

North Queensland Bulk Ports Corporation Limited

Port of Townsville Limited

Powerlink Queensland

Queensland Bulk Water Supply Authority (Seqwater)

Queensland Lottery Corporation Pty Ltd

Queensland Rail

Queensland Treasury Holdings Pty Ltd

Stadiums Queensland

Stanwell Corporation Limited

SunWater Limited

Budget Strategy and Outlook 2018-19

Appendix A:	Concessions statement

Context

The Queensland Government provides a wide range of concessions across a variety of services and products. In addition to targeted discounts, rebates and subsidies for Queenslanders based on eligibility criteria relating to factors such as age, income and special needs or disadvantage, broader concession arrangements are in place to reduce the price paid by all consumers in areas such as transport, electricity and water.

The majority of Queenslanders benefit from at least one concession and in many cases may benefit from multiple concessions each year. For example, aged pensioners are eligible for a number of Queensland Government concessions, such as discounts on their council rates, water, gas and electricity bills, vehicle registration fees as well as subsidised optometry and dental services.

Further information on the eligibility requirements and benefits of a range of Government concessions can be found at: https://campaigns.premiers.qld.gov.au/smart-savings/.

Focus

This statement highlights the cost and nature of concessions provided by the Queensland Government. It covers both concessions that are direct Budget outlays (for example, fee subsidy payments), and concessions that are revenue foregone through fees and charges that are set at a lower rate than applies to the wider community or, in the case of broader concessions, the full cost of service provision.

Sections A.2 and A.3 set out the individual concessions by agency and government-owned corporation respectively, sorted in descending order. The total value of these concessions is estimated to be $5.584 billion in 2018-19. This represents a significant Government and taxpayer commitment to improving the accessibility and affordability of a diverse range of services, and reducing the price paid by consumers of those services to ease cost of living pressures.

Explanation of scope

For the purposes of this document, concessions include:

•

discounts, rebates and subsidies to improve access to, and the affordability of, a range of services for individuals or families based on eligibility criteria relating to factors such as age, income and special needs or disadvantage

•	concessional prices for Government services, where the price charged to all consumers is less than the full cost of service provision.

Budget Strategy and Outlook 2018-19

Both General Government and Public Non-financial Corporations (PNFC) Sector concessions are included. Where a payment is made from a General Government Sector agency to a PNFC entity for a concession arrangement, the expenditure is reported against the General Government Sector agency only to avoid double counting. To be included in this statement, concessions must meet the minimum materiality threshold of estimated expenditure or revenue foregone of $50,000 in 2018-19.

Varying methods have been used to estimate the cost of concessions depending on the nature of the concessions, including:

•	direct Budget outlay cost (for example, direct subsidy or rebate payments or Government’s contribution in the case of items such as rental subsidies)

•	revenue foregone (for example, concessional fees and charges)

•	cost of goods and services provided.

For the purposes of illustration, the document often uses averages to demonstrate the potential value of the concession to consumers. However, averages are not reflective of individual circumstances, meaning the actual dollar value of the concession to consumers may vary from person to person.

The Concessions Statement does not include Tax Expenditures (for example, tax exemptions, reduced tax rates, tax rebates and deductions). Information on Tax Expenditures can be found in Appendix B – Tax expenditure statement.

Budget Strategy and Outlook 2018-19

A.1	Concessions summary

Table A.1.1	Concession by entity[1]

Concession by entity	2017-18 Est. Act. $ million	2018-19 Estimate $ million
Agency
Department of Agriculture and Fisheries	32.4	43.6
Department of Communities, Disability Services and Seniors	366.3	383.8
Department of Education	124.8	131.6
Department of Employment, Small Business and Training	429.7	453.1
Department of Environment and Science	8.8	7.1
Department of Housing and Public Works	450.7	461.6
Department of Justice and Attorney-General	91.2	93.1
Department of Natural Resources, Mines and Energy	825.8	795.6
Department of Transport and Main Roads	2,601.1	2,796.7
Queensland Fire and Emergency Services	9.7	10.2
Queensland Health	295.5	281.7
Total Agency	5,236.1	5,458.1

Government-owned corporations
Energy Queensland	22.0	22.9
Far North Queensland Ports Corporation Limited	0.8	0.8
Gladstone Ports Corporation Limited	55.5	43.1
North Queensland Bulk Ports Corporation Limited	1.6	1.7
Port of Townsville Limited	5.7	5.8
Queensland Rail Limited	1.7	1.9
SunWater Limited	48.5	49.4
Total Government-owned corporations	135.8	125.6

Total all entities	5,371.9	5,583.7

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2018-19

A.2	Concessions by agency

Table A.2.1	Department of Agriculture and Fisheries

Concession	2017-18 Est. Act. $ million	2018-19 Estimate $ million
Primary Industry Productivity Enhancement Scheme (PIPES)	21.2	20.3
Drought Relief Assistance Scheme[1]	10.0	20.0
Vessel Tracking Rebate Scheme[2]	0.1	1.7
Farm Management Grant[3]	1.1	1.6
Total	32.4	43.6

Notes:

1.

The 2017-18 estimated actual is lower than previously anticipated due to improved climatic conditions across the State. In 2018-19 the Government is providing funding of up to $20 million, held centrally, for the continuation of the Drought Relief Assistance Scheme.

2.	The variance is due to the commencement of the scheme (June 2018) and an anticipated increased take up of the scheme during 2018-19.
3.	The variance is due to an anticipated increased take up of the grants in 2018-19, as a result of the expansion of a targeted communications strategy.

Primary Industry Productivity Enhancement Scheme (PIPES)

PIPES is administered by the Queensland Rural and Industry Development Authority (QRIDA) and provides concessional rates of interest on loans to eligible primary producers in need of financial assistance. First Start Loans and Sustainability Loans of up to $2 million and $1.3 million respectively support applicants to enter primary production and to improve productivity and sustainability. The average concessional interest rate for new lending is 3.24%. The amounts shown in the above table represent the fair values of the interest rate concessions pertaining to loans issued in each of the financial years shown.
Drought Relief Assistance Scheme

The Drought Relief Assistance Scheme provides freight subsidies and emergency water infrastructure rebates to support producers and communities that have been affected by drought conditions across the State. Freight subsidies of up to 50% and emergency water infrastructure rebates of up to 50% are available to eligible applicants, up to a maximum of between $20,000 and $40,000 per property, per financial year.

Vessel Tracking Rebate Scheme

The Queensland Sustainable Fisheries Strategy 2017-2027 requires vessel tracking on all commercial fishing boats by 2020 to assist in the management of Queensland Fisheries. This initiative is designed to assist commercial fishers by providing rebates up to prescribed amounts, to offset the cost of purchasing and installing approved vessel tracking units.

Budget Strategy and Outlook 2018-19

Farm Management Grant

The Farm Management Grant aims to assist eligible Queensland primary producers, or their relatives, to offset the costs of professional advice associated with succession planning. The grant provides rebates of up to 50% of the amount paid for professional advice, up to a maximum of $2,500 per financial year.

Table A.2.2	Department of Communities, Disability Services and Seniors

Concession	2017-18 Est. Act. $ million	2018-19 Estimate $ million
Electricity Rebate Scheme[1,2]	181.0	195.5
Electricity Asset Ownership Dividend	100.0	100.0
Pensioner Rate Subsidy Scheme	53.0	53.6
South East Queensland Pensioner Water Subsidy Scheme	18.0	18.2
Home Energy Emergency Assistance Scheme	8.1	10.0
Electricity Life Support Concession Scheme[2]	2.3	2.3
Reticulated Natural Gas Rebate Scheme	2.5	2.6
Medical Cooling and Heating Electricity Concession Scheme[2]	1.5	1.6
Total	366.3	383.8

Notes:

1.	The variance is due to the estimated growth in recipients, particularly Health Care Card holders.
2.

Electricity price linked rebates are adjusted annually according to the Queensland Competition Authority’s (QCA) price determination for general household electricity tariff (Tariff 11). For 2018-19, the QCA determined Tariff 11 will decrease by 1.3%. However, existing rebate values will not be decreased and will continue to apply in 2018-19.

Electricity Rebate Scheme

The Electricity Rebate Scheme provides a rebate of up to approximately $341 per annum, to assist with the cost of domestic electricity supply to the home of eligible holders of a Pensioner Concession Card, a Queensland Seniors Card or a Department of Veterans’ Affairs Gold Card (and receive a War Widow/er Pension or special rate Totally or Permanently Incapacitated Pension).

Additionally, the rebate was extended to Commonwealth Health Care Card Holders and asylum seekers from 1 January 2017, allowing an estimated 157,000 additional Queensland families to access the rebate.

Budget Strategy and Outlook 2018-19

Electricity Asset Ownership Dividend

The Electricity Asset Ownership Dividend is providing Queensland households with a $50 electricity rebate in 2017-18 and 2018-19. This initiative is funded from the dividends of Queensland’s government-owned corporations and forms part of the $2 billion Affordable Energy Plan.

Pensioner Rate Subsidy Scheme

The Pensioner Rate Subsidy Scheme offers a 20% subsidy (up to a maximum of $200 per annum) to lessen the impact of local government rates and charges on pensioners, thereby assisting them to continue to live in their own homes.

South East Queensland Pensioner Water Subsidy Scheme

The South East Queensland (SEQ) Pensioner Water Subsidy Scheme provides a subsidy of up to $120 per annum to eligible pensioner property owners in the SEQ Water Grid to lessen the impact of water prices. This subsidy is in addition to the Pensioner Rate Subsidy Scheme.

Home Energy Emergency Assistance Scheme

The Home Energy Emergency Assistance Scheme provides emergency assistance of up to $720 once in a two year period to assist low income households experiencing a short-term financial crisis and who are unable to pay their current electricity and/or reticulated natural gas account. It is not a requirement for the claimant to hold a concession card.

Electricity Life Support Concession Scheme

The Electricity Life Support Concession Scheme is aimed at assisting seriously ill people who use home based life support systems by providing a rebate of up to approximately $694 per annum for users of oxygen concentrators and a rebate of up to approximately $465 per annum for users of kidney dialysis machines to meet their electricity costs. The concession is paid quarterly and is subject to the patient being medically assessed in accordance with Queensland Health eligibility criteria.

Reticulated Natural Gas Rebate Scheme

The Reticulated Natural Gas Rebate Scheme provides a rebate of up to approximately $73 per annum to assist with the cost of reticulated natural gas supplied to the home of eligible holders of a Pensioner Concession Card, Queensland Seniors Card or a Department of Veterans’ Affairs Gold Card (and receive the War Widow/er Pension or special rate Totally or Permanently Incapacitated Pension).

Medical Cooling and Heating Electricity Concession Scheme

The Medical Cooling and Heating Electricity Concession Scheme provides a rebate of up to approximately $341 per annum for eligible concession card holders with a medical condition who have dependence on air conditioning to regulate body temperature.

Budget Strategy and Outlook 2018-19

Table A.2.3	Department of Education

Concession	2017-18 Est. Act. $ million	2018-19 Estimate $ million
Textbook and Resource Allowance[1]	57.9	61.2
School Transport Assistance for Students with Disabilities[1]	40.7	43.7
Living Away from Home Allowance Scheme[2]	8.3	8.4
Tuition Fee Exemptions/Waivers - Dependants of International Students[2]	6.8	7.0
Non-Government Schools Transport Assistance Scheme[2]	6.0	6.2
Dalby State High School - Bunya Campus Residential Facility	2.7	2.7
Spinifex State College - Mount Isa Student Residential Facility	1.1	1.1
Distance Education - Information and Communication Technology Subsidy Scheme	0.8	0.8
Distance Education - Non-Government Student Fee Subsidy	0.5	0.5
Total	124.8	131.6

Notes:

1.	The variance is due to a combination of indexation and student enrolment growth.
2.	The variance is due to indexation.

Textbook and Resource Allowance

The Textbook and Resource Allowance is available for all parents/caregivers of secondary school age students attending State and approved non-government schools, to assist with the cost of textbooks and learning resources. Parents generally sign over this allowance to the school to reduce the fees associated with participating in the school’s textbook and resource scheme. In 2018, the rates per annum are $125 for students in Years 7 to 10 and $271 for students in Years 11 and 12.

School Transport Assistance for Students with Disabilities

School Transport Assistance for Students with Disabilities is provided for eligible students to attend State school programs that meet their individual education needs. This transport assistance includes the provision of taxis or specialised contracted minibuses, payment of fares on regular buses or trains, or an allowance for parents who drive their children to school. The benefit level is to a maximum of $400 per week, per student, however in exceptional circumstances higher amounts may be approved. A separate scheme is in place for students with disabilities attending non-government schools (refer ‘Non-Government Schools Transport Assistance Scheme’).

The Department of Education is working with the Department of Transport and Main Roads (DTMR) to establish a long-term solution for the delivery of school transport assistance for students with disabilities under the National Disability Insurance Scheme (NDIS).

Budget Strategy and Outlook 2018-19

Living Away from Home Allowance Scheme

The Living Away from Home Allowance Scheme provides financial assistance to support Queensland families and targets geographically isolated families. The scheme meets the costs of children who are required to live away from home to attend schools. This concession is available to Queensland students attending both state and non-government schools. The benefits available for eligible students in 2018 are:

•	Remote Area Allowance – assistance of $2,354 per annum is available to students attending campuses of the Australian Agricultural College Corporation in lieu of Year 11 and 12.

•	Remote Area Tuition Allowance – primary students up to $3,744 per annum and secondary students up to $5,391 per annum.

•

Remote Area Travel Allowance – available where the distance from the family home to the boarding location is at least 50km. Benefit levels depend on the distance travelled, and range from $142 to a maximum of $1,727 per annum.

•

Remote Area Disability Supplement – available to students with disabilities who incur additional costs associated with living away from home to attend school. Benefits are up to $7,659 per student per annum.

Tuition Fee Exemptions/Waivers – Dependants of International Students

This concession is available for dependants of international students. It allows students who meet the approved exemption criteria, and wish to enrol their child in Preparatory Year (Prep) to Year 12 of schooling, to be exempt from paying dependant tuition fees. The exemption only applies for the duration of the main temporary visa holder’s (parent) course of study in Queensland. A dependant student (Prep to Year 12) of a temporary visa holder may also be eligible for a tuition fee waiver in certain circumstances, including financial hardship. The estimated average amount exempted or waived per student is $7,818 for the 2018-19 financial year.

Non-Government Schools Transport Assistance Scheme

The Non-Government Schools Transport Assistance Scheme assists families by providing funding towards the transport costs of students attending non-government schools outside of the Brisbane City Council area. Under the scheme, reimbursement is provided for transport expenses above a set weekly threshold amount. In 2018, the threshold is $33 per week for families, or $25 for families with a Health Care Card, Pensioner or Department of Veterans’ Affairs Pensioner Card.

The program also assists families of students with disabilities who attend a non-government school. The level of assistance provided is dependent on the type of transport needed and travel assistance already provided by DTMR. For families using taxis, assistance is capped at $300 per week.

The Department of Education is working with DTMR to establish a long-term solution for the delivery of school transport assistance for students with disabilities under the NDIS.

Budget Strategy and Outlook 2018-19

Dalby State High School – Bunya Campus Residential Facility

The Dalby State High School – Bunya Campus Residential Facility provides affordable residential accommodation for secondary school students in a boarding facility. The concession particularly targets secondary school students from rural and remote communities, however, any secondary age student is eligible. Students accommodated at the residential facility are enrolled at Dalby State High School and participate in agricultural education programs.

Spinifex State College – Mount Isa Student Residential Facility

The Spinifex State College – Mount Isa Student Residential Facility provides an affordable residential facility in Mount Isa for students from the north-western area of the State whose home community does not provide secondary schooling. The funding meets the cost of wages for the residential college, increasing the affordability of the accommodation rates charged to students.

Distance Education – Information and Communication Technology Subsidy Scheme

The Distance Education – Information and Communication Technology Subsidy Scheme provides assistance to students enrolled in a school of distance education that are geographically isolated or in the medical category.

The scheme provides $250 per annum to assist with purchasing, replacing or upgrading computer hardware for students in the distance/geographically isolated and medical categories, and $500 per annum to assist students in the distance/geographically isolated category to meet the costs of broadband internet access and download charges for the home classroom. Eligible students also receive access to free software licences.

Distance Education – Non-Government Student Fee Subsidy

The Distance Education – Non-Government Student Fee Subsidy is available to students who are enrolled in non-government schools and also choose to access distance education subjects. It provides an average annual subsidy of approximately $1,343 per distance education subject enrolment.

This subsidises approximately 50% of the total average cost per annum of providing a subject through distance education for non-government school students. The concession contributes towards the State continuing to make distance education available to non-government schools, ensuring the widest possible subject choice for students, while recovering a proportion of the teaching and overhead costs.

Budget Strategy and Outlook 2018-19

Table A.2.4	Department of Employment, Small Business and Training

Concession	2017-18 Est. Act. $ million	2018-19 Estimate $ million
User Choice - Apprentice and Trainee Training Subsidy[1]	191.5	202.0
Vocation Education and Training (VET) - Certificate 3 Guarantee Tuition Fee Subsidy[1]	172.8	182.1
VET - Higher Level Skills Tuition Fee Subsidy[1]	63.4	67.0
Travel and Accommodation Subsidy	2.0	2.0
Total	429.7	453.1

Note:

1.	The variance is due to the anticipated increase in activity due to the demand driven nature of the programs.

User Choice – Apprentice and Trainee Training Subsidy

The User Choice – Apprentice and Trainee Training Subsidy program provides government funding towards the costs of training and assessment for eligible Queensland apprentices and trainees or complementary pathways leading to apprenticeship and traineeship outcomes. The subsidy is available to public and private registered training organisations (pre-approved as pre-qualified suppliers) to subsidise tuition fees to reduce the cost of required accredited, entry level training for apprentices and trainees. The program provides greater flexibility for apprentices, trainees and their employers to select a preferred registered training organisation and to negotiate the type of training to meet their specific needs.

The value of this subsidy for each qualification ranges from $1,140 to $50,720 depending on the eligibility and qualification subsidised. The average subsidy value is $9,007.

Vocation Education and Training (VET) – Certificate 3 Guarantee Tuition Fee Subsidy

The Vocational Education and Training (VET) Certificate 3 Guarantee Tuition Fee Subsidy provides a government subsidy to allow eligible Queenslanders to obtain their first post-school Certificate III qualification to help them gain a job or to improve their employment status. The subsidy is available to private and public registered training organisations (pre-approved as pre-qualified suppliers) to subsidise tuition fees paid by students undertaking eligible vocation education and training qualifications (primarily Certificate III qualifications).

The value of this subsidy for each qualification ranges from $440 to $6,260 depending on the eligibility and qualification subsidised. The average subsidy value is $2,836.

Budget Strategy and Outlook 2018-19

VET – Higher Level Skills Tuition Fee Subsidy

The VET Higher Level Skills Tuition Fee Subsidy provides a government subsidy to eligible students and employers to undertake a priority Certificate IV, diploma or advanced diploma or industry endorsed skill set. This program will help individuals gain employment in a critical occupation, career advancement in a priority industry or transition to university to continue their studies. The subsidy is available to private and public registered training organisations (pre-approved as pre-qualified suppliers) to subsidise tuition fees paid by students undertaking eligible vocational education and training qualifications at Certificate IV or above.

The value of this subsidy for each qualification ranges from $1,105 to $8,190 depending on the eligibility and qualification subsidised. The average subsidy value is $4,078.

Travel and Accommodation Subsidy

The Travel and Accommodation Subsidy provides financial assistance to Queensland apprentices and trainees for travel expenses incurred in attending off the job training at a registered training organisation. To be eligible, apprentices must attend the closest registered training organisation that offers the required qualification and travel a minimum of 100 kilometres (km) return from their usual place of residence to the registered training organisation. The subsidy provides for:

•	return land travel to the registered training organisation of 15 cents per km for distances between 100-649 km, increasing to 19 cents per km for distances between 650-1,400 km

•	cost of ferry travel if necessary

•	a return economy air ticket to the location of the registered training organisation if necessary

•	accommodation assistance of $28 per day for overnight stay within Queensland and $68 for interstate travellers, if it is necessary to live away from their usual place of residence to attend training.

Budget Strategy and Outlook 2018-19

Table A.2.5	Department of Environment and Science

Concession	2017-18 Est. Act. $ million	2018-19 Estimate $ million
Queensland Performing Arts Trust - Arts concessional entry fees	2.0	2.0
Tour fee and access permit concessions	1.6	1.6
Queensland Museum - Arts concessional entry fees	1.5	1.5
Queensland Performing Arts Trust - Venue hire rebates	0.6	0.6
State Library of Queensland - Venue hire rebates	0.5	0.5
Arts Queensland - Discount on property lease rentals[1]	0.7	0.4
Arts Queensland - Venue hire rebates	0.3	0.3
Queensland Art Gallery - Arts concessional entry fees[2]	1.6	0.2
Total	8.8	7.1

Notes:

1.

The decrease from 2017-18 estimated actual to 2018-19 budget is mainly due to a reduction in the market rental assessment for Judith Wright Centre of Contemporary Arts budgeting a 5% vacancy rate in 2018-19 and the planned six months closure of Centre of Contemporary Arts, Cairns for renovation.

2.

Decrease in concessions in 2018-19 is due to the major exhibition in 2018-19 (The 9th Asia Pacific Triennial of Contemporary Art) being a free exhibition. Overall concession in previous year was higher as a result of better than expected attendance at Marvel: Creating the Cinematic Universe and a greater than expected proportion of concession holders.

Queensland Performing Arts Trust – Arts concessional entry fees

Concessional entry fees are offered for specific Queensland Performing Arts Trust productions and to provide support for other not-for-profit theatre companies to enable tickets to be sold at concessional prices. The level of concession provided varies depending on the number and size of events being held each year.

Tour fee and access permit concessions

Tour fee, access permit and camping fee concessions are available in specified protected areas including David Fleay Wildlife Park, Mon Repos Conservation Park, St Helena Island National Park, Walk-About Creek Wildlife Centre, Fort Lytton National Park, Cooloola Recreation Area, Moreton Island and Fraser Island.

Queensland Museum – Arts concessional entry fees

Queensland Museum provides concessional entry fees to seniors, students, children, families and a variety of concession card holders for ticketed exhibitions at Queensland Museum and Sciencentre and for general entry to Cobb & Co Museum Toowoomba, The Workshops Rail Museum Ipswich and Museum of Tropical Queensland Townsville. Concessions are also provided to targeted groups, such as schools, to encourage visits to museums. The level of concession provided varies depending on the venue and the event.

Budget Strategy and Outlook 2018-19

Queensland Performing Arts Trust – Venue hire rebates

Venue hire rebates are offered to Government funded cultural organisations, charitable organisations, government departments and educational institutions. Organisations currently receiving discounts are Queensland Symphony Orchestra, Opera Queensland, Queensland Theatre Company and Queensland Ballet.

State Library of Queensland – Venue hire rebates

State Library of Queensland provides venue hire concessions to targeted community and non-profit groups including cultural and charitable organisations and educational institutions in order to support events and programs directly linked to State Library of Queensland’s services, programs and activities.

Arts Queensland – Discount on property lease rentals

Property lease rentals are provided to arts and cultural organisations at a discount from market rental rates at the Judith Wright Centre of Contemporary Arts and the Cairns Centre of Contemporary Arts. Discounts range from 20% to 100% of the market rate (dependent on location) of the commercial office space. Further discounts on specialist rehearsal and gallery space are given as negotiated at the time of entering the lease and dependent on the individual arts or cultural organisation and its funding.

Arts Queensland – Venue hire rebates

Venue hire rebates support Queensland Government funded arts organisations and professional artists to develop and present new work at the Judith Wright Centre of Contemporary Arts and the Cairns Centre of Contemporary Arts.

Queensland Art Gallery – Arts concessional entry fees

Queensland Art Gallery’s ticket prices are set to ensure that they are affordable and to maximise attendance, with additional concessions provided to seniors, students, children, families and a variety of concession card holders. The purpose of the Queensland Art Gallery Arts concessional entry fees concession is to contribute to the cultural, social and intellectual development of Queenslanders, and encourage diverse audiences.

Budget Strategy and Outlook 2018-19

Table A.2.6	Department of Housing and Public Works

Concession	2017-18 Est. Act. $ million	2018-19 Estimate $ million
Government managed housing rental rebate[1]	396.4	406.1
National Rental Affordability Scheme[2]	28.4	29.3
Home Assist Secure[2]	19.0	19.0
Non-residential buildings - subsidised rents	5.6	5.9
Rental Bond Loans	1.0	1.0
Queensland Recreation Centres - Concessional usage rates	0.3	0.3
Non-government managed housing[3]	—	—
Total	450.7	461.6

Notes:

1.	The variance is primarily due to lower forecast growth in tenant rental income.
2.	The variance is due to the expected increase in the indexation rate for the 2018-19 scheme.
3.	The value of this concession arrangement cannot be easily quantified.

Government managed housing rental rebate

The Government managed housing rental rebate targets low income families and individuals and represents the difference between the rents that would be payable in the private market and rent that is charged by Government based on household income.

Assistance is provided to approximately 53,000 households. The estimated average yearly subsidy per household for 2018-19 is $7,623.

National Rental Affordability Scheme

The National Rental Affordability Scheme (NRAS) is an Australian Government initiative, delivered in partnership with the Queensland Government, to increase the supply of new affordable rental housing. The scheme provides financial incentives to investors to build well located dwellings and rent them to eligible low to moderate income households, at a discounted rate at least 20% below market rent.

Under the scheme, the concession to the tenant is provided by the property owner. Due to the nature of the arrangement, the overall value of the concession to the tenant cannot be quantified. In 2018-19, the Government has allocated $29.3 million for the payment of financial incentives to NRAS investors who are then required to discount rents to tenants.

Budget Strategy and Outlook 2018-19

Home Assist Secure

Home Assist Secure provides free safety related information and referrals, and subsidised assistance to eligible clients unable to undertake or pay for critical maintenance services without assistance. To be considered for assistance, home owners or tenants over the age of 60 or of any age with a disability must hold a Pensioner Concession Card and be unable to complete the work themselves. In addition, they must be unable to access assistance from other services. Subsidised assistance can be undertaken for maintenance, repairs and minor modifications where the total cost for any one job or service does not exceed $1,500. Labour costs (up to $500 per household per year) for the assistance provided are subsidised by Home Assist Secure while the balance of the costs (including all materials) are met by the client.

Home Assist Secure targets home owners and those in rental housing who are over 60 years of age or have a disability, and who require assistance to remain living in their home. In 2018-19, $19 million in grants to Home Assist Secure providers will be issued to ensure the ongoing delivery of assistance to those in greatest need. It is estimated that over 47,500 households will be assisted.

Non-residential buildings – subsidised rents

Accommodation is provided to 40 community, education, arts and not-for-profit organisations in Government owned non-residential buildings. Tenures for the occupancies are by way of leases, licences or month to month arrangements. Rents paid by the organisations are often below independently assessed market rent levels. Subsidised rental arrangements are provided to 24 properties comprising a total floor area of approximately 25,038 square metres. The total subsidy is calculated by deducting the actual amount paid by the occupants from the total estimated annual market rent for the office space.

Rental Bond Loans

The Government provides interest-free rental bond loans equivalent to a maximum amount of four weeks rent to people who cannot afford to pay a full bond to move into private rental accommodation; reducing the need for more costly, subsidised housing assistance. The interest-free bond loan targets low-income households and can stabilise tenancies, prevent households from entering the cycle of homelessness and engaging with fringe, high interest credit providers. The concession represents the interest saving for the client on the bond loan. In 2018-19, $27.7 million in bond loans will be advanced to an estimated 24,000 clients.

Queensland Recreation Centres – Concessional usage rates

Concessional usage rates are offered to students and children 17 years and under, for the use of Queensland Recreation Centres at Currimundi and Tallebudgera. These concessional rates provide a discount of between 3.25% to 18% of the full charge to approximately 34,000 recipients.

Budget Strategy and Outlook 2018-19

Non-government managed housing

The Government provides contributions to social housing providers, including capital grants, granted land or properties, or recurrent funding, to assist in increasing housing affordability and access to social housing. Due to the nature of the arrangement, the overall value of the concession provided by the Government cannot be easily quantified.

Rents charged for social housing managed by the providers are based on 25% of a household’s assessable income or the market rent, whichever is lower, which may substantially reduce accommodation costs for eligible individuals and families.

Table A.2.7	Department of Justice and Attorney-General

Concession	2017-18 Est. Act. $ million	2018-19 Estimate $ million
Public Trustee of Queensland - Concessions	36.2	37.7
Court Services - Civil Court	22.8	24.2
Queensland Civil and Administrative Tribunal[1]	19.4	18.7
Blue Card - Volunteer Applicants	10.6	10.3
Body Corporate and Community Management - Dispute Resolution	2.2	2.2
Total	91.2	93.1

Note:

1.	The variance is mainly due to the decrease in the Tribunal’s rental expenses in 2018-19.

Public Trustee of Queensland – Concessions

The Public Trustee of Queensland (the Public Trustee) is a self-funding organisation and uses a scale of fees which is designed to reflect a fair cost for the services provided.

The Public Trustee has established a safety net limit on the annual fees payable by certain clients which provides for a rebate of fees for some clients with limited assets. The rebate is applied to clients such as financial administration clients with impaired capacity, or estate administration clients of limited means. The Public Trustee also provides Will making services at no cost for all Queenslanders.

In addition, the Public Trustee provides funding to the Public Guardian and financial assistance under the Civil Law Legal Aid Scheme administered by Legal Aid Queensland, to enable these organisations to provide services to the people of Queensland.

Budget Strategy and Outlook 2018-19

Court Services – Civil Court

The Supreme, District and Magistrates Courts hear civil disputes between two or more parties (people or organisations) where one party sues the other, usually to obtain compensation, or seek some other remedy. These disputes may involve anything from defamation to outstanding debts. Civil Court Fees are prescribed under the Uniform Civil Procedure (Fees) Regulation 2009 for proceedings commenced in civil matters and are set below full cost recovery to ensure that civil remedies are accessible to all Queenslanders.

Queensland Civil and Administrative Tribunal

The Queensland Civil and Administrative Tribunal (QCAT) is an independent tribunal which makes decisions and resolves disputes across a wide range of jurisdictions for the community. Fees for these services are below cost recovery to ensure services are accessible, fair and inexpensive. QCAT provides human rights services with no application fees for matters in guardianship and administration of adults, children and young people and anti-discrimination.

Blue Card – Volunteer Applicants

Individuals providing child-related services or conducting child-related activities in regulated service environments are required to undergo an assessment of their police and relevant disciplinary information, and if approved, are issued with a blue card. A blue card is valid for three years unless cancelled or suspended earlier. The application fee for a blue card is $90.25 (as at 1 July 2018). Since the inception of the blue card system in 2001, Government has met the cost of blue card assessment for volunteer applicants.

Body Corporate and Community Management – Dispute Resolution

The Office of the Commissioner for Body Corporate and Community Management provides a dispute resolution service to parties unable to resolve disputes themselves. The service consists of conciliation, with the aim of achieving a voluntary agreement, and adjudication, which results in a formal order. The service is delivered below full cost recovery so as to not restrict access to justice due to affordability reasons.

Budget Strategy and Outlook 2018-19

Table A.2.8	Department of Natural Resources, Mines and Energy

Concession	2017-18 Est. Act. $ million	2018-19 Estimate $ million
Energy Queensland - Uniform Tariff Policy (excluding Isolated Systems)[1]	441.1	413.5
Energy Queensland - Uniform Tariff Policy for Isolated Systems	47.1	48.3
Powering Queensland Plan - Electricity Affordability Package	287.4	284.2
Affordable Energy Plan - Solar & Storage Interest Free Loans Scheme[2]	—	13.7
Affordable Energy Plan - Energy Savers Program	—	4.0
Affordable Energy Plan - Energy Savvy Families[3]	0.2	3.8
Affordable Energy Plan - Energy Efficiency Appliance Rebate[4]	19.8	—
Extending existing drought relief arrangements - Electricity Charge Scheme[5]	12.0	10.4
Cloncurry Pipeline Water Supply Subsidy	6.1	6.2
Extending existing drought relief arrangements - Water Licence Fee Waiver and Land Rental Rebates	4.2	4.2
Origin Energy - Uniform Tariff Policy	2.7	2.8
SunWater Rural Irrigation Water Price Subsidy[6]	3.1	2.4
Seqwater Bulk Water Rural Irrigation Water Price Subsidy	2.1	2.1
Total	825.8	795.6

Notes:

1.

The variance between 2017-18 estimated actual and 2018-19 budget is due to Energy Queensland assuming a lower Ergon Energy distribution charge relative to the Energex charges. This is consistent with the Australian Energy Regulator’s decision for the two distribution businesses.

2.	This concession will commence in June 2018.
3.	This initiative provides digital electricity meters to eligible low-income families in regional Queensland to help them gain a greater understanding of when and how they use their electricity.
4.	The program commenced 1 January 2018 and closes 3 June 2018.
5.	The concessions can vary depending on the shires that are drought declared and the number of eligible customers.
6.	The decrease in the Community Service Obligation (CSO) for 2018-19 is largely due to the price path arrangements leading to a reduction in the concession required.

Energy Queensland – Uniform Tariff Policy (excluding Isolated Systems)

The Energy Queensland – Uniform Tariff Policy (excluding Isolated Systems) ensures that, where possible, all Queensland non-market electricity customers of a similar type pay a similar price for electricity regardless of where they live. As the notified prices do not reflect the full cost of electricity supply for most remote and regional Queenslanders, a subsidy is provided. The community service obligation (CSO) payment to the regional retailer Energy Queensland covers the difference between the revenue earned by charging customers notified prices and the actual costs in the regional areas (due to differences in network costs and energy losses).

Budget Strategy and Outlook 2018-19

Energy Queensland – Uniform Tariff Policy for Isolated Systems

The Energy Queensland – Uniform Tariff Policy for Isolated Systems ensures that, where possible, all Queensland non-market electricity customers of a similar type pay a similar price for electricity regardless of where they live. Energy Queensland owns and operates 33 isolated power stations which supply electricity to remote and isolated Queensland communities. Energy Queensland retails electricity to these customers at the notified prices, and the Government provides funding to the retailer to cover the difference between the revenue earned and the cost of supplying electricity to these customers.

Powering Queensland Plan – Electricity Affordability Package

The Powering Queensland Plan provided one-off funding in 2016-17 of $771 million to support the stabilisation of electricity prices for Queensland consumers, by funding the removal of costs of the Solar Bonus Scheme from electricity prices for three years from 1 July 2017 and directing Energy Queensland to remove costs from network charges. This will place downward pressure on electricity prices for the typical household, and provide an average saving of $51 for households and $90 for small businesses, compared with the increase which would have occurred without Government intervention. It is estimated that the benefit to Queenslanders in 2018-19 as a result of this measure will be $284.2 million.

Affordable Energy Plan – Solar & Storage Interest Free Loans Scheme

This scheme is designed to assist households and small businesses address electricity affordability by providing upfront capital to those who otherwise would not have access to funds to invest in rooftop solar and battery energy storage technology.

Affordable Energy Plan – Energy Savers Program

The $20 million Business Energy Savers Program, an initiative under the Affordable Energy Plan, provides free energy audits for agricultural customers and large business customers, and co-contributions to fund energy efficiency upgrades. It includes a 3 year extension of the existing Energy Savers Plus Program (for agricultural businesses) and the Large Customer Adjustment Program (for large electricity users).

Under the expanded Energy Savers Plus Program, 200 additional audits for agricultural customers will be completed. In addition to this, co-contribution grants of up to $20,000 will be made available to assist businesses in implementing the recommendations from the audit.

Under the expanded Large Customer Adjustment Program an additional 30 audits of large customers will be completed and co-contributions capped at up to $250,000 will be made available to help encourage the business to implement the audit recommendations.

Affordable Energy Plan – Energy Savvy Families

Under this plan, $4 million has been provided over two years to enable the provision of digital electricity meters as well as providing educational material and information to low income families in regional Queensland to help them better understand and manage their energy use.

Budget Strategy and Outlook 2018-19

Affordable Energy Plan – Energy Efficiency Appliance Rebate

The program was designed to assist Queensland households improve their energy efficiency through providing a rebate to help purchase high energy efficient appliances. The program commenced on 1 January 2018 and closed 3 June 2018.

The rebates applied to purchases on or after 1 January 2018 for the following household appliances:

•	$200 for a 4 star or higher energy rated washing machine

•	$250 for a 4 star or higher energy rated refrigerator

•	$300 for a 4 star or higher energy rated air conditioner.

There was a limit of 1 rebate application per household.

Extending existing drought relief arrangements – Electricity Charge Scheme

Drought Relief Arrangements provide relief to farming customers from fixed charges for electricity accounts that are used to pump water for farm or irrigation purposes during periods of drought. The concessions can vary depending on the shires that are drought declared and the number of eligible customers.

Cloncurry Pipeline Water Supply Subsidy

North West Queensland Water Pipeline Limited (NWQWP), a SunWater Limited (SunWater) subsidiary, owns and operates the Cloncurry Pipeline between the Ernest Henry Mine and Cloncurry. The pipeline guarantees Cloncurry Shire Council’s long-term water supply and supports industrial development in the region. As the construction and operation of the Cloncurry Water Pipeline is a non-commercial investment, the Government provides funding to NWQWP to ensure that SunWater receives a return on its investment in the pipeline.

Extending existing drought relief arrangements – Water Licence Fee Waiver and Land Rental Rebates

As part of the Government’s drought assistance package, the annual water licence fee of $82 will be waived for 2018-19 for landholders in Local Government Areas (LGA) that are drought declared and other properties that are individually drought declared. The estimate is dependent on drought declarations and the demand for drought assistance.

Category 11 Grazing and Primary Production landholders under the Land Act 1994 will also be eligible to a rent rebate in 2018-19. The rebate is available to lessees, other than those on minimum rent that are in a drought declared LGA and to individually drought declared properties. In addition to this rebate, drought declared landholders will be granted a hardship deferral for required rent payments.

Budget Strategy and Outlook 2018-19

Origin Energy – Uniform Tariff Policy

The Origin Energy – Uniform Tariff Policy ensures that, where possible, all Queensland non-market electricity customers of a similar type pay the similar price for electricity regardless of where they live. Origin Energy retails electricity to approximately 5,450 Queensland non-market customers in the Goondiwindi, Texas and Inglewood areas who are supplied electricity through the New South Wales Essential Energy distribution network.

The Government provides a rebate to these customers, via a CSO payment to Origin Energy, to ensure they pay no more for electricity than similar customers in Queensland. Therefore, the CSO amount depends on the relative difference between Queensland and New South Wales retail electricity tariffs for non-market customers.

SunWater Rural Irrigation Water Price Subsidy

SunWater owns and operates water supply schemes across regional Queensland. As the owner of SunWater, the Government decides how much to recover of SunWater’s costs through irrigation prices. Currently, SunWater’s irrigation water prices for some schemes are set below the level necessary to recover the cost of supplying water to the irrigators. Government funding is provided to SunWater to offset the reduced revenue and to ensure that increases in water prices paid by rural irrigation customers to recover costs are gradual.

Seqwater Bulk Water Rural Irrigation Water Price Subsidy

Seqwater owns and operates water supply schemes across SEQ which also supply bulk water services to rural irrigation customers. Currently Seqwater’s rural irrigation prices for some schemes are set below the level necessary to recover the cost of supplying water to the irrigators. Government funding is provided to Seqwater to offset the reduced revenue and to ensure that increases in water prices paid by rural irrigation customers to recover costs are gradual.

Urban Water Price Path

As foreshadowed in the 2017-18 State Budget, the concessional period for the South East Queensland urban bulk water price path, which commenced in 2008, is ending as prices in South East Queensland converge to a common rate reflective of the actual cost of supply. Accordingly the Urban Water Price Path is not included in the 2018–19 Concession Statement and is not anticipated to be included in future years.

Budget Strategy and Outlook 2018-19

Table A.2.9	Department of Transport and Main Roads

Concession	2017-18 Est. Act. $ million	2018-19 Estimate $ million
General Public Transport Concessions (South East Queensland)[1]	1,289.2	1,440.1
Rail Network and Infrastructure Funding	591.9	618.3
General Public Transport Concessions (Regional Queensland)	238.8	246.7
Vehicle and boat registration concessions	168.6	177.5
School Transport Assistance Scheme	133.8	138.1
TransLink Transport Concessions (South East Queensland)	74.3	75.6
Rail Concession Scheme	36.5	37.4
Livestock and Regional Freight Contracts	33.2	34.7
Other transport concessions (Regional Queensland) and taxi subsidies[2]	25.1	20.9
Designated Public Transport Concessions for Seniors Card Holders	3.8	3.8
Practical Driving Test	3.5	3.6
Commercial ship registration and licensing[3]	2.4	—
Total	2,601.1	2,796.7

Notes:

1.	The increase in 2018-19 is due to annual cost indexation, increased finance lease costs and availability and operator payments associated with the acquisition of New Generation Rollingstock.
2.	This concession is estimated to decrease in 2018-19 as the current concessions associated with the Taxi Subsidy Scheme will transition to the NDIS funding model.
3.

The reduction in the amount of concession is due to the Australian Maritime Safety Authority (AMSA) increasing its effort in regulating domestic commercial vessels while Maritime Safety Queensland has correspondingly reduced its efforts in this area. From 2018-19, AMSA will provide service delivery as national regulator to the commercial domestic vessel fleet and will also set and collect fees.

General Public Transport Concessions (South East Queensland)

The General Public Transport Concessions (South East Queensland) represents the direct funding contribution that Government makes towards the cost of operating public transport services within South East Queensland. This contribution effectively reduces the ticket price paid by all public transport users on bus, rail and ferry services, increasing the affordability of these services.

Rail Network and Infrastructure Funding

Rail network and infrastructure funding ensures that the State supported rail network is safe, reliable and fit for purpose. The contract also provides funding to Queensland Rail to support major capital projects and related asset strategies. The funding provided via this contract directly benefits customers of the State supported rail network, including both freight and passengers. Without this funding, rail access charges (including public transport fares) would be significantly higher for all users of the rail network.

Budget Strategy and Outlook 2018-19

General Public Transport Concessions (Regional Queensland)

The General Public Transport Concessions (Regional Queensland) represents the financial contribution that Government provides across a range of transport services in regional Queensland. The impact of this contribution benefits all public transport users through reduced transport fares. This concession covers:

•	TravelTrain (excluding the ‘Rail Concession Scheme’ for eligible pensioners, veterans and seniors)

•	subsidies for Kuranda Scenic Railway

•	subsidies for Heritage Rail Services

•	subsidies for regional bus and ferry operators (excluding concessional top up amounts and School Transport Assistance Scheme related amounts)

•	subsidies for the Rail XPT Service (Sydney-Brisbane) and Savannahlander (Atherton Tableland)

•	subsidies for air services to remote and rural communities within the State

•	subsidies for long distance coach services to rural/remote communities within the State.

Vehicle and boat registration concessions

Registration concessions for light and heavy motor vehicles and recreational boats are provided to holders of the Pensioner Concession Card, Queensland Seniors Card and to those assessed by the Department of Veterans’ Affairs as meeting the necessary degree of incapacity or impairment. The concession is aimed at improving access to travel for pensioners, seniors and persons with a disability by providing a reduced rate of registration fees. For most eligible card holders, a concession for a family 4-cylinder vehicle would reduce the 12 month registration charge from $321.35 to $160.65. For a recreational boat up to and including 4.5 metres in length, the concession reduces the registration charge from $86.75 to $43.35 (based on registration charges at 1 July 2018).

A Special Interest Vehicle (SIV) registration concession is offered for motor vehicles that have low use associated with vintage and historic and street rod car club events. A 12 month registration for a 6-cylinder SIV concession reduces registration from $508.85 to $90.55. A concession is also available for specific purposes such as water, mineral or oil exploration and bee keeping. Other motor vehicle and recreational boat registration concessions are also provided to primary producers, local governments, charitable and community service organisations, and people living in remote areas without access to the wider road network.

School Transport Assistance Scheme

The School Transport Assistance Scheme assists students that do not have a school in their local area or who are from defined low income groups with travel costs. The scheme provides funding to reduce the cost of travelling to school on bus, rail and/or ferry services, with allowances for private vehicle transport in certain circumstances. A typical concession would be to fully fund the cost of travel from home to the nearest State primary or high school where no local primary or high school is available (for example, from Bargara to Bundaberg High School).

Budget Strategy and Outlook 2018-19

TransLink Transport Concessions (South East Queensland)

The TransLink Transport Concessions (South East Queensland) are provided by the Government to ensure access and mobility for Queenslanders who require assistance because of age, disability or fixed low income. Passengers entitled to receive public transport concessions include holders of a Pensioner Concession Card, Veterans’ Affairs Gold Card, Seniors Card (all states and territories), Companion Card, Vision Impairment Travel Pass, Total Permanent Incapacitated (TPI) Veteran Travel Pass, children, as well as secondary and tertiary students. In addition to these existing groups, concession groups now include Newstart and Youth Allowance (Job Seeker) recipients and asylum seekers. In February 2018, White Card Holders joined the groups eligible for public transport concessions. Under the new 2018 fares, for a peak one zone journey using a go card, the concession will reduce an adult fare from $3.25 to $1.63.

Rail Concession Scheme

The Queensland Rail Concession Scheme improves the affordability of long distance and urban rail services for eligible pensioners, veterans, seniors and current/past rail employees with 25 years of service. Assistance for long distance rail services is provided through discounted fares and free travel vouchers. For TravelTrain (long distance rail) services, depending on the service, the concession may be for free travel for up to four trips per year for Queensland pensioners (subject to availability of seats and payment of an administration fee).

Livestock and Regional Freight Contracts

The Livestock and Regional Freight Contracts provide funding to support the movement of cattle (via rail only) and freight (via road and rail) to and from regional areas of Queensland. The funding provided directly benefits the cattle industry and enables regional Queensland communities to maintain employment and directly benefits those communities who are reliant on rail freight services by reducing the cost of these freight services for users.

Other transport concessions (Regional Queensland) and taxi subsidies

Other transport concessions (Regional Queensland) and taxi subsidies are provided by the Government to ensure access and mobility for Queenslanders who require assistance because of age, disability or fixed low income. Passengers entitled to receive public transport concessions include holders of a Pensioner Concession Card, Veterans’ Affairs Gold Card, Seniors Card (all states and territories), Companion Card, Vision Impairment Travel Pass, TPI Veteran Travel Pass, children, as well as secondary and tertiary students. In addition to these existing groups, new concession groups are to include Newstart and Youth Allowance (Job Seeker) recipients and asylum seekers. In February 2018, White Card holders were also added to these existing groups. The Taxi Subsidy Scheme aims to improve the mobility of persons with severe disabilities by providing a 50% concession fare up to a maximum subsidy of $25 per trip.

Concessions associated with the Taxi Subsidy Scheme are transitioning to the NDIS funding model.

Budget Strategy and Outlook 2018-19

Designated Public Transport Concessions for Seniors Card Holders

Designated Public Transport Concessions for Seniors Card Holders allows visitors from interstate, who hold a state or territory Seniors Card, to access public transport concessions within Queensland and is fully funded by the Queensland Government.

Practical Driving Test

As part of the State’s driver licensing arrangements, applicants for new licences are required to undertake a practical driving test. The total cost to pre-book driver examinations and to perform the practical driver assessment is not fully recovered by the fee charged ($52.68 (ex GST) as at 1 July 2018), providing a direct concession to applicants.

Commercial ship registration and licensing

The commercial ship registration and licensing concession is ceasing as the regulation of domestic commercial vessels operations is now the responsibility of the Australian Maritime Safety Authority (AMSA). For 2017-18, the commercial vessel safety program including inspection and ship operator competency audits is funded from commercial ship registration and licensing revenue. The commercial ship registration and licensing concession represents the difference between the cost of supporting the safety of commercial vessels in Queensland waters and revenue collected via commercial registration and compliance fees. The concession represents a benefit to commercial ship owners and operators.

Table A.2.10	Queensland Fire and Emergency Services

Concession	2017-18 Est. Act. $ million	2018-19 Estimate $ million
Emergency Management Levy Concession	9.7	10.2
Total	9.7	10.2

Emergency Management Levy Concession

The Emergency Management Levy applies to all prescribed properties within Queensland. The levy provides a funding base for emergency services including emergency management, fire and rescue services. Owners of prescribed properties who are in receipt of an Australian Government pension are eligible to receive a discount of 20% on the levy payable for a property that is their principal place of residence. In addition, community organisation owners of specified properties are exempt from payment of the levy.

Budget Strategy and Outlook 2018-19

Table A.2.11	Queensland Health

Concession	2017-18 Est. Act. $ million	2018-19 Estimate $ million
Oral Health Scheme[1]	149.2	151.8
Patient Travel Subsidy Scheme[2]	81.8	84.8
Medical Aids Subsidy Scheme[3]	40.4	29.6
Spectacle Supply Scheme	9.3	9.3
Community Aids Equipment, Assistive Technologies Initiative and Vehicle Options Subsidy Scheme[4]	14.8	6.2
Total	295.5	281.7

Notes:

1.	The $2.6 million increase from the 2017-18 estimated actual to the 2018-19 estimate is due to additional state funding in 2018-19 for Hospital and Health Services’ oral health services.
2.

The Patient Travel Subsidy Scheme allocation is calculated on historical utilisation rates. The increase of $3.0 million from the 2017-18 estimated actual to the 2018-19 estimate is due to expected population growth and higher utilisation of the Scheme.

3.	The variance is due to funding for this activity being progressively transferred to the National Disability Insurance Scheme (NDIS).
4.

The variance is due to funding for this activity being progressively transferred to NDIS. The $6.2 million estimate is to address commitments carrying across from 2017-18 and residual application in 2018-19.

Oral Health Scheme

The Oral Health Scheme provides free dental care to eligible clients and their dependants who possess a current Health Care Card, Pensioner Concession Card, Queensland Seniors Card or Commonwealth Seniors Card. The average value of a course of treatment for eligible clients is approximately $600 for general care, $1,800 for treatment involving dentures, and $265 for emergency dental care. In rural and remote areas where no private dental practitioner exists, access to dental care for the general public is provided at a concessional rate, generally 15% to 20% less than average private dental fees.

Patient Travel Subsidy Scheme

The Patient Travel Subsidy Scheme (PTSS) provides financial assistance to patients who need to access specialist medical services which are not available within their local area. The PTSS provides a subsidy towards the cost of travel and accommodation for patients and, in some cases, an approved escort.

Patients will receive fully subsidised commercial transport if arranged by Queensland Health, or will be subsidised at the economy/government discount rate (less GST). Alternatively a subsidy of 30 cents per kilometre is paid where a private vehicle is used. The accommodation subsidy is $60 per person per night for the period the patient is required to be away from home for medical reasons and when they are not in hospital, and for their escort, if approved. A subsidy of $10 per person per night is payable to patients and approved escorts who stay in private accommodation.

Budget Strategy and Outlook 2018-19

Medical Aids Subsidy Scheme

The Medical Aids Subsidy Scheme (MASS) provides access to funding assistance for the provision of a range of aids and equipment to eligible Queensland residents with permanent and stabilised conditions or disabilities. Aids and equipment are provided primarily to assist people to live at home therefore avoiding premature or inappropriate residential care or hospitalisation.

Subsidies vary based on service category and clinical criteria and are provided to assist with the costs of communication aids, continence aids, daily living aids, medical grade footwear, mobility aids, orthoses and oxygen. The scheme will provide over 72,000 occasions of service to approximately 48,000 clients during 2018-19.

The National Disability Insurance Scheme (NDIS) is currently being rolled out in Queensland. MASS clients who are NDIS eligible are being transitioned to the scheme with associated funding progressively cashed out to the NDIS.

Spectacle Supply Scheme

The Spectacle Supply Scheme provides eligible Queensland residents with free access to a comprehensive range of basic spectacles every two years including bifocals and trifocals. Applicants must be holders of eligible concession cards and be deemed by a prescriber to have a clinical need for spectacles.

The scheme provides around 75,000 items to approximately 72,000 clients (some clients require more than one pair of spectacles due to clinical need). The average cost of services provided to applicants is approximately $124 per item, including the costs of administering the scheme through the Medical Aids Subsidy Scheme.

Budget Strategy and Outlook 2018-19

Community Aids Equipment, Assistive Technologies Initiative and Vehicle Options Subsidy Scheme

The Community Aids Equipment and Assistive Technologies Initiative (CAEATI) and Vehicle Options Subsidy Scheme (VOSS) provide financial assistance to eligible Queensland residents to support them to be more independent, participate further in social and economic opportunities in the community and contribute to a better quality of life.

CAEATI funding is capped at $10,000 per client over a three year period. CAEATI includes aids, equipment and assistive technologies for postural support, communication support, community mobility and active participation.

VOSS funding is capped at $10,000 per client over a five year period. VOSS provides subsidies for a range of vehicle access options, including the subsidy of driving lessons on a suitably modified vehicle, modifications to a vehicle, purchase of a suitably modified vehicle or vehicle suitable for modification.

To receive funding through either of these schemes, an individual must be assessed as eligible for specialist disability support under the Disability Support Act 2006. Queensland resident eligibility is determined during the intake process, and confirmed as part of the assessment process.

The National Disability Insurance Scheme (NDIS) is currently being rolled out in Queensland. CAEATI and VOSS clients who are NDIS eligible are being transitioned to the scheme with associated funding progressively cashed out to the NDIS.

Budget Strategy and Outlook 2018-19

A.3 Concessions by entity – Government-owned Corporations

Table A.3.1	Energy Queensland

Concession	2017-18 Est. Act. $ million	2018-19 Estimate $ million
Regulated Service Charges - Energex	17.1	17.2
Regulated Service Charges - Ergon	4.9	5.7
Total	22.0	22.9

Regulated Service Charges – Energex

Under Schedule 8 of the Electricity Regulation 2006, charges for a range of services provided by Energex Limited (Energex) to energy retailers, for example disconnection and reconnection of supply, are capped. The maximum amount Energex is able to charge for these services is, on average, less than the value which the Australian Energy Regulator ascribes to the provision of these services by Energex, resulting in a concession provided to energy retailers and in turn households.

Regulated Service Charges – Ergon

Under Schedule 8 of the Electricity Regulation 2006, service charges for a range of services provided by Ergon Energy Corporation Limited (Ergon Energy) to energy retailers, for example disconnection and reconnection of supply, are capped. The maximum amount Ergon Energy is able to charge for these services is, on average, less than the value which the Australian Energy Regulator ascribes to the provision of these services by Ergon Energy, resulting in a concession provided to energy retailers and in turn households.

Table A.3.2	Gladstone Ports Corporation Limited

Concession	2017-18 Est. Act. $ million	2018-19 Estimate $ million
Concessional Port Charges[1]	52.0	39.8
Total	52.0	39.8

Note:

1.	The variance is due to some uncommercial legacy contracts expiring and being replaced with new contracts at market rates.

Budget Strategy and Outlook 2018-19

Concessional Port Charges

The Gladstone Ports Corporation Limited (GPC) is subject to a number of long-term major industry contracts where port charges are significantly lower than market rates. These historical contracts were entered into to support various industries and government initiatives from time to time. The amounts shown are estimates of the revenue foregone by GPC as a result of being unable to charge commercial rates.

Table A.3.3	SunWater Limited

Concession	2017-18 Est. Act. $ million	2018-19 Estimate $ million
Water Supply Contracts	48.5	49.4
Total	48.5	49.4

Water Supply Contracts

SunWater Limited has a number of historic non-commercial water supply contracts that benefit specific entities, predominantly local government authorities. The future treatment of these water supply contracts is currently being considered by Government. The amount shown represents the difference between revenue and expenses under a fully costed allocation model.

SunWater and local governments have agreed to work together to negotiate new arrangements for water supply over the next 18 months. The amount shown represents the difference between revenue and expenses under a fully costed allocation model.

Table A.3.4	Concessional Leases (Industry, Commercial and Community) by entity

Concession	2017-18 Est. Act. $ million	2018-19 Estimate $ million
Port of Townsville Limited	5.7	5.8
Gladstone Ports Corporation Limited	3.5	3.3
Queensland Rail Limited	1.7	1.9
North Queensland Bulk Ports Corporation Limited	1.6	1.7
Far North Queensland Ports Corporation Limited	0.8	0.8
Total	13.3	13.5

Concessional Leases (Industry, Commercial and Community)

The above Government Owned Corporation entities provide leases to various community organisations, local councils, Government departments and industry participants at below commercial rates. The amounts shown are estimates of the revenue foregone by not charging commercial rates.

Budget Strategy and Outlook 2018-19

Appendix B:	Tax expenditure statement

Context

Governments employ a range of policy tools to achieve social and economic objectives. These include the use of direct budgetary outlays, regulatory mechanisms and taxation. This Tax Expenditure Statement (TES) details revenue foregone as a result of Government decisions relating to the provision of tax exemptions or concessions. The TES is designed to improve transparency in the use of tax expenditures and increase public understanding of the fiscal process.

Tax expenditures are reductions in tax revenue that result from the use of the taxation system as a policy tool to deliver Government policy objectives. Tax expenditures are provided through a range of measures, including:

•	tax exemptions

•	the application of reduced tax rates to certain groups or sectors of the community

•	tax rebates

•	tax deductions

•	provisions which defer payment of a tax liability to a future period.

Labelling an exemption or concession as a tax expenditure does not necessarily imply any judgement as to its appropriateness. It merely makes the amount of the exemption or concession explicit and thereby facilitates its scrutiny as part of the annual Budget process.

Methodology

Revenue foregone approach

The method used almost exclusively by governments to quantify the value of their tax expenditures is the revenue foregone approach. This method estimates the revenue foregone through use of the concession by applying the benchmark rate of taxation to the volume of activities or assets affected by the concession. One of the deficiencies of the revenue foregone approach is that the effect on taxpayer behaviour resulting from the removal of the particular tax expenditure is not factored into the estimate. Consequently, the aggregation of costings for individual tax expenditure items presented in the TES will not necessarily provide an accurate estimate of the total level of assistance provided through tax expenditures.

Measuring tax expenditures requires the identification of:

•	a benchmark tax base

•	concessionally taxed components of the benchmark tax base such as a specific activity or class of taxpayer

•	a benchmark tax rate to apply to the concessionally taxed components of the tax base.

Budget Strategy and Outlook 2018-19

Defining the tax benchmark

The most important step in the preparation of a TES is the establishment of a benchmark for each tax included in the statement. The benchmark provides a basis against which each tax concession can be evaluated. The aim of the benchmark is to determine which concessions are tax expenditures as opposed to structural elements of the tax. The key features of a tax benchmark are:

•	the tax rate structure

•	any specific accounting conventions applicable to the tax

•	the deductibility of compulsory payments

•	any provisions to facilitate administration

•	provisions relating to any fiscal obligations.

By definition, tax expenditures are those tax concessions not included as part of the tax benchmark.

Identification of benchmark revenue bases and rates requires a degree of judgement and is not definitive. Furthermore, data limitations mean that the tax expenditures are approximations and are not exhaustive. This statement does not include estimates of revenue foregone from exemptions or concessions provided to Government agencies. Very small exemptions or concessions are also excluded.

The tax expenditure statement

This year’s statement includes estimates of tax expenditures in 2016-17 and 2017-18 for payroll tax, land tax, duties and gambling taxes. A summary of the major tax expenditures valued on the basis of revenue foregone is presented in Table B.1. Not all expenditures can be quantified at this time. Accordingly, the total value of tax expenditures should be considered as indicative only.

Budget Strategy and Outlook 2018-19

Table B.1	Tax expenditure summary[1]

	2016-17[2] $ million	2017-18 $ million
Payroll Tax
Exemption threshold	1,392	1,384
Deduction scheme	342	361
Section 14 exemptions
Local Government	143	148
Education	192	196
Hospitals	393	425
Total Payroll Tax	2,462	2,513
Land Tax
Liability thresholds[3]	726	744
Graduated land tax scale	666	868
Primary production deduction	86	88
Part 6 Divisions 2 and 3 exemptions not included elsewhere[4]	140	142
Land developers’ concession	12	13
Total Land Tax	1,630	1,855
Duties
Transfer duty on residential property
Home concession	406	406
First home concession	222	221
First home vacant land	30	31
Insurance duty
WorkCover	57	62
Health insurance	420	437
Total Duties	1,134	1,157
Taxes on Gambling
Gaming machine taxes	114	122
Casino taxes	8	9
Total Gambling Tax	122	131
Total	5,348	5,656

Notes:

1.	Numbers may not add due to rounding.
2.	2016-17 estimates may have been revised since the 2017-18 Budget.
3.	Land tax is payable only on the value of taxable land above a threshold which depends on the ownership structure.
4.	Applicable, but not limited, to religious bodies, public benevolent institutions and other exempt charitable institutions.

Budget Strategy and Outlook 2018-19

Discussion of individual taxes

Payroll tax

The benchmark tax base for payroll tax is assumed to be all taxable wages, salaries and supplements (including employer superannuation contributions) paid in Queensland, as defined in the Payroll Tax Act 1971. The benchmark tax rate for payroll tax is assumed to be the statutory rate applying in each financial year.

Payroll tax exemption threshold

Employers who employ in Queensland with an annual Australian payroll of $1.1 million or less are exempt from payroll tax. On the basis of 2016-17 average weekly earnings, this threshold corresponded to approximately 13 full-time equivalent employees. This exemption is designed to assist small and medium sized businesses.

Deduction scheme

Employers who employed in Queensland with Australian payrolls between $1.1 million and $5.5 million benefited from a deduction of $1.1 million, which reduced by $1 for every $4 by which the annual payroll exceeded $1.1 million. The deduction is pro-rated for interstate wages. There was no deduction for employers or groups that had an annual payroll in excess of $5.5 million.

Section 14 exemptions

A number of organisations are provided with exemptions from payroll tax under Section 14 of the Payroll Tax Act 1971. The activities for which estimates have been calculated are wages paid by public hospitals, non-tertiary private educational institutions and local governments (excluding commercial activities).

Land tax

The benchmark tax base is assumed to be all freehold land within Queensland, excluding residential land used as a principal place of residence and land owned by individuals with a value for that year below the threshold. The benchmark tax rate for land tax is assumed to be the top rate of land tax applicable in Queensland in each financial year.

Liability thresholds

Land tax is payable on the value of taxable land equal to or above a threshold which depends on the land’s ownership. The threshold for companies, trusts and absentees is $350,000 and for resident individuals the threshold is $600,000.

Land owned by resident individuals as their principal place of residence is excluded from the estimate. The exemption from paying below a minimum amount is not included as a tax expenditure as it is regarded as the application of an administration threshold.

Budget Strategy and Outlook 2018-19

Graduated land tax scale

A graduated (concessional) scale of land tax rates is applicable to land with a taxable value of less than $5 million for resident individuals and companies, trustees and absentees.

The benchmark rates used for estimating the tax expenditures were 1.75% for individuals and 2.0% for companies, trustees and absentees.

Primary production deduction

The taxable value of land owned by a resident individual, trustee or some absentees and companies does not include all or part of their land that is used for the business of agriculture, pasturage or dairy farming.

Part 6 Divisions 2 and 3 exemptions (not elsewhere included)

A number of land tax exemptions are granted in Part 6 Divisions 2 and 3 of the Land Tax Act 2010 to eligible organisations. These include, but are not limited to, public benevolent institutions, religious institutions and other exempt charitable institutions, retirement villages, trade unions and showgrounds.

Land developers’ concession

Land tax payable by land developers is calculated on the basis that the unimproved value of (undeveloped) land subdivided in the previous financial year and which remains unsold at 30 June of that year is 60% of the Valuer-General’s value. This concession is outlined in Section 30 of the Land Tax Act 2010.

Duties

Home concession

A concessional rate of duty applies to purchases of a principal place of residence. A 1% concessional rate applies on dutiable values up to $350,000, rather than the normal schedule of rates between 1.5% and 3.5%. For properties valued over $350,000, the scheduled rates of transfer duty apply on the excess.

First home concession

Where a purchaser has not previously owned a residence in Queensland or elsewhere, the purchaser of a home receives a more generous concession on duty. This concession comprises a rebate in addition to the home concession on properties (this concession may not be applicable if the purchase price is less than the full market value of the property). The size of the rebate depends on the value of the property. A full concession is provided to purchases of a first principal place of residence valued up to $500,000.

Budget Strategy and Outlook 2018-19

First home vacant land concession

A first home concession is available for the purchase of certain vacant land up to the value of $400,000, with a full concession available on certain vacant land up to the value of $250,000.

Insurance duty

The benchmark tax base is assumed to be all premiums for general insurance policies (not for life insurance). The benchmark tax scale is assumed to be the scale that actually applied in each financial year.

Gambling taxes

Gaming machine tax concessions for licensed clubs

The benchmark tax base is assumed to be all gaming machines operated by licensed clubs and hotels in Queensland. The benchmark tax rate is assumed to be the highest marginal tax rate (as is applied to hotels) that actually applied in each financial year.

A progressive tax rate scale applies to gaming machines operated by licensed clubs. The tax rate is calculated monthly on the gaming machine taxable metered win and the top tax rate is only applied to the portion of gaming machine revenue where the monthly metered win exceeds $1.4 million for any licensed club.

Casino tax concessions

The benchmark tax base is assumed to be all casinos operating in Queensland. The benchmark tax rate is assumed to be the highest tax rate that is actually applied in each financial year.

A tax rate of 20% of gross revenue applies for standard transactions in the Brisbane and Gold Coast casinos. A concessional tax rate of 10% applies for gross revenue from standard transactions in the Cairns and Townsville casinos. The tax rate applicable to gaming machines in casinos is 30% of gross revenue in the Brisbane and Gold Coast casinos and 20% in the Cairns and Townsville casinos.

In addition, concessional rates of 10% also apply for revenue from high rollers table game play in all casinos. A goods and services tax (GST) credit is provided to casinos that approximates a reduction in the above tax rates of 9.09%

Budget Strategy and Outlook 2018-19

Appendix C:	Revenue and expense assumptions and sensitivity analysis

The Queensland Budget, like those of other jurisdictions, is based in part on assumptions made about parameters that are uncertain, both internal and external to the State, which can impact directly on economic and fiscal forecasts.

This appendix outlines the assumptions underlying the revenue and expense estimates and analyses the sensitivity of the estimates to changes in the economic and other assumptions. This analysis is provided to enhance the level of transparency and accountability of the Government.

The forward estimates in the Budget are framed on a no policy change basis. That is, the expenditure and revenue policies in place at the time of the Budget (including those announced in the Budget) are applied consistently throughout the forward estimates period.

The following discussion provides details of some of the key assumptions, estimates and risks associated with revenue and expenditure and, where a direct link can be established, the indicative impact on forecasts resulting from a movement in those variables.

Table C.1	Taxation and royalty revenue[1]

	2016-17 Actual $ million	2017-18 Est. Act. $ million	2018-19 Budget $ million	2019-20 Projection $ million	2020-21 Projection $ million	2021-22 Projection $ million
Payroll tax	3,695	3,887	4,086	4,312	4,574	4,850
Transfer duty	3,278	3,090	3,214	3,396	3,578	3,768
Other duties	1,405	1,477	1,572	1,650	1,731	1,816
Gambling taxes and levies	1,127	1,194	1,307	1,388	1,448	1,471
Land tax	1,082	1,183	1,313	1,368	1,433	1,512
Motor vehicle registration	1,681	1,755	1,829	1,892	1,961	2,032
Other taxes	651	699	834	1,179	1,227	1,273
Total taxation revenue	12,919	13,284	14,155	15,184	15,951	16,722
Royalties
Coal	3,405	3,768	3,522	3,135	2,774	2,866
Petroleum[2]	98	188	447	446	438	450
Other royalties[3]	376	371	479	506	515	506
Land rents	122	157	167	172	178	189
Total royalties and land rents	4,000	4,484	4,615	4,260	3,904	4,011

Notes:

1.	Numbers may not add due to rounding.
2.	Includes impact of liquefied natural gas (LNG).
3.	Includes base and precious metal and other mineral royalties.

Budget Strategy and Outlook 2018-19

Taxation revenue assumptions and revenue risks

The rate of growth in tax revenues is dependent on a range of factors that are linked to the rate of growth in economic activity in the State. Some taxes are closely related to activity in specific sectors of the economy, whilst others are broadly related to the general rate of economic growth, employment, inflation and wages. A change in the level of economic activity, resulting from economic growth differing from forecast levels, would impact upon a broad range of taxation receipts.

Wages and employment growth – payroll tax collections

Wages and employment growth have a direct impact on payroll tax collections. The Budget assumptions are for an increase in wages of 2 1⁄2 and an increase in employment of 1 1⁄2% in 2018-19. The composition of the payroll tax base is also important as businesses in fast growing sectors such as tourism, retail and hospitality are often outside the tax base because they are below the threshold. A one percentage point variation in either Queensland wages growth or employment would change payroll tax collections by approximately $41 million in 2018-19.

Transfer duty estimates

Transfer duty collections in 2018-19 are expected to increase by 4.0% on the 2017-18 estimated actual with restrained growth in the residential sector being supported by stronger growth in large non-residential transactions and revenue from the additional foreign acquirer duty measure. Across the forward estimates period, moderate growth is expected in both residential and non-residential transfer duty as sentiment in both markets begins to improve.

A one percentage point variation in either the average value of property transactions or the volume of transactions would change transfer duty collections by approximately $32 million in 2018-19.

Budget Strategy and Outlook 2018-19

Royalty assumptions and revenue risks

Table C.2	Coal royalty assumptions

	2017-18	2018-19	2019-20	2020-21	2021-22
	Est. Act. $ million	Budget $ million	Projection $ million	Projection $ million	Projection $ million
Tonnages - crown export[1]	212	222	233	236	242
Exchange rate US$ per A$[2]	0.78	0.75	0.75	0.75	0.75
Year average coal prices (US$ per tonne)[3]
Hard coking	198	161	140	130	130
Semi-soft	142	128	110	101	101
Thermal	87	89	79	75	75
Year average oil price
Brent (US$ per barrel)	62	73	67	66	67

Notes:

1.

Excludes coal produced for domestic consumption and coal where royalties are not paid to the Government, i.e. private royalties. 2018-19 estimate for domestic coal volume is approximately 26.1 Mt and private coal is 11.2 Mt.

2.	Year average.
3.	Price for highest quality coking and thermal coal. Lower quality coal can be sold below this price with indicative average prices for 2018-19 as follows: Hard coking US$151 and thermal US$83.

Royalty Assumptions

Table C.2 provides the 2018-19 Budget assumptions regarding coal royalties, which represent the bulk of Queensland’s royalty revenue.

Exchange rate and commodity prices and volumes – royalties estimates

Estimates of mining royalties are sensitive to movements in the A$-US$ exchange rate and commodity prices and volumes. Contracts for the supply of commodities are generally written in US dollars. Accordingly, a change in the exchange rate impacts on the Australian dollar price of commodities and therefore expected royalties collections.

Coal

For each one cent movement in the A$-US$ exchange rate, the impact on royalty revenue would be approximately $66 million in 2018-19.

A 1% variation in export coking and thermal coal volumes would lead to a change in royalty revenue of approximately $32 million. A 1Mt variation would lead to a change in royalty revenue of approximately $14 million.

Budget Strategy and Outlook 2018-19

A 1% variation in the average price of export coal would lead to a change in royalty revenue of approximately $50 million.

Parameters influencing Australian Government GST payments to Queensland

The Queensland Budget incorporates estimates of GST revenue grants to Queensland based on Australian Government estimates of national GST collections and Queensland Treasury assumptions of Queensland’s share. The estimates of collections are primarily determined by the value of consumption subject to GST.

Since the Australian Government payments are based on the amount actually collected, it is Queensland’s Budget that bears the risks of fluctuations in GST collections. As with all other tax estimates, there is a risk of lower collections than estimated if economic growth and consumption are weaker than expected.

Due to the complexities associated with the GST base, the information provided in the Australian Government Budget Papers is not sufficient to prepare indicative forecasts of the sensitivity of GST estimates to key variables.

Sensitivity of expenditure estimates and expenditure risks

Public sector wage costs

Salaries and wages form a large proportion of General Government Sector operating expenses. Increases in salaries and wages are negotiated through enterprise bargaining agreements.

The 2018-19 Budget and forward estimates reflect wage increases as per existing agreements and the Government’s wages policy where outcomes are yet to be finalised.

A general 1% increase in wage outcomes in one year would increase expenses by around $240 million in that year. The impact would compound and be much larger in the later years.

Interest rates

The General Government Sector has a total debt servicing cost estimated at $1.474 billion in 2018-19. The current average duration of General Government Sector debt is just over 5.5 years. The majority of General Government Sector debt is held under fixed interest rates and therefore the impact of interest rate variations on debt servicing costs in 2018-19 would be relatively modest, with the impact occurring progressively across the forward estimates.

Actuarial estimates of superannuation and long service leave

Liabilities for superannuation and long service leave are estimated by the State Actuary with reference to, among other things, assumed rates of investment returns, salary growth, inflation and discount rate. These liabilities are therefore subject to changes in these parameters. Similarly, the long service leave liabilities are subject to the risk that the actual rates of employee retention will vary from those assumed in the liability calculation.

Budget Strategy and Outlook 2018-19

Appendix D:	Fiscal aggregates and indicators

Table D.1 Key Fiscal Aggregates1

	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17	2017-18	2018-19	2019-20	2020-21	2021-22
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Revised	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million	$ million	$ million	$ million	$ million	$ million	$ million
General Government
Total revenue	42,013	45,801	41,755	46,705	49,970	50,780	56,194	58,259	57,738	58,835	59,939	62,269
Tax revenue	9,981	10,608	10,937	11,840	12,598	12,547	12,919	13,284	14,155	15,184	15,951	16,722
Total expenses	43,479	46,028	46,313	46,217	49,551	50,112	53,369	56,747	57,590	58,675	59,829	61,579
Employee expenses	16,826	18,250	18,130	17,816	18,592	20,045	21,258	22,838	23,807	24,645	25,541	26,466
Net operating balance	(1,466)	(226)	(4,558)	488	420	668	2,825	1,512	148	160	110	690
Capital purchases	8,237	7,971	7,001	6,323	4,635	4,044	4,634	4,905	5,927	7,557	7,396	7,081
Net capital purchases	5,583	5,241	3,389	3,087	992	1,164	2,285	2,119	3,183	4,044	3,512	3,331
Fiscal balance	(7,049)	(5,467)	(7,947)	(2,599)	(572)	(497)	540	(604)	(3,033)	(3,881)	(3,400)	(2,636)
Borrowings	24,594	29,518	37,879	41,369	43,105	35,486	33,260	31,367	32,311	35,861	39,588	42,290
Net debt	(9,542)	(5,720)	2,399	5,208	5,749	653	(335)	(267)	2,815	7,336	11,018	13,707

Non-Financial Public Sector
Total revenue	49,040	52,307	49,181	53,502	56,178	57,393	64,840	66,192	65,467	66,510	67,970	70,550
Capital purchases	13,306	11,980	10,774	9,313	7,811	6,852	7,305	7,656	9,057	10,786	10,523	10,177
Borrowings	53,708	61,542	69,086	72,637	75,233	72,922	71,904	69,501	70,871	75,214	79,750	83,093

Notes:

1.	Bracketed numbers represent negative amounts.

Budget Strategy and Outlook 2018-19

Table D.2 Key Fiscal Indicators1

	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17	2017-18	2018-19	2019-20	2020-21	2021-22
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Revised	Budget	Projection	Projection	Projection
	%	%	%	%	%	%	%	%	%	%	%	%
General Government
Revenue/GSP	16.2	16.5	14.8	16.1	16.9	16.7	17.2	16.6	15.8	15.5	15.1	15.0
Tax/GSP	3.8	3.8	3.9	4.1	4.3	4.1	4.0	3.8	3.9	4.0	4.0	4.0
Own source revenue/GSP	8.3	8.2	8.2	8.6	8.9	8.9	8.8	8.5	8.2	8.1	7.8	7.7
Expenses/GSP	16.7	16.5	16.4	16.0	16.8	16.5	16.3	16.2	15.8	15.5	15.1	14.8
Employee expenses/GSP	6.5	6.6	6.4	6.2	6.3	6.6	6.5	6.5	6.5	6.5	6.5	6.4
Net operating balance/GSP	(0.6)	(0.1)	(1.6)	0.2	0.1	0.2	0.9	0.4	0.0	0.0	0.0	0.2
Capital purchases/GSP	3.2	2.9	2.5	2.2	1.6	1.3	1.4	1.4	1.6	2.0	1.9	1.7
Net cash inflows from operating activities/Net cash flows from investments in non-financial assets	26.3	36.3	(40.8)	45.9	97.5	122.9	133.5	99.0	59.7	40.2	44.5	53.2
Fiscal balance/GSP	(2.7)	(2.0)	(2.8)	(0.9)	(0.2)	(0.2)	0.2	(0.2)	(0.8)	(1.0)	(0.9)	(0.6)
Borrowings/GSP	9.5	10.6	13.4	14.3	14.6	11.7	10.2	8.9	8.9	9.5	10.0	10.2
Borrowings/revenue	58.5	64.4	90.7	88.6	86.3	69.9	59.2	53.8	56.0	61.0	66.0	67.9

Revenue growth	13.3	9.0	(8.8)	11.9	7.0	1.6	10.7	3.7	(0.9)	1.9	1.9	3.9
Tax growth	12.6	6.3	3.1	8.3	6.4	(0.4)	3.0	2.8	6.6	7.3	5.0	4.8
Expenses growth	17.2	5.9	0.6	(0.2)	7.2	1.1	6.5	6.3	1.5	1.9	2.0	2.9
Employee expenses growth	17.6	8.5	(0.7)	(1.7)	4.4	7.8	6.1	7.4	4.2	3.5	3.6	3.6

Non-Financial Public Sector
Capital purchases/GSP	5.1	4.3	3.8	3.2	2.6	2.3	2.2	2.2	2.5	2.8	2.7	2.5
Borrowings/GSP	20.7	22.1	24.5	25.1	25.5	24.0	22.0	19.8	19.4	19.9	20.1	20.0
Borrowings/revenue	109.5	117.7	140.5	135.8	133.9	127.1	110.9	105.0	108.3	113.1	117.3	117.8
Net financial liabilities2/revenue	112.3	132.1	157.1	148.7	140.7	144.0	128.5	124.0	129.4	132.4	135.2	134.3

Notes:

1.	Bracketed numbers represent negative amounts.
2.	UPF definition, which is equal to total financial assets less investments in other public sector entities less total liabilities.

Queensland Budget 2018-19  Budget Strategy and Outlook  Budget Paper No.2

Queensland Budget 2018-19

Budget Strategy and Outlook  Budget Paper No.2

budget.qld.gov.au

Queensland Budget 2018-19

CAPITAL STATEMENT

Budget Paper No. 3

budget.qld.gov.au

2018-19 Queensland Budget Papers

1. Budget Speech

2. Budget Strategy and Outlook

3. Capital Statement

4. Budget Measures

5. Service Delivery Statements

Appropriation Bills

Budget Highlights

The Budget Papers are available online at budget.qld.gov.au

© Crown copyright

All rights reserved

Queensland Government 2018

Excerpts from this publication may be reproduced, with appropriate acknowledgement, as permitted under the Copyright Act.

Capital Statement

Budget Paper No.3

ISSN 1445-4890 (Print)

ISSN 1445-4904 (Online)

Capital Statement 2018-19

State Budget

2018-19

Capital Statement

Budget Paper No. 3

Capital Statement 2018-19

Contents

1	Approach and highlights	1

Features		1

1.1	Introduction	2
1.2	Capital planning and prioritisation	3
1.3	Innovative funding and financing	4
1.4	Key projects	9
1.5	Highlights by asset class	14

2	2018-19 Capital program overview	22

2.1	Introduction	22
2.2	Capital purchases	23
2.3	Capital grants	27

3	Capital outlays by entity	31

3.1	Aboriginal and Torres Strait Islander Partnerships	31
3.2	Agriculture and Fisheries	32
3.3	Child Safety, Youth and Women	35
3.4	Communities, Disability Services and Seniors	38
3.5	Education	41
3.6	Electoral Commission of Queensland	52
3.7	Employment, Small Business and Training	53
3.8	Environment and Science	55
3.9	Housing and Public Works	60
3.10	Innovation, Tourism Industry Development and the Commonwealth Games	67
3.11	Justice and Attorney-General	69
3.12	Legislative Assembly of Queensland	72
3.13	Local Government, Racing and Multicultural Affairs	73
3.14	Natural Resources, Mines and Energy	75

Capital Statement 2018-19

3.15	Premier and Cabinet	91
3.16	Public Safety Business Agency	92
3.17	Queensland Corrective Services	98
3.18	Queensland Fire and Emergency Services	100
3.19	Queensland Health	102
3.20	Queensland Police Service	113
3.21	Queensland Treasury	114
3.22	State Development, Manufacturing, Infrastructure and Planning	116
3.23	Transport and Main Roads	120

Appendix A:	Entities included in capital outlays 2018-19	140

Appendix B:	Key concepts and coverage	143

Appendix C:	Capital purchases by entity by region 2018-19	144

Capital Statement 2018-19

1	Approach and highlights

Features

•

The Palaszczuk Government is delivering a significant capital works program, including both productivity-enhancing economic infrastructure and essential social infrastructure, to support Queensland’s growing population.

•

With the State’s population having grown to more than five million, the Palaszczuk Government’s infrastructure program will generate jobs, drive economic growth, enhance the productive capacity of the State’s business and industries, and improve the quality of life enjoyed by Queensland families and communities.

•

Over the forward estimates period, the Palaszczuk Government has allocated a total of $45.769 billion to fund essential infrastructure and capital works to build the State’s cities and support the growth of Queensland’s regional economies.

•	In 2018-19, the Palaszczuk Government will deliver a $11.583 billion capital program, up from $10.171 billion allocated for the 2017-18 capital program in last year’s Budget.

•	To meet the needs of Queensland’s growing population, the Government’s 2018-19 capital works program includes a $4.950 billion investment in roads and transport infrastructure.

•

Key transport funding in 2018-19 includes: $147.3 million towards M1 Pacific Motorway upgrades; $534.3 million towards the Toowoomba Second Range Crossing; $200 million to duplicate the Bruce Highway from four to six lanes, from Caloundra Road to the Sunshine Motorway; and $733 million for the Cross River Rail Delivery Authority to continue to progress the planning, procurement and development associated with the $5.409 billion Cross River Rail project.

•

Capital purchases for the health portfolio total $985.5 million in 2018-19, including $84.8 million as part of the Enhancing Regional Hospitals program and $53.3 million as part of the Rural and Regional Infrastructure package.

•

The education portfolio will make $674.3 million of capital purchases in 2018-19, including $125.2 million for new classrooms and infrastructure in state secondary schools to accommodate the six full cohorts in 2020 and $94.5 million as part of the $808 million Building Future Schools Fund.

•

The energy and water portfolios will make capital purchases of $2.178 billion and $277 million respectively in 2018-19 to deliver cost effective, safe, secure and reliable energy and water supply across the State.

•

The Budget also includes significant investments to support the delivery of priority justice and public safety services in Queensland communities in 2018-19, including $107 million out of a total $241 million to provide 348 additional cells at Capricornia Correctional Centre and $55 million in 2018-19 to refurbish, upgrade or replace police facilities across the State.

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Capital Statement 2018-19

•

Key capital investments in social housing in 2018-19 include $339.1 million to construct new dwellings and upgrade existing properties and $103.6 million of capital grants to assist non-government organisations to construct and upgrade social housing dwellings.

•

A key element of the Government’s capital program is providing grants to local governments to ensure they can deliver the essential infrastructure needed to support communities across Queensland. The Government’s 2018-19 capital grants program of $1.661 billion includes $147.8 million for Works for Queensland, providing councils with the resources to deliver small priority infrastructure projects throughout the State.

•

The Government is providing $9.5 million of additional disaster resilience spending in 2018-19 ($38 million over four years), recognising the importance of building the resilience of local communities to ensure they recover more quickly after a disaster and ensure essential services and transport links are maintained.

•

The Government has implemented a clear focus on improving the timely delivery of essential infrastructure for Queensland. This has resulted in an improvement in the amount of capital expenditure delivered, with the proportion of budgeted capital purchases actually delivered in 2016-17 being the highest in the past five years. Further improvement is anticipated in 2017-18, with more than 90 per cent of budgeted capital purchases expected to be delivered, compared with the average of 85 per cent for the past five years from 2012-13 to 2016-17.

1.1	Introduction

The arrival of the five millionth Queenslander in May 2018 highlighted the challenges and opportunities that the State faces with a growing population. The 2018-19 capital statement outlines how the Queensland Government will meet these challenges by building new infrastructure, including new schools and hospitals and better transport networks, which will help Queenslanders and local businesses succeed.

In addition to meeting the challenges of a growing population and maintaining world-class essential services, the Government’s vision for infrastructure is about generating jobs and building a strong and sustainable modern economy for all Queenslanders. Whether it’s sports stadiums, schools or hospitals, infrastructure will support the social and economic activity of future Queenslanders.

Projects such as the Western Roads Upgrade Supplement, Bruce Highway and M1 Pacific Motorway upgrades, and Cross River Rail will provide the vital transport links which will be the catalyst to unlock communities and expand economic activity across the State. Infrastructure assessment by Building Queensland ensures the right infrastructure is being built at the right time and with quantifiable returns. The Government’s detailed infrastructure strategy is outlined in the regularly updated State Infrastructure Plan.

The Government’s substantial infrastructure investment directly generates significant employment during construction. It is estimated that the $11.583 billion capital works program in 2018-19 will directly support more than 38,000 jobs, equating to around 33,000 full time equivalent jobs.

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Capital Statement 2018-19

In addition to the more immediate construction-related jobs generated through the capital works program, the resulting infrastructure will support and create future jobs, by attracting and encouraging private sector investment, increasing the productivity, efficiency and competitiveness of the State’s businesses and industries, and expanding the long-term productive capacity of the economy.

1.2	Capital planning and prioritisation

1.2.1	State Infrastructure Plan

The State Infrastructure Plan (SIP) provides a clear vision for planning, investment and delivery of infrastructure in Queensland. The SIP underpins the Government’s commitment to support jobs and the economy, by ensuring the State is investing in the right infrastructure, in the right place and at the right time. The implementation of the SIP is led by the Department of State Development, Manufacturing, Infrastructure and Planning.

The SIP is designed to provide confidence and certainty to industry, local government and the community by confirming the Government’s investment program over the next four years.

SIP Part A, released in March 2016, sets out the Government’s medium-term agenda. This forms the basis of the regularly updated SIP Part B which details the current investment program. The 2018 SIP Part B update will align with the 2018-19 State Budget and reflect the Government’s current capital investment program. The update will continue to give the private sector and all levels of government confidence to invest in the State. The update is a critical tool to align and integrate national, state, regional and local infrastructure planning.

1.2.2	Building Queensland

Building Queensland is a statutory body that provides independent, expert advice on major infrastructure to Queensland Government departments, government-owned corporations and nominated statutory authorities. Established under the Building Queensland Act 2015, its core functions are to develop and independently prioritise the State’s infrastructure proposals.

Building Queensland leads the development of detailed business cases with an estimated capital cost of delivery over $100 million and assists with proposals between $50 million and $100 million. Building Queensland also develops the Infrastructure Pipeline Report to assist the Government in determining the projects that will best address the State’s infrastructure priorities. The Infrastructure Pipeline Report provides transparency of key Government proposals under development.

Detailed business cases completed by Building Queensland include the following projects:

•	Beerburrum to Nambour Rail Upgrade

•	Bruce Highway: Cairns Southern Access Corridor Stage 3 (Edmonton to Gordonvale)

•	Bruce Highway: Cairns Southern Access Corridor Stage 4 (Kate Street to Aumuller Street)

•	Bruce Highway: Caboolture/Bribie Island Road to Steve Irwin Way

•	Bruce Highway: Maroochy Interchange Upgrade

•	Cross River Rail

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Capital Statement 2018-19

•	European Train Control System

•	Five Schools Package

•	Lower Fitzroy River Infrastructure Project

•	Public Safety Regional Radio Communications

•	Arthur Gorrie Correctional Centre

•	The Smithfield Transport Corridor Upgrade

•	Townsville Eastern Access Rail Corridor

1.2.3	Queensland Transport and Investment Program (QTRIP)

QTRIP is an annually published program of works that outlines the Department of Transport and Main Roads’ current and planned investments in road and transport infrastructure over the next four years. It includes roads, railways, active transport, marine infrastructure and public transport solutions. The strategic intent of QTRIP 2018-19 to 2021-22 is shaped by the SIP Part A and the Transport Coordination Plan 2017-2027.

QTRIP is developed in accordance with funding allocations identified by the Queensland and Australian Governments, which align to both governments’ policy objectives. QTRIP 2018-19 to 2021-22 four-year total is now $21.7 billion, an increase of approximately $700 million compared to QTRIP 2017-18 to 2020-21.

1.3	Innovative funding and financing

1.3.1	State Infrastructure Fund

The $2.2 billion State Infrastructure Fund (SIF) was established to boost infrastructure investment, increase business confidence and fund priorities in both the SIP and Building Queensland’s Infrastructure Pipeline. Components of the SIF include:

•

$200 million for the Priority Economic Works and Productivity Program. Funding has been allocated to the Department of Transport and Main Roads to deliver six high priority transport projects. Located around Queensland, these projects will be progressively delivered through to December 2020.

•

$180 million for the Significant Regional Infrastructure Projects Program, now delivering 25 significant social and economic infrastructure projects or programs in key regional centres across Queensland. All projects are forecast for completion by the end of June 2019.

•

$30 million for the Maturing the Infrastructure Pipeline Program, which comprises $20 million from the SIF and $10 million from the 2017-18 State Budget. This program facilitates councils to progress projects through the infrastructure planning pipeline so that required infrastructure can be identified, planned, funded and built sooner. This program has enabled maturity assessments of all 141 ‘proposals raised through consultation’ and will support 92 ‘future opportunities’ identified in the 2016 SIP Part B, which inform both state and local government infrastructure planning and budgetary processes.

Further, during 2017-18, the Department of State Development, Manufacturing, Infrastructure and Planning undertook needs analysis and options assessment for an additional 40 infrastructure projects submitted by 22 local governments. The remainder of the initial $20 million SIF allocation and the additional $10 million now funds a new local government infrastructure grant program. This will support local governments to undertake either strategic planning for infrastructure, or business cases and/or detailed design for infrastructure proposals.

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Capital Statement 2018-19

•

$800 million allocated towards the delivery of Cross River Rail and a further $50 million to establish the Cross River Rail Delivery Authority. These initial allocations for Queensland’s number one infrastructure project align with the Government’s priorities to attract investment, build infrastructure and foster innovation.

•

$200 million for round one of the Works for Queensland program approved in 2016-17. This stage of the program prioritised regional areas outside South East Queensland which are experiencing higher unemployment rates. The program is delivering jobs through priority maintenance and minor infrastructure works for 65 local governments across Queensland.

The 2017-18 State Budget allocated an additional $200 million over two years for a second Works for Queensland funding round, which was then supplemented by a further $200 million during 2017-18. This brings the total program funding over the five-year period from 2016-17 to 2020-21 to $600 million.

Table 1 shows the programs which are receiving funding through the SIF.

Table 1	State Infrastructure Fund

Program	Total $ million
Maturing the Infrastructure Pipeline Program (MIPP)[1]	20
Priority Economic Works and Productivity Program[2]	200
Significant Regional Infrastructure Projects Program	180
Works for Queensland Round One[3]	200
Cross River Rail[4]	850
Pacific Motorway (Mudgeeraba - Varsity Lakes)	44
Smithfield Bypass	69
Centenary Motorway Upgrade package	48
Tourism infrastructure	50
Woodford	1
Bruce Highway	128.5
M1 Action Plan	55
Building Better Hospitals[5]	352.6
Unallocated	1.9

State Infrastructure Fund total	2,200

1.	A further $10 million was added to the MIPP as part of the 2017-18 State Budget, but this is not being funded through SIF.
2.	$100 million reallocated to the Bruce Highway and M1 Action Plan projects.
3.	A further $200 million was added to the Works for Queensland program as part of the 2017-18 State Budget, but this is not being funded through SIF.
4.	SIF contribution to the $5.409 billion Cross River Rail project.
5.	SIF contribution to the $679 million Building Better Hospitals commitment.

1.3.2	Market-Led Proposals

Market-Led Proposals (MLPs) were introduced in the 2015-16 Budget as part of the Government’s plan to create jobs and stimulate the economy. An MLP is a submission from the private sector seeking a commercial arrangement with Government to provide a service or infrastructure that will meet a community need.

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Capital Statement 2018-19

MLPs are intended to provide benefits to Government and the Queensland community. They are preferably “low risk – low cost” to Government and must present a clear case for direct negotiation as an alternative to seeking value for money through a competitive process.

The Government needs to be satisfied that no other proposal addressing the same need – or proposing a similar outcome – is under active consideration by the State and that the proposal is a genuine commercial proposition.

Projects which are wholly, or largely, privately funded and of economic or social significance to Queensland or a region, such as those that support a large number of jobs or will generate significant economic activity beyond the project, are highly regarded.

As a result of the recent machinery-of-government changes, MLPs are now administered by the Department of State Development, Manufacturing, Infrastructure and Planning.

Criteria for success

A proposal must meet the following assessment criteria for initial consideration:

•	Satisfy a community need and align with Government’s priorities.

•	Demonstrate that the public interest is best served by Government negotiating directly with the proponent, rather than by engaging in a competitive process.

•	Deliver a value-for-money outcome to the State, which can be determined in the absence of a competitive market.

•	Have a proponent with the financial and technical capacity, capability, and experience to deliver the outcome successfully.

If progressed to detailed proposal, this will be assessed to determine that:

•	There is an allocation of costs and risks between the proponent and the Government that is acceptable to the State.

•	The proposal is technically, commercially, and practically feasible.

A successful MLP will result in the Government contracting directly with a proponent rather than offering the opportunity to the market through a competitive process.

MLPs – Approved proposals

Two MLPs have reached contractual close and are in delivery phase:

Logan Motorway Enhancement Project

Transurban Queensland (TQ), which operates and maintains the Logan, Gateway and Gateway Extension motorways under a long-term agreement with the State, was the first proponent in Queensland to progress to contract award under the Queensland Government’s MLP framework.

TQ’s $512 million enhancement to the Logan and Gateway Extension motorways will provide a range of improvements to the motorways and surrounding roads to improve driver safety, reduce travel times, relieve traffic congestion and enhance connectivity with other major road networks.

The project is expected to support around 1,300 jobs during the two-and-a-half-year construction period and generate around $1 billion (present value) in economic benefits over 30 years.

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Capital Statement 2018-19

TQ will fully finance the costs of the works and will predominantly fund the project through moderate toll increases for trucks using the Logan and Gateway motorways. There will also be a new toll facility for motorists if they choose to use new south-facing ramps at Compton Road to access and exit the Gateway Extension Motorway.

The project is expected to be completed in mid-2019.

Brisbane International Cruise Terminal

The Port of Brisbane Pty Ltd (PBPL) is capitalising on its experience, capabilities and location to build and operate a new $158 million cruise ship terminal on government land across the river from the existing freight port.

The terminal will cater to the new generation of mega cruise ships, which are unable to access existing infrastructure upstream of the Gateway Bridge. This will provide for an expansion of the cruise ship market in Queensland, stimulating the economy and bringing more tourists to the State.

Over its two-and-a-half-year construction period, the project is expected to support an average of 245 jobs a year and, once operational, safeguard up to 1,250 existing cruise industry jobs and support a further 49 jobs a year.

PBPL has programmed a completion date of April 2020.

MLPs – Projects in the detailed proposal stage

A further five proposals have been assessed as meeting the MLP criteria and have progressed to Stage 2: Detailed planning.

1.3.3	Public-private partnerships

The Queensland Government is engaged in a range of public-private partnerships (PPPs) that often involve the private sector constructing an asset, which is then leased to the public sector.

Whilst a PPP transfers construction and maintenance risk to the private sector, given the arrangement has the public sector effectively retaining the risks and rewards of ownership of an asset, the Government’s financial statements recognise an acquisition under a finance lease and a corresponding finance lease liability. The liability for the proportion of expenditure related to financing and ongoing costs is treated as a borrowing in the State’s balance sheet.

Acquisitions under finance leases and finance lease liabilities are typically recognised once construction has been completed and the lease commences, rather than recognising expenditure and associated borrowings across the construction period as occurs under traditional delivery.

In 2018-19, the value of acquisitions under finance leases is $864 million. Given the significant value of acquisition under finance leases in 2018-19, it is important that this method of infrastructure delivery is recognised as part of the Capital Statement.

Cross River Rail, the Queensland Government’s highest priority infrastructure project, is being delivered through several works packages with a PPP for the Tunnels, Stations and Development Package currently in procurement. This approach optimises risk allocation and provides opportunities for the private sector to provide innovation in relation to the delivery and maintenance of tunnels, stations and over station development to improve outcomes.

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Capital Statement 2018-19

1.3.4	Other infrastructure investment facilitated by the State

Building our Regions

Building our Regions is a $445 million targeted regional infrastructure program for local government projects. The purpose of the program is to provide funding for critical infrastructure in regional areas of the State that meet the specific needs of communities and supports economic development, including generating jobs.

Of this funding, $150 million was allocated to the Transport Infrastructure Development Scheme (TIDS) to increase the funding delivered through TIDS to regional local governments. These funds are managed by the Department of Transport and Main Roads.

The remaining $295 million has been allocated to the Department of State Development, Manufacturing, Infrastructure and Planning. Of this, the program has allocated almost $225 million across 174 projects, with a further $70 million available under Round 4. Projects that have been shortlisted at the expression of interest stage in Round 4 are expected to be announced mid-2018. Councils will then be invited to submit a detailed application for shortlisted projects.

Works for Queensland

The Works for Queensland program supports local governments outside South East Queensland by funding job-creating maintenance and minor infrastructure projects relating to assets owned or controlled by local governments.

The 2017-18 State Budget allocated an additional $200 million over two years for a second Works for Queensland funding round, which was then supplemented by a further $200 million during 2017-18. This brings the total program funding over the five-year period from 2016-17 to 2020-21 to $600 million.

In 2018-19, $147.8 million will be delivered from these additional funds.

Disaster Resilience Program

Queensland is prone to natural disasters and, while rebuilding after a disaster is important, increasing resilience of our infrastructure to lessen the impacts of natural disasters means that communities can recover more quickly after a natural disaster strikes. Therefore, a critical element of the Government’s infrastructure investment is improving existing infrastructure to improve the resilience of the State’s communities.

To help foster this enhanced resilience, $9.5 million is allocated in 2018-19 to the Disaster Resilience Fund, a State-funded program delivering $38 million over four years and administered by the Queensland Reconstruction Authority, to support delivery of disaster-mitigation projects and initiatives that build resilience to natural disasters.

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Capital Statement 2018-19

1.4	Key projects

This section provides an overview of key Queensland Government infrastructure projects and capital works programs.

1.4.1	Delivery phase

Bruce Highway upgrades

Many Queenslanders are dependent on the Bruce Highway for their livelihood and lifestyle. With the Bruce Highway connecting cities and towns over a distance of almost 1,700 kilometres from Brisbane to Cairns, it is essential to maintain and upgrade the Bruce Highway to ensure freight, travel and commuter traffic is safe and efficient.

The Queensland Government will continue to work with the Australian Government to deliver the Bruce Highway Upgrade Program, aimed at improving safety, flood resilience and capacity along its length. Projects are regularly being added to the program’s scope of works, delivering greater benefits for Queensland motorists and businesses.

M1 Pacific Motorway upgrades

A safe, efficient and reliable M1 Pacific Motorway plays an important role in driving productivity and competitiveness across South East Queensland. The Government is delivering several major projects underway on the M1, including the Pacific Motorway/Gateway Motorway Merge project and the Mudgeeraba to Varsity Lakes project, both of which are due for completion in 2020.

In addition, as part of the 2018-19 Budgets, the Queensland and Australian Governments have committed funding for two key projects on the M1 Pacific Motorway: Tugun to Varsity Lakes and Eight Mile Plains to Daisy Hill.

The 10 kilometre section of the M1 Pacific Motorway between Varsity Lakes and Tugun on the Queensland and New South Wales border carries approximately 85,000 vehicles per day, including around 7,500 heavy vehicles. Business case development for the widening of the section from four to six lanes will continue during 2018-19. The indicative total estimated cost for the project of $1.030 billion is subject to review through business case development.

The section of the M1 Pacific Motorway between Eight Mile Plains to Daisy Hill carries in the order of 150,000 vehicles per day, including approximately 12,000 heavy vehicles. Building Queensland is developing a detailed business case for this stretch of the M1 Pacific Motorway, investigating the widening from six to eight lanes, at a total estimated cost of $749 million.

Toowoomba Second Range Crossing

The Toowoomba Second Range Crossing (TSRC) project is a $1.606 billion, 41 kilometre bypass route to the north of Toowoomba, running from the Warrego Highway at Helidon in the east to the Gore Highway at Athol in the west, via Charlton. The project is being jointly funded by the Queensland and Australian Governments on a 20:80 basis.

The project will support up to 1,800 full-time jobs during construction and is expected to improve road and driver safety, reduce travel time across the Range by up to 40 minutes for heavy commercial vehicles and relieve pressure on local roads by redirecting trucks away from Toowoomba’s CBD.

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Capital Statement 2018-19

In 2015, the Nexus consortium was awarded the contract to deliver the TSRC and will be responsible for its design, construction, financing, operation and maintenance for a period of 25 years following completion, which is expected in 2019. The contract was structured as an availability-based Public Private Partnership, with the State providing upfront funding contributions during the construction stage and ongoing service payments over the 25 year operation and maintenance stage, with the latter dependent on performance.

The TSRC will be a toll road and its use will be mandated for heavy vehicles without a Toowoomba destination.

North Queensland Stadium (NQ Stadium)

The $250 million NQ Stadium project will deliver an iconic, 25,000-seat stadium in Townsville in time for the 2020 NRL season.

The NQ Stadium is a joint project of the Queensland Government, Australian Government, and Townsville City Council and is supported by both the National Rugby League and the North Queensland Cowboys. The stadium forms part of the Townsville City Deal signed in December 2016.

The NQ Stadium is expected to support up to 750 jobs during the construction phase as well as on-going jobs in hospitality, new tourism opportunities and major events. The stadium will also be a catalyst for urban renewal and regeneration for Townsville’s inner city and waterfront.

Construction work has commenced.

Building Better Hospitals

As part of its Building Better Hospitals commitment, the Government will invest $679 million to redevelop three of South East Queensland’s busiest hospitals in Logan, Caboolture and Ipswich, commence planning and business case development for the Wide Bay region and refurbish three Cancer Council Queensland lodges. This investment will help to deliver the critical infrastructure needed to meet the increase in current and future demand for hospitals and other healthcare services in these fast-growing areas.

In rural and regional Queensland, the Government will continue to deliver a range of hospital expansions and upgrades through the Enhancing Regional Hospitals Program, the Advancing Queensland’s Health Infrastructure Program, and the Rural and Regional Infrastructure package.

Building Future Schools and Renewing our Schools

The Government has increased the $500 million Building Future Schools Fund by an additional $308 million, to cater for enrolment growth in high population growth areas. Through the now $808 million Building Future Schools Fund, the Government will build seven new secondary schools, a new special school in the Caboolture area and a new primary school at Ripley. The Government will also begin planning for four additional primary schools, two special schools and a new state high school in growth regions across the State.

For existing state high schools, the Government’s Renewing Our Schools Program will provide an additional $235 million over four years to 2021-22 to substantially refurbish 17 state high schools across the State.

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Capital Statement 2018-19

Queen’s Wharf Brisbane

The Queen’s Wharf Brisbane development is a private investment of $3.5 billion in the urban renewal of the former government precinct, located on the Brisbane River, that was offered to the market by the Queensland Government, to create an iconic world class tourism offering.

The successful proponent, Destination Brisbane Consortium, will deliver five new premium hotels, three residential towers, in excess of 100 food and beverage and retail outlets, around 12 football fields (11 hectares) of enhanced public open space, the adaptive re-use of heritage buildings in the precinct and the construction of a pedestrian bridge to South Bank.

Consistent with the Government’s focus on job creation, the project will provide significant economic development opportunities for Queensland by supporting more than 2,000 jobs during construction and 8,000 ongoing jobs.

Demolition of the old government office buildings has been completed with excavation works now underway. The integrated resort is expected to open in 2022.

1.4.2	Procurement and planning phase

The Government is committed to the following projects and is currently undertaking procurement and planning works in order to deliver critical infrastructure for Queenslanders.

Cross River Rail

Cross River Rail is a 10.2 kilometre rail line from Dutton Park to Bowen Hills, with 5.9 kilometres of tunnel under the Brisbane River and CBD. Cross River Rail will see four new high capacity and two upgraded stations developed at Boggo Road, Woolloongabba, Albert Street, Roma Street, Dutton Park and the Exhibition showgrounds.

This second rail river crossing will deliver additional trains more often, ease congestion, improve network reliability and increase accessibility to the Brisbane CBD. The Government recognises the significant potential of this infrastructure to boost jobs and economic growth, and add value to commercial and residential development sites across the region. The Government is committed to maximising the benefits that can be achieved through integrated transport and land use development.

The Cross River Rail project’s total cost of delivery is forecast to be $5.409 billion over the period 2016-17 to 2023-24. The Queensland Government is fully funding the delivery of Cross River Rail and has provided the necessary funding, whilst continuing to call on the Australian Government to provide a contribution that reflects the national importance of this project.

During the 2017-18 financial year, the Cross River Rail project has progressed to the early works and procurement phase, with delivery and procurement overseen by the Cross River Rail Delivery Authority. Contractors have been shortlisted for the two major works packages – the Tunnel, Stations and Development PPP and the Rail, Integration and Systems alliance.

In this Budget, $733 million is allocated in 2018-19 for the Delivery Authority to continue to progress the planning, procurement and development associated with the Cross River Rail project. The Government has also continued its commitment to fully fund the Cross River Rail project, with the allocation of $914 million in 2021-22, bringing total funding to $3.726 billion to the end of the forward estimates. A further $1.683 billion will be allocated in future budgets, over the period to 2023-24, to finalise delivery of the project.

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Capital Statement 2018-19

European Train Control System (ETCS) – Inner City

Implementation of ETCS through the centre of Brisbane’s train network will improve safety and provide capacity to run additional rail services. ETCS – Inner City is critical to facilitate the Cross River Rail project and meet passenger demand while it is being delivered.

The Government has allocated $634.4 million in its capital works program for delivery of ETCS between Milton and Northgate stations. The procurement of ETCS – Inner City has progressed in 2017-18, with the current Early Contractor Involvement procurement process expected to enable contract award in late 2018.

Rookwood Weir

The Rookwood Weir project presents an opportunity to supplement urban water supplies and enhance agricultural and industrial development in the Fitzroy Basin and Gladstone region. The weir could add 76,000 megalitres of water for agricultural production along the Fitzroy River and augment urban and industrial supply for Gladstone, Rockhampton and Livingstone Shire.

Significant steps have been taken throughout the year toward the construction of Rookwood Weir. During 2017-18, Building Queensland publicly released the detailed business case. The Queensland Government has allocated $176 million of funding across the next four years and has welcomed the Australian Government’s matching commitment. This means the capital costs of $352 million for the project are fully funded.

The Queensland Government continues to engage with the Australian Government to formalise the details of the arrangement and to agree on an appropriate split of operational costs for the Rookwood Weir so that procurement can commence in 2018. This would allow construction to commence in 2019.

New Performing Arts Venue at the Queensland Performing Arts Centre

The Queensland Government has committed to deliver a new $150 million state-of-the-art theatre for Brisbane, investing $125 million over four years from 2018-19.

This investment in a new theatre follows the recommendations of the detailed business case for a 1,500 to 1,700 seat theatre at the Playhouse Green site, to be operated by the Queensland Performing Arts Centre (QPAC), which will contribute $25 million to the new venue.

QPAC, which schedules over 1,000 performances annually to which 1.3 million people attended in 2017, is nearing full capacity with a strong forward program of bookings to 2022 and beyond.

The unique opportunity exists to invest in QPAC’s growth to create Queensland’s largest performing arts centre, with five outstanding venues that will further bolster Queensland’s cultural vibrancy, support our local arts sector and drive cultural tourism.

With QPAC operating the new theatre, it can program across all venues to ensure Queensland companies are supported by the best sized theatre and season duration, while also meeting growing demand for musicals.

A national design competition will be undertaken to deliver an outstanding architectural solution for the new theatre. The addition of this new theatre will see QPAC become Australia’s largest performing arts centre with the potential to welcome an additional 300,000 visitors each year when fully operational from 2022.

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Capital Statement 2018-19

Brisbane Live

Brisbane Live proposes the establishment of a world class integrated entertainment and transport precinct at Roma Street, including a 17,000-seat entertainment arena, to be developed in conjunction with the precinct redevelopment for Cross River Rail.

An allocation of $5 million in 2018-19 will enable the Cross River Rail Delivery Authority to progress the Brisbane Live proposal as part of its precinct planning for Roma Street. Building Queensland will undertake an independent business case assessment of the proposal, with support from the Delivery Authority.

Port of Townsville Channel Capacity Upgrade

The Port of Townsville Limited (POTL) is proposing to widen the existing Platypus Channel and Sea Channel connection to the Port to allow larger vessels safe access, at an estimated cost of $193 million. The Queensland Government is investing $75 million into the project and is seeking matching funding from the Australian Government, with POTL funding $43 million.

As well as widening the channels, associated works include construction of rock walls and revetments to form receiving ponds for the beneficial re-use of dredge material, establishing a quarry to supply marine-grade armour rock required for rock walls and revetments, and installing navigation aids aligned with the new channel configuration. The POTL intends to beneficially re-use capital dredge material consistent with the Sustainable Ports Development Act 2015.

North Coast Line – Beerburrum to Nambour Rail Project

The Queensland Government is providing $160.8 million over four years towards the Beerburrum to Nambour rail duplication project to address the infrastructure and capacity constraints on this section of the North Coast Line. Detailed design will commence in 2018-19, with construction to be delivered in stages based on further negotiations with the Australian Government. The Australian Government has provided an initial $390 million over five years towards the project.

New Public Transport Ticketing System

The State has provided $371.1 million for a new public transport ticketing system that will be delivered across public transport over the next four years. The system will add new customer facing functionality including payment by contactless debit and credit cards, mobile phones and wearables in addition to go card and paper tickets.

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Capital Statement 2018-19

1.5	Highlights by asset class

This section provides highlights by asset class for the 2018-19 capital program. The asset classes are based on the SIP.

1.5.1	Transport

In 2018-19, the total capital program for transport is forecast to be $4.950 billion including total capital grants of $239.3 million. This includes the Department of Transport and Main Roads, Queensland Rail, Far North Queensland Ports Corporation Limited, Gladstone Ports Corporation Limited, North Queensland Bulk Ports Corporation Limited, Port of Townsville Limited, RoadTek, the Gold Coast Waterways Authority and the Cross River Rail Delivery Authority. The Department of Transport and Main Roads will spend $89.2 million in 2018-19 for the new public transport ticketing system.

Roads

Highlights of the 2018-19 roads capital program include:

•	$147.3 million towards M1 Pacific Motorway upgrades, including:

•	$70 million to construct additional lanes on the Pacific Motorway between Mudgeeraba and Varsity Lakes, in partnership with the Australian Government, at a total estimated cost of $197.5 million.

•	$50 million to upgrade the Pacific Motorway/Gateway Motorway Merge, in partnership with the Australian Government, at a total estimated cost of $190 million.

•

$17 million to upgrade approximately nine kilometres of the Pacific Motorway between Eight Mile Plains and Daisy Hill to reduce congestion and travel times, in partnership with the Australian Government, at a total estimated cost of $749 million.

•	$5 million for the widening of the section from four to six lanes between Varsity Lakes and Tugun, at a total estimated cost of $1.030 billion.

•	$200 million to duplicate the Bruce Highway from four to six lanes, Caloundra Road to the Sunshine Motorway, at a total estimated cost of $812.9 million, in partnership with the Australian Government.

•	$115 million to construct the Mackay Ring Road (Stage 1), at a total estimated cost of $497.4 million, in partnership with the Australian Government.

•	$45 million to widen the Gateway Motorway North to six lanes, at a total cost of $1.143 billion, in partnership with the Australian Government.

•	$44.1 million to widen the seal and to apply wide centre line treatment at various locations on the Warrego Highway between Dalby and Miles, at a total cost of $63.6 million.

•

$40 million to duplicate from two to four lanes on the section of the Bruce Highway (Rockhampton Northern Access) between Rockhampton-Yeppoon Road intersection and Terranova Drive, North of Rockhampton, at a total cost of $121 million, in partnership with the Australian Government.

•

$534.3 million to continue the Toowoomba Second Range Crossing project, a bypass route to the north of Toowoomba, approximately 41 kilometres in length, running from the Warrego Highway at Helidon to the Gore Highway at Athol, via Charlton, at a total cost of $1.606 billion, in partnership with the Australian Government.

14

Capital Statement 2018-19

•	$70 million of infrastructure development grants to local governments including Aboriginal and Torres Strait Islander community assistance.

•

$68 million to provide a three kilometre upgrade of the Ipswich Motorway between Granard Road, Rocklea and Oxley Road, Oxley at a total cost of $400 million, in partnership with the Australian Government.

Rail

The 2018-19 rail capital program totals $1.807 billion. Highlights of the program include:

•	$733 million to continue to progress the planning, procurement, and development associated with the Cross River Rail project.

•

$472.3 million to continue delivery of 75 new six-car sets and services over a 32-year period for the New Generation Rollingstock to meet growing demand for rail services in South East Queensland, as well as further $35.3 million to support the delivery of the New Generation Rollingstock into service.

•	$237.4 million for network investment including track infrastructure, civil structures, signalling and other network assets.

•	$88.8 million for rail operations investment including rollingstock overhauls, operational facilities, and other rail operations assets.

•

$43.3 million to upgrade (or improve) station accessibility at various train stations including Strathpine, Boondall, Morayfield, Southbank, Dakabin, Cannon Hill, Buranda, Fairfield, Albion, East Ipswich and Loganlea Stations, at a total estimated cost of $230.9 million.

•	$35.4 million to implement the European Train Control System – Inner City, at a total estimated cost of $634.4 million.

•	$21.9 million to upgrade the capacity of the North Coast Rail Line to increase productivity and efficiency of freight transport, at a total estimated cost of $82.7 million.

•	$19.6 million to improve customer experience, maintain service continuity and build network resilience on the Townsville – Mount Isa Rail Line.

•	$14.7 million to revitalise and modernise Brisbane’s Central Station to improve the customer experience and cater for future growth, at a total estimated cost of $65.9 million.

•

$14.4 million out of the Queensland Government’s contribution of $160.8 million towards the Beerburrum to Nambour rail duplication project to address the infrastructure and capacity constraints on this section of the North Coast Line.

Ports

The 2018-19 ports capital program totals $181.2 million. Highlights of the program include:

•

$83.5 million towards ongoing development of the Port of Gladstone and additional works at the Port of Bundaberg and the Port of Rockhampton, including $35.6 million towards continuing upgrades at the RG Tanna Coal Terminal at the Port of Gladstone, at a total cost of $220.3 million.

•

$75.1 million towards ongoing development at the ports of Townsville and Lucinda, including $44.3 million of a Queensland Government contribution of $75 million to continue preparatory and initial works to widen Townsville’s shipping channel to allow larger vessels to access the Port of Townsville, at a total project cost of $193.5 million.

15

Capital Statement 2018-19

•	$15 million to continue port planning and development initiatives to meet industry requirements for export facilities at North Queensland ports.

•

$7.5 million towards new and continuing development of ports in Far North Queensland, including $2 million to continue to develop the Tingira Street Precinct in Cairns, at a total cost of $17.9 million.

1.5.2	Energy

The 2018-19 energy capital program is $2.178 billion. The capital program supports the Government’s commitment to deliver cost-effective, safe, secure and reliable energy.

Highlights of the energy portfolio’s 2018-19 capital program include:

•

$1.461 billion of capital purchases by Energy Queensland Limited as a part of its commitment to providing a safe, secure and highly reliable electricity supply to all Queensland customers that is both cost effective and dependable. This includes $29 million in 2018-19 to continue work on the multi-stage SunCoast Power Project to increase network capacity and improve reliability on the Sunshine Coast.

•

$232.7 million of capital purchases by Powerlink, Queensland’s high voltage electricity transmission entity, predominantly focused on refit or replacement of aged equipment and assets. This includes the $8.7 million refit in 2018-19 of the Collinsville-Proserpine Transmission Line in North Queensland, to ensure continued reliable supply of electricity.

•

$225.5 million of capital purchases by CS Energy, reflecting its continued commitment to ongoing reliability and efficiency of generation plant at its power station sites. This includes $104.6 million in 2018-19 to improve the Callide Power Station and $90.5 million in 2018-19 to improve the Kogan Creek Power Station.

•

$208.6 million of capital purchases by Stanwell Corporation, which primarily relates to replacement, refurbishment and upgrades to plant and equipment at the various Queensland power station sites, such as the planned $39.9 million major overhaul of the Tarong Power Station in 2018-19.

•	Up to $50 million to support the development of concentrated solar thermal with storage projects to provide clean and baseload power.

1.5.3	Water

The 2018-19 water capital program is $277 million. The capital program supports the Government’s commitment to deliver cost-effective, safe, secure and reliable water supply.

Highlights of the water portfolio’s 2018-19 capital program include:

•

$147.2 million of capital purchases by Seqwater to continue a safe, secure and reliable water supply for South East Queensland, as well as providing essential flood mitigation services and managing catchment health.

•

$66 million to commence construction of Rookwood Weir to supplement urban water supplies and enhance agricultural and industrial development in the Fitzroy Basin and Gladstone region to provide drought contingency supplies, out of a $352 million total capital spend.

16

Capital Statement 2018-19

•

$25.6 million of capital purchases by SunWater with a focus on the continuation of a reliable bulk water supply for regional Queensland and ensuring SunWater’s dams are enhanced to meet the extreme weather events that the State can experience.

•	$31.8 million of capital purchases by the Gladstone Area Water Board and Mount Isa Water Board to continue effective operations of the water boards’ property, plant and equipment.

1.5.4	Health

Total capital purchases in 2018-19 for the health portfolio are $985.5 million. The 2018-19 capital program includes investment in health infrastructure, capital works and purchases across a broad range of areas including hospitals, ambulance stations and vehicles, health technology, research and scientific services, mental health services, staff accommodation and information and communication technology.

Highlights of the 2018-19 capital program for the health portfolio include:

•

$84.8 million as part of the Enhancing Regional Hospitals Program, to continue upgrades to the Hervey Bay and Gladstone Emergency Departments, repurpose the Caloundra Health Service and redevelop the Roma Hospital.

•

$80 million under the Priority Capital Program to be distributed across Hospital and Health Services and Health Support Queensland for a range of capital works projects to enhance, refurbish or replace existing infrastructure and to sustain and improve business and service level continuity.

•

$53.3 million to continue delivery of projects as part of the Rural and Regional Infrastructure package, including redevelopment of Blackall Hospital, Sarina Hospital, Kingaroy Hospital and Townsville Hospital Clinical Services, construction of a new Cairns Mental Health Unit, Mer (Murray) Island Building and staff accommodation across the State, and delivery of a Maryborough Hospital Emergency Department and Specialist Outpatients Department.

•

$28.7 million as part of the $679 million Building Better Hospitals program, to redevelop Logan (including a new maternity ward), Caboolture and Ipswich hospitals, commence planning and business case development for the Wide Bay region and refurbish three Cancer Council Queensland lodges.

•

$28.1 million to establish a new Adolescent Extended Treatment Facility at The Prince Charles Hospital, two new Adolescent Step Up Step Down units in Brisbane, and to refurbish two Adolescent Day Program spaces at Logan and the Gold Coast, at a total estimated cost of $68.2 million.

•

$26.6 million as part of the Advancing Queensland’s Health Infrastructure Program, at a total estimated cost of $230 million. The program facilitates essential upgrades to health facilities and supporting infrastructure across Queensland, including repurposing of the Nambour General Hospital, redevelopment of Atherton Hospital Emergency Department and operating theatres and redevelopment of the Thursday Island Hospital.

•

$15.1 million for the Queensland Ambulance Service to invest in vehicles and stretchers including commissioning 85 new and replacement ambulance vehicles and continuing the rollout of power-assisted stretchers.

17

Capital Statement 2018-19

1.5.5	Education and Training

The education portfolio will make capital purchases of $674.3 million in 2018-19. This includes the construction and refurbishment of school educational facilities, early childhood education and care services.

Total capital purchases for the training portfolio, including the Department of Employment, Small Business and Training and TAFE Queensland, are $57.4 million in 2018-19.

Highlights of the education and training capital programs include:

•	$125.2 million as part of the $250 million for new classrooms and other infrastructure in state secondary schools to accommodate the six full cohorts in 2020.

•	$122.5 million to undertake new stages for recently opened schools and provide additional classrooms at existing schools in growth areas throughout the State.

•	$98.5 million in capital grants to the non-state schooling sector and student hostels.

•	$94.5 million as part of the $808 million Building Future Schools Fund to deliver world class learning environments for students and address enrolment growth pressures in state schools.

•	$84.2 million to replace and enhance facilities at existing schools.

•	$47 million as part of $97 million in total funding for the Advancing Clean Energy Schools program to upgrade and install solar and energy efficiency measures in state schools.

•

$30 million out of the up to $85 million over three years, committed as part of the election commitment for the Advancing Our Training Infrastructure initiative to redevelop, refurbish and expand key high-need TAFE facilities.

•	$17.3 million to renew and grow Queensland’s training assets required for delivery of priority skills training that supports workforce and economic development.

•	$15 million as part of $235 million in total funding for the Renewing Our Schools program to substantially refurbish and upgrade 17 schools across the State.

•	$8 million as part of $25.6 million in total funding to conduct upgrades and renewal works at 31 state schools.

1.5.6	Digital

The 2018-19 capital program features a range of projects designed to facilitate improvements in the State’s digital infrastructure.

Highlights across Government include:

•

$164.2 million to be invested in 2018-19 prioritised information and communication technology categories to ensure continued efficiency of the Queensland Health system. This will include investment in core infrastructure to support digital hospitals, replacement and enhancement of core clinical systems to support frontline health service provision and decision making at the point of care.

•	$22.6 million to help deliver a modern statewide Laboratory Information System, at a total estimated cost of $60.9 million.

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Capital Statement 2018-19

•	$8.9 million to support Queensland Ambulance Service information and communication technology.

•	$8.5 million to acquire new and/or replace state-of-the-art scientific equipment by the Queensland Institute of Medical Research.

•	$8.4 million to expand and upgrade existing audio visual capacity in the justice system, which includes video conferencing and in-custody court appearances.

•	$8.3 million to implement an online Blue Card application system.

•	$2 million to design and plan a single TAFE Queensland IT network and Wi-Fi upgrade.

1.5.7	Justice and Public Safety

The 2018-19 Budget provides significant investment in capital purchases to support the delivery of essential justice and public safety services to Queensland communities.

Highlights of the 2018-19 justice and public safety capital program include:

•	$55 million to refurbish, upgrade or replace police facilities across the State.

•	$44.3 million for replacement and new urban and rural fire appliances.

•	$31.8 million to continue to replace rotary-wing aircraft, which deliver aeromedical retrieval and transfer services and perform search and rescue and disaster response operations.

•	$30 million for new and replacement police service vehicles.

•	$29.8 million to replace or upgrade urban and rural fire and emergency and state emergency services facilities across Queensland.

•

$19 million to support the transition of 17 year olds into the Youth Justice system (including for zonal fencing and an additional 12 beds at the Cleveland Youth Detention Centre), at a total estimated cost of $26 million.

•	$13.9 million to upgrade courthouses at Rockhampton, Beenleigh and Townsville, at a total estimated cost of $32 million.

•	$10.6 million to continue construction of the Counter-Terrorism and Community Safety Training Centre at Wacol, at a total estimated cost of $46.7 million.

In addition, $167.8 million of capital purchases will be provided in 2018-19 primarily for prison infrastructure, perimeter security upgrades, correctional centre enhancements and security management system upgrades. These capital purchases include:

•	$107 million to provide an additional 348 cells at Capricornia Correctional Centre, at a total estimated cost of $241 million.

•	$20.5 million to continue upgrading perimeter security at a number of correctional centres, at a total estimated cost of $76.6 million.

•	$3.7 million to redevelop the Borallon Training and Correctional Centre, at a total estimated cost of $126.9 million.

19

Capital Statement 2018-19

1.5.8	Arts, Culture and Recreation

Significant investment is provided in 2018-19 for arts, culture and recreation. Highlights of this investment include:

•	$120 million to develop the North Queensland Stadium.

•

$37.3 million under the Get Playing Places and Spaces and Get Playing Plus programs and other various grants to provide for new or upgraded sport and recreation infrastructure and participation projects to support Queensland children and healthy communities.

•

$26.6 million in 2018-19 to support sport and recreation clubs at the grassroots through the delivery of infrastructure projects including the Underwood Sports Park, the University of the Sunshine Coast Stadium and the Zillmere Sports Centre.

•	$15.6 million out of a total estimated cost of $44 million to complete construction of the Queensland State Netball Centre, in partnership with the Australian Government.

•	$13.5 million to redevelop the Mon Repos Turtle Centre.

•

$9.5 million to meet the Queensland Government’s contribution toward the $35 million refurbishment of the Thomas Dixon Centre and to manage costs and associated works required to maintain and preserve the heritage-listed centre.

•

The Government is providing additional funding of $8 million over two years, held centrally, to the Rockhampton Regional Council for the construction of the new Rockhampton Art Gallery, subject to the confirmation of a $10 million contribution from the Australian Government.

•	$7.5 million to support ecotourism opportunities and tourism recovery in the Whitsunday Islands National Park.

•	$5.8 million for the Great Keppel Island Recovery Package to deliver major tourism infrastructure improvements such as power and water connections to the mainland.

•	$5 million to build a new $150 million performing arts venue at the Queensland Performing Arts Centre, benefitting Queensland artists and audiences.

•	$5 million capital grant towards the construction of the Cairns Performing Arts Centre.

•

$4.9 million to address critical infrastructure upgrade works at the Queensland Museum and installation of two further cooling towers within the Central Energy Plant at the Queensland Cultural Centre, South Bank.

•	$4.7 million to enhance critical infrastructure to support ecotourism activities at Glasshouse Mountain National Park, Noosa National Park and D’Aguilar National Park.

1.5.9	Social Housing

Social housing is provided by the Queensland Government and non-government organisations to assist people who are unable to secure and sustain accommodation in the private market. The Government’s capital investment in social housing in 2018-19 includes:

•	$339.1 million towards construction of new dwellings and upgrades to existing social housing properties.

•	$103.6 million of capital grants to assist non-government organisations and Aboriginal and Torres Strait Islander communities to construct and upgrade social housing dwellings.

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Capital Statement 2018-19

This capital investment includes $124.2 million for social housing in Aboriginal and Torres Strait Islander communities to deliver social housing dwellings, upgrade existing housing, and support transfer of social housing for home ownership on Indigenous land. Delivery of social housing in Aboriginal and Torres Strait Islander communities may need to be amended in recognition of the end of the National Partnership on Remote Housing funding, pending further negotiations with the Australian Government.

Under the Queensland Housing Strategy 2017-2027, the Department of Housing and Public Works delivers a range of programs that support the supply and improvement of social housing dwellings. In particular, the Housing Construction Jobs Program will fund the commencement of up to 599 social housing dwellings in 2018-19.

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Capital Statement 2018-19

2	2018-19 Capital program overview

2.1	Introduction

Over the forward estimates period, the Queensland Government has allocated $45.769 billion to provide essential infrastructure and capital works across the State, contributing to the ongoing transformation of the State’s cities and supporting ongoing growth of regional economies.

In 2018-19, the Palaszczuk Government will deliver a $11.583 billion capital program, up from $10.171 billion allocated for the 2017-18 capital program in last year’s Budget The capital works program in 2018-19 is estimated to directly support more than 38,000 jobs, equating to around 33,000 full time equivalent jobs.

The 2018-19 capital program is comprised of $9.922 billion of purchases of non-financial assets (PNFA) and acquisitions of non-financial assets under finance leases and $1.661 billion of capital grants expenses.

The 2018-19 Budget also highlights the Government’s commitment to deliver critical infrastructure to meet the needs of Queenslanders throughout all regions of the State. The capital program in regional Queensland will be $5.597 billion in 2018-19, up from $4.811 billion in 2017-18 in last year’s Budget.

Around 65 per cent of the total capital program in 2018-19 will be spent outside of Greater Brisbane (Brisbane, Logan and Ipswich).

An important component of the Government’s capital program is undertaken through the Public Non-financial Corporations (PNFC) sector (that is, commercial entities of government, including government-owned corporations). Capital purchases by the PNFC sector in 2018-19 will comprise 27.1 per cent of the total capital program, reflecting major investments in port and rail infrastructure, as well as in the energy sector.

The Government has implemented a clear focus on improving the timely delivery of essential infrastructure for Queensland. This has resulted in an improvement in the amount of capital expenditure delivered, with the proportion of budgeted capital purchases actually delivered in 2016-17 being the highest in the past five years. Further improvement is anticipated in 2017-18, with more than 90 per cent of budgeted capital purchases expected to be delivered, compared with the average of 85 per cent for the past five years from 2012-13 to 2016-17.

22

Capital Statement 2018-19

2	Capital Statement 2018-19

2.2	Capital purchases

The Queensland Government is investing to provide essential infrastructure and capital works to meet the increasing service needs of Queenslanders and promote increased productivity and efficiency for the State’s industries.

The 2018-19 capital program is comprised of $9.922 billion of PNFA and acquisitions of non-financial assets under finance leases.

Capital purchases by purpose in 2018-19 are shown in Chart 1. Transport continues to account for the largest share of purchases, followed by energy, health and community services, and education and training.

Chart 1	Capital purchases by purpose 2018-19

23

Capital Statement 2018-19

Table 2 shows capital purchases by Queensland Government entity, including the 2017-18 year (estimated actual) and the Budget for 2018-19. Transport and Main Roads has the largest proportion of total capital purchases.

Table 2	Capital purchases for 2018-19 by Queensland Government entity[1,2]

Entity	2017-18 Est. Actual $‘000	2018-19 Budget $‘000
Aboriginal and Torres Strait Islander Partnerships	495	6,473
Agriculture and Fisheries	20,875	23,191
Child Safety, Youth and Women	27,511	49,589
Communities, Disability Services and Seniors	14,247	17,001
Education	626,954	674,301
Electoral Commission of Queensland	3,083	3,381
Employment, Small Business and Training	34,231	57,400
Environment and Science	62,468	102,391
Housing and Public Works	460,008	459,662
Innovation, Tourism Industry Development and the Commonwealth Games	2,180	196
Justice and Attorney-General	98,463	75,728
Legislative Assembly of Queensland	6,798	9,214
Local Government, Racing and Multicultural Affairs	18,855	3,290
Natural Resources, Mines and Energy
Natural Resources, Mines and Energy	16,009	90,996
Energy Generation	251,236	434,030
Energy Transmission and Distribution	1,566,777	1,693,844
Water Distribution and Supply	217,099	204,658
Premier and Cabinet	3,232	1,047
Public Safety Business Agency[3]	240,015	254,082
Queensland Corrective Services	46,994	167,752
Queensland Fire and Emergency Services	6,200	5,750
Queensland Health	798,792	985,479
Queensland Police Service	24,448	20,124
Queensland Treasury
Queensland Treasury	13,712	6,125
Cross River Rail Delivery Authority	129,204	733,000
State Development, Manufacturing, Infrastructure and Planning	131,849	232,853
Transport and Main Roads
Transport and Main Roads	3,117,653	3,208,813
Queensland Rail	582,404	587,472
Port Authorities	115,385	181,246
Other Agencies[4]	24,783	1,596
Other Adjustments[5]	(97,029)	280,825
Anticipated Contingency Reserve[6]	(350,000)	(650,000)
Total Capital Purchases	8,214,931	9,921,509

24

Capital Statement 2018-19

Total Capital Purchases Breakdown	2017-18 Est. Actual $‘000	2018-19 Budget $‘000
Consisting of:
Purchases of non-financial assets per Non-financial Public Sector Cash Flow Statement (BP2 Table 9.9)	7,655,729	9,057,206
New finance leases	559,202	864,303
Total Capital Purchases	8,214,931	9,921,509

Notes

1.	Includes all associated statutory bodies.
2.	Numbers may not add due to rounding.
3.	The Public Safety Business Agency is a capital purchaser for Queensland Fire and Emergency Services, Queensland Police Service and the Office of the Inspector-General Emergency Management.
4.	Includes other Government entities with non-material capital programs.
5.	Representing Inter-agency eliminations, movements in capital payable and receivable, funds held centrally and other accounting adjustments to align with Uniform Presentation Framework Statements.
6.	Contingency recognises that on a whole-of-Government basis, there is likely to be under spending, resulting in a carryover of capital allocations.

25

Capital Statement 2018-19

Table 3 shows capital purchases by Regional Action Plan (RAP) region and statistical area. Around $4.506 billion of total capital purchases are allocated to regional Queensland (Central Queensland, Darling Downs, Far North Queensland, Mackay – Whitsunday, Outback Queensland, Townsville and Wide Bay) in 2018-19, up from $3.760 billion in 2017-18 in last year’s Budget.

Around 62 per cent of capital purchases in 2018-19 will be spent outside of Greater Brisbane (Brisbane, Logan and Ipswich).

Table 3	Capital purchases by RAP region and statistical area for 2018-19[1,2]

Regional Action Plan Region	Capital Purchases $‘000	Statistical Area		Capital Purchases $‘000
Brisbane	2,536,477	301	Brisbane East	158,097
		302	Brisbane North	339,651
		303	Brisbane South	370,569
		304	Brisbane West	186,363
		305	Inner Brisbane	1,481,797
Ipswich[3]	925,006	310	Ipswich	925,006
Wide Bay	488,365	319	Wide Bay	488,365
Darling Downs	1,154,155	307	Darling Downs Maranoa	394,937
		317	Toowoomba	759,218
Gold Coast	583,487	309	Gold Coast	583,487
Logan	298,341	311	Logan Beaudesert	298,341
Mackay-Whitsunday	452,750	312	Mackay	452,750
Outback Queensland[4]	243,000	315	Outback	344,005
Far North Queensland[4]	512,927	306	Cairns	411,922
Central Queensland	918,233	308	Fitzroy	918,233
Sunshine Coast and Moreton Bay	1,072,539	316	Sunshine Coast	722,842
		313	Moreton Bay North	183,612
		314	Moreton Bay South	166,085
Townsville	736,229	318	Townsville	736,229
Total Capital Purchases				9,921,509

Notes

1.	Numbers may not add due to rounding.
2.	The Anticipated Contingency Reserve and other adjustments have been spread across statistical areas proportionate to capital spends.
3.	Capital purchases allocated to the Ipswich region include capital purchases related to the New Generation Rollingstock project, consistent with the approach adopted in previous State budgets.
4.	$101 million of capital purchases in the Outback statistical area belongs to the Far North Queensland region.

26

Capital Statement 2018-19

2.3	Capital grants

The Queensland Government provides grants for capital purposes to a range of organisations and private individuals.

Capital grants to local governments (LG), non-government organisations (NGOs) and individuals are illustrated in Chart 2 below. Capital grants are expected to be $1.661 billion in 2018-19, the largest of which are capital grants to local governments for transport.

Chart 2	Capital grants by purpose and recipient

27

Capital Statement 2018-19

Table 4 shows the planned expenditure on capital grants by Queensland Government entity for 2018-19. State Development, Manufacturing, Infrastructure and Planning has the highest amount of capital grants.

Table 4 Expenditure on capital grants by Queensland Government entity for 2018-191,2

Entity	2017-18 Est. Actual $‘000	2018-19 Budget $‘000
Aboriginal and Torres Strait Islander Partnerships	12,653	13,607
Agriculture and Fisheries	3,292	1,679
Child Safety, Youth and Women	400	500
Communities, Disability Services and Seniors	2,754	3,138
Education	92,675	98,501
Environment and Science	9,508	6,965
Housing and Public Works	68,780	182,518
Innovation, Tourism Industry Development and the Commonwealth Games	10,932	34,484
Local Government, Racing and Multicultural Affairs	328,617	316,692
Natural Resources, Mines and Energy	—	50,000
Premier and Cabinet	5,000	1,015
Queensland Fire and Emergency Services	897	897
Queensland Treasury	210,897	139,725
State Development, Manufacturing, Infrastructure and Planning	365,376	487,301
Transport and Main Roads	231,964	239,338
Other Adjustments[3]	80,273	84,909
Total Capital Grants	1,424,018	1,661,269

Notes

1.	Includes associated statutory bodies.
2.	Numbers may not add due to rounding.
3.	Includes assets transferred, funds held centrally and other technical accounting adjustments.

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Capital Statement 2018-19

Table 5 shows expenditure on capital grants by RAP region and statistical area. Around $1.091 billion of total capital grants are allocated to regional Queensland (Central Queensland, Darling Downs, Far North Queensland, Mackay – Whitsunday, Outback Queensland, Townsville and Wide Bay) in 2018-19, up from $1.051 billion in 2017-18 in last year’s Budget.

Around 79 per cent of capital grants in 2018-19 will be spent outside of Greater Brisbane (Brisbane, Logan and Ipswich).

Table 5	Capital grants by RAP region and statistical area for 2018-19[1,2]

Regional Action Plan Region	Grants $‘000	Statistical Area		Grants $‘000
Brisbane	187,895	301	Brisbane East	33,571
		302	Brisbane North	33,207
		303	Brisbane South	47,270
		304	Brisbane West	25,937
		305	Inner Brisbane	47,910
Ipswich	88,686	310	Ipswich	88,686
Wide Bay	103,344	319	Wide Bay	103,344
Darling Downs	91,480	307	Darling Downs Maranoa	54,202
		317	Toowoomba	37,278
Gold Coast	96,886	309	Gold Coast	96,886
Logan	65,152	311	Logan Beaudesert	65,152
Mackay-Whitsunday	153,395	312	Mackay	153,395
Outback Queensland[3]	244,939	315	Outback	365,722
Far North Queensland[3]	266,786	306	Cairns	146,003
Central Queensland	125,928	308	Fitzroy	125,928
Sunshine Coast and Moreton Bay	131,707	316	Sunshine Coast	61,820
		313	Moreton Bay North	38,817
		314	Moreton Bay South	31,070
Townsville	105,071	318	Townsville	105,071
Total Capital Grants				1,661,269

Notes

1.	Numbers may not add due to rounding.
2.	The adjustments referred to in Table 4 have been spread across statistical areas proportionate to allocation of Grants.
3.	$120.8 million of capital grants in the Outback statistical area belongs to the Far North Queensland region.

Chart 3 shows the distribution of the total 2018-19 capital program (capital purchases and capital grants) across the geographical regions of Queensland, as classified for Budget Paper 3 purposes.

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Capital Statement 2018-19

Chart 3	Map of capital program by Queensland regions

$11.583 Billion Capital Program

N
INSET
Sunshine Coast
and Moreton Bay
Brisbane
Ipswich
Gold Coast
Logan
0
40
80
kilometres
SOUTH
PACIFIC
OCEAN
GULF OF
CARPENTARIA
Far North
Queensland
$779.7 million
CORAL
SEA
Brisbane: $2.724 billion
Ipswich: $1.014 billion
Logan: $363.5 million
Gold Coast: $680.4 million
Sunshine Coast and Moreton Bay: $1.204 billion
Townsville
$841.3 million
NORTHERN TERRITORY
Mackay -
Whitsunday
$606.1 million
Outback
Queensland
$487.9 million
Central Queensland
$1.044 billion
Wide Bay
$591.7 million
SEE INSET
Darling Downs
$1.246 billion
SOUTH
AUSTRALIA
0
150
300
kilometres
NEW SOUTH WALES

Note: Boundaries are based on ASGS 2011

30

Capital Statement 2018-19

3	Capital outlays by entity

3.1	ABORIGINAL AND TORRES STRAIT ISLANDER PARTNERSHIPS

Department of Aboriginal and Torres Strait Islander Partnerships

Total capital purchases for the Department of Aboriginal and Torres Strait Islander Partnerships are estimated to be $6.5 million in 2018-19. Total capital grants for the department are estimated to be $13.6 million in 2018-19.

Program Highlights (Property, Plant and Equipment)

•	$6 million to acquire land to support the Cape York Peninsula Tenure Resolution Program, which returns ownership and management of land on Cape York to traditional owners.

•	$473,000 for other property, plant and equipment.

Program Highlights (Capital Grants)

•

$13.6 million to develop infrastructure in remote and discrete Aboriginal and Torres Strait Islander communities, including $4 million for Splash parks in the Cape York Communities of Pormpuraaw, Napranum and Mapoon, and $1.2 million for the Kowanyama Men’s Shed and Women’s Meeting Place.

Aboriginal and Torres Strait Islander Partnerships
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
DEPARTMENT OF ABORIGINAL AND TORRES STRAIT ISLANDER PARTNERSHIPS

Property, Plant and Equipment
Cape York Peninsula Tenure Resolution Program land acquisitions	315	6,000		6,000
Other property, plant and equipment	Various			473	Ongoing

Total Property, Plant and Equipment				6,473

Capital Grants
Indigenous land and infrastructure programs	Various	117,261	103,654	13,607

Total Capital Grants				13,607

TOTAL ABORIGINAL AND TORRES STRAIT ISLANDER PARTNERSHIPS (PPE)				6,473

TOTAL ABORIGINAL AND TORRES STRAIT ISLANDER PARTNERSHIPS (CG)				13,607

31

Capital Statement 2018-19

3.2	AGRICULTURE AND FISHERIES

Department of Agriculture and Fisheries

Capital purchases and grants for the Department of Agriculture and Fisheries, reporting to the Minister for Agricultural Industry Development and Fisheries are $22.1 million for 2018-19. The department’s capital program is focused on developing and upgrading research facilities to deliver outcomes for agriculture, biosecurity, fisheries and forestry.

The department has facilities located throughout rural and regional Queensland. These require continual minor works, mechanical items and plant and equipment upgrades to keep them operating effectively.

Program Highlights (Property, Plant and Equipment)

•	$5.5 million to continue upgrades to the department’s research and operational facilities through the Research Facilities Development, Scientific Equipment and Minor Works Programs.

•	$3 million to upgrade and refurbish existing facilities at Toowoomba, which will enhance service delivery and improve operational efficiencies.

•	$2.5 million to provide new and replacement heavy plant and equipment including trucks, tractors, irrigators, all-terrain vehicles and other machinery.

•	$1.1 million to continue to replace vessels and marine equipment for fisheries research and regulatory functions.

•	$1 million to commence restoration of the heritage listed Jimna Fire Tower located outside Kilcoy.

•	$406,000 for leasehold fitout replacements to the Ecosciences and Health and Food Sciences precincts.

Program Highlights (Capital Grants)

•	$879,000 to the Royal Society for the Prevention of Cruelty to Animals (RSPCA) Queensland to upgrade facilities in North Queensland.

•	$500,000 to the Queensland Country Women’s Association (QCWA) to preserve heritage halls in rural and regional Queensland.

•	$300,000 to the Paws and Claws animal welfare organisation to assist with the purchase of land for relocation of its current shelter facilities.

32

Capital Statement 2018-19

Queensland Racing Integrity Commission

Capital purchases for the Queensland Racing Integrity Commission, reporting to the Minister for Local Government, Minister for Racing and Minister for Multicultural Affairs are $2.8 million for 2018-19. The capital program is focused upon laboratory upgrades to support core services provided to the Queensland racing industry.

Agriculture and Fisheries
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
DEPARTMENT OF AGRICULTURE AND FISHERIES

Property, Plant and Equipment
Upgrade and Refurbishment of Existing Facilities at Toowoomba	317	7,350	3,202	2,950	1,198
Computer Equipment	305			4,965	Ongoing
Heavy Plant and Equipment	Various			2,500	Ongoing
Scientific Equipment	Various			2,500	Ongoing
Minor Works	Various			2,000	Ongoing
Vessels and Marine Equipment	Various			1,100	Ongoing
Research Facilities Development	Various			1,000	Ongoing
Jimna Fire Tower Restoration Project	313	1,500		1,000	500
Portfolio Activity Reporting Information System Software	305	600		600
Software Purchases and Development	305			200	Ongoing
Ecosciences and Health and Food Sciences Precincts Fitout Replacement Program	Various			406	Ongoing
Other Property, Plant and Equipment	Various			1,156	Ongoing

Total Property, Plant and Equipment				20,377

Capital Grants
Royal Society for the Prevention of Cruelty to Animals Capital Grant	Various	3,000	2,121	879
Queensland Country Women’s Association Heritage Halls Capital Grant	307	1,000	500	500
Paws and Claws Capital Grant	306	300		300

Total Capital Grants				1,679

33

Capital Statement 2018-19

Agriculture and Fisheries
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
QUEENSLAND RACING INTEGRITY COMMISSION

Property, Plant and Equipment
Racing Science Centre Laboratory Technology Upgrades	305	8,717	2,711	2,814	3,192

Total Property, Plant and Equipment				2,814

TOTAL AGRICULTURE AND FISHERIES (PPE)				23,191

TOTAL AGRICULTURE AND FISHERIES (CG)				1,679

34

Capital Statement 2018-19

3.3	CHILD SAFETY, YOUTH AND WOMEN

Department of Child Safety, Youth and Women

Total capital purchases for the Department of Child Safety, Youth and Women are $49.6 million in 2018-19. Total capital grants for the portfolio are $500,000. These funds provide the infrastructure and systems to support children, young people and families to be safe and help prevent and respond to crime, violence, abuse and neglect.

Program Highlights (Property, Plant and Equipment)

•	$4.1 million to undertake a range of upgrades to Child Safety Service Centres to accommodate an additional 292 child protection staff, commencing from 2017-18.

•	$2 million to continue compliance works and building upgrades to residential care facilities.

•

$19 million of a total of $26 million to support the transition of 17 year olds into the Youth Justice system, including an allocation of $13.1 million in 2018-19 for further zonal fencing and an additional 12 beds at the Cleveland Youth Detention Centre.

•	$7.2 million of a total of $32.8 million to upgrade the security management system at the Brisbane Youth Detention Centre.

•	$5.2 million to conduct ongoing program renewal, maintenance and minor works of Youth Justice facilities.

•

$1.3 million to continue the development of a whole-of-government Our Child information and communication technology system to improve information sharing across agencies with regards to children missing from out-of-home care.

•	$8.1 million to enhance and develop information systems for the following key programs:

•	The Social Investment Program which will support the department’s social procurement spend and improve contract management system functionality for future outcome-based investment.

•	The Destination Information Initiative which will deliver smarter, simpler, better management of electronic information and documents.

•	The Child and Family Services Information and Communication Technology Program which is implementing solutions to support Child and Family Reform initiatives.

35

Capital Statement 2018-19

Program Highlights (Capital Grants)

•

$500,000 for the Daniel Morcombe Foundation to construct a counselling centre at Palmwoods. The centre aims to educate children and young people about safety in a physical and online environment, prevent sexual abuse and support those children and young people who have been victims of crime.

Child Safety, Youth and Women
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
DEPARTMENT OF CHILD SAFETY, YOUTH AND WOMEN

Property, Plant and Equipment
Child and Family Services
Restoring Child Protection - Child Safety Service Centres	Various	8,248	1,275	4,124	2,849
Residential Care Upgrades	Various			1,990	Ongoing

Sub-total Child and Family Services				6,114

Youth Justice
Transition of 17 year olds to the youth justice system	Various	25,986	6,999	18,987
Brisbane Youth Detention Centre - Security Management System Upgrade	310	32,809	18,953	7,206	6,650
Youth Justice Facilities	Various			5,158	Ongoing

Sub-total Youth Justice				31,351

Other Property, Plant and Equipment
Office Accommodation	Various			1,251	Ongoing
Information Technology Infrastructure Replacement	Various			1,375	Ongoing
Missing Child Interagency System (Our Child) Project	Various	2,620	1,271	1,349
Information Systems Enhancements	Various			8,149	Ongoing

Sub-total Other Property, Plant and Equipment				12,124

Total Property, Plant and Equipment				49,589

36

Capital Statement 2018-19

Child Safety, Youth and Women
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Capital Grants

Daniel Morcombe Foundation	316	900	400	500

Total Capital Grants				500

TOTAL CHILD SAFETY, YOUTH AND WOMEN (PPE)				49,589

TOTAL CHILD SAFETY, YOUTH AND WOMEN (CG)				500

37

Capital Statement 2018-19

3.4	COMMUNITIES, DISABILITY SERVICES AND SENIORS

Department of Communities, Disability Services and Seniors

Total capital purchases for the Department of Communities, Disability Services and Seniors are $17 million in 2018-19. Total capital grants for the portfolio are $3.1 million. These funds provide for integrated community services and strengthen and protect the well-being of Queenslanders, particularly those who are vulnerable and most in need.

Program Highlights (Property, Plant and Equipment)

•

$12.7 million to continue the upgrade and construction program for multipurpose community and neighbourhood centres, including $1.9 million for building upgrades, rectifications and compliance works, $3 million for the construction of the Moranbah Youth and Community Centre at a total cost of $3.2 million, as part of a capital and operating funding agreement with BHP Billiton Mitsubishi Alliance, $6 million for the construction of centres at Inala and East Murgon, and $1.7 million to acquire land for new centres at Bowen and Wilsonton and for the design development of the Kallangur and Yarrabilba/Jimboomba centres and the Thursday Island Community Hub.

•

$3.3 million to continue infrastructure upgrades, rectification works and construction of purpose-built accommodation as part of a targeted response for people with an intellectual or cognitive disability who exhibit extremely challenging behaviours.

Program Highlights (Capital Grants)

•

$1.7 million for the Elderly Parent Carer Innovation Initiative which is aimed at assisting elderly parent carers to secure accommodation for their adult son or daughter with a disability when they can no longer care for them. This program has invested in projects to create new living arrangements that include use of accessible housing designs and assistive technologies to enable adults with disabilities to live a rich and valued life in their communities.

•	$1.3 million to purchase and modify properties for people with high and complex needs providing safe and sustainable long term accommodation in Cairns and Brisbane.

38

Capital Statement 2018-19

Communities, Disability Services and Seniors
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
DEPARTMENT OF COMMUNITIES, DISABILITY SERVICES AND SENIORS

Property, Plant and Equipment
Community Services
Neighbourhood and Community Centre Upgrades
General Property Upgrades	Various			500	Ongoing
Mackay Neighbourhood Centre Upgrade	312	1,200	1,180	20
Nambour Neighbourhood Centre Upgrade	316	750		280	470
New Farm Neighbourhood Centre Upgrade	305	1,050	200	850
Lockyer Neighbourhood Centre Upgrade	317	250		250
Neighbourhood and Community Centre Land Acquisition and Construction
Moranbah Youth and Community Centre	312	3,200	180	3,020
Inala Community Centre Replacement	310	3,500	375	3,125
East Murgon Neighbourhood Centre Replacement	319	3,100	220	2,880
Bowen Neighbourhood Centre	312	2,600		640	1,960
Yarrabilba/Jimboomba Neighbourhood Centre	311	3,600		100	3,500
Wilsonton Neighbourhood Centre	307	600		600
Kallangur Area Neighbourhood Centre	314	4,100	600	130	3,370
Thursday Island Community Hub	315	4,600	535	265	3,800

Sub-total Community Services				12,660

Disability Services
Bracken Ridge Redevelopment	302	2,757	900	1,857
General Property Upgrades	Various			1,480	Ongoing

Sub-total Disability Services				3,337

Other Property, Plant and Equipment
Office Accommodation	Various			1,004	Ongoing

Sub-total Other Property, Plant and Equipment				1,004

Total Property, Plant and Equipment				17,001

39

Capital Statement 2018-19

Communities, Disability Services and Seniors
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Capital Grants

Community Services
Atherton Community Centre	306	250	137	113

Sub-total Community Services				113

Disability Services
Elderly Parent Carer Innovation Initiative
Brisbane West	304	751	300	451
Brisbane East	301	843	422	421
Darling Downs - Maranoa	307	438	394	44
Sunshine Coast	316	1,000	200	800
Supported Accommodation
Cairns	306	800	80	720
Brisbane North	302	736	147	589

Sub-total Disability Services				3,025

Total Capital Grants				3,138

TOTAL COMMUNITIES, DISABILITY SERVICES AND SENIORS (PPE)				17,001

TOTAL COMMUNITIES, DISABILITY SERVICES AND SENIORS (CG)				3,138

40

Capital Statement 2018-19

3.5	EDUCATION

Total capital purchases for the Education portfolio (including the Department of Education and related entities) are $674.3 million in 2018-19. Total capital grants for the portfolio are $98.5 million in 2018-19.

The Education portfolio was impacted by machinery-of-government changes, effective from December 2017. These include the transfer of the training and skills function to the new Department of Employment, Small Business and Training and receipt of the Office of Industrial Relations from Queensland Treasury.

Department of Education

The 2018-19 capital purchases of $668.4 million includes the capital works program of $616 million for the construction and refurbishment of school educational facilities and early childhood education and care services. Capital works planning targets government priorities through consideration of population growth and shifts, changes in educational needs and addressing high-priority needs for student and staff health and safety.

Program Highlights (Property, Plant and Equipment)

•	$125.2 million in capital expenditure as part of the $250 million for new classrooms and other infrastructure in state secondary schools to accommodate the six full cohorts in 2020.

•	$122.5 million in capital expenditure to undertake new stages for recently opened schools and provide additional classrooms at existing schools in growth areas throughout the State.

•

$94.5 million in capital expenditure as part of the $808 million Building Future Schools Fund to deliver world class learning environments for students and address enrolment growth pressures in state schools.

•	$84.2 million in capital expenditure to replace and enhance facilities at existing schools.

•	$47 million as part of $97 million in total funding for the Advancing Clean Energy Schools program to upgrade and install solar and energy efficiency measures in state schools.

•	$15 million as part of $235 million in total funding under the Renewing Our Schools program to substantially refurbish and upgrade 17 high schools across the State.

•	$8 million in capital expenditure as part of $25.6 million in total funding to deliver renewal works at 31 state schools.

41

Capital Statement 2018-19

•	$4.5 million to continue refurbishment and enhancement of existing early childhood education and care facilities.

Program Highlights (Capital Grants)

•	$98.5 million is provided in 2018-19 to the non-state schooling sector and student hostels.

Queensland Curriculum and Assessment Authority

The 2018-19 capital purchases of $5.9 million includes the redevelopment of the Queensland Curriculum and Assessment Authority’s (QCAA) information and communication technology systems to support the transition process and fundamental elements of the new senior assessment system. The new, centralised web-based solution will use contemporary technologies to deliver essential business functionality for QCAA and schools that includes:

•	access to syllabus documents, along with supporting resources and assessment,

•	support for new school-based assessment processes implemented across the state,

•	management of external assessment processes (including test development, special provisions for students, and marker management and assessment administration),

•	management of schools, student enrolments, subject enrolments, student results, vocational education and training registration and results, calculation of subject results and certification processes,

•	school access to student performance datasets, and

•	student access to curriculum, assessment and results information.

42

Capital Statement 2018-19

Education
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
DEPARTMENT OF EDUCATION

Property, Plant and Equipment
Capital Works Program
Education Capital Works Program
New Secondary School in Fortitude Valley - Stage 1	305	73,371	4,662	41,931	26,778
New Secondary School in Calliope - Stage 1	308	22,860	360	13,500	9,000
New Secondary School in Coomera / Pimpama	309	45,000		9,450	35,550
New Secondary School in North Lakes / Mango Hill	314	45,000		9,450	35,550
New Secondary School in Ripley Valley - Providence	310	45,000		9,450	35,550
New Secondary School in Yarrabilba	311	45,000		9,450	35,550
New Primary School in Ripley Valley - Providence	310	31,500		5,778	25,722
New Special School in Caboolture	313	20,700		3,600	17,100
Albany Creek State High School - Additional classrooms	314	3,788	52	1,121	2,615
Alexandra Hills State High School - Additional classrooms	301	3,788	52	1,121	2,615
Augusta State School - Additional classrooms	310	4,230		1,080	3,150
Bardon State School - School pick-up area	305	804		402	402
Baringa State Primary School - New school	316	29,361	22,040	3,817	3,504
Beenleigh Special School - Additional classrooms	311	3,600		900	2,700
Beenleigh State High School - Additional classrooms	311	7,284	161	7,123
Branyan Road State School - Additional classrooms	319	2,250	450	1,800
Bray Park State High School - Multi-purpose hall	314	2,734	1,803	931

43

Capital Statement 2018-19

Education
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Bremer State High School - Additional classrooms	310	7,373	173	7,200
Bribie Island State High School - Additional classrooms	313	9,232	52	1,669	7,511
Brightwater State School - Additional classrooms	316	6,030	270	1,350	4,410
Brisbane State High School - Additional classrooms	305	2,662	52	2,610
Broadbeach State School - Additional classrooms	309	7,200	180	1,620	5,400
Bulimba State School - Repair pool facilities	305	402		402
Caboolture State High School - Additional classrooms	313	8,872	52	1,604	7,216
Cairns State High School - Refurbish classrooms	306	1,800		900	900
Caravonica State School - Multi-purpose hall	306	3,619	3,120	499
Cavendish Road State High School - Additional classrooms	303	7,612	52	1,377	6,183
Cavendish Road State High School - Multi-purpose hall	303	4,992	1,585	3,407
Centenary Heights State High School - New Performing Arts Centre and classroom refurbishments	317	9,224	314	8,910
Centenary State High School - Additional classrooms	304	7,612	52	1,377	6,183
Chancellor State College - Additional classrooms (secondary)	316	10,872	840	10,032
Chancellor State College - Additional classrooms (primary)	316	4,315	324	3,991
Chinchilla State High School - Multi-purpose hall	307	3,619	3,287	332
Cleveland District State High School - Additional classrooms	301	13,185	63	2,381	10,741
Cleveland District State High School - Multi-purpose hall	301	4,825	4,520	305

44

Capital Statement 2018-19

Education
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Coolum State High School - Additional classrooms	316	5,092	52	1,350	3,690
Currimundi Special School - Additional classrooms	316	9,540	8,061	1,479
Dalby State School - Additional classrooms and administration block	307	3,600	777	2,823
Eagle Junction State School - Upgrade pool facilities	305	664	73	591
Eagleby South State School - Additional classrooms	311	3,600		900	2,700
Eimeo Road State School - Additional classrooms	312	6,435	6,159	276
Eimeo Road State School - Air-conditioning replacement	312	1,313	38	1,275
Ferny Grove State High School - Additional classrooms	304	12,202	52	1,620	10,530
Flagstone State Community College - Additional classrooms	311	3,558	1,286	2,272
Forest Lake State High School - Additional classrooms	310	4,552	52	826	3,674
Glenala State High School - Additional classrooms	310	3,788	52	689	3,047
Gooburrum State School - Additional classrooms	319	2,700	540	2,160
Goodna State School - Additional classrooms	310	4,875	2,005	2,870
Gordonvale State High School - Indoor sports facility	306	3,620	2,839	781
Griffin State School - Additional classrooms	314	9,450	90	1,710	7,650
Harristown State High School - Additional classrooms	317	11,960	891	11,069
Heatley Secondary College - Air-conditioning replacement	318	2,850	900	1,950
Helensvale State High School - Additional classrooms	309	10,055	2,792	7,263

45

Capital Statement 2018-19

Education
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Highfields State Secondary College - Additional classrooms	317	7,937	2,357	5,580
Home Hill State School - Air-conditioning replacement	318	1,013	38	975
Indooroopilly State High School - Additional classrooms	304	15,262	52	2,754	12,456
Indooroopilly State School - Additional classrooms	304	7,650	180	1,800	5,670
Ipswich State High School - Performing arts centre	310	7,618	670	6,948
James Nash State High School - Additional classrooms	319	4,552	52	826	3,674
Kawana Waters State College - Additional classrooms	316	3,022	52	891	2,079
Kedron State High School - Additional classrooms	305	4,552	52	826	3,674
Kedron State School - Additional classrooms	302	5,400	333	2,790	2,277
Kelvin Grove State College - Additional classrooms	305	2,662	52	2,610
Kelvin Grove State College - Indoor sports facility	305	4,825	280	3,409	1,136
Kelvin Grove State College - Queensland Ballet facility	305	9,000	360	2,340	6,300
Kepnock State High School - Multi-purpose hall	319	3,619	1,788	1,831
Kingaroy State High School - Multi-purpose hall	319	3,619	3,355	264
Kirwan State High School - Multi-purpose hall	318	5,469	3,811	1,658
Laidley State High School - Additional classrooms	310	8,782	52	1,588	7,142
Lowood State High School - Additional classrooms	310	2,258	52	662	1,544
MacGregor State High School - Manual arts facility	303	3,965	2,759	1,206
MacGregor State School - School pick-up area	303	522	64	458

46

Capital Statement 2018-19

Education
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Mackay Northern Beaches State High School - Performing arts centre	312	8,808	1,414	7,394
Mackenzie State Special School - Additional classrooms	303	3,600		900	2,700
Mango Hill State School - Additional classrooms	314	2,700		2,700
Mansfield State High School - Additional classrooms (Building 1)	303	6,500	974	5,526
Mansfield State High School - Additional classrooms (Building 2)	303	8,578	262	1,800	6,516
Mansfield State High School - Multi-purpose hall	303	4,826	3,962	864
Mansfield State School - Hall extension	303	708		306	402
Mareeba State School - Additional classrooms	306	4,625	3,885	740
Maroochydore State High School - Additional classrooms	316	3,562	52	1,350	2,160
Marsden State High School - Additional classrooms	311	2,250		450	1,800
Meridan State College - Additional classrooms	316	4,012	52	729	3,231
Milton State School - Additional classrooms	305	7,239		1,713	5,526
Mitchelton Special School - Additional classrooms	304	5,490		450	5,040
Moranbah State High School - Multi-purpose hall	312	4,021	80	1,206	2,735
Mount Gravatt State High School - Additional classrooms	303	2,258	52	662	1,544
Mount Ommaney Special School - Additional classrooms	304	2,700	450	2,250
Mountain Creek State High School - Additional classrooms	316	17,653	733	16,920
Murrumba State Secondary College - Additional classrooms	314	11,700		900	10,800

47

Capital Statement 2018-19

Education
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Nambour Special School - Additional classrooms	316	5,480	4,753	727
Nerang State High School - Upgrade classrooms and oval	309	402		402
North Lakes State College - Additional classrooms	314	11,072	5,260	5,812
North Rockhampton State High School - Refurbish classrooms	308	2,010		804	1,206
North Shore State School - New school	318	41,831	27,608	6,295	7,928
Northern Beaches State High School - Additional classrooms	318	6,082	52	1,102	4,928
Ormeau State School - Additional classrooms	309	4,950		1,350	3,600
Ormeau Woods State High School - Additional classrooms	309	7,808	1,284	6,524
Pacific Pines State High School - Additional classrooms	309	7,162	52	1,296	5,814
Pacific Pines State School - Upgrade resource centre	309	724		402	322
Palm Beach-Currumbin State High School - Additional classrooms	309	8,288	52	1,499	6,737
Park Ridge State High School - Additional classrooms	311	6,019	141	1,102	4,776
Picnic Creek State School - New school	309	31,042	24,512	3,258	3,272
Pimlico State High School - Additional classrooms	318	3,022	52	891	2,079
Pimpama State Primary College - Additional classrooms	309	5,220		1,350	3,870
Pimpama State School - Additional classrooms	309	4,950	450	4,500
Pimpama State School - Multi-purpose hall	309	5,309	3,354	1,955
Pimpama State Secondary College - Additional classrooms and performing arts centre	309	16,524	7,372	9,152

48

Capital Statement 2018-19

Education
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Planning for Inner City South High School	305	2,700	540	2,160
Proserpine State High School - Additional classrooms	312	5,813	52	1,121	4,640
Queensland Academy for Science, Mathematics and Technology - Additional classrooms	305	2,700	450	2,250
Richlands East State School - Additional classrooms	310	3,285	906	2,379
Rochedale State High School - Additional classrooms	303	3,519	112	648	2,759
Southport State High School - Additional classrooms	309	8,905	131	1,620	7,154
Springfield Central State High School - Multi-purpose hall	310	7,234	3,527	3,707
Stretton State College - Additional classrooms (secondary)	303	7,153	65	1,296	5,792
Stretton State College - Additional classrooms (primary)	303	13,950	90	3,600	10,260
Sunnybank Hills State School - Additional classrooms	303	9,450	90	1,890	7,470
Sunnybank Special School - Additional classrooms	303	4,937	2,661	2,276
Sunshine Beach State High School - Additional classrooms	316	5,318	52	1,580	3,686
Tamborine Mountain State High School - Additional classrooms	309	12,202	52	2,203	9,947
The Gap State High School - Additional classrooms	304	8,072	916	7,156
The Willows State School - Shade structures	318	322		322
Toolooa State High School - Additional classrooms	308	3,788	52	1,121	2,615
Toowong State School - Hall extension	305	442		442
Trinity Bay State High School - Additional classrooms	306	6,847	52	1,239	5,556

49

Capital Statement 2018-19

Education
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Trinity Bay State High School - Multi-purpose hall	306	4,415	3,332	1,083
Varsity College - Additional classrooms	309	1,762	52	1,710
Wavell State High School - Performing arts centre	302	5,559	4,907	652
West End State School - Additional classrooms	305	4,501	203	4,298
Windaroo Valley State High School - Additional classrooms	311	3,788	52	1,121	2,615
Windsor State School - Site works	305	643	52	591
Wulguru State School - Security fencing	318	402		402
Wynnum State High School - Additional classrooms	301	3,030	105	2,925
Yarrabilba State School - New school	311	37,556	24,787	6,031	6,738
Yeppoon State High School - Additional classrooms	308	3,788	52	1,121	2,615
Long Jump Track	Various	1,287		1,287
Advancing Clean Energy Schools	Various	97,000	2,000	47,000	48,000
School Infrastructure	Various			24,000	Ongoing
Enhancement capital contribution Public Private Partnerships	Various			34,467	Ongoing
Renewing Our Schools	Various	235,000		15,000	220,000
Land Acquisition	Various			31,170	Ongoing
School Subsidy Scheme	Various			6,300	Ongoing
General and Minor Works	Various			47,875	Ongoing

Sub-total Education Capital Works Program				611,514

Early Childhood Education and Care Capital Works Program
Tara Shire State College - Early Years Service	307	3,838	201	3,637
Yarrabilba State School - Integrated Child Services Community Hub	311	3,600	3,000	600

50

Capital Statement 2018-19

Education
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
General and Minor Works (Early Childhood Education and Care)	Various			213	Ongoing

Sub-total Early Childhood Education and Care Capital Works Program				4,450

Sub-total Capital Works Program				615,964

Plant and Equipment
Education Plant and Equipment	Various			50,778	Ongoing
Office of Industrial Relations Plant and Equipment	Various			1,646	Ongoing

Sub-total Plant and Equipment				52,424

Total Property, Plant and Equipment				668,388

Capital Grants
Capital Grants	Various			98,501	Ongoing

Total Capital Grants				98,501

QUEENSLAND CURRICULUM AND ASSESSMENT AUTHORITY

Property, Plant and Equipment
Enrolment and Assessment of Senior Learners System	305	3,699	2,998	701
Contact Management System	305	1,832	1,625	207
Endorsed Assessment System	305	1,097	542	444	111
Assessor, Invigilator and Marker Management System	305	1,104	183	568	353
VET Portal	305	1,344	1,175	156	13
Syllabus Online	305	1,505	656	849
Confirmation Online System	305	1,654	304	675	675
External Assessment System	305	568		568
Online Learning - Professional Development and Accreditation	305	1,069	284	460	325
QCAA Portal	305	3,030	236	800	1,994
Other Plant and Equipment	305			485	Ongoing

Total Property, Plant and Equipment				5,913

TOTAL EDUCATION (PPE)				674,301

TOTAL EDUCATION (CG)				98,501

51

Capital Statement 2018-19

3.6	ELECTORAL COMMISSION OF QUEENSLAND

Electoral Commission of Queensland

$3.3 million of $6.3 million to replace the Commission’s Strategic Elections Management System has been allocated in 2018-19. A further $79,000 has been allocated to replace plant and equipment.

Electoral Commission of Queensland
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
ELECTORAL COMMISSION OF QUEENSLAND

Property, Plant and Equipment
Plant and Equipment	305			79	Ongoing
Strategic Election Management System (SEMS) Replacement Project	305	6,306	3,004	3,302

Total Property, Plant and Equipment				3,381

TOTAL ELECTORAL COMMISSION OF QUEENSLAND (PPE)				3,381

52

Capital Statement 2018-19

3.7	EMPLOYMENT, SMALL BUSINESS AND TRAINING

Total capital purchases for the Employment, Small Business and Training portfolio, including TAFE Queensland, are $57.4 million in 2018-19.

Department of Employment, Small Business and Training

The 2018-19 capital purchases for the Department of Employment, Small Business and Training of $47.5 million includes $30 million as part of the Advancing Our Training Infrastructure initiative to deliver up to $85 million across several training sites as part of the long-term plan to revitalise the State’s infrastructure portfolio. A further $17.3 million is allocated to advance needed capital works for State-owned training assets.

Program Highlights (Property, Plant and Equipment)

•

$30 million out of the up to $85 million over three years committed as part of the election commitment for the Advancing Our Training Infrastructure initiative to redevelop, refurbish and expand key high-need TAFE facilities.

•	$17.3 million to renew and grow Queensland’s training assets to enable delivery of priority skills training that supports workforce and economic development.

Employment, Small Business and Training
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
DEPARTMENT OF EMPLOYMENT, SMALL BUSINESS AND TRAINING

Property, Plant and Equipment
Advancing our Training Infrastructure - Pimlico	318	26,000		26,000
Advancing our Training Infrastructure - Toowoomba	317	4,000		4,000
Training Assets - Property Management Program	Various			1,500	Ongoing
Training Assets - Emergent Replacement	Various			1,000	Ongoing
Training Assets - Asset Replacement Program	Various			5,500	Ongoing
Training Assets - Renewal and Reinvigoration	Various			9,250	Ongoing
Plant and Equipment	305	250		250

Total Property, Plant and Equipment				47,500

53

Capital Statement 2018-19

Employment, Small Business and Training
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
TAFE QUEENSLAND

Property, Plant and Equipment
Plant and Equipment	Various			5,500	Ongoing
Minor Capital Projects and Acquisitions	Various			400	Ongoing
Product Development	Various			2,000	Ongoing
One Network and Wi-Fi Upgrade	Various			2,000	Ongoing

Total Property, Plant and Equipment				9,900

TOTAL EMPLOYMENT, SMALL BUSINESS AND TRAINING (PPE)				57,400

54

Capital Statement 2018-19

3.8	ENVIRONMENT AND SCIENCE

In 2018-19 the capital program amounts to $109.4 million for the Environment and Science portfolio including its statutory bodies and shared service provider.

Department of Environment and Science

The capital program for the Department of Environment and Science for 2018-19 is $102 million, including $95 million for capital purchases and $7 million for capital grants. The capital purchases reflect the department’s contribution to protecting and sustainably managing Queensland’s environment and natural, cultural and heritage value, as well as promoting the development of, and engagement with science, heritage and the arts. A further $4 million in contingent capital grants is planned.

Program Highlights (Property, Plant and Equipment)

•	$13.5 million towards the redevelopment of the Mon Repos Turtle Centre.

•	$7.5 million to support ecotourism opportunities and tourism recovery in the Whitsunday Islands National Park.

•	$6.7 million for priority infrastructure projects across State owned arts and cultural facilities, delivered through the Arts Infrastructure Investment Fund.

•	$5.3 million towards the replacement of a major vessel to support the Great Barrier Reef Joint Field Management Program – Intergovernmental Commitment.

•	$5 million to build a new performing arts venue at the Queensland Performing Arts Centre, benefitting Queensland artists and audiences.

•	$4.9 million for the development of systems to enhance environmental regulatory capability and improve engagement with the community.

•

$4.9 million to address critical infrastructure upgrades works at the Queensland Museum and installation of two further cooling towers within the Central Energy Plant at the Queensland Cultural Centre, South Bank.

•	$4.7 million to enhance critical infrastructure to support ecotourism activities at Glasshouse Mountain National Park, Noosa National Park and D’Aguilar National Park.

•	$4.2 million to renew and replace large critical infrastructure items across the Queensland Cultural Centre.

•	$2.5 million for visitor access and park management facilities and equipment on North Stradbroke Island (Minjerribah), jointly managed with the Quandamooka Yoolooburrabee Aboriginal Corporation.

55

Capital Statement 2018-19

Program Highlights (Capital Grants)

•	$5 million towards the construction of the Cairns Performing Arts Centre.

•

$4 million as part of $10 million in total State funding to the Rockhampton Regional Council to construct the new Rockhampton Art Gallery is held centrally subject to the confirmation of a $10 million contribution from the Australian Government.

•	$1 million towards the infrastructure upgrade of facilities at Woodfordia, the site of the Woodford Folk Festival.

•	$600,000 provided to upgrade Queensland Museum’s South Bank storage area.

•	$300,000 towards renewing and upgrading the Bille Brown Studio, home of the Queensland Theatre Company.

•	$65,000 towards addressing high priority capital projects at the Queensland Maritime Museum.

Library Board of Queensland

The Library Board of Queensland will invest $2.1 million in purchasing heritage and reference collections, intangible assets in the form of digital collections, as well as replacement of information technology equipment.

Program Highlights (Property, Plant and Equipment)

•	$837,000 to replace information technology equipment.

•	$547,000 to acquire new items for the digital collection.

•	$349,000 to acquire new items for the information collection.

•	$336,000 to acquire new items for the heritage collection.

Queensland Museum

The Queensland Museum will invest $2.3 million in permanent galleries, State Collection storage and acquisitions as well as the life cycle replacement and renewal of equipment.

Program Highlights (Property, Plant and Equipment)

•	$1.2 million for permanent galleries, commemorating the centenary of the ANZAC and to provide a cutting edge interactive hub for science, technology, engineering and mathematics (STEM).

•	$559,000 invested in information technology primarily for the life cycle replacement of assets and upgrades across the museum network.

56

Capital Statement 2018-19

•	$318,000 invested in storage facilities for the State Collection.

•	$175,000 invested in life cycle capital replacements, mainly motor vehicles.

•	$20,000 to acquire new items for the State Collection.

Queensland Art Gallery

The Queensland Art Gallery will invest $2.1 million in acquiring art for the Gallery’s collection as well as life cycle replacement of other property, plant and equipment assets.

Program Highlights (Property, Plant and Equipment)

•	$1.8 million to acquire art for the Gallery’s collection.

•	$300,000 to replace other property, plant and equipment.

Queensland Performing Arts Trust

The Queensland Performing Arts Trust will invest $1 million in the lifecycle replacement of operational property, plant and equipment assets such as theatre equipment and food and beverage equipment.

Environment and Science
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
DEPARTMENT OF ENVIRONMENT AND SCIENCE

Property, Plant and Equipment
Buildings and Infrastructure
Mon Repos Turtle Centre redevelopment	319	17,360	3,070	13,465	825
Whitsunday Islands National Park	312	12,143	1,113	7,530	3,500
D’Aguilar National Park	314	3,000	100	1,400	1,500
Glasshouse Mountain National Park	316	3,030	920	1,610	500
Noosa National Park	316	2,240	505	1,735
Management and access facilities - Parks and forests	Various			10,226	Ongoing
Recreation and visitor facilities - Parks and forests	Various			10,099	Ongoing
North Stradbroke Island (Minjerribah)	301			2,450	Ongoing
Great Barrier Reef moorings	306	2,375	1,820	555
Arts Infrastructure Investment Fund	Various	15,500	1,350	6,650	7,500

57

Capital Statement 2018-19

Environment and Science
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Queensland Cultural Centre critical infrastructure works program	305	22,856	18,700	4,156
Queensland Cultural Centre critical infrastructure asset renewal	305	8,450		4,928	3,522
Queensland Cultural Centre - Future energy efficiency	305	9,000		1,800	7,200
Critical infrastructure asset renewal and equipment replacement at QPAC	305	3,300		1,500	1,800
New Performing Arts Venue at QPAC	305	125,000		5,000	120,000
Plant and Equipment
General plant and equipment	Various			10,798	Ongoing
National Parks major vessel replacement—Reef Heron	308	6,009	759	5,250
Systems Development
Systems for Environmental Regulation	Various	7,878	3,000	4,878
General systems development	Various			970	Ongoing

Total Property, Plant and Equipment				95,000

Capital Grants
Cairns Performing Arts Centre	306	15,000	10,000	5,000
Upgrade of Queensland Museum’s South Bank storage area	305	2,300	1,700	600
Woodfordia infrastructure upgrade	313	2,000	1,000	1,000
Queensland Maritime Museum	305	308	158	65	85
Bille Brown Studio Upgrade	305	2,000	1,700	300

Total Capital Grants				6,965

LIBRARY BOARD OF QUEENSLAND

Property, Plant and Equipment
Heritage Collection additions	305			336	Ongoing
Asset replacement program	305			837	Ongoing
Information Collection additions	305			349	Ongoing
Digital Collection additions	305			547	Ongoing

Total Property, Plant and Equipment				2,069

58

Capital Statement 2018-19

Environment and Science
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
QUEENSLAND MUSEUM

Property, Plant and Equipment
Permanent galleries	305	1,200		1,200
Information Technology	305			559	Ongoing
Collection storage facilities	305	318		318
Life cycle capital replacement	305			175	Ongoing
Collection acquisition	305			20	Ongoing

Total Property, Plant and Equipment				2,272

QUEENSLAND ART GALLERY

Property, Plant and Equipment
Acquisition of art works for the Gallery	305			1,750	Ongoing
Ongoing replacement of plant and equipment	305			300	Ongoing

Total Property, Plant and Equipment				2,050

QUEENSLAND PERFORMING ARTS TRUST

Property, Plant and Equipment
Property, plant and equipment	305			1,000	Ongoing

Total Property, Plant and Equipment				1,000

TOTAL ENVIRONMENT AND SCIENCE (PPE)				102,391

TOTAL ENVIRONMENT AND SCIENCE (CG)				6,965

Notes:

The Library Board of Queensland will invest $2.1 million in purchasing heritage and reference collections, intangible assets in the form of digital collections, as well as replacement of information technology equipment

The Queensland Performing Arts Trust will invest $1 million in the life cycle replacement of operational property, plant and equipment assets such as theatre equipment and food and beverage equipment.

59

Capital Statement 2018-19

3.9	HOUSING AND PUBLIC WORKS

Total capital purchases for the Housing and Public Works portfolio, including its statutory bodies, are $459.7 million in 2018-19, with capital grants of $182.5 million. Capital purchases for the statutory bodies include $36.3 million for Stadiums Queensland and $5.2 million for the Queensland Building and Construction Commission.

Under the Queensland Housing Strategy, the department delivers a range of programs that support the supply and improvement of social housing dwellings. In particular, the Housing Construction Jobs Program will fund the construction commencement target of up to 599 social housing dwellings through 519 commencements of property, plant and equipment and 80 commencements of capital grants. This may need to be amended in recognition of the end of the National Partnership on Remote Housing funding, pending further negotiations with the Australian Government.

Department of Housing and Public Works

Program Highlights (Property, Plant and Equipment)

•

$270.1 million to deliver 423 social housing dwellings, commence construction of up to 519 social housing dwellings and upgrade existing social housing dwellings through the Housing Construction Jobs Program and the Queensland Housing Strategy.

•	$7.2 million to continue to develop 40 dwellings for the Townsville Youth Foyer.

•

$61.7 million for social housing in Aboriginal and Torres Strait Islander communities (including $24 million from the expiring National Partnership on Remote Housing) to deliver 75 social housing dwellings, upgrade existing social housing and purchase eight dwellings for use as temporary accommodation to support the transfer of social housing to home ownership on Aboriginal and Torres Strait Islander land.

•

$47.5 million for the provision of government-employee housing to support the attraction and retention of government employees in locations of high need where there is no alternative accommodation in rural and remote Queensland. This includes completing the construction of 22 residences in rural and remote communities to provide new accommodation for government employees.

•

$9.5 million to meet the Queensland Government’s contribution toward the $35 million refurbishment of the Thomas Dixon Centre, and to manage costs and associated works required to maintain and preserve the heritage listed centre.

60

Capital Statement 2018-19

•	$4.5 million delivery of capital works program for the Gold Coast Recreation Centre.

Program Highlights (Capital Grants)

•

$41.2 million to deliver 143 social housing dwellings, commence construction of up to 80 social housing dwellings through the Housing Construction Jobs Program and commence 49 dwellings and upgrades for Indigenous communities, and housing and domestic violence services.

•

$62.5 million for social housing in Aboriginal and Torres Strait Islander communities (including $18.8 million funding from the expiring National Partnership on Remote Housing) to deliver a further 18 social housing dwellings, undertake infrastructure development, upgrade existing social housing and undertake upgrades to support the transfer of social housing to home ownership on Aboriginal and Torres Strait Islander land.

•

$37.3 million the under Get Playing Places and Spaces and Get Playing Plus programs and other various capital grants to provide for new or upgraded sport and recreation infrastructure and participation projects to support Queensland children and healthy communities.

•	$15 million under the Female Facilities Program to assist sport and recreation organisations and local governments to develop functional and inclusive female change rooms and facilities.

•

$26.6 million in 2018-19 to support sport and recreation clubs at the grassroots through the delivery of infrastructure projects including the Underwood Sports Park, the University of the Sunshine Coast Stadium and the Zillmere Sports Centre.

CITEC

CITEC has capital purchases of $3.6 million in 2018-19, comprising $2.5 million for hardware replacement and $1.1 million for critical software enhancements relating to information brokerage.

Queensland Shared Services

Queensland Shared Services has capital purchases of $5 million in 2018-19, including $4.8 million for optimisation projects and initiatives.

Queensland Building and Construction Commission

Queensland Building and Construction Commission has capital purchases of $5.2 million in 2018-19 to fit-out a new leased office, implement strategic projects to improve effectiveness and efficiency in delivering services, and replace ageing property, plant and equipment to reduce expenditure on maintenance.

61

Capital Statement 2018-19

Stadiums Queensland

Stadiums Queensland has capital purchases of $36.3 million in 2018-19 representing the investment required to maintain Queensland’s major sporting and entertainment facilities to a standard appropriate for the conduct of national and international events and community sports activity. This includes $8 million in 2018-19 towards security upgrades for safe and secure venues in Queensland.

Housing and Public Works
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
DEPARTMENT OF HOUSING AND PUBLIC WORKS

Property, Plant and Equipment
Housing and Homelessness Services
Construction
Brisbane - East	301			5,491	Ongoing
Brisbane - North	302			12,023	Ongoing
Brisbane - South	303			9,920	Ongoing
Brisbane - West	304			5,900	Ongoing
Brisbane Inner City	305			16,978	Ongoing
Cairns	306			25,451	Ongoing
Central Queensland	308			2,896	Ongoing
Gold Coast	309			10,172	Ongoing
Ipswich	310			17,841	Ongoing
Logan - Beaudesert	311			18,653	Ongoing
Moreton Bay - North	313			13,868	Ongoing
Moreton Bay - South	314			1,566	Ongoing
Queensland - Outback	315			5,440	Ongoing
Sunshine Coast	316			11,491	Ongoing
Toowoomba	317			1,279	Ongoing
Townsville	318			20,850	Ongoing
Wide Bay	319			1,315	Ongoing

Sub-total Construction				181,134

Upgrades
Brisbane - East	301			4,429	Ongoing
Brisbane - North	302			4,560	Ongoing
Brisbane - South	303			6,734	Ongoing
Brisbane - West	304			1,704	Ongoing
Brisbane Inner City	305			4,552	Ongoing

62

Capital Statement 2018-19

Housing and Public Works
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Cairns	306			25,896	Ongoing
Darling Downs - Maranoa	307			1,675	Ongoing
Central Queensland	308			7,261	Ongoing
Gold Coast	309			4,750	Ongoing
Ipswich	310			5,228	Ongoing
Logan - Beaudesert	311			3,894	Ongoing
Mackay	312			4,350	Ongoing
Moreton Bay - North	313			3,096	Ongoing
Moreton Bay - South	314			949	Ongoing
Queensland - Outback	315			18,131	Ongoing
Sunshine Coast	316			4,881	Ongoing
Toowoomba	317			3,245	Ongoing
Townsville	318			11,511	Ongoing
Wide Bay	319			6,921	Ongoing

Sub-total Upgrades				123,767

Purchase of Existing Properties
Queensland - Outback	315			2,500	Ongoing
Statewide	Various			2,500	Ongoing

Sub-total Purchase of Existing Properties				5,000

Land
Brisbane Inner City	305			5,711	Ongoing
Cairns	306			846	Ongoing
Central Queensland	308			1,001	Ongoing
Gold Coast	309			3,671	Ongoing
Ipswich	310			6,360	Ongoing
Logan - Beaudesert	311			3,831	Ongoing
Moreton Bay - North	313			1,606	Ongoing
Sunshine Coast	316			3,141	Ongoing
Toowoomba	317			681	Ongoing
Townsville	318			1,427	Ongoing
Wide Bay	319			382	Ongoing
Statewide	Various			500	Ongoing

Sub-total Land				29,157

Other Plant and Equipment	Various			4,559	Ongoing

Sub-total Housing and Homelessness Services				343,617

Public Works
Brisbane - Boggo Road Precinct Redevelopment	303	42,067	39,191	1,876	1,000

63

Capital Statement 2018-19

Housing and Public Works
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Brisbane - Thomas Dixon Centre Refurbishment	305	13,500		9,500	4,000
Building Works and Capital Replacements	Various			500	Ongoing
Government Employee Housing	Various			32,271	Ongoing
Government Employee Housing Construction - Aurukun	315	22,600	7,355	15,245
Other Property, Plant and Equipment	Various			2,084	Ongoing
Sport and Recreation - Queensland Recreation Centres	Various	14,914		4,456	10,458

Sub-total Public Works				65,932

Total Property, Plant and Equipment				409,549

Capital Grants
Housing and Homelessness Services
Brisbane - North Capital Grants	302			773	Ongoing
Brisbane Inner City Capital Grants	305			1,737	Ongoing
Cairns Capital Grants	306			23,998	Ongoing
Central Queensland Capital Grants	308			52	Ongoing
Gold Coast Capital Grants	309			6,144	Ongoing
Ipswich Capital Grants	310			7,910	Ongoing
Logan - Beaudesert Capital Grants	311			5,472	Ongoing
Moreton Bay - North Capital Grants	313			785	Ongoing
Queensland - Outback Capital Grants	315			39,985	Ongoing
Sunshine Coast Capital Grants	316			1,650	Ongoing
Townsville Capital Grants	318			2,329	Ongoing
Wide Bay Capital Grants	319			7,205	Ongoing
Statewide Capital Grants	Various			5,584	Ongoing

Sub-total Housing and Homelessness Services				103,624

Public Works (Sport and Recreation)
Get Playing Plus	Various	60,580	40,304	17,276	3,000
Get Playing Places and Spaces round 4-7	Various	53,850	29,245	16,400	8,205
Female Facilities Program	Various	15,000		15,000
Grant Funding Boost	Various	10,432		7,982	2,450
Zillmere Sports Centre	302	5,500		2,500	3,000

64

Capital Statement 2018-19

Housing and Public Works
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Underwood Sports Park	311	9,110		9,110
University of the Sunshine Coast Stadium	316	7,000		7,000
Various capital grants	Various	7,352	726	3,626	3,000

Sub-total Public Works (Sport and Recreation)				78,894

Total Capital Grants				182,518

CITEC

Property, Plant and Equipment
Hardware Replacement - ICT	305			2,500	Ongoing
Software Enhancements - Information Brokerage	305			1,100	Ongoing

Total Property, Plant and Equipment				3,600

QUEENSLAND SHARED SERVICES

Property, Plant and Equipment
Optimisation projects and initiatives	305			4,784	Ongoing
Asset Replacement	305			200	Ongoing

Total Property, Plant and Equipment				4,984

QUEENSLAND BUILDING AND CONSTRUCTION COMMISSION

Property, Plant and Equipment
Leasehold Restoration	303	2,000		2,000
Software Development	303	1,777		1,777
Other Property, Plant and Equipment	Various	1,435		1,435

Total Property, Plant and Equipment				5,212

65

Capital Statement 2018-19

Housing and Public Works
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
STADIUMS QUEENSLAND

Property, Plant and Equipment
Annual capital and maintenance program	Various			12,726	Ongoing
Queensland State Netball Centre	303	44,000	28,409	15,591
Safe, secure sporting and entertainment facilities	Various	8,300	300	8,000

Total Property, Plant and Equipment				36,317

TOTAL HOUSING AND PUBLIC WORKS (PPE)				459,662

TOTAL HOUSING AND PUBLIC WORKS (CG)				182,518

66

Capital Statement 2018-19

3.10	INNOVATION, TOURISM INDUSTRY DEVELOPMENT AND THE COMMONWEALTH GAMES

Department of Innovation, Tourism Industry Development and the Commonwealth Games

Total capital outlays for the Innovation, Tourism Industry Development and the Commonwealth Games portfolio are $34.7 million in 2018-19.

Program Highlights (Property, Plant and Equipment)

The property, plant and equipment in the Department of Innovation, Tourism Industry Development and the Commonwealth Games in 2018-19 is $196,000, including:

•	$172,000 to upgrade the Carrara Stadium.

Program Highlights (Capital Grants)

The capital grants in the Department of Innovation, Tourism Industry Development and the Commonwealth Games in 2018-19 are $34.5 million, including:

•

$12.4 million to the Regional Tourism Infrastructure and Experience Development Program to assist communities to grow tourism by developing new and improved tourism experiences which includes the facilitation of outback tourism infrastructure projects.

•	$10 million for the Great Barrier Reef Island Rejuvenation Package to help industry rejuvenate Great Barrier Reef Island resorts and offer world-class experiences to visitors.

•	$5.8 million for the Great Keppel Island Recovery Package to deliver major tourism infrastructure improvements such as power and water connections to the mainland.

•

$3.1 million to finalise works on Gold Coast 2018 Commonwealth Games venues to enable ongoing public and community use of the facilities for post-games events. Venues include the Gold Coast Hockey Centre, Belmont Shooting Centre, Carrara Sports and Leisure Centre and the Carrara Indoor Stadium.

•	$2.2 million to help refurbish and extend the premises and exhibits at the Australian Workers Heritage Centre and Wanpa-rda Matilda Outback Education Centre at Barcaldine.

•	$524,000 to Mount Inkerman Nature Tourism Development for roadworks, car parking and other infrastructure upgrades.

•	$413,000 to the Mackay Tourism Visitor Information Centre to deliver a new Visitor Information Centre at Sarina, repositioned on the highway.

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Capital Statement 2018-19

Innovation, Tourism Industry Development and the Commonwealth Games
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
DEPARTMENT OF INNOVATION, TOURISM INDUSTRY DEVELOPMENT AND THE COMMONWEALTH GAMES

Property, Plant and Equipment
Carrara Stadium	309	5,509	5,337	172
Other Plant Property and Equipment - Office Equipment	305	24		24

Total Property, Plant and Equipment				196

Capital Grants
Great Barrier Reef Island Rejuvenation Package	Various	16,500		10,000	6,500
Great Keppel Island Recovery Package	308	23,350		5,770	17,580
Regional Tourism Infrastructure and Experience Development Program	315	39,600		12,400	27,200
Australian Workers Heritage Centre and Wanpa-rda Matilda Outback Education Centre	315	2,200		2,200
Mount Inkerman Nature Tourism Development	318	541	17	524
Mackay Tourism Visitor Information Centre	312	1,300	887	413
Other Capital Grants	305	29		29
Gold Coast Hockey Centre	309	16,572	15,272	1,300
Belmont Shooting Centre	301	17,845	17,585	260
Carrara Sports and Leisure Centre	309	103,304	103,084	220
Carrara Indoor Stadium	309	8,108	7,958	150
Gold Coast Aquatic Centre	309	41,391	41,250	141
Nerang Mountain Biking Trails	309	2,741	2,641	100
Coomera Sport and Leisure Centre	309	39,421	39,411	10
Other Games Projects	309	1,229	262	967

Total Capital Grants				34,484

TOTAL INNOVATION, TOURISM INDUSTRY DEVELOPMENT AND THE COMMONWEALTH GAMES (PPE)				196

TOTAL INNOVATION, TOURISM INDUSTRY DEVELOPMENT AND THE COMMONWEALTH GAMES (CG)				34,484

68

Capital Statement 2018-19

3.11	JUSTICE AND ATTORNEY-GENERAL

The 2018-19 capital acquisitions for Justice and Attorney-General (including the Department of Justice and Attorney-General, Public Trustee of Queensland, Legal Aid Queensland and the Crime and Corruption Commission) are $75.7 million.

Department of Justice and Attorney-General

The Department of Justice and Attorney-General capital acquisitions for 2018-19 of $44.5 million will primarily focus on the upgrade of courthouses, the expansion and upgrade of the existing audio visual capacity in the justice system, the implementation of an online Blue Card application system and a program of minor works in courthouses.

Program Highlights (Property, Plant and Equipment)

•	$6.5 million of $12 million to upgrade the Rockhampton courthouse.

•	$3.7 million of $11 million to upgrade the Beenleigh courthouse.

•	$3.7 million of $9 million to upgrade the Townsville courthouse.

•	$8.4 million to expand and upgrade existing audio visual capacity in the justice system, which includes video conferencing and in-custody court appearances.

•	$9.4 million to continue the ongoing program of minor works in courthouses.

•	$8.3 million of $9.8 million to implement an online Blue Card application system.

Public Trustee of Queensland

For 2018-19 the capital budget is $21.7 million. This capital expenditure will enable the Public Trustee to continue to provide a wide range of efficient services to the Queensland community, as well as continuing to maintain appropriate workplace health and safety standards for clients and staff. In addition it will support the delivery of the digital business transformation program of works.

Program Highlights (Property, Plant and Equipment)

•	$6.7 million to improve buildings and refurbish existing offices throughout the State.

•	$1.6 million to fit out offices and invest in information and communication technology network infrastructure.

•	The Public Trustee will also invest $13.3 million in digitisation projects and the business transformation program of works.

69

Capital Statement 2018-19

Legal Aid Queensland

Legal Aid Queensland’s 2018-19 capital expenditure program is $3.1 million. Legal Aid Queensland will invest $2.8 million on major property, plant and equipment projects, including to refurbish the Mount Isa and Brisbane offices.

A further $325,000 will be invested to replace some of Legal Aid Queensland’s motor vehicles and minor property, plant and equipment.

Crime and Corruption Commission

The Crime and Corruption Commission will spend $6.4 million on its capital purchases in 2018-19.

Program Highlights (Property, Plant and Equipment)

•	$2.6 million to replace computer and other information technology equipment.

•	$1.7 million to continue to develop a new Integrated Case Management System.

•	$1.3 million to enhance the processing of digital evidence and to provide a contemporary information security platform.

•	$770,000 to replace vehicles.

Justice and Attorney-General
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
DEPARTMENT OF JUSTICE AND ATTORNEY-GENERAL

Property, Plant and Equipment
Justice Services
Rockhampton Courthouse Upgrade	308	12,000	464	6,536	5,000
Beenleigh Courthouse Upgrade	311	11,000	300	3,700	7,000
Townsville Courthouse Upgrade	318	9,000	350	3,650	5,000
Other acquisitions of property, plant and equipment	Various			8,458	Ongoing
Courthouses, Minor Capital Works	Various			9,446	Ongoing
Queensland Courts Information Systems	305			925	Ongoing

Sub-total Justice Services				32,715

Other Departmental
Implementation of online Blue Card application system	305	9,790		8,320	1,470

70

Capital Statement 2018-19

Justice and Attorney-General
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Minor Capital Works - Software	305			2,065	Ongoing
Leashold Improvements	Various			531	Ongoing
Other acquisitions of property, plant and equipment	Various			881	Ongoing

Sub-total Other Departmental				11,797

Total Property, Plant and Equipment				44,512

PUBLIC TRUSTEE OF QUEENSLAND

Property, Plant and Equipment
Business Transformation Program of Works	305			13,333	Ongoing
Building Improvements - Head Office	305			4,651	Ongoing
Building Improvements - Regional Offices	Various			2,066	Ongoing
Plant and Equipment Upgrades	Various			1,611	Ongoing

Total Property, Plant and Equipment				21,661

LEGAL AID QUEENSLAND

Property, Plant and Equipment
Brisbane Head Office Refurbishment	305	1,711	100	1,611
Brisbane Leasehold Improvement	305	895		895
Mount Isa Office Refurbishment	315	285		285
Minor Works - Regional and Brisbane	Various	100		100
Motor Vehicle Replacements	305	445	220	225

Total Property, Plant and Equipment				3,116

CRIME AND CORRUPTION COMMISSION

Property, Plant and Equipment
Computer and Other Equipment	305	2,633		2,633
Computer Software (Program Unify)	305	1,691		1,691
Digital Investigative Services	305	1,295		1,295
Vehicle Replacement	305	770		770
Leasehold Improvements	305	50		50

Total Property, Plant and Equipment				6,439

TOTAL JUSTICE AND ATTORNEY-GENERAL (PPE)				75,728

71

Capital Statement 2018-19

3.12	LEGISLATIVE ASSEMBLY OF QUEENSLAND

Legislative Assembly of Queensland

The total planned 2018-19 capital expenditure for the Legislative Assembly of Queensland is $9.2 million. Significant capital expenditure in the parliamentary precinct includes the completion of the Parliament House fire protection system and the upgrade of Parliament House data cabling infrastructure. Other capital expenditure includes the completion of the parliamentary precinct CCTV security upgrade and the ongoing replacement of corporate information technology infrastructure and other plant and equipment. In 2018-19, a number of existing Members’ electorate offices will also be relocated to address changes arising from the 2017 Electoral Boundary Redistribution and other compliance and risk issues.

Legislative Assembly of Queensland
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
LEGISLATIVE ASSEMBLY OF QUEENSLAND

Property, Plant and Equipment
Parliament House fire protection system	305	9,615	5,621	3,994
Parliament House data cabling	305	300		300
CCTV security upgrade	305	1,465	1,200	265
Information technology network infrastructure	305			500	Ongoing
Other property, plant and equipment	305			1,355	Ongoing
Electorate office accommodation program	Various			2,800	Ongoing

Total Property, Plant and Equipment				9,214

TOTAL LEGISLATIVE ASSEMBLY OF QUEENSLAND (PPE)				9,214

72

Capital Statement 2018-19

3.13	LOCAL GOVERNMENT, RACING AND MULTICULTURAL AFFAIRS

Department of Local Government, Racing and Multicultural Affairs

In 2018-19, the Department of Local Government, Racing and Multicultural Affairs has capital purchases of $3.3 million and capital grants of $316.7 million.

Program Highlights (Property, Plant and Equipment)

•	$1 million to safeguard the security of the Northern Peninsula Area Water Supply System through the replacement of existing asbestos cement pipelines.

•	$1.3 million to develop a new grants management system to improve and simplify the administration of grants to local governments.

•	$965,000 for Indigenous infrastructure projects which aim to improve environmental health conditions for people living in major communities in Indigenous council areas.

Program Highlights (Capital Grants)

•	$147.8 million for the Works for Queensland program to support local governments in regional Queensland undertake job-creating maintenance and minor infrastructure works.

•

$50 million for the Indigenous Councils Critical Infrastructure Program for water, wastewater and solid waste infrastructure in Indigenous communities and to develop options for a long-term infrastructure program in Indigenous communities including the role of Indigenous councils.

•

$41.7 million for the Local Government Grants and Subsidies Program which provides funding for priority infrastructure projects to meet identified community needs and to support projects that will enhance sustainable and liveable communities.

•	$51.4 million under the Racing Infrastructure Fund to assist the Queensland racing industry improve racing infrastructure across the State.

•	$10.5 million for the Whitsunday Coast Airport Terminal Expansion Project to remediate the existing runway surface and to upgrade the terminal to meet domestic demand.

•	$4.5 million to upgrade the Torres Shire Council’s drinking-water-treatment infrastructure including water filtration and other related infrastructure on Thursday Island and Horn Island.

73

Capital Statement 2018-19

Local Government, Racing and Multicultural Affairs
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
DEPARTMENT OF LOCAL GOVERNMENT, RACING AND MULTICULTURAL AFFAIRS

Property, Plant and Equipment
Northern Peninsula Area Water Supply System - Replacement of Asbestos Cement Pipelines	315	5,000		1,000	4,000
Implementing More Effective Funding Grants to Local Government	Various	1,300		1,300
Other Indigenous Infrastructure	315	1,068	103	965
Other Property, Plant and Equipment	Various			25	Ongoing

Total Property, Plant and Equipment				3,290

Capital Grants
Works for Queensland	Various	600,000	302,189	147,811	150,000
Indigenous Councils Critical Infrastructure Program	Various	120,000	40,000	50,000	30,000
Local Government Grants and Subsidies Program	Various			41,676	Ongoing
Whitsunday Coast Airport Terminal Expansion Project	312	15,000	4,500	10,500
Torres Shire Council Water Treatment Infrastructure Upgrade	315	12,000		4,500	7,500
National Insurance Affordability Initiative - Australian Government	307	17,000	12,020	4,980
Major Infrastructure Program - Stage 6	315	15,000	7,500	3,750	3,750
Kowanyama Aboriginal Shire Council Economic Growth and Jobs Initiative	315	1,100		1,100
Kuranda Skyrail and Infrastructure Levy	306			744	Ongoing
Racing Infrastructure Fund	Various	120,217	18,744	51,431	50,042
Other Capital Grants	308	400	200	200

Total Capital Grants				316,692

TOTAL LOCAL GOVERNMENT, RACING AND MULTICULTURAL AFFAIRS (PPE)				3,290

TOTAL LOCAL GOVERNMENT, RACING AND MULTICULTURAL AFFAIRS (CG)				316,692

74

Capital Statement 2018-19

3.14	NATURAL RESOURCES, MINES AND ENERGY

The Natural Resources, Mines and Energy portfolio includes the Department of Natural Resources, Mines and Energy, statutory bodies reporting to the Minister for Natural Resources, Mines and Energy, and energy and water supply government-owned corporations. The portfolio’s capital program for 2018-19 is $2.474 billion.

Department of Natural Resources, Mines and Energy

Total capital purchases for the Department of Natural Resources, Mines and Energy are estimated to be $91 million in 2018-19. Total capital grants for the department are estimated to be $50 million in 2018-19.

Program Highlights (Property, Plant and Equipment)

•	$66 million to construct the Rookwood Weir to provide drought contingency supplies.

•	$5 million to meet dam safety requirements at the Glen Niven Dam.

Program Highlights (Capital Grants)

•	Up to $50 million to support the development of concentrated solar thermal with storage projects to provide clean and baseload power.

CS Energy Limited

Total capital expenditure planned for 2018-19 is $225.5 million. This reflects CS Energy’s continued commitment to ongoing reliability and efficiency of generation plant at its power station sites.

Program Highlights (Property, Plant and Equipment)

•	$104.6 million to improve the Callide Power Station, including $87.9 million for overhaul work.

•	$8.6 million to develop and refurbish the Kogan Creek Mine.

•	$90.5 million to improve the Kogan Creek Power Station, including $52.2 million for overhaul work.

•	$4.8 million to improve the Wivenhoe Power Station, including $2.4 million for overhaul work.

•	$17 million to improve business systems at Brisbane head office.

75

Capital Statement 2018-19

Stanwell Corporation Limited

Stanwell Corporation’s planned capital purchases for 2018-19 are $208.6 million, which primarily relates to replacement, refurbishment and upgrades to plant and equipment at the various Queensland power station sites.

Program Highlights (Property, Plant and Equipment)

•

$69.8 million to overhaul Tarong Power Station, including $39.9 million for the major overhaul, $12.1 million to overhaul the high and intermediate pressure turbines and $17.8 million for various small projects.

•

$54 million to overhaul the Stanwell Power Station, including $19.7 million for the major overhaul, $17.9 million to upgrade the control system, $5.2 million for the unit cooling water mid life condenser re-tube and $11.2 million for various small projects.

•

$31.9 million to overhaul Meandu Mine, including $7 million for the dragline overhauls, $3.5 million for Coal Handling Preparation Plant replacements and upgrades, $3.8 million for the mine development area, $2.3 million for ash storage project and $15.3 million for various small projects

•	$23 million to overhaul Swanbank, including $20.3 million for the Swanbank Power Station major overhaul and $2.7 million for various small projects.

•	$21.2 million to upgrade information technology, including $15.3 million for hardware and software upgrades and $5.9 million for upgrades and replacements of major ICT systems.

•	$5 million to develop future gas supply to Swanbank Power Station.

Energy Queensland

Energy Queensland Limited’s planned capital expenditure for 2018-19 of $1.461 billion forms part of its commitment to providing a safe, secure and highly reliable electricity supply to all Queensland customers that is both cost effective and dependable, by continuing a focus on efficiencies, asset management, and network capability.

The capital program aims to improve and reinforce electricity supplies across Queensland to meet customer needs, especially to cover peak electricity demand periods, and to support the increased use of residential solar power, storage batteries, electric vehicles, and air-conditioners.

Program Highlights (Property, Plant and Equipment)

•	$29 million to continue work on the multi-stage SunCoast Power Project to increase network capacity and improve reliability on the Sunshine Coast.

76

Capital Statement 2018-19

•	$15.9 million to upgrade the Mackay Tennyson Street Substation to improve network performance.

•	$2.2 million to continue to redevelop the Bundall Substation to increase network capacity and improve reliability.

•	$2.6 million to upgrade the Labrador Substation to improve network performance.

•	$2.6 million to upgrade the Clayfield Substation to improve network performance.

•	$1.5 million to upgrade the Palm Beach Substation to improve network performance.

•	$1.1 million to upgrade the Caboolture West Substation to improve network performance.

•	$345,000 to upgrade the Amamoor Substation to improve network performance.

Powerlink Queensland

Powerlink Queensland is the high voltage electricity transmission entity for Queensland. Powerlink’s planned capital expenditure for 2018-19 is $232.7 million and is predominantly focused on refit or replacement of aged equipment and assets to ensure continued reliable supply of electricity.

Program Highlights (Property, Plant and Equipment)

•	$8.7 million to refit the Collinsville-Proserpine transmission line in North Queensland.

•	$7 million to replace assets at the Gin Gin Substation, near Bundaberg.

•	$4.2 million to install a new transformer at Calvale and reconfigure the 132kV network to ensure continued reliability of supply to the Fitzroy area.

•	$3.6 million to replace primary plant and secondary systems at the Mackay Substation.

•	$3.6 million to replace secondary systems at the Rocklea Substation in Brisbane.

•	$2.4 million to replace secondary systems at the Calvale and Callide B substations in the Fitzroy area.

•	$2.6 million to replace secondary systems at the Nebo Substation near Mackay.

SunWater Limited

SunWater’s planned capital purchases for 2018-19 total $25.6 million. This will focus on the continuation of a reliable bulk water supply for regional Queensland and ensuring SunWater’s dams are enhanced to meet the extreme weather events that the State can experience.

77

Capital Statement 2018-19

Program Highlights (Property, Plant and Equipment)

•	$9.1 million to repair, maintain, renew and enhance existing water infrastructure assets and water supply schemes across regional Queensland, as part of SunWater’s annual program of works.

•	$1.2 million to improve Beardmore Dam, with planned construction to extend the existing channel structure a further 40 metres downstream to safeguard against future extreme weather events.

•

$345,000 to finalise and establish the Emergency Management Response Plan associated with the continued improvement of SunWater’s dedicated flood control room, including specific computer and communications systems fit out and associated software.

•	$3.6 million to pursue business development opportunities such as hydro-electric power, solar energy and raising of Burdekin Falls Dam to increase capacity.

•	$6.2 million to establish and fit out a new office location in Brisbane.

•	$640,000 to develop software and hardware involving the renewal and replacement of computer equipment and security enhancements to SunWater’s business and data networks.

•	$4.5 million for plant and equipment, including capital expenditure associated with vehicles, trailers, pumps, and valves, required for SunWater’s operations, and minor works.

Gladstone Area Water Board

The Gladstone Area Water Board (GAWB) has planned capital of $22.8 million for 2018-19. The capital program is focused on continuing effective and safe operations of GAWB’s property, plant and equipment.

Program Highlights (Property, Plant and Equipment)

•

$3.6 million to maintain the offline standby storage and repump station, provide 14 days of raw water supply independent of critical infrastructure at Awoonga Dam, mitigate risk and facilitate planned maintenance of critical infrastructure.

•

$829,000 to replace flowmeters and purchase new mobile emergency generators to provide backup power supply for critical infrastructure in relation to the mobile emergency electrical generation units project.

•

$547,000 to maintain East End Reservoir, including works designed to replace the roof, both internal and external ladders, carry out repairs to the construction joints and undertake patch repairs to the concrete walls and anchor blocks of the reservoir.

78

Capital Statement 2018-19

•

$750,000 to provide a condition assessment of South Trees Pipe and to install cathodic protection on South Trees Bridge to protect against corrosion of the bridge supports that carry critical pipelines.

Mount Isa Water Board

Total planned capital expenditure for the Mount Isa Water Board (MIWB) for 2018-19 is $9 million. The capital program is focused on the continuing cost-effective, reliable, and safe operation of MIWB’s plant, property and equipment.

Program Highlights (Property, Plant and Equipment)

•

$2 million for the Mount Isa Terminal Reservoir storage tanks project, which will see completion of the construction of new portable storage tanks to replace the aged South Tank, eliminating water losses, improving water supply reliability and addressing water quality assurance requirements.

•

$1 million to commence procurement of pipe material for the renewal of selected sections of Moondarra to Mount Isa Terminal Reservoir pipeline, particularly those aged and high-risk segments downstream of Lake Moondarra Booster Station.

•

$1.7 million to continue renewal of the high-voltage yards and electro-mechanical equipment in the Lake Julius power system, particularly the commencement of restoration and improvement works on the existing Hilton take-off yard.

Seqwater

Planned capital purchases for Seqwater in 2018-19 are $147.2 million. The capital program is focused on the continuation of a safe, secure and reliable water supply for South East Queensland, as well as providing essential flood mitigation services and managing catchment health.

Seqwater has facilities located throughout South East Queensland. These require minor works and renewals, as well as upgrades and compliance driven works to ensure effective operation.

Program Highlights (Property, Plant and Equipment)

•	$1 million to continue planning works for the Lake MacDonald Dam safety upgrade to comply with dam safety regulations.

•	$10 million for the Sideling Creek Dam safety upgrade to comply with dam safety regulations.

•	$1.5 million to continue to refurbish and upgrade 20 filters at the Mount Crosby East Bank Water Treatment Plant to maintain and improve capacity and reliability.

79

Capital Statement 2018-19

•	$1.7 million to refurbish the Somerset Hydro Electrical Plant to allow the plant to resume operations and provide renewable energy.

•	$13 million to upgrade and improve the Leslie Harrison Dam to comply with dam safety regulations.

•	$3 million to continue the planning for the proposed pipeline connection for Beaudesert to the water grid to secure long-term water supply.

Natural Resources, Mines and Energy
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
DEPARTMENT OF NATURAL RESOURCES, MINES AND ENERGY

Property, Plant and Equipment
Rookwood Weir	308	352,000		66,000	286,000
Glen Niven Dam	307	5,000		5,000
Strategic Resources Exploration Program	Various	7,125	1,995	2,422	2,708
Coal Mine Workers’ Health Scheme	Various	4,018	916	2,630	472
Financial Assurance Framework Reform Program	305	3,975	1,384	2,591
Stock Route network	Various			800	Ongoing
Systems development	305			3,075	Ongoing
Other property, plant and equipment	Various			7,166	Ongoing
Water Monitoring network	Various			1,312	Ongoing

Total Property, Plant and Equipment				90,996

Capital Grants
Solar Thermal Plant contribution	Various	50,000		50,000

Total Capital Grants				50,000

CS ENERGY LIMITED

Property, Plant and Equipment
Callide Power Station enhancements, overhauls and refurbishment	308	104,596		104,596
Kogan Creek Power Station enhancements, overhauls and refurbishment	307	90,515		90,515
Kogan Creek Mine developments and refurbishment	307	8,614		8,614

80

Capital Statement 2018-19

Natural Resources, Mines and Energy
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Wivenhoe Power Station enhancements, overhauls and refurbishment	310	4,752		4,752
Upgrade of corporate information systems to support the business	305	17,001		17,001

Total Property, Plant and Equipment				225,478

STANWELL CORPORATION LIMITED

Property, Plant and Equipment
Swanbank Power Station
Swanbank Power Station Gas Supply Strategy	307			5,000	Ongoing
Swanbank Power Station - Overhauls	310			20,250	Ongoing
Swanbank Power Station - Minor works	310			2,708	Ongoing
Barron Gorge Power Station - Minor works	306			293	Ongoing
Kareeya Power Station - Minor works	306			1,682	Ongoing
Koombooloomba Power Station - Minor works	306			1,499	Ongoing
Mica Creek Power Station
Mica Creek Power Station - Minor works	315			257	Ongoing
Meandu Mine
Meandu Mine - Coal handling preparation plant replacements and upgrades	319			3,450	Ongoing
Meandu Mine - Development Program	319			3,809	Ongoing
Dragline overhaul at Meandu Mine	319			7,000	Ongoing
Meandu Mine - Asset refurbishments	319			17,595	Ongoing
Stanwell Power Station
Stanwell Power Station - Other sustaining projects	308			11,249	Ongoing
Stanwell Power Station - Control system upgrade	308			17,930	Ongoing
Stanwell Power Station - Mid life condenser retube	308			5,173	Ongoing

81

Capital Statement 2018-19

Natural Resources, Mines and Energy
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Stanwell Power Station - Overhauls	308			19,668	Ongoing
Tarong Power Station
Tarong Power Station - High and intermediate pressure turbine overhauls	319			12,070	Ongoing
Tarong Power Station - Other sustaining projects	319			17,810	Ongoing
Tarong Power Station - Overhauls	319			39,943	Ongoing
Other Capital Projects
Hardware and software upgrades	Various			15,300	Ongoing
Enterprise program of works	Various			5,866	Ongoing

Total Property, Plant and Equipment				208,552

ENERGY QUEENSLAND

Property, Plant and Equipment
Standard Control Services
Augmentation
Dysart Substation upgrade	312	12,839	1,172	4,512	7,155
Moranbah Substation upgrade	312	6,764	6,547	217
Network initiated capacity augmentation - Brisbane	Various	44,856		44,856
Network initiated capacity augmentation - Gold Coast	309	20,157		20,157
Network initiated capacity augmentation - Ipswich	310	15,700		15,700
Network initiated capacity augmentation - Sunshine Coast	316	23,379		23,379
Other regulated customer initiated capital work - augmentation	Various	77,433		77,433
Real Time Capacity Architecture	Various	2,172	1,884	288
Safety Net Implementation	Various	7,324	6,604	720
SunCoast Power Project	316	89,339	33,975	29,023	26,341
Yarranlea Substation upgrade	307	8,138	2,314	888	4,936

Sub-total Augmentation				217,173

82

Capital Statement 2018-19

Natural Resources, Mines and Energy
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Replacements
Amamoor Substation upgrade	319	2,877	2,532	345
Barcaldine Substation upgrade	315	3,410	1,170	2,237	3
Bromelton Substation upgrade	311	2,670	2,385	285
Bundall Substation upgrade	309	9,838	7,598	2,240
Caboolture West - Replace transformers and relays	313	13,687	12,571	1,116
Charters Towers Substation upgrade	318	3,930	1,368	1,894	668
Chermside Substation upgrade	302	5,594	68	611	4,915
Circuit Breaker Replacement Program	Various	3,635	2,150	1,484	1
Clayfield Substation upgrade	305	8,006	811	2,583	4,612
Conductor Clearance Program	Various	46,020		46,020
Conductor Clearance to Structure	Various	18,237	8,118	10,119
Emerald Cornet Substation upgrade	308	3,477	448	2,010	1,019
Glenore Grove Substation upgrade	310	5,805	71	286	5,448
Grantham Substation upgrade	317	2,456	2,157	299
Hemmant Substation upgrade	301	8,957	5,046	3,787	124
Hendra - Clayfield underground feeder	305	11,742	125	76	11,541
Hendra - Nundah underground feeder	302	8,398	96	133	8,169
Hendra Substation upgrade	305	2,046	67	262	1,717
Herring Lagoon Substation upgrade	301	3,165	1,033	2,094	38
Howard Substation upgrade	319	8,194	246	1,788	6,160
Inala Substation upgrade	310	3,990	1,308	2,460	222
Kenmore Substation upgrade	304	3,073	454	2,412	207
Kilcoy Substation upgrade	313	10,795	140	467	10,188
Labrador Substation upgrade	309	16,879	13,994	2,576	309
Lawnton Substation upgrade	314	3,995	3,578	417
Lota Substation upgrade	301	3,913	2,412	1,315	186
Low Voltage Small Copper replacement (Stage 2 and 3)	Various	98,484	24,172	21,456	52,856

83

Capital Statement 2018-19

Natural Resources, Mines and Energy
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Mackay Tennyson Street Substation upgrade	312	21,655	4,805	15,904	946
Meeandah - Whinstanes underground feeder	302	8,692	48	187	8,457
Miami Substation upgrade	309	3,459	2,641	818
Network initiated replacement works - Brisbane	Various	100,276		100,276
Network initiated replacement works - Gold Coast	309	31,045		31,045
Network initiated replacement works - Ipswich	310	24,141		24,141
Network initiated replacement works - Sunshine Coast	316	32,072		32,072
Network initiated replacement works - Wide Bay	319	3,253		3,253
Other regulated customer initiated capital work - replacements	Various	200,842		200,842
Palm Beach Substation upgrade	309	15,333	13,835	1,487	11
Protection replacement	Various	10,229	4,291	3,100	2,838
Queensport-Bulimba underground feeder	305	5,513	4,922	586	5
Redcliffe Substation upgrade	313	7,871	234	512	7,125
Richlands Substation upgrade	310	4,386	57	400	3,929
South Pine to Hays Inlet - Replace overhead earth wire with optical fibre	314	4,863	2,356	2,507
Surfers Paradise Substation upgrade	309	8,461	55	634	7,772
Toolara Forest Substation upgrade	319	5,415	2,058	2,007	1,350
Toowong Substation upgrade	305	3,757	1,244	1,935	578
Zillmere Substation upgrade	302	3,211	3,128	83

Sub-total Replacements				532,561

Connections
Connections - Brisbane	Various	51,693		51,693
Connections - Gold Coast	309	8,993		8,993
Connections - Ipswich	310	6,257		6,257
Connections - Sunshine Coast	316	7,155		7,155

84

Capital Statement 2018-19

Natural Resources, Mines and Energy
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Other regulated customer initiated capital work (standard control services)	Various	86,799		86,799

Sub-total Connections				160,897

Sub-total Standard Control Services				910,631

Non-System Capital Expenditure
Cairns - Bunda Street	306	5,402		5,402
Cairns Depot development	306	3,271	1,358	1,913
Information and communication technologies	305	20,280	3,200	3,000	14,080
Information and communication technologies	Various	42,129	8,815	2,795	30,519
Property - Minor Program for 2018-19	Various	58,059		58,059
Property and buildings	Various	27,983		27,983
Proserpine redevelopment	312	3,641		3,641
Searle Street Maryborough redevelopment	319	3,144	148	2,996
Tools and equipment	305	1,935		1,935
Tools and equipment	Various	6,065		6,065
Vehicles - Energex	305	28,800		28,800
Vehicles - Ergon Energy	Various	30,200		30,200

Sub-total Non-System Capital Expenditure				172,789

Alternative Control Services
Customer initiated works - Gold Coast	309	7,177		7,177
Customer initiated works - Wide Bay/Burnett	319	572		572
Customer initiated works - Brisbane	Various	74,736		74,736
Customer initiated works - Ipswich	310	6,068		6,068
Customer initiated works - Sunshine Coast	316	1,412		1,412
Other regulated customer initiated capital work (alternative control services)	Various	58,651		58,651

Sub-total Alternative Control Services				148,616

85

Capital Statement 2018-19

Natural Resources, Mines and Energy
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Non-Regulated Capital Expenditure
Aurukun generator replacement	315	12	10	2
Embedded Generators - Energex	305	455		455
Energy meters in isolated communities	315	7,305	7,125	180
Environment Related Projects - Torres Strait	315	2,125	1,708	417
Isolated Systems augmentation and upgrades	Various	13,302		1,170	12,132
Multiple Site Line reconductor program	315	1,064		316	748
Other isolated capital work	Various	19,072	202	18,870
Unregulated metering and metering dynamics	305	46,084		46,084
Infrastructure services	Various	30,393		30,393

Sub-total Non-Regulated Capital Expenditure				97,887

ICT Capital Expenditure
Digital Office Capital Expenditure - Energex	305	63,280		63,280
Digital Office Capital Expenditure - Ergon Energy	Various	55,441		55,441
Ergon Energy Retail capital expenditure	305	12,500		12,500

Sub-total ICT Capital Expenditure				131,221

Total Property, Plant and Equipment				1,461,144

POWERLINK QUEENSLAND

Property, Plant and Equipment
Callide A / Calvale 132 kilovolt network reinvestment	308	22,500	11,212	4,200	7,088
Collinsville to Proserpine transmission line refit	312	34,300	14,687	8,700	10,913
Mackay Substation replacement	312	24,500	16,670	3,600	4,230
Rocklea Substation secondary systems replacement	303	21,100	14,046	3,600	3,454
Stanwell Substation secondary systems replacement	308	19,300	17,844	1,200	256
Nebo Substation primary plant replacement	312	22,500	14,369	1,000	7,131

86

Capital Statement 2018-19

Natural Resources, Mines and Energy
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Calvale and Callide B Substation secondary systems replacement	308	21,800	8,869	2,400	10,531
Nebo secondary systems replacement	312	21,000	7,056	2,600	11,344
Gin Gin Substation rebuild	319	22,800	5,209	7,000	10,591
Total non prescribed transmission network connections	Various			55,100	Ongoing
Total Other Projects	Various			143,300	Ongoing

Total Property, Plant and Equipment				232,700

SUNWATER LIMITED

Property, Plant and Equipment
Callide water supply refurbishment and enhancement	308			882	Ongoing
Emerald irrigation and water supply refurbishment and enhancement	308			361	Ongoing
Paradise Dam water supply refurbishment and enhancement	319			319	Ongoing
Beardmore Dam - Thuraggi channel repair	307			1,230	Ongoing
Eton irrigation and water supply refurbishment and enhancement	312			570	Ongoing
Eungella pipeline refurbishment and enhancement	312			304	Ongoing
Mareeba irrigation and water supply refurbishment and enhancement	315			714	Ongoing
Minor works	Various	2,602		2,602
Plant and equipment	Various	1,875		1,875
Software development and hardware	Various	640		640
Blackwater pipeline refurbishment and enhancement	308			299	Ongoing
Bowen Broken water supply refurbishment and enhancement	312			428	Ongoing
Bundaberg irrigation and water supply refurbishment and enhancement	319			1,197	Ongoing
Burdekin irrigation and water supply refurbishment and enhancement	318			1,328	Ongoing

87

Capital Statement 2018-19

Natural Resources, Mines and Energy
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Burdekin Moranbah Pipeline refurbishment and enhancement	312			497	Ongoing
Awoonga-Callide pipeline refurbishment and enhancement	308			467	Ongoing
Burdekin water supply refurbishment and enhancement	318			392	Ongoing
Business development opportunities	305	3,620		3,620
Stanwell pipeline refurbishment and enhancement	308			835	Ongoing
SunWater office relocation	305	6,232		6,232
Tarong pipeline refurbishment and enhancement	319			485	Ongoing
Emergency flood management response plan	305			345	Ongoing

Total Property, Plant and Equipment				25,622

GLADSTONE AREA WATER BOARD

Property, Plant and Equipment
Hatchery Relocation Project	308	6,522	218	2,950	3,354
Connection to Gladstone Regional Council Kirkwood Reservoir	308	7,003	267	1,272	5,464
Automation projects	308	2,655	724	1,931
Offline Storage and Repump Station	308	33,757	30,130	3,627
Mobile emergency electrical generation units, Flowmeter replacements	308	1,193	364	829
Condition assessment of South Trees Pipe	308	1,250	500	750
Supervisory control and data acquisition telemetry network review	308	1,365	428	937
Additional corrosion protection Curtis Island	308	689	141	548
East End Reservoir various works	308	1,790	1,243	547
Sewerage Treatment Plant replacement and irrigation area	308	1,261	662	599
Minor works	308	14,727	5,904	8,823

Total Property, Plant and Equipment				22,813

88

Capital Statement 2018-19

Natural Resources, Mines and Energy
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
MOUNT ISA WATER BOARD

Property, Plant and Equipment
Road access improvement	315	773	137	636
Critical spares procurement	315	937	337	600
Lake Moondarra Booster Pump Station oil circuit breaker replacement	315	354	248	106
Asset enhancements	315			219	Ongoing
Asset renewals	315			483	Ongoing
Other asset replacements and enhancements	315			66	Ongoing
Power reliability Moondarra system	315	1,289	1,074	215
Power reliability Hilton - Lake Julius	315	7,763	1,011	1,742	5,010
Lake Julius power pole replacement	315			280	Ongoing
Mount Isa Terminal Reservoir storage tanks	315	2,887	891	1,996
Operations and Maintenance asset requirements	315	1,292	833	143	316
Upgrade maintenance access to pump stations	315	512	85	178	249
Chlorine dose equipment upgrade	315	3,602		364	3,238
Fire supression	315	310		310
Mount Isa City Council supply - Diesel backup	315	1,302		157	1,145
Moondarra to Mount Isa Terminal Reservoir pipeline upgrade	315	2,881		1,000	1,881
Control systems supervisory control and data acquisition upgrade	315	1,068		532	536

Total Property, Plant and Equipment				9,027

SEQWATER

Property, Plant and Equipment
Lake MacDonald Dam upgrade - Stage 2	316	8,559	7,514	1,045
Sideling Creek Dam Safety upgrade - Stage 1	314	18,000	1,957	10,000	6,043
Mount Crosby East Bank Water Treatment Plant filtration upgrade	310	34,171	1,678	1,500	30,993

89

Capital Statement 2018-19

Natural Resources, Mines and Energy
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Somerset Hydro refurbishment	310	12,620	10,671	1,699	250
Beaudesert Water Supply Zone upgrade	311	3,082	82	3,000
Leslie Harrison Dam safety upgrade	301	24,572	2,072	13,000	9,500
Other infrastructure capital works	Various			99,315	Ongoing
Non-infrastructure capital works	Various			5,344	Ongoing
Fleet renewal	Various			1,700	Ongoing
Information and Communication Technology Capital Program	Various			10,593	Ongoing

Total Property, Plant and Equipment				147,196

TOTAL NATURAL RESOURCES, MINES AND ENERGY (PPE)				2,423,528

TOTAL NATURAL RESOURCES, MINES AND ENERGY (CG)				50,000

90

Capital Statement 2018-19

3.15	PREMIER AND CABINET

Department of the Premier and Cabinet

The Department of the Premier and Cabinet (including Ministerial Offices and Office of the Leader of the Opposition) has planned a capital program of $2.1 million in 2018-19.

Program Highlights (Property, Plant and Equipment)

•

$597,000 to upgrade multiple information and communication technology systems. This includes replacing the Joiners, Leavers and Movers System, upgrading the Performance Information Management System and enhancing the Queensland Integrated Legislation Lifecycle System.

•	$450,000 to replace the Ministerial Firewall which forms part of the Ministerial Offices and Office of the Leader of the Opposition security platform.

Program Highlights (Capital Grants)

•	$1 million as part of $12 million in total State funding to Screen Queensland to fit out a commercial property for screen production purposes.

Premier and Cabinet
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
DEPARTMENT OF THE PREMIER AND CABINET

Property, Plant and Equipment
Information and Communication Technology Systems Upgrade	305	652	55	597
Ministerial Offices and Office of the Leader of the Opposition Firewall	305	450		450

Total Property, Plant and Equipment				1,047

Capital Grants
Screen Production Facility	301	1,015		1,015

Total Capital Grants				1,015

TOTAL PREMIER AND CABINET (PPE)				1,047

TOTAL PREMIER AND CABINET (CG)				1,015

91

Capital Statement 2018-19

3.16	PUBLIC SAFETY BUSINESS AGENCY

The 2018-19 Public Safety Business Agency capital program of $254.1 million supports the delivery of essential frontline public safety services to Queensland communities.

The program will fund capital works, vehicles, information technology and other essential equipment for the Queensland Police Service, Queensland Fire and Emergency Services and the Office of the Inspector-General Emergency Management.

Queensland Fire and Emergency Services

In 2018-19, $82.3 million is provided for fire and emergency services facilities, urban and rural fire appliances, information and communications systems and equipment including:

•	$4.3 million to commence replacement of the auxiliary fire and rescue stations at El Arish, Esk, Gracemere, Kilkivan, Wooroolin and Yarraman.

•	$3.8 million to complete replacement of the auxiliary fire and rescue stations at Childers, Rathdowney and Richmond and an upgrade at Dirranbandi.

•	$2.5 million to complete an upgrade of the permanent fire and rescue stations at Loganlea, Mount Ommaney and West Logan.

•	$3 million to commence replacement of the permanent fire and rescue stations at Bracken Ridge and Chandler and a new station at Pimpama.

•	$250,000 to commence the upgrade of the rural fire station at Logan Village to service the community of Yarrabilba and surrounds.

•	$800,000 to complete an upgrade of the permanent fire and rescue station and communications centre at Rockhampton.

•	$442,000 to complete a Rural Fire Service and State Emergency Service (SES) facility at Howard, collocated with a replacement police station.

•	$2.1 million to complete an upgrade of the Horn Island collocated Rural Fire Service and SES facility.

•	$3 million to commence infrastructure works for the south western region headquarters and replacement of the permanent station at Charlton.

•	$50,000 to commence a new emergency services facility at Maleny.

•

$2.1 million to complete an upgrade of the mixed permanent-auxiliary fire and rescue station at Mount Isa and to commence replacement of the combined area office and the Rural Fire Service and SES facility at Mount Isa.

92

Capital Statement 2018-19

•	$2 million to commence the Cairns fire communications centre upgrade and $500,000 to complete the Charleville area office refurbishment.

•	$400,000 to commence the Weipa emergency and disaster centre.

•	$2.5 million for strategic land acquisitions and Rural Operations land purchases.

•	$44.3 million for replacement and new urban and rural fire appliances.

•	$4.6 million for minor capital works across the State including upgrades of fire and rescue station amenities.

•	$5.8 million for operational, information and communications systems and equipment.

Queensland Police Service

In 2018-19, $123.3 million is provided for Queensland Police Service facilities, information and communication technology and other essential equipment including:

•	$10.6 million to continue the new Counter-Terrorism and Community Safety Training Centre at Wacol.

•	$19.3 million to commence construction of a warehouse facility at Wacol.

•	$5.2 million to continue to refurbish heritage buildings at Wacol.

•	$11.7 million to complete the replacement police station and district headquarters at Caboolture.

•	$3.7 million to continue to upgrade the West End police station.

•	$2.4 million to commence construction of a new police facility at Arundel.

•	$1.3 million to complete the replacement police station at Kilcoy.

•	$724,000 to complete a replacement police station at Howard, collocated with a Rural Fire Service and SES facility and a replacement police station at Bowen.

•

$900,000 to continue the planning and design of replacement police stations or alternate police facilities at Beaudesert, Caboolture, Coolum, Mount Morgan, Nambour and Pormpuraaw, the new station at Highfields and to upgrade the stations at Aurukun and Atherton.

•	$400,000 to upgrade the Logan Village Neighbourhood Police Beat to service the Yarrabilba community and surrounds.

•	$30 million for new and replacement police service vehicles.

•	$5.4 million for new and replacement police service vessels.

93

Capital Statement 2018-19

•	$21.2 million for operational, information and communications systems and equipment including the Public Safety Network.

•	$9.4 million for minor capital works including Newtown Neighbourhood Police Beat and $1.2 million for other plant and equipment across the State.

Public Safety Business Agency - Other Departmental Capital

•	$31.8 million to replace rotary-wing aircraft, which deliver aeromedical retrieval and transfer services and perform search and rescue and disaster response operations.

•	$7.4 million to maintain aircraft.

•	$8.9 million to support Queensland Ambulance Service information and communication technology.

•	$300,000 for other departmental information systems development.

Public Safety Business Agency
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
PUBLIC SAFETY BUSINESS AGENCY

Property, Plant and Equipment
Queensland Fire and Emergency Services
Buildings
Bracken Ridge replacement permanent station	302	6,000		1,500	4,500
Cairns communications centre upgrade	306	2,500		2,000	500
Chandler replacement permanent station	301	4,000		1,000	3,000
Charleville area office refurbishment	315	1,200	700	500
Charlton regional headquarters upgrade and firecom infrastructure	317	7,000		2,000	5,000
Charlton replacement permanent station	317	3,600		1,000	2,600
Childers replacement auxiliary station	319	3,731	3,372	359
Dirranbandi auxiliary station upgrade	307	800	300	500

94

Capital Statement 2018-19

Public Safety Business Agency
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
El Arish replacement auxiliary station	306	1,800		900	900
Esk replacement auxiliary station	310	1,800		800	1,000
Gracemere replacement auxiliary station	308	2,100		100	2,000
Horn Island collocated rural fire and SES facility upgrade	315	2,800	690	2,110
Howard rural fire and SES facility, collocated with police station	319	4,762	4,320	442
Kilkivan replacement auxiliary station	319	1,800		900	900
Loganlea permanent station upgrade	311	500		500
Maleny emergency services[1] facility	316	2,500		50	2,450
Mount Isa replacement combined area office	315	2,500	500	2,000
Mount Isa rural fire and SES facility upgrade	315	4,000		100	3,900
Mount Ommaney permanent station upgrade	304	1,500	50	1,450
Pimpama new permanent station	309	3,000		500	2,500
Rathdowney replacement auxiliary station	311	1,900	200	1,700
Richmond replacement auxiliary station	315	2,200	987	1,213
Rockhampton permanent station upgrade and communications centre	308	4,553	3,753	800
Weipa emergency and disaster centre	315	1,200		400	800
West Logan permanent station upgrade	311	500		500
Wooroolin replacement auxiliary station	319	1,400		800	600
Yarrabilba rural fire station[2] upgrade and new facility	311	4,250		250	4,000

95

Capital Statement 2018-19

Public Safety Business Agency
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Yarraman replacement auxiliary station	307	1,500		800	700
Minor works	Various			4,600	Ongoing
Land
Strategic land acquisitions	Various			2,400	Ongoing
Rural Operations land purchases	Various			100	Ongoing
Plant and Equipment
Rural fire appliances	Various			15,305	Ongoing
Urban fire appliances	Various			29,014	Ongoing
Communications equipment	Various			5,503	Ongoing
Other plant and equipment	Various			250	Ongoing

Sub-total Queensland Fire and Emergency Services				82,346

Queensland Police Service
Buildings
Arundel new facility	309	11,500		2,400	9,100
Atherton station upgrade	306	6,190	190	100	5,900
Aurukun station and watchhouse upgrade	315	6,700	200	100	6,400
Beaudesert replacement station	311	5,890	390	100	5,400
Bowen replacement station	312	8,305	7,914	391
Caboolture replacement station and district headquarters	313	15,800	4,113	11,687
Caboolture refurbishment of old station and watchhouse	313	6,553	143	100	6,310
Coolum replacement station	316	2,700		100	2,600
Highfields new station	317	2,770	129	100	2,541
Howard replacement station, collocated with rural fire and SES facility	319	3,901	3,568	333
Kilcoy replacement station	313	2,100	752	1,348
Logan Village Neighbourhood Police Beat upgrade	311	400		400
Mount Morgan replacement station	308	2,100	100	100	1,900
Nambour replacement station	316	9,040	140	100	8,800
Pormpuraaw replacement station and watchhouse	315	8,200	230	100	7,870
Wacol Counter-Terrorism and Community Training Centre	310	46,700	1,400	10,600	34,700

96

Capital Statement 2018-19

Public Safety Business Agency
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Wacol heritage buildings refurbishment	310	5,860	169	5,200	491
Wacol warehouse facility	310	26,000	1,050	19,280	5,670
West End station upgrade	305	4,300	50	3,740	510
Air conditioning plant replacement program	Various			4,000	Ongoing
Closed circuit camera upgrades in various watchhouses	Various			2,000	Ongoing
Minor works	Various			3,350	Ongoing
Plant and Equipment
Information and communication technology	Various			12,131	Ongoing
Public Safety Network	305			9,045	Ongoing
Vehicle replacement and growth	Various			29,951	Ongoing
Vessel management program	Various			5,360	Ongoing
Other plant and equipment	Various			1,200	Ongoing

Sub-total Queensland Police Service				123,316

Other Departmental
Rotary-wing aircraft replacement	Various	43,094	11,277	31,817
Aircraft maintenance	Various			7,421	Ongoing
Queensland Ambulance Service information systems development	Various			8,882	Ongoing
Other departmental information systems development	Various			300	Ongoing

Sub-total Other Departmental				48,420

Total Property, Plant and Equipment				254,082

TOTAL PUBLIC SAFETY BUSINESS AGENCY (PPE)				254,082

Notes:

1.	Part of the $3 million commitment for a new complex for emergency services in Maleny. $1 million for this project is included in Strategic land acquisitions, offset by $500,000 for property disposal.
2.	Part of the $5 million commitment for equipped fire and emergency services for the community of Yarrabilba and surrounds. $750,000 for this project is included in Urban fire appliances.

97

Capital Statement 2018-19

3.17	QUEENSLAND CORRECTIVE SERVICES

Queensland Corrective Services

Queensland Corrective Services’s capital purchases for 2018-19 of $167.8 million will primarily focus on prison infrastructure, perimeter security upgrades and correctional centre enhancements.

Program Highlights (Property, Plant and Equipment)

•	$107 million of $241 million to provide an additional 348 cells at Capricornia Correctional Centre.

•	$3.7 million of $126.9 million for the Borallon Training and Correctional Centre redevelopment.

•	$20.5 million of $76.6 million to continue upgrading the perimeter security at a number of correctional centres as part of Stage 2 of the Perimeter Security Upgrade Program.

•	$1.5 million to complete the $6 million Brisbane Women’s Correctional Centre enhancement project.

•	$3.5 million of $8 million to complete the Woodford Correctional Centre enhancement project.

•	$2.5 million to complete various prison infrastructure enhancement projects.

•	$18.6 million to acquire other property, plant and equipment.

Queensland Corrective Services
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
QUEENSLAND CORRECTIVE SERVICES

Property, Plant and Equipment
Queensland Corrective Services
Major Works - Correctional Centres
Capricornia Correctional Centre Expansion	308	241,000	13,403	107,000	120,597
Borallon Training and Correctional Centre	310	126,900	114,233	3,667	9,000
Perimeter Security Upgrade Program - Stage 2	Various	76,579	53,243	20,536	2,800

98

Capital Statement 2018-19

Queensland Corrective Services
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
High Security Expansion for Women	310	16,000	502	10,498	5,000

Sub-total Major Works - Correctional Centres				141,701

Correctional Centre Enhancements
Brisbane Women’s Correctional Centre	310	6,000	4,520	1,480
Woodford Correctional Centre	313	8,011	4,542	3,469
Prison Infrastructure	Various	14,436	11,900	2,536

Sub-total Correctional Centre Enhancements				7,485

Other acquisitions of property, plant and equipment	Various			18,566	Ongoing

Sub-total Queensland Corrective Services				167,752

Total Property, Plant and Equipment				167,752

TOTAL QUEENSLAND CORRECTIVE SERVICES (PPE)				167,752

99

Capital Statement 2018-19

3.18	QUEENSLAND FIRE AND EMERGENCY SERVICES

Queensland Fire and Emergency Services

Most new and ongoing capital initiatives to support Queensland Fire and Emergency Services (QFES) operational capability are delivered by the Public Safety Business Agency. This includes fire and emergency services facilities, fire appliances and communications equipment.

QFES continues to be responsible for delivering operational equipment and information systems development to support the provision of fire and rescue and emergency management services throughout Queensland.

In 2018-19, QFES will invest $5.8 million in capital purchases and $897,000 in capital grants.

Program Highlights (Property, Plant and Equipment)

•

$4 million for operational equipment, which may include protective clothing such as: fully encapsulated gas suits and equipment to service them, specialist and field-portable scientific analysis and detection equipment, and compressors for self-contained breathing apparatus. Equipment purchases may also include motorised swiftwater rescue craft, battery-powered rescue equipment, accommodation shelters and satellite communications hardware for deployable disaster response.

•	$1.5 million for additions and upgrades to information systems.

•

$250,000 for State Emergency Service (SES) on-boarding to the Government Wireless Network in South East Queensland, to support volunteers and local government and enhance an integrated emergency response.

Program Highlights (Capital Grants)

•	$712,000 for State Emergency Service capital grants.

•	$185,000 for Rural Fire Brigade capital grants.

100

Capital Statement 2018-19

Queensland Fire and Emergency Services
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
QUEENSLAND FIRE AND EMERGENCY SERVICES

Property, Plant and Equipment
Operational equipment	Various			4,000	Ongoing
Information systems development	Various			1,500	Ongoing
SES on-boarding to the Government Wireless Network	Various	500		250	250

Total Property, Plant and Equipment				5,750

Capital Grants
Rural fire brigades	Various			185	Ongoing
State Emergency Service	Various			712	Ongoing

Total Capital Grants				897

TOTAL QUEENSLAND FIRE AND EMERGENCY SERVICES (PPE)				5,750

TOTAL QUEENSLAND FIRE AND EMERGENCY SERVICES (CG)				897

101

Capital Statement 2018-19

3.19	QUEENSLAND HEALTH

The Queensland public healthcare system comprises the Department of Health, Queensland Ambulance Service (QAS) and 16 independent Hospital and Health Services. The total capital program in 2018-19 for Queensland Health and the Council of the Queensland Institute of Medical Research (QIMR) is $985.5 million.

Queensland Health and Hospital and Health Services

The Queensland Health capital investment program works to ensure staff, patients and communities have access to contemporary health infrastructure that supports the delivery of health services. Health infrastructure that is fit for purpose and ensures value for money underpins the delivery of quality frontline services for patients and better health care in the community. The department takes a strategic view to ensure health infrastructure, healthcare technology and information communication technology (ICT) strengthen our public health system to meet the growing demand for world class facilities and services.

Program Highlights (Property, Plant and Equipment)

In 2018-19, Queensland Health will continue to invest in health infrastructure, capital works and purchases across a broad range of areas including hospitals, ambulance stations and vehicles, health technology, ICT, research and scientific services, mental health services and staff accommodation.

Hospital and health facility project highlights in 2018-19 will include:

•

$80 million under the Priority Capital Program to be distributed across Hospital and Health Services and Health Support Queensland for a range of capital works projects to enhance, refurbish or replace existing infrastructure and to sustain and improve business and service level continuity. The program seeks to address legislative compliance (including fire safety and food safety), essential services (including electricity, water supply and sewerage), major plant and systems (including air-conditioners, chillers, lifts and infrastructure call systems) and major building elements (including foundations, floors, walls and roofs).

•

$84.8 million as part of the Enhancing Regional Hospitals Program, to continue to deliver upgrades to the Hervey Bay and Gladstone Emergency Departments, to repurpose the Caloundra Health Service and to redevelop the Roma Hospital.

•

$28.7 million as part of the Building Better Hospitals program, to redevelop Logan (including a new maternity ward), Caboolture and Ipswich hospitals and to commence planning and business case development for the Wide Bay region. The $679 million total funding also includes $5 million to refurbish three Cancer Council Queensland lodges.

102

Capital Statement 2018-19

•

$1 million to commence construction of a new 42-bed residential drug rehabilitation and treatment facility in Rockhampton to improve access to specialist alcohol and other drug services for people living in Central Queensland.

•	$1.4 million to fit out and purchase equipment for the new cardiac catheterisation laboratory at Cairns Hospital.

•	$2.4 million to deliver a Magnetic Resonance Imaging (MRI) machine at Townsville Hospital.

•	$4 million to deliver a Computed Tomography (CT) scanner for Mareeba Hospital.

•	$3 million for the Children’s Health Queensland Imaging Informatics Program.

•	$3 million for the Gold Coast Medical Imaging Informatics Solution.

•

$53.3 million to continue to deliver projects as part of the Rural and Regional Infrastructure Package, including: to redevelop Blackall Hospital, Sarina Hospital, Kingaroy Hospital and Townsville Hospital Clinical Services, to construct a new Cairns Mental Health Unit, Mer (Murray) Island Building and staff accommodation across the State, and deliver a Maryborough Hospital Emergency Department and Specialist Outpatients Department.

•

$16.6 million to continue delivery of projects funded under the Significant Regional Infrastructure Projects Program. Projects include: the refurbishment of the Boulia Community Hospital, the refurbishment and expansion of the Townsville Hospital Paediatric Unit, the construction of a new primary healthcare centre on Palm Island and three new Step Up Step Down mental health facilities in Bundaberg, Gladstone and Mackay.

•

$28.1 million to establish a new Adolescent Extended Treatment Facility at the Prince Charles Hospital, two new Adolescent Step Up Step Down units in Brisbane and to refurbish two Adolescent Day Program spaces at Logan and the Gold Coast.

•	$34.5 million to continue ongoing staged works as part of the Sunshine Coast University Hospital.

•

$15.7 million to construct the new Rockhampton Hospital carpark. The facility will include 597 parking bays and will be designed to enable the construction of additional levels and parking bays to meet the future needs of the Rockhampton Hospital.

103

Capital Statement 2018-19

•

$26.6 million as part of the $230 million Advancing Queensland’s Health Infrastructure Program. The program facilitates essential upgrades to health facilities and supporting infrastructure across Queensland, including repurposing of the Nambour General Hospital, redevelopment of the Atherton Hospital Emergency Department and operating theatres, and redevelopment of the Thursday Island Hospital. The program will also support the development of a new health precinct for the southern corridor of Cairns and short-term carpark solutions at Caboolture and Logan Hospitals.

In 2018-19, $164.2 million will be invested in the prioritised ICT categories to ensure continued efficiency of the Queensland Health system. This will include investment in core infrastructure to support digital hospitals, and replacement and enhancement of core clinical systems to support frontline health service provision and decision making at the point of care. Investment will also continue in core business systems to support corporate and business services systems to enhance Queensland Health’s ability to accurately, cost effectively and seamlessly store and share data across the continuum of care.

$162.9 million will be allocated by Hospital and Health Services for capital projects across Queensland in 2018-19. Projects include:

•	$1.7 million for the Toowoomba Hospital MRI facility.

•	$1.9 million to relocate the 16-bed Monash Lodge Aged Care facility to the Clermont Multi-Purpose Health Service site, and kitchen improvements.

•

$1.7 million for water treatment management at the Mackay Base Hospital, Proserpine Hospital, Bowen Hospital, Collinsville Multi-Purpose Health Service, Clermont Multi-Purpose Health Service, Moranbah Hospital and Dysart Hospital.

•	$19 million for ICT projects across the Metro North Hospital and Health Service.

•	$3.7 million to expand the nuclear medicine hot-laboratory at the Royal Brisbane and Women’s Hospital.

•	$5 million to continue to construct a new 184-bed Specialist and Ambulatory Care Centre at the Royal Brisbane and Women’s Hospital.

•	$16.6 million to extend existing ICT services, and develop new ICT services at the Sunshine Coast University Hospital.

104

Capital Statement 2018-19

Queensland Ambulance Service

In 2018-19, the QAS will invest $32.5 million in capital purchases to support essential frontline services to provide the highest possible quality pre-hospital emergency and non-emergency care and services to the community. In implementing its capital program, the QAS will review opportunities for co-location with health services, thus improving the close linkages and working relationships between public hospitals, as well as other emergency management infrastructure. Highlights of the capital program include:

•	$15.1 million for vehicles and stretchers, including to commission 85 new and replacement ambulance vehicles and to continue the rollout of power assisted stretchers.

•	$2.5 million for ambulance facilities, including to plan and progress new stations at Hervey Bay, Drayton and Yarrabilba and replace stations at Kirwan and Mareeba.

•	$200,000 to plan an upgrade for the Gold Coast Operations Centre.

•	$2.2 million to refurbish the Rockhampton Station and Operations Centre and redevelop the Cairns Station and Operations Centre.

•	$5.5 million for minor works at various existing stations to improve functionality and amenities and prolong useful life.

•	$1.5 million to acquire strategically located land to accommodate future expansion of services in identified growth areas.

•	$866,000 for ICT including software development projects and capital grants programs to enhance patient care and service delivery.

Council of the Queensland Institute of Medical Research

The QIMR capital program in 2018-19 will invest $8.5 million to acquire new and/or replace state-of-the-art scientific equipment.

105

Capital Statement 2018-19

Queensland Health
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
QUEENSLAND HEALTH AND HOSPITAL AND HEALTH SERVICES

Property, Plant and Equipment[1]
Hospital and Health Services
Advancing Queensland’s Health Infrastructure Program	Various	230,000	18,753	26,607	184,640
Aurukun Primary Health Care Centre Redevelopment	315	6,653	5,111	806	736
Building Better Hospitals[2]	Various	674,000	3,000	28,700	642,300
Cairns Hospital Cardiac[3] Catheterisation Laboratory	306	2,800		1,400	1,400
Cairns Hybrid Theatre	306	3,681	681	3,000
Cape York Staff Accommodation-Kowanyama Enhancing Regional Hospitals	315	3,404	977	2,427
Caloundra Health Service Refurbishment	316	17,000	11,117	5,883
Gladstone Hospital Emergency Department	308	42,000	4,762	26,826	10,412
Hervey Bay Hospital Emergency Department	319	42,460	30,556	11,904
Roma Hospital Redevelopment	307	90,400	9,525	40,144	40,731
Lady Cilento Children’s Hospital Resilience Project	305	8,647	4,961	2,777	909
Master Planning Studies	Various			6,930	Ongoing
Mornington Island Staff Accommodation	315	2,000	200	1,800
Princess Alexandra Hospital Cladding Project	303	45,545	7,366	13,179	25,000
Princess Alexandra Hospital Rehabilitation Unit	303	3,000		3,000
Priority Capital Program	Various			80,000	Ongoing
Redcliffe Hospital Carpark	313	36,780		7,508	29,272
Redland Hospital Upgrade	301	1,730		375	1,355
Rockhampton Hospital Carpark	308	25,500	5,691	15,664	4,145
Rockhampton Drug Rehabilitation and Treatment Facility	308	9,500		1,000	8,500
Rural and Regional Infrastructure Package
Blackall Hospital Redevelopment	315	17,900	361	1,230	16,309

106

Capital Statement 2018-19

Queensland Health
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Cairns Hospital Mental Health Unit	306	70,000	595	1,174	68,231
Kingaroy Hospital Redevelopment	319	62,000	8,000	20,000	34,000
Maryborough Hospital Emergency Department	319	5,000	767	2,350	1,883
Maryborough Hospital Specialist Outpatients Refurbishment	319	5,000	352	4,648
Mer (Murray) Island Building Replacement	315	7,000	403	425	6,172
Sarina Hospital Redevelopment	312	16,500	111	5,463	10,926
Townsville Hospital Clinical Services Redevelopment	318	10,400	418	9,982
Staff accommodation program	Various	13,000	2,204	8,069	2,727
Significant Regional Infrastructure Projects Program
Boulia Community Hospital Refurbishment	315	2,000	306	1,694
Townsville Hospital Paediatrics Unit	318	6,600	6,500	100
Palm Island Primary Health Care Centre	318	16,500	7,518	7,741	1,241
Adult Step Up Step Down Facility - Bundaberg	319	4,822	3,412	1,261	149
Adult Step Up Step Down Facility - Gladstone	308	4,727	3,019	1,708
Adult Step Up Step Down Facility - Mackay	312	4,929	809	4,120
South East Queensland - Adolescent Mental Health Facilities	Various	68,237	6,567	28,063	33,607
South East Queensland - Planning for Growth
Caboolture Hospital Emergency Department Expansion	313	19,600	10,809	8,791
Logan, Caboolture and Ipswich Hospital Business Cases and Preparatory Work	Various	9,000	5,868	3,132
Sunshine Coast University[4] Hospital	316	1,872,151	1,763,819	34,511	73,821
Townsville Hospital Expansion	318	334,000	328,506	5,494

107

Capital Statement 2018-19

Queensland Health
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Townsville Hospital Adult Acute Mental Health Inpatient Unit	318	2,775		2,775
University of Queensland Oral Health Centre at Herston	305	4,699	375	3,040	1,284
Project Finalisation	Various	1,901		1,901
Other Acquistions of Property, Plant and Equipment
Building Works Capital Project Management	Various			850	Ongoing
Capital Program Land Acquisition	Various	2,000		2,000
Children’s Health Queensland Imaging Informatics Program	305	5,900		2,976	2,924
Finance System Replacement	Various	105,000	80,000	25,000
Gold Coast Medical Imaging Informatics Solution	309	12,800	1,308	2,976	8,516
Health Technology Equipment Replacement Program	Various			61,397	Ongoing
Laboratory Information Systems	Various	60,905	13,876	22,581	24,448
Mareeba Hospital Computed Tomography (CT) Scanner	306	5,000		4,000	1,000
Queensland Health External Cladding Taskforce Project	Various	4,545	643	3,902
Regional eHealth	Various	34,950	11,804	20,656	2,490
State-wide General Chemistry and Immunoassay Replacement and Automation Project	Various	16,511	8,941	7,570
Townsville Hospital Magnetic Resonance Imaging (MRI) machine	318	4,700		2,350	2,350
Minor Capital Projects and[5] Acquisitions	Various			23,159	Ongoing
Project Finalisation - Other Acquisitions of Property, Plant and Equipment	Various	360		360

Sub-total Other Acquistions of Property, Plant and Equipment				179,777

Information Communication and Technology
Information Technology Equipment	Various			36,724	Ongoing
Information Communication and Technology	Various			127,449	Ongoing

Sub-total Information Communication and Technology				164,173

108

Capital Statement 2018-19

Queensland Health
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Cairns and Hinterland
Health Technology Equipment	306			3,698	Ongoing
Minor Capital Projects and Acquisitions	306			3,096	Ongoing

Sub-total Cairns and Hinterland				6,794

Central Queensland
Health Technology Equipment	308			2,500	Ongoing
Minor Capital Projects and Acquisitions	308			2,274	Ongoing

Sub-total Central Queensland				4,774

Central West
Health Technology Equipment	315			579	Ongoing
Minor Capital Projects and Acquisitions	315			510	Ongoing

Sub-total Central West				1,089

Childrens Health Queensland
Health Technology Equipment	305			2,198	Ongoing
Minor Capital Projects and Acquisitions	305			1,668	Ongoing

Sub-total Childrens Health Queensland				3,866

Darling Downs
Health Technology Equipment	307			3,210	Ongoing
Minor Capital Projects and Acquisitions	307			3,518	Ongoing
Toowoomba Magnetic Resonance Imaging (MRI) Facility	317	8,350	6,646	1,704

Sub-total Darling Downs				8,432

Gold Coast
Health Technology Equipment	309			4,326	Ongoing
Minor Capital Projects and Acquisitions	309			3,543	Ongoing

Sub-total Gold Coast				7,869

109

Capital Statement 2018-19

Queensland Health
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Mackay
Health Technology Equipment	312			1,284	Ongoing
Minor Capital Projects and Acquisitions	312			1,489	Ongoing
Clermont Monash Lodge	312	2,000	51	1,949
Proserpine Simulation Laboratory	312	100		100
Water Treatment	312	2,140	432	1,708

Sub-total Mackay				6,530

Metro North
Health Technology Equipment	302			16,142	Ongoing
Minor Capital Projects and Acquisitions	302			14,364	Ongoing
Acute Bed Capacity at Redcliffe Hospital	313	8,136	7,560	576
Information Communication Technology	302	67,333	48,333	19,000
Step Up Step Down Facility - Nundah	302	5,024	4,799	225
Royal Brisbane and Women’s Hospital Nuclear Medicine Hot-Laboratory Expansion	305	6,110	1,984	3,662	464
Royal Brisbane and Women’s Hospital Specialist and Ambulatory Care Centre	305	9,717	4,717	5,000

Sub-total Metro North				58,969

Metro South
Health Technology Equipment	303			9,446	Ongoing
Minor Capital Projects and Acquisitions	303			3,859	Ongoing

Sub-total Metro South				13,305

North West
Health Technology Equipment	315			524	Ongoing
Minor Capital Projects and Acquisitions	315			869	Ongoing

Sub-total North West				1,393

110

Capital Statement 2018-19

Queensland Health
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
South West
Health Technology Equipment	315			880	Ongoing
Minor Capital Projects and Acquisitions	315			882	Ongoing

Sub-total South West				1,762

Sunshine Coast
Health Technology Equipment	316			3,176	Ongoing
Minor Capital Projects and Acquisitions	316			6,049	Ongoing
Sunshine Coast University Hospital Group 4 ICT Project	316	33,107	16,501	16,606

Sub-total Sunshine Coast				25,831

Torres and Cape
Health Technology Equipment	315			783	Ongoing
Minor Capital Projects and Acquisitions	315			1,434	Ongoing
Capital Projects	315	936		936

Sub-total Torres and Cape				3,153

Townsville
Health Technology Equipment	318			5,580	Ongoing
Minor Capital Projects and Acquisitions	318			4,763	Ongoing

Sub-total Townsville				10,343

West Moreton
Health Technology Equipment	310			1,717	Ongoing
Minor Capital Projects and Acquisitions	310			2,537	Ongoing

Sub-total West Moreton				4,254

Wide Bay
Health Technology Equipment	319			2,458	Ongoing
Minor Capital Projects and Acquisitions	319			2,125	Ongoing

Sub-total Wide Bay				4,583

Queensland Ambulance Service
Cairns Ambulance Station and Operations Centre Redevelopment	306	5,600	150	900	4,550

111

Capital Statement 2018-19

Queensland Health
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Drayton New Ambulance Station	317	4,600	20	1,200	3,380
Gold Coast Ambulance Operations Centre Redevelopment	309	6,200		200	6,000
Hervey Bay New Ambulance Station	319	4,600	10	300	4,290
Kirwan Replacement Ambulance Station	318	5,000	10	350	4,640
Mareeba Replacement Ambulance Station	306	1,800		400	1,400
Rockhampton Ambulance Station and Operations Centre Redevelopment	308	5,000	120	1,300	3,580
Yarrabilba New Ambulance Station	311	4,600		200	4,400
Minor Works	Various			5,500	Ongoing
Strategic Land Acquisitions	Various			1,500	Ongoing
Ambulance Vehicles	Various			15,107	Ongoing
Information Systems Development	Various			866	Ongoing
Operation Equipment	Various			4,700	Ongoing

Sub-total Queensland Ambulance Service				32,523

Total Property, Plant and Equipment				977,022

COUNCIL OF THE QUEENSLAND INSTITUTE OF MEDICAL RESEARCH

Property, Plant and Equipment
Other scientific equipment	305			8,457	Ongoing

Total Property, Plant and Equipment				8,457

TOTAL QUEENSLAND HEALTH (PPE)				985,479

Notes:

1.	Total Estimated Cost may include both non-capital and capital components of project expenditure.
2.

Total funding for the Building Better Hospitals package is $679 million, including a $5 million grant for the refurbishment of Cancer Council Queensland Lodges. Detailed Business Cases for the redevelopment of Logan Hospital, Caboolture Hospital and Ipswich Hospital are currently being developed by Building Queensland.

3.	The $2.8 million total estimated cost represents a State contribution of $1.4 million with a further $1.4 million provided by Far North Queensland Hospital Foundation.
4.

The Sunshine Coast University Hospital opened in March 17 upon the completion of Stage 1. The remaining expenditure relates to ongoing works as part of Stages 2 and 3. The $1.872 billion total estimated cost includes the Sunshine Coast Health Institute (SCHI) fit-out capital cost. Those elements of the total SCHI fit-out capital cost that relate to the proposed (non-Queensland Health) SCHI tenants will be funded directly via capital contributions from those tenants.

5.	Amount is net of non capital component of project expenditure.

112

Capital Statement 2018-19

3.20	QUEENSLAND POLICE SERVICE

Queensland Police Service

Most new and ongoing capital initiatives to support the Queensland Police Service (QPS) operational capability are provided by the Public Safety Business Agency. This includes police facilities, motor vehicles, vessels and information and communication technology.

The QPS continues to be responsible for delivering operational equipment to maintain quality frontline services. In 2018-19, the QPS will invest $20.1 million in capital purchases.

Program Highlights (Property, Plant and Equipment)

•	$5.5 million for Camera Detected Offence Program equipment.

•	$3.9 million for mobile capability and to develop new applications for QPS QLiTE mobile tablet devices.

•	$10.7 million for other plant and equipment, including to replace operational assets.

Queensland Police Service
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
QUEENSLAND POLICE SERVICE

Property, Plant and Equipment
Camera Detected Offence Program	Various			5,482	Ongoing
Mobile capability	Various			3,920	Ongoing
Other plant and equipment	Various			10,722	Ongoing

Total Property, Plant and Equipment				20,124

TOTAL QUEENSLAND POLICE SERVICE (PPE)				20,124

113

Capital Statement 2018-19

3.21	QUEENSLAND TREASURY

Queensland Treasury

Queensland Treasury’s capital purchases for 2018-19 will be $6.1 million. Total capital grants for the department are $139.7 million.

Program Highlights (Property, Plant and Equipment)

•

$5.7 million to implement the Office of State Revenue Transformation Program. This will enable the delivery of an upgraded informaton and communication technology platform and support improved revenue management services into the future.

•

$400,000 to implement the Financial Assurance Framework reforms. This will enable delivery of an informaton and communication technology system to support the operation of the Financial Provisioning Scheme.

Program Highlights (Capital Grants)

•	$139.7 million through the Queensland First Home Owners’ Grant to assist first home buyers to enter the housing market.

Cross River Rail Delivery Authority

In 2018-19, the Cross River Rail Delivery Authority has budgeted capital expenditure totalling $733 million to continue to progress the planning, procurement, and development associated with the Cross River Rail project.

Queensland Treasury
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
QUEENSLAND TREASURY

Property, Plant and Equipment
Office of State Revenue Transformation Program	305	17,739	11,453	5,725	561
Financial Assurance Framework Reform	305	1,500	1,100	400

Total Property, Plant and Equipment				6,125

Capital Grants
Queensland First Home Owners’ Grant	Various			139,725	Ongoing

Total Capital Grants				139,725

114

Capital Statement 2018-19

Queensland Treasury
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000

CROSS RIVER RAIL DELIVERY AUTHORITY

Property, Plant and Equipment
Cross River Rail	305	5,409,000	132,869	733,000	4,543,131

Total Property, Plant and Equipment				733,000

TOTAL QUEENSLAND TREASURY (PPE)				739,125

TOTAL QUEENSLAND TREASURY (CG)				139,725

115

Capital Statement 2018-19

3.22	STATE DEVELOPMENT, MANUFACTURING, INFRASTRUCTURE AND PLANNING

In 2018-19, the State Development, Manufacturing, Infrastructure and Planning portfolio, including Economic Development Queensland, South Bank Corporation and the Queensland Reconstruction Authority, has capital purchases of $232.9 million and capital grants of $487.3 million.

Department of State Development, Manufacturing, Infrastructure and Planning

The Department of State Development, Manufacturing, Infrastructure and Planning has capital purchases of $135.5 million and capital grants of $106 million in 2018-19 to support economic development in Queensland.

Program Highlights (Property, Plant and Equipment)

•	$120 million to develop the North Queensland Stadium.

Program Highlights (Capital Grants)

•	$79 million through the Building our Regions program to fund critical infrastructure in regional areas.

•	$25.4 million through the Royalties for the Regions program to support regional communities.

Economic Development Queensland

In 2018-19, Economic Development Queensland has capital purchases of $73.2 million.

Program Highlights (Property, Plant and Equipment)

•	$16 million for the Yeerongpilly Green Transit Oriented Development.

•	$16 million for the urban renewal development at Northshore Hamilton.

•	$13.4 million for the Carseldine Urban Village development.

•	$4.6 million for the Willowbank Industrial Development.

•	$6.3 million for The Village Townsville residential development in the Oonoonba Priority Development Area.

•	$5 million for the proposed Cairns Regional Industrial Estate development.

•	$3.5 million for the Salisbury Plains Industrial Precinct.

116

Capital Statement 2018-19

South Bank Corporation

In 2018-19, South Bank Corporation has capital works totalling $24.1 million to maintain and enhance the South Bank Parklands, the Corporation’s commercial assets and the Brisbane Convention and Exhibition Centre.

Queensland Reconstruction Authority

In 2018-19, the Queensland Reconstruction Authority has capital grants of $381.3 million.

Program Highlights (Capital Grants)

•

$339 million for Natural Disaster Relief and Recovery Arrangements (NDRRA), will be paid to Local Government Authorities for reconstruction, betterment and other projects relating to natural disaster events between 2016 and 2018. Up to 75% is funded by the Australian Government with the remainder funded by the Queensland Government.

•

$13.2 million for the Natural Disaster Resilience Program 2017-18 to support the resilience of Queensland communities to natural disasters, funded jointly by the Australian Government and Queensland Government.

•

$9.5 million for the Disaster Resilience Fund, a State-funded program delivering $38 million over four years to support delivery of disaster-mitigation projects and initiatives that build resilience to natural disasters.

•

$12.4 million to fix damage around Mackay after Severe Tropical Cyclone Debbie. This includes $8.9 million to revitalise Bluewater Trail and Queens Park and $3.6 million ($4.6 million over two years) for beach restoration and mitigation.

•	$4.5 million ($5 million over two years) to Whitsunday Regional Council to reconstruct the council administration building, including the local disaster coordination centre.

117

Capital Statement 2018-19

State Development, Manufacturing, Infrastructure and Planning
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
DEPARTMENT OF STATE DEVELOPMENT, MANUFACTURING, INFRASTRUCTURE AND PLANNING

Property, Plant and Equipment
Other Plant and Equipment	Various			50	Ongoing
North Queensland Stadium	318	248,900	46,091	120,000	82,809
Gladstone State Development Area	308	65,653	63,073	2,580
Grants Management System	Various	1,702	1,120	582
State Development Area (SDA) Acquisitions	318	12,329		12,329

Total Property, Plant and Equipment				135,541

Capital Grants
Building our Regions	Various	284,906	115,591	78,959	90,356
Royalties for the Regions	Various	89,144	61,735	25,409	2,000
Roma Street Parklands	305			1,681	Ongoing

Total Capital Grants				106,049

ECONOMIC DEVELOPMENT QUEENSLAND

Property, Plant and Equipment
Willowbank Industrial Development	310	73,719	16,729	4,590	52,400
The Village Townsville	318	135,219	87,387	6,296	41,536
Northshore Hamilton	302	327,169	47,846	15,992	263,331
Yeerongpilly Green Transit Oriented Development	303	71,426	32,220	15,984	23,222
Carseldine Urban Village	302	32,477	7,203	13,387	11,887
Townsville Regional Industrial Estate	318	7,075	4,175	300	2,600
Salisbury Plains Industrial Precinct	312	6,567	1,817	3,500	1,250
Sunshine Coast Industrial Precinct - Stage 2	316	15,750		250	15,500
Cairns Regional Industrial Estate	306	10,000		5,000	5,000
Mackay Regional Industrial Estate	312	6,300		3,000	3,300
Clinton Industrial Development	308	11,262	512	500	10,250
Mica Creek Services	315	600	400	200
Gladstone State Development Area	308	14,658	6,458	1,150	7,050
Gold Coast Health and Knowledge Precinct	309	29,413	17,973	3,032	8,408

Total Property, Plant and Equipment				73,181

118

Capital Statement 2018-19

State Development, Manufacturing, Infrastructure and Planning
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
SOUTH BANK CORPORATION

Property, Plant and Equipment
Parklands Enhancement and replacement	305			6,182	Ongoing
Brisbane Convention and Exhibition Centre	305			4,854	Ongoing
Investment Properties - Other Ehancements and replacements	305			1,380	Ongoing
Vulnerability	305	1,000		1,000
Riverside Open Space	305	15,680	5,380	10,300
Car Park upgrades and replacement	305	415		415

Total Property, Plant and Equipment				24,131

QUEENSLAND RECONSTRUCTION AUTHORITY

Capital Grants
Airlie Beach Foreshore Revitalisation Project	312	2,657		2,657
Mackay Bluewater Trail and Queens Park Revitalisation	312	8,864		8,864
Disaster Resilience Fund	Various	38,000		9,500	28,500
Whitsunday Regional Council admin building	312	5,000		4,500	500
Mackay Beach restoration and mitigation	312	4,562		3,562	1,000
Natural Disaster Relief & Recovery Arrangements (Local Government Authorities)	Various	1,013,177	395,903	338,955	278,319
Natural Disaster Resilience Program (joint funded with the Australian Government)	Various	13,214		13,214

Total Capital Grants				381,252

TOTAL STATE DEVELOPMENT, MANUFACTURING, INFRASTRUCTURE AND PLANNING (PPE)				232,853

TOTAL STATE DEVELOPMENT, MANUFACTURING, INFRASTRUCTURE AND PLANNING (CG)				487,301

119

Capital Statement 2018-19

3.23	TRANSPORT AND MAIN ROADS

In 2018-19, the total capital program for the Transport and Main Roads portfolio is $4.217 billion, including capital grants of $239.3 million. The portfolio includes the Department of Transport and Main Roads, Queensland Rail, Far North Queensland Ports Corporation Limited, Gladstone Ports Corporation Limited, North Queensland Bulk Ports Corporation Limited, Port of Townsville Limited, RoadTek and the Gold Coast Waterways Authority.

Department of Transport and Main Roads

In 2018-19, the capital program totals $3.425 billion towards infrastructure investment across the State. The Queensland Government is committed to delivering an integrated, safe and efficient transport system that connects regional Queenslanders and other communities throughout the State.

Program Highlights (Property, Plant and Equipment)

•

$534.3 million to continue the Toowoomba Second Range Crossing project, a bypass route to the north of Toowoomba, approximately 41 kilometres in length, running from the Warrego Highway at Helidon to the Gore Highway at Athol, via Charlton, at a total cost of $1.606 billion, in partnership with the Australian Government.

•	$472.3 million to continue delivery of 75 new six car sets and services over a 32-year period for the New Generation Rollingstock to meet the growing demand for rail services in South East Queensland.

•	$200 million to duplicate the Bruce Highway from four to six lanes, Caloundra Road to the Sunshine Motorway, at a total estimated cost of $812.9 million, in partnership with the Australian Government.

•	$115 million to construct the Mackay Ring Road (Stage 1), at a total estimated cost of $497.4 million, in partnership with the Australian Government.

•	$89.2 million for the new statewide public transport ticketing system.

•	$70 million to construct additional lanes on the Pacific Motorway between Mudgeeraba and Varsity Lakes, in partnership with the Australian Government.

•

$68 million to provide a three kilometre upgrade of the Ipswich Motorway between Granard Road, Rocklea and Oxley Road, Oxley at a total cost of $400 million, in partnership with the Australian Government.

•	$50 million to upgrade the Pacific Motorway/Gateway Motorway Merge, in partnership with the Australian Government.

120

Capital Statement 2018-19

•	$45 million to widen the Gateway Motorway North to six lanes, at a total cost of $1.143 billion, in partnership with the Australian Government.

•	$44.1 million to widen the seal and to apply wide centre line treatment at various locations on the Warrego Highway between Dalby and Miles, at a total cost of $63.6 million.

•

$40 million to duplicate from two to four lanes on the section of the Bruce Highway (Rockhampton Northern Access) between Rockhampton-Yeppoon Road intersection and Terranova Drive, north of Rockhampton, at a total cost of $121 million, in partnership with the Australian Government.

•

$37.7 million to construct bridges and approaches on the Bruce Highway (Haughton River Floodplain) south of Giru between Horseshoe Lagoon and Palm Creek, at a total cost of $514.3 million, in partnership with the Australian Government.

•

$28.3 million to widen from four to six lanes on the section of the Bruce Highway (Cairns Southern Access Corridor Stage 4) from Kate Street to Aumuller Street near the Port of Cairns and wharf precinct, at a total cost of $104.1 million, in partnership with the Australian Government.

•	$27 million to realign the Peak Downs Highway at Eton Range, at a total cost of $189.3 million, in partnership with the Australian Government.

•	$24.2 million to undertake restoration works on the Marlborough - Sarina Road at Sarina Range in response to the impacts of Severe Tropical Cyclone Debbie, at a total cost of $49.2 million

•	$17.5 million to construct Smithfield Bypass between the Captain Cook Highway at Yorkeys Knob Road Roundabout and McGregor Road Roundabout at a total cost of $152 million.

•	$17.3 million to extend the three-metre wide V1 cycleway from Birdwoood Road, Holland Park to Gaza Road, Tarragindi, at a total cost of $45 million.

•

$17 million to upgrade approximately nine kilometres of the Pacific Motorway between Eight Mile Plains and Daisy Hill to reduce congestion and travel times, in partnership with the Australian Government.

•

$15.2 million to duplicate from two to four lanes on the Bruce Highway (Cairns Southern Access Corridor Stage 3) from Collinson Creek in Edmonton as far as the vicinity of Wrights Creek near Gordonvale, at a total cost of $481 million, in partnership with the Australian Government.

121

Capital Statement 2018-19

•

$14.4 million out of the Queensland Government’s contribution of $160.8 million towards the Beerburrum to Nambour rail duplication project to address the infrastructure and capacity constraints on this section of the North Coast Line. Detailed design will commence in 2018-19, with construction to be delivered in stages based on further negotiations with the Australian Government. The Australian Government has provided an initial $390 million over five years towards this measure.

•	$13 million to seal sections of the Kennedy Developmental Road between Hughenden and The Lynd (Hann Highway), at a total cost of $50 million, in partnership with the Australian Government.

•

$10.9 million to duplicate from two to four lanes on a section of the Capricorn Highway between Rockhampton and Gracemere, at a total cost of $75 million, in partnership with the Australian Government.

Program Highlights (Capital Grants)

•	$70 million of infrastructure development grants to local governments including Aboriginal and Torres Strait Islander community assistance.

•	$20.2 million to develop the cycle network throughout Queensland.

•	$18 million for the Queensland School Bus Upgrade Scheme to provide funding to eligible school bus operators to assist with the purchase of new buses or buses that are less than five years old.

•

$2 million towards school transport-related infrastructure upgrades, including vehicle turnaround or parking facilities and stop, drop and go areas. The Queensland Government has committed $20 million over four years to this program.

Gold Coast Waterways Authority

In 2018-19, the Gold Coast Waterways Authority has allocated $8 million to improve management of, and provide better access to, the Gold Coast waterways, canals and rivers.

Program Highlights (Property, Plant and Equipment)

•	$4.9 million to improve access and safety by dredging navigation channels and to improve accessibility and quality of waterways information.

•

$2.7 million to provide infrastructure and assets such as ongoing improvements to Doug Jennings Park facilities, upgrading the Sand Bypass Jetty Deck and implementing an innovative renewable energy solution at the Gold Coast Seaway Sand Bypass System.

•	$380,000 to provide boating infrastructure such as boat ramp and pontoon upgrades.

122

Capital Statement 2018-19

Queensland Rail Limited

In 2018-19, $587.5 million is allocated towards capital purchases for Queensland Rail.

Program Highlights (Property, Plant and Equipment)

$188.4 million is provided towards projects that will grow or enhance the Queensland Rail network including:

•

$43.3 million to upgrade (or improve) station accessibility at various train stations including Strathpine, Boondall, Morayfield, Southbank, Dakabin, Cannon Hill, Buranda, Fairfield, Albion, East Ipswich and Loganlea stations.

•	$35.4 million to implement the European Train Control System – Inner City.

•	$35.3 million to continue investment to support the delivery of the New Generation Rollingstock into service.

•	$21.9 million to upgrade the capacity of the North Coast Rail Line to increase productivity and efficiency of freight transport.

•	$14.7 million to revitalise and modernise Brisbane’s Central Station to improve the customer experience and cater for future growth.

•	$12.4 million to upgrade park and ride facilities at Salisbury, Darra, Lawnton, Lindum, Geebung, Virginia and Springfield Central train stations.

•	$9.5 million to continue track and tunnel upgrades between Brisbane and Toowoomba to cater for growing demand.

•	$4.1 million to upgrade 1.9 kilometres of rail track on the Yeppoon Rail Line.

$399.1 million to replace, renew and upgrade rail infrastructure, rollingstock, buildings, facilities, and other supporting assets including:

•	$237.4 million to invest in the network including track infrastructure, civil structures, signalling and other network assets.

•	$88.8 million to invest in rail operations including rollingstock overhauls, operational facilities, and other rail operations assets.

•	$53.3 million for business enabling investment on corporate, property and ICT works across Queensland.

•	$19.6 million to improve customer experience, maintain service continuity and build network resilience on the Townsville – Mount Isa Rail Line.

123

Capital Statement 2018-19

Far North Queensland Ports Corporation Limited

In 2018-19, Far North Queensland Ports Corporation Limited has allocated $7.5 million to undertake new and continue existing development of its ports in Far North Queensland.

Program Highlights (Property, Plant and Equipment)

•	$2 million to continue the development of the Tingira Street Precinct in Cairns, at a total cost of $17.9 million.

Gladstone Ports Corporation Limited

In 2018-19, Gladstone Ports Corporation Limited has allocated $83.5 million to continue development of the Port of Gladstone, and additional works at the Port of Bundaberg and the Port of Rockhampton.

Program Highlights (Property, Plant and Equipment)

•	$35.6 million to continue upgrades at the RG Tanna Coal Terminal at the Port of Gladstone, at a total cost of $220.3 million.

•	$3.5 million to commence land reclamation and drainage works at Fisherman’s Landing, at a total cost of $32 million.

•	$2.8 million to commence road infrastructure and concrete remediation works at Barney Point, at a total cost of $12.3 million.

North Queensland Bulk Ports Corporation Limited

In 2018-19, North Queensland Bulk Ports Corporation Limited has allocated $15.1 million to continue port planning and development initiatives to meet industry requirements for export facilities.

Program Highlights (Property, Plant and Equipment)

•

$5.9 million to relocate Mackay Tug Berth Facilities to provide a permanent fit-for-purpose berthing facility which is fully designed for the safe berthing of the tugs currently in operation and which can suit the potential future larger tug fleet, at a total cost of $6.5 million.

Port of Townsville Limited

In 2018-19, Port of Townsville Limited has allocated $75.1 million to continue development at the Port of Townsville, and additional works at the Port of Lucinda.

Program Highlights (Property, Plant and Equipment)

•

$44.3 million to continue preparatory and initial works to widen the shipping channels for access by larger vessels, at a total cost of $193.5 million. This is Stage 1 of the Townsville Port Expansion Project.

124

Capital Statement 2018-19

•	$18.6 million to commence acquisition of Berth 4 cranes and development of associated cargo terminal areas to cater for future trade growth, at a total cost of $27.3 million.

Transport and Main Roads
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
DEPARTMENT OF TRANSPORT AND MAIN ROADS

Property, Plant and Equipment
Central West District
Landsborough Highway[1] (Longreach - Winton), Dingo Creek - Darr River, pavement strengthening and widening	315	24,980	2,100	6,350	16,530
Clermont - Alpha Road, pave and[2] seal	315	8,710	2,050	5,970	690
Diamantina Developmental Road[2] (Boulia - Dajarra), pavement rehabilitation and widening	315	5,030	250	4,200	580
Richmond - Winton Road, pave[2] and seal	315	4,700	340	3,940	420
Landsborough Highway[3] (Augathella - Kynuna), pavement strengthening and widening	315	2,280	150	2,130
Other Central West Construction	315	32,453		32,453

Sub-total Central West District				55,043

Darling Downs District
Toowoomba Second Range[4] Crossing	317	1,606,250	650,068	534,290	421,892
Warrego Highway (Dalby - Miles),[5] widening and apply wide centre line treatment	307	63,640	1,053	44,138	18,449
Warrego Highway (Dalby - Miles),[5] Overtaking Lanes	307	35,000	7,812	20,188	7,000
Warrego Highway, Oakey - Miles,[5] Safety Upgrade	307	40,000	15,514	19,786	4,700
Warrego Highway, Chinchilla Rail[5] Crossing Upgrade	307	16,000	1,521	14,479

125

Capital Statement 2018-19

Transport and Main Roads
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Warrego Highway, Dalby Eastern[5] Access Upgrade	307	56,000	35,227	12,890	7,883
Warrego Highway, Condamine[5] Street - Watt Street, Dalby Western Access Upgrade (Stage 1)	307	59,000	38,410	8,429	12,161
Warrego Highway, Drillham -[5] Jackson Widening Upgrade	307	11,000	3,149	7,251	600
New England Highway Cycleway, Bridge street, Toowoomba CBD - Ruthven street, Highfields, construct cycleway	317	7,500	500	7,000
Warrego Highway, Miles Western[5] Access Upgrade	307	10,743	3,060	5,307	2,376
Other Darling Downs Construction	307	17,978		17,978

Sub-total Darling Downs District				691,736

Far North District
Bruce Highway (Innisfail - Cairns), Cairns Southern Access Corridor Stage 4, Kate Street to Aumuller Street, widen four to six lanes	306	104,070	6,378	28,286	69,406
Smithfield Bypass, construct[6] bypass to a sealed standard	306	152,000	5,352	17,500	129,148
Bruce Highway (Innisfail - Cairns), Cairns Southern Access Corridor Stage 3, Edmonton to Gordonvale, duplicate two to four lanes	306	481,000	6,082	15,150	459,768
Peninsula Developmental Road[7] (Coen - Weipa), Stage 2, Telecom Tower to Archer River, pave and seal	315	11,400	1,593	9,807
Peninsula Developmental Road[7] (Coen - Weipa), Stage 2, Piccaninny Black Soil, pave and seal	315	8,906	2,048	6,858
Peninsula Developmental Road[7] (Laura - Coen), Stage 2, South of Duck Holes Creek, pave and seal	315	10,540	4,219	6,321

126

Capital Statement 2018-19

Transport and Main Roads
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Peninsula Developmental Road[7] (Laura - Coen), Stage 2, 10 Mile Creek, pave and seal	315	6,730	4,112	2,618
Cape York Region Package, other[7] works	315	172,651	168,060	4,436	155
Burke Developmental Road[2] (Normanton - Dimbulah), pavement widening	315	7,460	2,176	5,284
Captain Cook Highway (Cairns - Mossman), widen pavement	306	22,807	527	4,008	18,272
Bruce Highway (Innisfail - Cairns), Innisfail, upgrade Ash and Pine Street Intersections	306	6,108	98	3,556	2,454
Bruce Highway (Innisfail - Cairns), northbound overtaking lane	306	4,865	920	2,000	1,945
Other Far North Construction	306	55,763		55,763

Sub-total Far North District				161,587

Fitzroy District
Bruce Highway (Rockhampton - St Lawrence), Rockhampton Northern Access Upgrade, Stage 1	308	121,000	17,300	40,000	63,700
Capricorn Highway duplication[1] (Rockhampton - Gracemere)	308	74,990	500	10,900	63,590
Capricorn Highway (Rockhampton - Emerald), Gracemere - Emerald, overtaking lanes	308	19,000		10,000	9,000
Bruce Highway (Benaraby - Rockhampton), Benaraby to Calliope River, Safety Works	308	36,610	1,750	9,585	25,275
Rockhampton Road Train Access[2,8] (Stage 1)	308	30,000	10,000	9,000	11,000
Bajool - Port Alma Road,[1] pavement widening and safety upgrades	308	14,500	2,000	8,750	3,750
Bruce Highway (Gin Gin - Benaraby), Bororen to Rodds Bay Road, Safety Works	308	14,290	1,018	8,529	4,743
Capricorn Highway, Valentine[9] Creek Bridge Replacement	308	8,299	438	7,661	200

127

Capital Statement 2018-19

Transport and Main Roads
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Gladstone - Benaraby Road, various safety treatments	308	20,400	1,500	7,500	11,400
Bruce Highway (Gin Gin - Benaraby), north of Granite Creek southbound, construct overtaking lane	308	6,703	489	5,403	811
Bruce Highway (Gin Gin - Benaraby), Daisy Dell southbound, construct overtaking lane	308	4,358	740	3,308	310
Other Fitzroy Construction	308	58,487		58,487

Sub-total Fitzroy District				179,123

Mackay Whitsunday District
Mackay Ring Road, construct new two lane road	312	497,375	104,105	115,000	278,270
Peak Downs Highway, Eton Range Realignment	312	189,264	78,382	27,000	83,882
Marlborough - Sarina Road, Sarina Range, Natural Disaster Relief and Recovery Arrangements Restoration, remediate batter slopes	312	49,157	9,660	24,241	15,256
Peak Downs Highway (Clermont -[1] Nebo), Wuthung Road to Caval Ridge, pavement widening and strengthening	312	35,000	258	4,000	30,742
Bowen Developmental Road[1] (Collinsville - Belyando Crossing), Rockingham Creek to Mount Coolon, pave and seal;	312	28,750	239	4,000	24,511
Mackay - Slade Point Road, Vines Creek Bridges Replacement	312	28,046	15,851	3,800	8,395
Bruce Highway (St Lawrence - Mackay), Sarina Northern Access, construct roundabout	312	14,363	1,990	2,000	10,373
Other Mackay Whitsunday Construction	312	50,658		50,658

Sub-total Mackay Whitsunday District				230,699

128

Capital Statement 2018-19

Transport and Main Roads
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Metropolitan District
Ipswich Motorway, Rocklea to8 Darra (Stage 1), upgrade	310	400,000	72,071	68,000	259,929
Gateway Motorway North, upgrade to six lanes	302	1,142,727	776,464	45,000	321,263
New Generation Rollingstock[4]	310	4,155,705	667,706	472,323	3,015,676
Veloway 1 (V1), Stage E, Birdwood Road to Gaza Road, construct cycleway	303	45,000	604	17,307	27,089
Centenary Motorway, Sumners[6] Road Interchange Upgrade	304	65,000	2,550	14,934	47,516
North Brisbane Bikeway, Stages 2, 3 and 4, Somerset Street to Rigby Street and Rigby Street to Price Street, design and construct cycle facilities	305	17,180	4,145	5,740	7,295
Eight Mile Plains Bus Station Park ‘n’ Ride Upgrade	303	4,500	350	2,350	1,800
Other Metropolitan Construction	Various	66,410		66,410

Sub-total Metropolitan District				692,064

Northern District
Bruce Highway (Ayr - Townsville), Haughton River Floodplain, construct bridges and approaches	318	514,335	17,749	37,670	458,916
Garbutt - Upper Ross Road,[8] Riverway Drive, duplication	318	43,756	23,184	14,881	5,691
Gregory Developmental Road,[3] Charters Towers to The Lynd, widening	318	42,280	13,505	14,785	13,990
Flinders Highway (Townsville -[1] Charters Towers), pavement strengthening and rehabilitation (Package 1)	318	17,000	1,839	8,030	7,131
Townsville Connection Road,[9] Bowen Road Bridge, construct	318	6,663		6,663
Bruce Highway (Townsville - Ingham), Hechts Road to Yuruga Road, pavement widening	318	9,170	361	6,439	2,370

129

Capital Statement 2018-19

Transport and Main Roads
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Bruce Highway (Townsville - Ingham), Cattle Creek and Frances Creek, upgrade bridges	318	118,900	67,207	6,433	45,260
Bruce Highway (Townsville - Ingham), Deep Creek - Bluewater Creek, pavement widening	318	7,500	1,279	4,359	1,862
Gregory Developmental Road,[2] Sardine Creek to Boomerang Creek, widen and seal	318	5,790	880	3,808	1,102
Other Northern Construction	318	33,314		33,314

Sub-total Northern District				136,382

North Coast District
Bruce Highway, Caloundra Road to Sunshine Motorway	316	812,948	280,652	200,000	332,296
Bruce Highway safety barrier installation	Various	79,790	13,450	42,503	23,837
North Coast Line - Beerburrum to10 Nambour Rail Upgrade	316	550,791		14,407	536,384
Burpengary - Caboolture Road and Beerburrum Road, improve intersections	313	28,800	700	8,000	20,100
Kawana Way (Sunshine Motorway[8] - Nicklin Way), Sunshine Coast University Hospital, roundabout upgrades	316	22,000	15,997	4,803	1,200
Caboolture Connection Road, upgrade signals and intersection improvements	313	7,555	1,053	3,669	2,833
Mount Glorious Road and Samford - Mount Glorious Road, improve intersections	314	11,300	200	2,500	8,600
Brisbane - Woodford Road, Dixon Street, improve intersection	314	3,000	726	2,274
Other North Coast Construction	316	120,887		120,887

Sub-total North Coast District				399,043

130

Capital Statement 2018-19

Transport and Main Roads
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
North West District
Kennedy Developmental Road[1] (Hann Highway), The Lynd - Hughenden, sealing	315	50,000	18,000	13,000	19,000
Wills Developmental Road (Julia[9] Creek - Burketown), Beames Brook Bridge, new two lane concrete bridge	315	5,977	1,190	4,787
Barkly Highway (Cloncurry - Mount[1] Isa), intersection upgrades	315	6,200	430	4,000	1,770
Flinders Highway (Charters1 Towers - Hughenden), culvert upgrades	315	14,408	6,335	3,252	4,821
Cloncurry - Dajarra Road, sealing[2]	315	3,220	50	2,880	290
Other North West Construction	315	22,422		22,422

Sub-total North West District				50,341

South Coast District
Pacific Motorway (Mudgeeraba -[8,11] Varsity Lakes) extra lanes	309	197,500	31,456	70,000	96,044
Pacific Motorway (Rochedale[8,12] South), Miles Platting Road to Rochedale Road (Gateway Merge)	311	190,000	23,147	50,000	116,853
Pacific Motorway, Eight Mile Plains[13] to Daisy Hill	311	749,000		17,000	732,000
Pacific Motorway, Varsity Lakes[6,13] to Tugun	309	1,030,000		5,000	1,025,000
Mount Lindesay Highway (Brisbane - Beaudesert), Greenbank Road, North Maclean, improve intersection	311	20,000	4,000	16,000
Gold Coast - Springbrook Road, Natural Disaster Relief and Recovery Arrangements, remediate batter slopes	309	21,149	7,265	13,884
Waterford - Tamborine Road[14] (Logan Village), upgrade between Anzac Avenue to Hotz Road	311	39,500	26,165	13,335

131

Capital Statement 2018-19

Transport and Main Roads
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Lamington National Park Road, Natural Disaster Relief and Recovery Arrangements Restoration, rehabilitate pavement	309	15,490	7,136	8,354
Nerang - Murwillumbah Road, Natural Disaster Relief and Recovery Arrangements Restoration, remediate batter slopes	309	10,267	2,000	5,898	2,369
Greenbank Bus Park ‘n’ Ride Upgrade	311	21,000	50	4,250	16,700
Beechmont Road, Natural Disaster Relief and Recovery Arrangments Restoration, remediate batter slopes	309	5,745	1,804	3,941
Beaudesert - Beenleigh Road, installation of safety treatments	311	5,880	2,170	3,710
Other South Coast Construction	309	56,344		56,344

Sub-total South Coast District				267,716

South West District
Carnarvon Highway, St George -[15] Surat, pavement widening	307	16,500	7,848	8,652
Other South West Construction	315	26,617		26,617

Sub-total South West District				35,269

State Wide District
Transport Corridor Acquisition Fund	Various			40,000	Ongoing
Maritime Safety Minor Works	Various			6,823	Ongoing
Western Roads Upgrade Supplement	Various	5,000		5,000
Additional Electric Charging[6] Stations Program	Various	2,500		200	2,300
Other Statewide Construction	Various	6,582		6,582

Sub-total State Wide District				58,605

132

Capital Statement 2018-19

Transport and Main Roads
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Wide Bay Burnett District
Bruce Highway Intersection Upgrades (Fleming Road to Fishermans Pocket Road, Chatsworth)	319	12,000	750	9,000	2,250
Pialba-Burrum Heads Road and Scrub Hill Road and Wide Bay Drive, intersection signalisation	319	26,000	10,300	8,700	7,000
Bruce Highway (Gympie - Maryborough), construct overtaking lanes	319	13,320	615	5,685	7,020
Bruce Highway (Gin Gin - Benaraby), Gin Gin, widening and intersection upgrades	319	8,230	150	4,200	3,880
Bruce Highway (Maryborough - Gin Gin), Hebbards Road - North South Road, Apple Tree Creek, widening and rehabilitation	319	15,454	9,365	3,500	2,589
Bruce Highway (Maryborough - Gin Gin), construct overtaking lanes	319	4,037	200	3,407	430
Burnett Highway (Gayndah -[9] Monto), Eidsvold, Three Moon Creek, timber bridge replacement	319	15,575	209	3,125	12,241
Bruce Highway, (Gin Gin - Benaraby), Carman Road - Langbeckers Nurseries, widen and overlay	319	8,563	2,820	2,828	2,915
Miva Road, Dickabram Rail Bridge Rehabilitation	319	8,000	3,720	1,780	2,500
Other Wide Bay Burnett Construction	319	58,215		58,215

Sub-total Wide Bay Burnett District				100,440

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Capital Statement 2018-19

Transport and Main Roads
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Other Property, Plant and Equipment
Corporate Buildings	Various			4,000	Ongoing
Information Technology	Various			23,223	Ongoing
Plant and Equipment	Various			11,354	Ongoing
New Public Transport Ticketing System	Various	371,060		89,198	281,862

Sub-total Other Property, Plant and Equipment				127,775

Total Property, Plant and Equipment				3,185,823

Capital Grants
Transport Infrastructure Development Scheme	Various			70,000	Ongoing
Bridges Renewal Program[9]	Various	71,247	38,277	22,440	10,530
Cycle Program	Various			20,233	Ongoing
Cape York Region Package[7]	315	50,344	31,298	19,046
Queensland School Bus Upgrade	Various			17,988	Ongoing
Strategic Off-Network - Road Projects	Various	63,201	34,527	13,020	15,654
Black Spot Program	Various			12,178	Ongoing
Passenger Transport Facilities Program	Various	92,443	34,693	7,857	49,893
Pasha Road (Moranbah), pave and seal sections	312	16,000		6,000	10,000
School Transport Infrastructure Program	Various	20,000		2,000	18,000
Regional Roads Infrastructure Package	Various	8,302	2,148	1,145	5,009
Transport and Tourism Connections	315	10,000	5,689	200	4,111
Other Capital Grants	Various	47,231		47,231

Total Capital Grants				239,338

GOLD COAST WATERWAYS AUTHORITY

Property, Plant and Equipment
Navigation Access and Safety	309	12,255	2,010	4,880	5,365
Boating Infrastructure Program	309	2,922	292	380	2,250
Plant, Equipment and Minor Works	309	10,180	2,615	2,730	4,835

Total Property, Plant and Equipment				7,990

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Capital Statement 2018-19

Transport and Main Roads
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
ROADTEK

Property, Plant and Equipment
Hire Plant	Various			15,000	Ongoing

Total Property, Plant and Equipment				15,000

QUEENSLAND RAIL LIMITED

Property, Plant and Equipment
Growth
European Train Control System Level 2 - Inner City Works	305	634,380	26,462	35,429	572,489
New Generation Rollingstock - Power Distribution	Various	49,076	15,548	26,648	6,880
New Generation Rollingstock - Station Compatibility	Various	16,427	13,047	3,380
New Generation Rollingstock - Business Systems	305	41,820	39,210	2,610
Other New Generation Rollingstock - Operational Readiness Projects	Various	2,674		2,674
North Coast Line Capacity Improvement Project (Passing Loops)	Various	82,734	5,514	21,886	55,334
Toowoomba Range Capacity and Clearance Upgrades	317	47,460	37,914	9,546
Yeppoon Rail Line Upgrade	308	4,100		4,100
Other Rail Projects[16]	Various			11,798	Ongoing
Central Train Station Renewal	305	51,822	4,434	7,491	39,897
Other Central Train Station Upgrades	305	14,032		7,168	6,864
Strathpine and Boondall Train Station Upgrades	Various	48,065	5,170	17,622	25,273
Morayfield Train Station Upgrade	313	22,311	2,074	8,976	11,261
Southbank Train Station Upgrade	305	10,042	1,882	8,160
Dakabin Train Station Upgrade	314	39,000	120	2,953	35,927
Cannon Hill Train Station Upgrade	303	18,000	30	1,540	16,430
Buranda Train Station Upgrade	303	25,000	70	1,230	23,700
Fairfield Train Station Upgrade	303	16,000		400	15,600

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Capital Statement 2018-19

Transport and Main Roads
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Albion Train Station Upgrade	305	16,000	45	395	15,560
East Ipswich Train Station Upgrade	310	17,500		50	17,450
Loganlea Train Station Upgrade	311	19,000		30	18,970
Other Train Station Upgrades	Various			1,919	Ongoing
Salisbury Train Station Park ‘n’[17] Ride	303	14,500	50	4,050	10,400
Darra Train Station Park ‘n’ Ride[17]	310	8,770	50	3,000	5,720
Lawnton Train Station Park ‘n’[17] Ride	314	10,400	3,200	1,912	5,288
Lindum Train Station Park ‘n’ Ride[17]	301	5,000	100	1,338	3,562
Geebung Train Station Park ‘n’[17] Ride	302	3,100	100	862	2,138
Virginia Train Station Park ‘n’ Ride[17]	302	2,300	100	663	1,537
Springfield Central Train Station[17] Park ‘n’ Ride	310	44,500		550	43,950

Sub-total Growth				188,380

Network
Below Rail Operational[18] Performance	Various			212,913	Ongoing
Below Rail Cost Optimisation[18]	Various			24,465	Ongoing
Townsville - Mount Isa Rail Line	Various			19,599	Ongoing

Sub-total Network				256,977

Rail Operations
Above Rail Operational[19] Performance	Various			84,094	Ongoing
Above Rail Cost Optimisation[19]	Various			4,746	Ongoing

Sub-total Rail Operations				88,840

Business Enabling
Safety Program	Various			10,270	Ongoing
ICT Program	Various			6,653	Ongoing
Workforce Productivity Program	Various			3,920	Ongoing
Other Enabling Program	Various			32,432	Ongoing

Sub-total Business Enabling				53,275

Total Property, Plant and Equipment				587,472

136

Capital Statement 2018-19

Transport and Main Roads
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
FAR NORTH QUEENSLAND PORTS CORPORATION LIMITED

Property, Plant and Equipment
Marlin Marina Reconfiguration and Expansion	306	4,443	1,843	1,500	1,100
Tingira Street Subdivision Development	306	17,913	3,263	2,000	12,650
Horn Island Cargo Wharf Access Road	315	1,700		1,700
Plant, Equipment and Minor Works	306			2,346	Ongoing

Total Property, Plant and Equipment				7,546

GLADSTONE PORTS CORPORATION LIMITED

Property, Plant and Equipment
RG Tanna Coal Terminal Projects
Process Control Systems, Stockpile Management and Upgrades	308	126,363	11,889	26,764	87,710
Conveyor Life Extension	308	86,945	6,666	6,234	74,045
Capacity Maximisation	308	7,000	3,880	2,595	525
Auckland Point Projects	308	38,400	100	2,400	35,900
Barney Point Projects	308	12,250		2,760	9,490
Port of Bundaberg Projects	319	3,180		1,900	1,280
Fisherman’s Landing Projects	308	32,035		3,485	28,550
Marine Pilot Services Projects	308	7,330	2,006	1,294	4,030
Information Systems Projects	308	38,455		13,050	25,405
Port Services Projects	308	81,928	19,400	15,078	47,450
Port Alma Projects	308	2,500		500	2,000
Quarry Projects	308	4,260		1,260	3,000
Marina Projects	308	1,020		500	520
Plant, Equipment and Minor Works	308	18,964	208	5,665	13,091

Total Property, Plant and Equipment				83,485

NORTH QUEENSLAND BULK PORTS CORPORATION LIMITED

Property, Plant and Equipment
Mackay Tug Berth Facilities Stage 1	312	6,511	615	5,896
Mackay Northern Access Road	312	2,712	212	1,500	1,000

137

Capital Statement 2018-19

Transport and Main Roads
Project	Statistical Area	Total Estimated Cost $‘000	Expenditure to 30-06-18 $‘000	Budget 2018-19 $‘000	Post 2018-19 $‘000
Middle Breakwater Common User Pipe Supports Replacement	312	6,210	210	1,500	4,500
Louisa Creek Acquisition Program	312	6,020	760	1,052	4,208
Mackay Wharf 1 Deck Concrete Sealing	312	932	182	750
Mackay Water Network Enhancements	312	4,130	505	655	2,970
Wharf 5 Approaches	312	7,750		250	7,500
Hay Point Port Development General	312	4,534	904	1,890	1,740
Mackay Port Development General	312	32,722	3,835	1,399	27,488
Abbot Point Port Development General	312	8,223	863	80	7,280
Business Improvement (Information Technology)	312	1,730	380	150	1,200

Total Property, Plant and Equipment				15,122

PORT OF TOWNSVILLE LIMITED

Property, Plant and Equipment
Berth 4 Cranes and Cargo Terminal Area	318	27,296	415	18,564	8,317
Channel Capacity Upgrade	318	193,460	6,096	44,326	143,038
Road Network Upgrades	318	10,100	250	3,250	6,600
Wharf Facilities Upgrades	318	11,486	36	1,000	10,450
Plant, Equipment and Minor Works	318			7,953	Ongoing

Total Property, Plant and Equipment				75,093

TOTAL TRANSPORT AND MAIN ROADS (PPE)				3,977,531

TOTAL TRANSPORT AND MAIN ROADS (CG)				239,338

Notes:

1.	Part of the Northern Australia Roads Program.
2.	Part of the Northern Australia Beef Roads Program.
3.	Funding for this project is for pre-construction activities only.
4.	This project is being delivered under a Public Private Partnership arrangement (PPP).
5.	Part of the $635 million Warrego Highway Upgrade Package to upgrade the Warrego Highway between Toowoomba and Miles.
6.	Part of the State Infrastructure Fund.
7.	Part of the $260.5 million Cape York Region Package.
8.	Part of the State Infrastructure Fund - Priority Economic Works and Productivity Program.

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Capital Statement 2018-19

9.	Part of the Bridges Renewal Program.
10.	Indicative total project cost subject to confirmation. Project timing, potential staging and funding arrangements subject to negotiations with the Australia Government.
11.

Indicative total project cost to be confirmed. Australian Government contribution capped at $110 million, with the Queensland Government to fund the balance. Queensland Government contribution includes $44 million from the State Infrastructure Fund.

12.

Indicative total project cost to be confirmed. Australian Government contribution capped at $115 million, with the Queensland Government to fund the balance. Queensland Government contribution includes $42 million from the State Infrastructure Fund - Priority Economic Works and Productivity Program.

13.	Indicative total project cost subject to business case development. Project timing and funding arrangements subject to negotiations with the Australia Government.
14.	This is a developer funded project.
15.	Part of the Australian Government’s Heavy Vehicle Safety and Productivity Program.
16.

Projects other than European Train Control System, New Generation Rollingstock - Operational Readiness, Central and other train station upgrades that will grow and enhance the Queensland Rail Network. They are mainly related to infrastructure and civil works.

17.	The project is jointly delivered by Queensland Rail and Department of Transport and Main Roads.
18.	Below Rail includes track infrastructure.
19.	Above Rail includes stations, platforms and rollingstock.

All Projects - Total estimated cost is inclusive of both non-capital and capital components of project expenditure.

139

Capital Statement 2018-19

Appendices

Appendix A:	Entities included in capital outlays 2018-19

Aboriginal and Torres Strait Islander Partnerships

Department of Aboriginal and Torres Strait Islander Partnerships

Agriculture and Fisheries

Department of Agriculture and Fisheries

Queensland Racing Integrity Commission

Child Safety, Youth and Women

Department of Child Safety, Youth and Women

Communities, Disability Services and Seniors

Department of Communities, Disability Services and Seniors

Education

Department of Education

Queensland Curriculum and Assessment Authority

Electoral Commission of Queensland

Employment, Small Business and Training

Department of Employment, Small Business and Training

TAFE Queensland

Environment and Science

Department of Environment and Science

Library Board of Queensland

Queensland Museum

Queensland Art Gallery

Queensland Performing Arts Trust

Housing and Public Works

Department of Housing and Public Works

CITEC

Queensland Shared Services

Queensland Building and Construction Commission

Stadiums Queensland

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Capital Statement 2018-19

Innovation, Tourism Industry Development and the Commonwealth Games

Department of Innovation, Tourism Industry Development and the Commonwealth Games

Justice and Attorney General

Department of Justice and Attorney General

Public Trustee of Queensland

Legal Aid Queensland

Crime and Corruption Commission

Legislative Assembly of Queensland

Local Government, Racing and Multicultural Affairs

Department of Local Government, Racing and Multicultural Affairs

Natural Resources, Mines and Energy

Department of Natural Resources, Mines and Energy

CS Energy Limited

Stanwell Corporation Limited

Energy Queensland

Powerlink Queensland

SunWater Limited

Gladstone Area Water Board

Mount Isa Water Board

Seqwater

Premier and Cabinet

Department of the Premier and Cabinet

Public Safety Business Agency

Queensland Corrective Services

Queensland Fire and Emergency Services

Queensland Health

Queensland Health and Hospital and Health Services

Council of the Queensland Institute of Medical Research

Queensland Police Service

Queensland Treasury

Queensland Treasury

Cross River Rail Delivery Authority

141

Capital Statement 2018-19

State Development, Manufacturing, Infrastructure and Planning

Department of State Development, Manufacturing, Infrastructure and Planning

Economic Development Queensland

South Bank Corporation

Queensland Reconstruction Authority

Transport and Main Roads

Department of Transport and Main Roads

Gold Coast Waterways Authority

Queensland Rail Limited

Far North Queensland Ports Corporation

Gladstone Ports Corporation

North Queensland Bulk Ports Corporation

Port of Townsville Limited

RoadTek

142

Capital Statement 2018-19

Appendix B:	Key concepts and coverage

Coverage of the capital statement

Under accrual output budgeting, capital is the stock of assets including property, plant and equipment and intangible assets that any agency owns and/or controls and uses in the delivery of services, as well as capital grants made to other entities. The following definitions are applicable throughout this document:

•	capital purchases – property, plant and equipment outlays as per the financial statements excluding asset sales, depreciation and revaluations

•	capital grants – capital grants to other entities and individuals (excluding grants to other government departments and statutory bodies).

Capital contingency

Consistent with the approach adopted in previous years, a capital contingency reserve has been included. This reserve recognises that while agencies budget to fully use their capital works allocation, circumstances such as project lead-in times, project management constraints, unexpected weather conditions and capacity constraints such as the supply of labour and materials may prevent full usage. On a whole-of-government basis, there is likely to be underspending, resulting in a carry-over of capital allocations.

Estimated jobs supported by capital works

The $11.583 billion capital works program in 2018-19 is estimated to directly support more than 38,000 jobs, equating to around 33,000 full-time equivalent jobs. The estimate of jobs supported by the Government’s capital works program in 2018-19 is based on Queensland Treasury’s Guidelines for estimating the full-time equivalent (FTE) jobs directly supported by the construction component of the capital works program.

The estimate of jobs supported by the capital works program is presented both in terms of FTEs and total jobs. Further, in some cases, jobs estimates quoted for specific projects throughout the Capital Statement and in other Budget papers may reflect other approaches, including proponent’s estimates or project specific information, rather than the methodology in the Queensland Treasury Guidelines for estimating jobs supported by capital works.

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Capital Statement 2018-19

Appendix C:	Capital purchases by entity by region 2018-19

	Brisbane
	East	North	South	West	Inner City	Sub total
Entity[2]	$‘000	$‘000	$‘000	$‘000	$‘000	$‘000

Aboriginal and Torres Strait Islander Partnerships	—	—	—	—	284	284

Agriculture and Fisheries	1,146	30	1,000	—	8,585	10,761

Child Safety, Youth and Women	2,214	1,809	2,977	1,589	2,185	10,774

Communities, Disability Services and Seniors	143	1,989	218	116	1,010	3,476

Education	17,748	13,505	42,825	26,142	111,646	211,866

Electoral Commission of Queensland	—	—	—	—	3,381	3,381

Employment, Small Business and Training	1,285	1,173	1,936	1,018	1,741	7,153

Environment and Science	4,514	1,884	3,110	1,636	27,170	38,314

Housing and Public Works	15,551	21,126	45,170	11,466	55,235	148,548

Innovation, Tourism Industry Development and the Commonwealth Games	—	—	—	—	24	24

Justice and Attorney-General	915	884	1,377	724	40,994	44,894

Legislative Assembly of Queensland	131	121	200	105	6,568	7,125

Local Government, Racing and Multicultural Affairs	62	56	93	49	71	331

Natural Resources, Mines and Energy	38,882	100,753	101,238	68,935	321,629	631,437

Premier and Cabinet	—	—	—	—	1,047	1,047

Public Safety Business Agency[3]	8,737	8,567	11,664	7,584	21,766	58,318

Queensland Corrective Services	1,967	1,799	2,969	1,561	2,286	10,582

Queensland Fire and Emergency Services	271	248	410	216	316	1,461

Queensland Health	25,069	72,284	66,707	19,578	58,439	242,077

Queensland Police Service	953	869	1,435	755	1,105	5,117

Queensland Treasury	—	—	—	—	739,125	739,125

State Development, Manufacturing, Infrastructure and Planning	30	29,406	16,029	24	24,166	69,655

Transport and Main Roads	44,287	95,717	84,886	51,740	108,073	384,703

Other Agencies[4]	75	69	114	60	88	406

Anticipated Contingency Reserve and Other Adjustments[5]

Funds Allocated	158,097	339,651	370,569	186,363	1,481,797	2,536,477

Notes

1.	Numbers may not add due to rounding and allocations of adjustments.
2.	Includes all associated statutory bodies.
3.	The Public Safety Business Agency is a capital purchaser for Queensland Fire and Emergency Services, Queensland Police Service and the Office of the Inspector-General Emergency Management.
4.	Includes other Government entities with non-material capital programs.
5.	The Anticipated Contingency Reserve and other adjustments have been spread across statistical areas proportionate to capital spends.

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Capital Statement 2018-19

	Ipswich	Wide Bay	Darling Downs			Gold Coast
			DD Maranoa	Toowoomba	Sub total
Entity[2]	$‘000	$‘000	$‘000	$‘000	$‘000	$‘000

Aboriginal and Torres Strait Islander Partnerships	—	—	—	—	—	—

Agriculture and Fisheries	—	1,050	1,000	4,050	5,050	120

Child Safety, Youth and Women	9,971	2,721	1,103	1,303	2,406	4,873

Communities, Disability Services and Seniors	3,327	3,061	681	345	1,026	356

Education	59,483	20,764	12,872	32,897	45,769	83,554

Electoral Commission of Queensland	—	—	—	—	—	—

Employment, Small Business and Training	1,901	1,618	708	4,855	5,563	3,263

Environment and Science	3,053	16,065	1,139	1,374	2,513	5,243

Housing and Public Works	32,699	11,447	2,903	6,716	9,619	26,666

Innovation, Tourism Industry Development and the Commonwealth Games	—	—	—	—	—	172

Justice and Attorney-General	1,397	1,273	504	999	1,503	3,847

Legislative Assembly of Queensland	196	167	73	88	161	337

Local Government, Racing and Multicultural Affairs	91	82	34	46	80	156

Natural Resources, Mines and Energy	132,279	213,253	145,256	134,400	279,656	122,024

Premier and Cabinet	—	—	—	—	—	—

Public Safety Business Agency[3]	47,331	12,584	5,570	8,253	13,823	22,563

Queensland Corrective Services	18,560	2,482	1,087	1,312	2,399	5,005

Queensland Fire and Emergency Services	403	343	150	181	331	691

Queensland Health	40,799	76,161	60,498	19,349	79,847	73,797

Queensland Police Service	1,409	1,199	525	634	1,159	2,419

Queensland Treasury	—	—	—	—	—	—

State Development, Manufacturing, Infrastructure and Planning	4,634	38	16	20	36	3,108

Transport and Main Roads	601,780	142,134	175,471	570,596	746,067	246,812

Other Agencies[4]	112	95	42	50	92	192

Anticipated Contingency Reserve and Other Adjustments[5]

Funds Allocated	925,006	488,365	394,937	759,218	1,154,155	583,487

Notes

1.	Numbers may not add due to rounding and allocations of adjustments.
2.	Includes all associated statutory bodies.
3.	The Public Safety Business Agency is a capital purchaser for Queensland Fire and Emergency Services, Queensland Police Service and the Office of the Inspector-General Emergency Management.
4.	Includes other Government entities with non-material capital programs.
5.	The Anticipated Contingency Reserve and other adjustments have been spread across statistical areas proportionate to capital spends.

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Capital Statement 2018-19

	Logan – Beaudesert	Mackay - Whitsunday	Outback and Far North Queensland			Central
			Outback	Cairns	Sub total	Queensland Fitzroy
Entity[2]	$‘000	$‘000	$‘000	$‘000	$‘000	$‘000

Aboriginal and Torres Strait Islander Partnerships	—	—	6,095	47	6,142	—

Agriculture and Fisheries	—	80	1,200	1,150	2,350	210

Child Safety, Youth and Women	2,757	1,556	1,296	2,337	3,633	2,014

Communities, Disability Services and Seniors	301	3,794	320	152	472	147

Education	45,766	20,170	4,123	17,479	21,602	28,146

Electoral Commission of Queensland	—	—	—	—	—	—

Employment, Small Business and Training	1,843	1,037	480	1,377	1,857	1,352

Environment and Science	2,962	9,196	772	2,767	3,539	7,422

Housing and Public Works	29,558	6,135	42,149	54,570	96,719	13,516

Innovation, Tourism Industry Development and the Commonwealth Games	—	—	—	—	—	—

Justice and Attorney-General	5,012	807	627	1,009	1,636	7,548

Legislative Assembly of Queensland	190	107	50	142	192	139

Local Government, Racing and Multicultural Affairs	88	50	1,988	71	2,059	70

Natural Resources, Mines and Energy	19,108	102,613	59,170	105,533	164,703	392,262

Premier and Cabinet	—	—	—	—	—	—

Public Safety Business Agency[3]	14,557	6,640	9,418	11,294	20,712	9,146

Queensland Corrective Services	2,827	1,591	737	2,111	2,848	109,074

Queensland Fire and Emergency Services	390	220	102	292	394	286

Queensland Health	35,648	36,056	35,348	54,465	89,813	77,271

Queensland Police Service	1,366	769	356	1,020	1,376	1,002

Queensland Treasury	—	—	—	—	—	—

State Development, Manufacturing, Infrastructure and Planning	43	6,524	211	5,032	5,243	4,261

Transport and Main Roads	146,918	272,191	192,335	166,320	358,655	298,455

Other Agencies[4]	108	61	28	81	109	79

Anticipated Contingency Reserve and Other Adjustments[5]

Funds Allocated	298,341	452,750	344,005	411,922	755,927	918,233

Notes

1.	Numbers may not add due to rounding and allocations of adjustments.
2.	Includes all associated statutory bodies.
3.	The Public Safety Business Agency is a capital purchaser for Queensland Fire and Emergency Services, Queensland Police Service and the Office of the Inspector-General Emergency Management.
4.	Includes other Government entities with non-material capital programs.
5.	The Anticipated Contingency Reserve and other adjustments have been spread across statistical areas proportionate to capital spends.

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Capital Statement 2018-19

	Sunshine Coast and Moreton Bay				Townsville	Totals[1]
	Sunshine	Moreton	Moreton
	Coast	Bay North	Bay South	Sub total
Entity[2]	$‘000	$‘000	$‘000	$‘000	$‘000	$‘000

Aboriginal and Torres Strait Islander Partnerships	—	—	—	—	47	6,473

Agriculture and Fisheries	1,150	1,000	20	2,170	1,400	23,191

Child Safety, Youth and Women	2,916	2,026	1,654	6,596	2,288	49,589

Communities, Disability Services and Seniors	493	148	251	892	149	17,001

Education	61,081	18,567	32,198	111,846	25,335	674,301

Electoral Commission of Queensland	—	—	—	—	—	3,381

Employment, Small Business and Training	1,966	1,363	1,116	4,445	27,368	57,400

Environment and Science	6,503	2,190	3,193	11,886	2,198	102,391

Housing and Public Works	23,021	20,918	4,443	48,382	36,373	459,662

Innovation, Tourism Industry Development and the Commonwealth Games	—	—	—	—	—	196

Justice and Attorney-General	1,398	970	794	3,162	4,649	75,728

Legislative Assembly of Queensland	203	141	115	459	141	9,214

Local Government, Racing and Multicultural Affairs	94	65	53	212	71	3,290

Natural Resources, Mines and Energy	130,733	6,488	36,797	174,018	192,175	2,423,528

Premier and Cabinet	—	—	—	—	—	1,047

Public Safety Business Agency[3]	12,093	21,347	6,723	40,163	8,245	254,082

Queensland Corrective Services	3,015	5,559	1,711	10,285	2,099	167,752

Queensland Fire and Emergency Services	416	289	236	941	290	5,750

Queensland Health	104,023	43,083	21,457	168,563	65,447	985,479

Queensland Police Service	1,457	1,010	827	3,294	1,014	20,124

Queensland Treasury	—	—	—	—	—	739,125

State Development, Manufacturing, Infrastructure and Planning	296	32	26	354	138,957	232,853

Transport and Main Roads	398,765	65,168	60,585	524,518	255,298	3,977,531

Other Agencies[4]	116	80	66	262	80	1,596

Anticipated Contingency Reserve and Other Adjustments[5]						(369,175)

Funds Allocated	722,842	183,612	166,085	1,072,539	736,229	9,921,509

Notes

1.	Numbers may not add due to rounding and allocations of adjustments.
2.	Includes all associated statutory bodies.
3.	The Public Safety Business Agency is a capital purchaser for Queensland Fire and Emergency Services, Queensland Police Service and the Office of the Inspector-General Emergency Management.
4.	Includes other Government entities with non-material capital programs.
5.	The Anticipated Contingency Reserve and other adjustments have been spread across statistical areas proportionate to capital spends.

147

Queensland Budget 2018-19 Capital Statement Budget Paper No. 3

Queensland Budget 2018-19

Capital Statement  Budget Paper No.3

budget.qld.gov.au

Queensland Budget 2018-19

BUDGET MEASURES

Budget Paper No.4

budget.qld.gov.au

2018-19 Queensland Budget Papers

1. Budget Speech

2. Budget Strategy and Outlook

3. Capital Statement

4. Budget Measures

5. Service Delivery Statements

Appropriation Bills

Budget Highlights

The Budget Papers are available online at budget.qld.gov.au

© Crown copyright

All rights reserved

Queensland Government 2018

Excerpts from this publication may be reproduced, with appropriate acknowledgement, as permitted under the Copyright Act.

Budget Measures

Budget Paper No.4

ISSN 1445-4890 (Print)

ISSN 1445-4904 (Online)

Budget Measures 2018-19

State Budget

2018-19

Budget Measures

Budget Paper No. 4

Budget Measures 2018-19

Contents

1	Overview	1

1.1	Introduction	3
1.2	Explanation of scope and terms	4
1.3	Overview	6
1.4	Government indexation policy	10
1.5	Funding of election commitments	10

2	Expense Measures	28

	Introduction	28
	Department of Aboriginal and Torres Strait Islander Partnerships	29
	Department of Agriculture and Fisheries	31
	Department of Child Safety, Youth and Women	35
	Department of Communities, Disability Services and Seniors	38
	Department of Education	41
	Department of Employment, Small Business and Training	43
	Department of Environment and Science	46
	Department of Housing and Public Works	55
	Department of Innovation, Tourism Industry Development and the Commonwealth Games	60
	Department of Justice and Attorney-General	63
	Department of Local Government, Racing and Multicultural Affairs	70
	Department of Natural Resources, Mines and Energy	75
	Department of State Development, Manufacturing, Infrastructure and Planning	78
	Department of the Premier and Cabinet	85
	Department of Transport and Main Roads	87
	Electoral Commission of Queensland	93
	Legislative Assembly of Queensland	94
	Public Safety Business Agency	95

Budget Measures 2018-19

	Public Service Commission	96
	Queensland Corrective Services	97
	Queensland Fire and Emergency Services	100
	Queensland Health	101
	Queensland Police Service	105
	Queensland Treasury	109

3	Capital Measures	111

	Introduction	111
	Department of Agriculture and Fisheries	112
	Department of Child Safety, Youth and Women	113
	Department of Communities, Disability Services and Seniors	114
	Department of Education	115
	Department of Employment, Small Business and Training	117
	Department of Environment and Science	118
	Department of Housing and Public Works	121
	Department of Innovation, Tourism Industry Development and the Commonwealth Games	122
	Department of Justice and Attorney-General	123
	Department of Local Government, Racing and Multicultural Affairs	124
	Department of Natural Resources, Mines and Energy	125
	Department of State Development, Manufacturing, Infrastructure and Planning	126
	Department of Transport and Main Roads	127
	Legislative Assembly of Queensland	134
	Public Safety Business Agency	136
	Queensland Corrective Services	137
	Queensland Fire and Emergency Services	138
	Queensland Health	139
	Queensland Police Service	141
	Queensland Treasury	143

Budget Measures 2018-19

4	Revenue Measures	144

	Introduction	144
	Department of Agriculture and Fisheries	145
	Department of Education	146
	Department of Environment and Science	147
	Department of Natural Resources, Mines and Energy	148
	Department of Transport and Main Roads	149
	Queensland Treasury	151

Budget Measures 2018-19

1	Overview

Features

•	This Budget Paper presents a consolidation of expense, capital and revenue measures reflecting decisions since the 2017-18 Budget.

•	The 2018-19 Budget measures will support infrastructure, skills and services to promote jobs and build our cities and regional Queensland for the future.

•	The Budget will provide infrastructure to cater to our growing population of five million, drive transformative change, encouraging private investment and making our communities better places to live.

•

Delivering on our election commitments, the Government has provided increased funding of $570.8 million over six years to enhance public hospital capacity and services in the south east Queensland growth corridor, including funding for the redevelopments at the Logan, Caboolture and Ipswich hospitals and to commence planning for the Wide Bay region. Total funding included in the Building Better Hospitals package is $679 million.

•

The Government is also providing increased funding of $554.5 million over four years to support frontline staff, improve health services and meet the ongoing growth in demand for health and ambulance services.

•

Delivering on our election commitment, the Government is providing additional funding of $308 million over six years from 2018-19, bringing total funding to $808 million across seven years to deliver world class learning environments for students and to address enrolment growth pressures through the Building Future Schools Fund.

•

Additional State Government funding of $897.5 million is provided for planning and upgrades to the M1 Pacific Motorway, namely the Varsity Lakes to Tugun and Eight Mile Plains to Daisy Hill upgrades, under 50:50 funding arrangements with the Australian Government.

•

The Government is providing increased funding of $176 million over four years to support the construction of the Rookwood Weir on the Fitzroy River which is being matched by the Australian Government capital contribution of $176 million. This will provide drought contingency supplies for Rockhampton, Gladstone and Yeppoon and support agriculture.

•

The Government has provided increased funding of $50 million from 2017-18 to continue funding programs under the Advance Queensland initiative. Measures funded will include expansion of ‘The Precinct’, the State’s flagship hub for start-ups and support for the Clem Jones Centre for Ageing and Dementia Research, and a range of programs to drive and scale innovation in Queensland including driving the development of key technologies like artificial intelligence, big data, drones and robotics in Queensland industry and programs focussing on innovation and the digital economy in our regions, bringing total funding for this program to $650 million.

1

Budget Measures 2018-19

•

In order to address cost of living pressures, the Electricity Asset Ownership Dividend provides additional funding of $200 million over two years from 2017-18 to deliver electricity bill relief for Queensland households through a $50 electricity rebate in 2017-18 and 2018-19. This initiative is funded from the dividends of Queensland’s Government-owned corporations and forms part of the Government’s $2 billion Affordable Energy Plan.

•

Back to Work has increased funding of $155 million over four years from 2017-18 to extend the regional program to 30 June 2020 to continue to provide employer support payments to employers hiring eligible unemployed jobseekers in regional Queensland.

•

Skilling Queenslanders for Work has increased funding of $180 million over three years from 2018-19 to boost the initiative to fund more apprenticeships and increase workforce participation through a suite of targeted skills and training programs.

•

The Government is providing increased funding of $40 million over four years from 2018-19 and $10.4 million per annum ongoing towards management of the Great Barrier Reef including $26 million over four years and $10.4 million per annum ongoing for the Great Barrier Reef Joint Field Management Program to protect and maintain marine and island ecosystems in the Great Barrier Reef, and $13.8 million over four years from 2018-19 to extend the Queensland Reef Water Quality Program. This will bring total funding to $330 million over five years.

•

The Government is providing increased funding of $4 million over two years to establish a scientific program to support an enhanced Statewide Landcover and Trees Study (SLATS) to identify and report on the condition and extent of regrowth vegetation and inform habitat conservation.

•

The Government is introducing a Waste Disposal Levy of $70 per tonne (higher for regulated waste) increasing $5 per annum, commencing in the first quarter of 2019. The levy will meet the costs of avoiding direct impacts on households and provide funding for industry programs and other environmental priorities of Government.

•

This will include providing additional funding of $100 million over three years for the Resource Recovery Industry Development Program and $32 million in 2018-19 for advance payments to councils to meet the cost of municipal household waste sent to landfill and to avoid any direct impact on households associated with the introduction of the Waste Disposal Levy in the first quarter of 2019.

•

The Government is providing additional funding of $38 million over four years to establish the Disaster Resilience Fund (DRF). The DRF funds local governments, State agencies and non-government organisations to deliver mitigation and resilience projects.

•	The Government has committed to deliver a new $150 million state of the art theatre for Brisbane, investing $125 million over four years from 2018-19.

•	To provide enhanced performance facilities for Queensland Ballet, the Government is providing $14 million over two years towards the refurbishment of the Thomas Dixon Centre.

2

Budget Measures 2018-19

1.1	Introduction

The purpose of this document is to provide a consolidated view of policy decisions with budgetary impacts made by the Government since the 2017-18 Budget.

This document complements other Budget Papers, in particular Budget Paper No. 2 Budget Strategy and Outlook, Budget Paper No. 3 Capital Statement and the Service Delivery Statements.

This paper includes only new policy decisions and does not detail the full amount of additional funding being provided to agencies to deliver services and infrastructure. Other adjustments, including those that are parameter based and where the funding formula remains unchanged, are similarly excluded.

This paper also sets out the costing of election commitments as published prior to the Election conducted in November 2017.

The total funding impact of new measures is summarised in Tables 1.2 to 1.4 at the conclusion of this chapter.

For details on the total funding available to agencies, refer to agencies’ Service Delivery Statements.

3

Budget Measures 2018-19

1.2	Explanation of scope and terms

The following is a description of the scope and terms applied in this document.

Scope

This document includes measures with the following features:

•

Sector. Only Queensland General Government sector agencies are included. Measures involving Government-owned corporations or other Public Non-financial Corporations sector agencies are within scope only if the measures are being funded directly by the General Government sector or if there is a flow through effect (for example, Community Service Obligations).

•	Timeframe. Measures based on decisions made by the Government since the 2017-18 Budget.

•	Type. Measures with budgetary impacts, in particular:

(i) expense and capital measures with service delivery, capital enhancement, grant or subsidy impacts on the community; and

(ii) revenue measures involving a significant change in revenue policy, including changes in the tax rate.

•

Initiatives of a technical nature or non-policy based adjustments, such as parameter based funding adjustments, are not included if the formula to calculate these adjustments has not changed, as they do not reflect changes in Government policy. The main focus is on measures reflecting policy decisions that impact directly on the community through service delivery or other means.

•	Materiality. Minor measures or measures with non-significant community impact are not included in this document.

Funding basis

Tables in this document are presented on a net funding basis.

•

Net funding refers to the impact that the funding of the measure has on appropriations from the Consolidated Fund or centrally held funds to the relevant General Government agency. The tables do not include funding directed to the measure from existing agency resources or other sources.

•

Amounts refer to additional funding being provided to agencies for a particular program or project, as a result of decisions by Government since the 2017-18 Budget. The amount provided for a measure may differ from other Budget papers, such as Budget Paper No. 3 Capital Statement, that may refer to total funding.

4

Budget Measures 2018-19

•

Where a measure involves material expenditure or revenue collections by more than one department, the measure is reported under each department involved. The addition of each individual department’s portion of a particular measure may not equate to the reported total whole-of-Government figure due to the omission of some departments’ portions that did not meet Budget Paper 4’s materiality threshold (i.e. $250,000 over five years).

•	Amounts included in the tables relating to revenue measures represent the impact of the measure on Government revenue (with a positive amount representing additional revenue).

Tables 1.2 to 1.4 identify expense, capital and revenue measures separately, categorised as follows:

•	up to and including 2017-18 Mid-Year Fiscal and Economic Review (MYFER) (which includes 2017 Election Commitments); and

•	since the 2017-18 MYFER.

5

Budget Measures 2018-19

1.3	Overview

The following section presents selected measures relating to decisions taken since the 2017-18 Budget.

1.3.1	Delivering infrastructure

The 2018-19 Budget invests $45.8 billion in infrastructure over the forward estimates including projects such as the Cairns Convention Centre, Cross River Rail, the M1 and Bruce Highway upgrades, Rookwood Weir and Townsville Stadium, representing the biggest capital works program since 2012-13 which was elevated by disaster recovery efforts.

Measures from across Government that will deliver infrastructure for Queensland that will drive the economy, deliver better services and support tens of thousands of Queensland jobs every year include:

•	M1 Pacific Motorway: additional funding of $897.5 million is provided for planning and upgrades to the M1 Pacific Motorway

•

Future Proofing the Bruce: additional funding $10 million over two years to develop a 15-year vision and initial Action Plan to identify and prioritise projects to be delivered as part of upgrades to the Bruce Highway and $253.5 million over three years to delivery priority Bruce Highway upgrade projects

•

Building Future Schools Fund: additional funding of $308 million over six years from 2018-19, bringing total funding to $808 million across seven years to deliver world class learning environments for students

•

Rookwood Weir: increased funding of $176 million over four years to support the construction of the Rookwood Weir on the Fitzroy River, which is being matched by the Australian Government capital contribution of $176 million and providing drought contingency supplies for Rockhampton, Gladstone and Yeppoon

•

New Performing Arts Venue at the Queensland Performing Arts Centre: the Government has committed to deliver a new $150 million state of the art theatre for Brisbane, investing $125 million over four years from 2018-19 to build the new performing arts venue at the Queensland Performing Arts Centre, benefiting Queensland artists and audiences

•

Growth Area and Regional Infrastructure Investment Fund: additional funding of $40 million over two years from 2018-19, held centrally, to invest in infrastructure that improves prosperity and liveability for Queenslanders living in outer urban and regional Queensland

•

Beerburrum to Nambour Rail: the Government is providing funding of $160.8 million over four years towards the Beerburrum to Nambour rail duplication project. The Australian Government has provided an initial $390 million over five years towards this measure.

6

Budget Measures 2018-19

1.3.2	Skills for Queensland jobs

Measures from across Government that will enhance access to training and jobs for Queenslanders include:

•

Skilling Queenslanders for Work: increased funding of $180 million over three years from 2018-19 to boost the initiative to fund more apprenticeships and increase workforce participation through a suite of targeted skills and training programs

•

Back to Work: increased funding of $155 million over four years from 2017-18 to extend the regional program to 30 June 2020 to continue to provide employer support payments to employers hiring eligible unemployed jobseekers in regional Queensland

•

Expansion of the Jobs and Regional Growth Fund: increased funding of $20 million for the Jobs and Regional Growth Fund to help facilitate private sector projects which create employment and economic growth opportunities in regional Queensland by focussing on regions with higher than average unemployment

•	Driving Queensland Agriculture and Rural Jobs Growth: additional funding of $19.2 million over three years to support Queensland agriculture and rural jobs.

1.3.3	Industry Attraction and Support

In April 2018, more than a billion people around the world saw the action of the Gold Coast 2018 Commonwealth Games, the biggest event staged in Queensland’s history.

Government and private sector investments valued at approximately $2.6 billion leave a legacy of upgraded transport, sporting and community facilities for use by local communities for the years and decades to come. Griffith University modelling predicts, after taking into account Government’s $1.5 billion investment, the Games will have contributed $2 billion to Gross State Product for the State.

Tourism is a $25 billion industry for Queensland and the 2018-19 Budget includes a range of support to help ensure the State remains a destination of choice for interstate and international visitors. This includes continued funding for Tourism and Events Queensland to attract more visitors through marketing, events and experience development as well as $94.6 million over five years to progress programs under the Growing Tourism, Growing Tourism Jobs initiative including:

•	Attracting Tourism Fund: additional funding of $48.6 million to provide incentives to attract new and international airline routes and cruise ships to Queensland

•

Regional Tourism Infrastructure and Experience Development Program: additional funding of $46 million to assist communities to grow tourism by developing new and improved tourism experiences, such as the Wangetti Trail in the State’s Far North, and develop tourism industry capability, including facilitation of outback tourism projects.

Other initiatives include $26.2 million over four years to attract future major events as part of the Advancing Tourism program, additional funding of $25 million over three years to establish a Reef Resort Rejuvenation Fund to deliver infrastructure for the Great Barrier Reef islands with projects focused on cleaning, greening and growing and $2.2 million to expand the Australian

Workers Heritage Centre at Barcaldine.

7

Budget Measures 2018-19

1.3.4	Protecting the Great Barrier Reef

To support the reef and manage the impacts of climate change, the Government is investing $330 million over five years. A number of initiatives are outlined in the 2018-19 Budget, including:

•

Great Barrier Reef - Joint Field Management Program: increased funding of $26 million over four years and $10.4 million per annum ongoing to protect and maintain marine and island ecosystems in the Great Barrier Reef

•	Great Barrier Reef - Water Quality: increased funding of $13.8 million over four years to extend the Queensland Reef Water Quality Program

•

Climate Change Implementing Queensland’s Response: increased funding of $5.6 million over four years to enhance and strengthen delivery of the Queensland Climate Change Response which will include continued development and implementation of the Government Adaptation Action Plan

•

Enhanced Statewide Landcover and Trees Study: increased funding of $4 million over two years to establish a scientific program to support an enhanced Statewide Landcover and Trees Study to identify and report on the condition and extent of regrowth vegetation and inform habitat conservation.

1.3.5	Advance Queensland

In a globally competitive market we need to ensure we are well positioned to grow opportunities for business and industry through innovation and the commercialisation of ideas. Through its flagship Advance Queensland initiative totalling $650 million, the Queensland Government maintains a strong focus on fostering innovation and entrepreneurship to enable Queensland businesses to adapt rapidly to the ever-changing global business environment.

Measures from across Government that will support Queenslanders to participate and succeed in the modern economy include:

•

Advance Queensland Foundations for the Future: increased funding of $73 million over four years for the Advance Queensland initiative including $30 million for Ignite Ideas which is helping Queensland startups and small and medium enterprises to succeed

•

Advance Queensland Increase: increased funding of $50 million over five years to continue funding programs including expansion of ‘The Precinct’, the State’s flagship hub for start-ups, support for the Clem Jones Centre for Ageing and Dementia Research, and a range of programs to drive and scale innovation in Queensland

•

Advance Queensland Industry Attraction Fund: $40 million over two years has been provided in the 2018-19 Budget to extend the Advance Queensland Industry Attraction Fund, bringing total funding to $105 million, which will continue to attract interstate and overseas businesses considering moving to Queensland, or Queensland-based businesses interested in expanding.

8

Budget Measures 2018-19

1.3.6	Supporting Queensland businesses

Queensland is home to more than 426,000 small businesses which are at the centre of almost every industry sector across the State. The Government has a series of programs and initiatives developed with the aim of providing Queensland businesses the opportunity to grow, support increased job intake and boost the State’s economy. Buy Queensland, introduced in September 2017, prioritises local businesses, jobs and better social outcomes. Since Buy Queensland came into effect, 84% of Queensland Government contracts awarded through QTenders have gone to Queensland businesses.

Measures in the 2018-19 Budget that support Queensland businesses include:

•

Business Development Fund: increased funding of $40 million over two years to continue to support the growth of angel and venture capital funding available to Queensland businesses, thereby strengthening Queensland’s entrepreneurial and start-up eco-system

•

EcoBiz Program for Small to Medium Enterprises: increased funding of $3.9 million over four years to continue delivering the ecoBiz program that helps small to medium sized businesses identify and achieve financial savings and eco-efficiency across energy, water and waste

•

Security of Payment for Subcontractors in the Building and Construction Industry: additional funding of $4.6 million over three years including $3.1 million to promote public awareness of the Government’s project bank account reforms to improve security of payment for subcontractors in the building and construction industry.

9

Budget Measures 2018-19

1.4	Government Indexation Policy

In order to relieve cost of living pressures, the Queensland Government will move to a CPI-based escalation of fees and charges and the penalty unit from 2019-20 that will replace the previous Government’s policy of an indexation rate of 3.5% per annum which was introduced in 2012-13. From 2019-20 onwards, the CPI is projected to increase by 2.5% per annum, consistent with the mid-point of the Reserve Bank of Australia’s target band. This measure results in a reduction in revenue of $25 million in 2019-20 and $53 million in 2020-21. This change means fees and charges subject to the Government indexation policy, including motor vehicle registration fees, transport and traffic fees and the Emergency Management Levy will only rise at the rate of inflation.

1.5	Funding of election commitments

Consistent with its measured and responsible management of the State’s finances, the Government offset the cost of its election commitments through a range of measures as outlined in Table 1.1 below.

The total cost of election commitments is defined as where additional funding from the Consolidated Fund has been appropriated to agencies or a funding contingency has been set up centrally. This excludes any costs associated with election commitments that are funded through other means or funded internally by agencies.

Where a decision has been taken since the election, to approve additional funding or reprioritise existing funding for a measure, or a revenue forecast has been revised, the funding shown for a measure in Tables 1.2, 1.3 or 1.4 may not be consistent with the totals set out in Table 1.1.

10

Budget Measures 2018-19

Table 1.1	2017 Election Commitments

	2017-18	2018-19	2019-20	2020-21	Total
	$ million	$ million	$ million	$ million	$ million
Total cost of election commitments - Recurrent commitments	122.5	435.7	436.0	388.9	1,383.0
Savings and Reprioritisation - Additional Foreign Acquirer Duty increase to 7%	—	33.0	33.0	33.0	99.0
Land Tax increase to rate on holdings above $10 million by 2.25%	—	71.0	76.0	80.0	227.0
Motor Vehicle Duty ($2 increase per $100 of dutiable value over $100,000)	—	24.0	25.2	26.5	75.8
Point of Consumption Betting Tax (15% of net wagering revenue)	—	30.0	30.0	30.0	90.0
Reprioritisation 1% (excluding Health)[1]	153.4	290.4	284.3	288.8	1,016.9

Total Savings and Reprioritisation	153.4	448.4	448.6	458.2	1,508.7

Change to Operating Position	30.9	12.8	12.6	69.4	125.7

Capital commitments	31.7	359.1	489.6	523.9	1,404.3
Capital Funding sources and savings	851.0	120.3	193.8	375.0	1,540.1

Net impact on borrowing of capital expenditure and savings measures	(819.3)	238.8	295.8	148.9	(135.8)

1.

The Government has implemented a whole-of-Government reprioritisation program to contribute to whole-of-Government priorities. There will be no forced or voluntary redundancy programs in response to reprioritisation measures.

Note: Totals may not add exactly due to rounding

11

Budget Measures 2018-19

Table 1.2:	Expense measures since the 2017-18 Budget

	2017-18	2018-19	2019-20	2020-21	2021-22
Expense measures up to and including MYFER	$‘000	$‘000	$‘000	$‘000	$‘000

Whole-of-Government Measures
Whole-of-Government reprioritisation	(153,399)	(290,013)	—	—	—

Portfolio Total	(153,399)	(290,013)	—	—	—

Department of Aboriginal and Torres Strait Islander Partnerships
Cape York Splash Parks[1]	4,000	—	—	—	—
Kupai Omasker[1]	1,000	—	—	—	—

Portfolio Total	5,000	—	—	—	—

Department of Agriculture and Fisheries
Driving Queensland Agriculture and Rural Jobs Growth	—	7,400	7,400	4,400	—
10 Year Plan for the National Red Imported Fire Ant Eradication Program in South East Queensland	2,358	2,453	2,551	2,651	2,754
Supporting Queensland`s Dairy Producers	360	260	50	—	—
Panama Disease Tropical Race 4 Program[1]	2,751	223	265	—	—
Bundaberg Fruit Fly Trial	400	—	—	—	—
Paws and Claws Capital Grant	—	—	—	—	—

Portfolio Total	5,869	10,336	10,266	7,051	2,754

Department of Child Safety, Youth and Women
Transition to Success	—	2,500	—	—	—

Portfolio Total	—	2,500	—	—	—

Department of Communities, Disability Services and Seniors
Electricity Asset Ownership Dividend	100,000	100,000	—	—	—
Disability Advocates	—	750	4,693	4,047	—
School Breakfast Program	250	250	250	250	—
Supporting Veterans - Online Portal	—	100	100	—	—

Portfolio Total	100,250	101,100	5,043	4,297	—

Department of Education
New Senior Assessment and Tertiary Entrance Systems	3,046	7,752	6,166	2,156	2,156
Instrumental Music Program[1]	—	3,110	4,890	6,960	—
Implementation of the Labour Hire Licensing Act 2017[1]	2,064	2,156	2,221	2,288	—

Portfolio Total	5,110	13,018	13,277	11,404	2,156

Department of Employment, Small Business and Training
Back to Work - Extension	20,000	45,000	45,000	45,000	—
Back to Work - Mature Aged Worker Boost	5,000	—	—	—	—
Skilling Queenslanders for Work	—	20,000	80,000	80,000	—
Supporting Queensland’s Dairy Producers	250	40	—	—	—

Portfolio Total	25,250	65,040	125,000	125,000	—

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Budget Measures 2018-19

	2017-18	2018-19	2019-20	2020-21	2021-22
Expense measures up to and including MYFER	$‘000	$‘000	$‘000	$‘000	$‘000

Department of Environment and Science
Queensland Cultural Centre - Electricity Supplementation and Future Energy Efficiency	1,744	1,800	—	—	—
Government Action on North Stradbroke Island (Minjerribah)	1,352	1,280	1,350	1,350	1,350
National Parks Harsh Environment Fire Vehicles	—	804	—	—	—
Protected Area Estate	153	102	155	125	130
Panama Disease Tropical Race 4 Program	100	100	100	—	—
Climate Change - Implementing Queensland’s Response[1]	—	—	—	—	—
Container Refund Scheme	1,500	—	—	—	—
Heritage Property - Urgent Remedial Conservation Works	—	—	—	—	—
Protected Area Estate - Acquisition	—	—	—	—	—
Reef Island Decarbonisation	1,730	—	—	—	—
Waste Investigation	846	—	—	—	—
Woodfordia Infrastructure Upgrade	1,000	—	—	—	—

Portfolio Total	8,425	4,086	1,605	1,475	1,480

Department of Housing and Public Works
Sports Grant Funding Boost	—	7,982	2,450	—	—
Underwood Sports Park	4,110	5,000	—	—	—
Safe, secure sporting and entertainment facilities	5,800	2,500	—	—	—
Zillmere Sports Centre	500	2,000	3,000	—	—
Security of Payment for Subcontractors in the Building and Construction Industry	2,620	1,000	1,000	—	—
Building and Asset Services Apprenticeship Program and Compliance with the Queensland Government Building and Construction Training Policy	1,000	800	800	—	—
Non Conforming Building Products Audit Taskforce	4,462	393	—	—	—
University of the Sunshine Coast Stadium	7,000	—	—	—	—

Portfolio Total	25,492	19,675	7,250	—	—

Department of Innovation, Tourism Industry Development and the Commonwealth Games
Making Queensland Australia’s Events Capital	—	7,500	12,000	16,500	—
Growing Tourism, Growing Tourism Jobs[1]	9,000	18,200	24,700	32,700	—
Advance Queensland Foundations of the Future	—	15,900	16,000	18,000	23,150
Great Barrier Reef Island Rejuvenation Package	5,000	10,000	10,000	—	—
Major Events Funding[1]	10,715	4,850	5,276	5,314	—

Portfolio Total	24,715	56,450	67,976	72,514	23,150

Department of Local Government, Racing and Multicultural Affairs
Works for Queensland	—	50,000	75,000	75,000	—
Support for Country Racing	11,600	12,600	13,600	17,600	—
Celebrating Multicultural Queensland Grants Program	—	1,000	1,000	1,000	—
Show Society Grants Program[1]	50	80	120	150	—
Ayr Nature-Based Playground	1,500	—	—	—	—
Beautiful Bowen	5,000	—	—	—	—

13

Budget Measures 2018-19

	2017-18	2018-19	2019-20	2020-21	2021-22
Expense measures up to and including MYFER	$‘000	$‘000	$‘000	$‘000	$‘000

Mount Archer Master Plan	400	—	—	—	—
Support for Refugees and Asylum Seekers[1]	700	—	—	—	—

Portfolio Total	19,250	63,680	89,720	93,750	—

Department of Natural Resources, Mines and Energy
Solar Thermal Plant Capital Contribution	—	50,000	—	—	—
Affordable Energy Plan	18,200	27,000	24,800	—	—
Coal Mine Workers’ Health Scheme	7,565	9,468	—	—	—
Gas Action Plan	3,181	936	300	—	—
Extending Existing Drought Relief Arrangements[1]	—	—	—	—	—
Government Action on North Stradbroke Island (Minjerribah)	—	—	—	—	—

Portfolio Total	28,946	87,404	25,100	—	—

Department of State Development, Manufacturing, Infrastructure and Planning
Building our Regions	—	35,000	17,500	17,500	—
Queensland Made	4,000	10,000	13,000	13,000	—
Queensland Reconstruction Authority Bluewater Trail and Queens Park Revitalisation	—	8,864	—	—	—
Government Action on North Stradbroke Island (Minjerribah) - Economic Transition Strategy	1,500	3,250	—	—	—
Strong and Sustainable Resources	200	2,300	—	—	—
Government Action on North Stradbroke Island (Minjerribah) - One Mile Infrastructure Works	—	500	500	—	—
Advance Queensland Industry Attraction Fund	—	—	—	—	—
Expansion of the Jobs and Regional Growth Fund	—	—	—	—	—
Government Action on North Stradbroke Island (Minjerribah) - Bushfire Management Plans	900	—	—	—	—
Made in Queensland	5,000	—	10,000	5,000	—

Portfolio Total	11,600	59,914	41,000	35,500	—

Department of the Premier and Cabinet
Screen Queensland Production Attraction Strategy	10,000	10,000	—	—	—

Portfolio Total	10,000	10,000	—	—	—

Department of Transport and Main Roads
Eastern Transitway[1]	2,000	12,000	8,000	—	—
Station Upgrades and Park‘n’Ride facilities	1,860	9,570	21,290	32,460	42,459
Bus Driver Wage Parity in Cairns and Sunshine Coast	2,082	1,466	—	—	—
Queensland Walking Strategy[1]	400	700	1,000	400	—
Beams Road Overpass Investigation[1]	400	—	—	—	—
Future Proofing the Bruce	—	—	5,000	5,000	—
M1 Pacific Motorway - Eight Mile Plains to Logan Motorway Planning	—	—	8,000	8,000	—
New Generation Rollingstock Business Operating Model	9,250	—	—	—	—

Portfolio Total	15,992	23,736	43,290	45,860	42,459

14

Budget Measures 2018-19

	2017-18	2018-19	2019-20	2020-21	2021-22
Expense measures up to and including MYFER	$‘000	$‘000	$‘000	$‘000	$‘000

Legislative Assembly of Queensland
2017 Electoral Boundary Redistribution and Election[1]	292	480	480	480	480
Parliamentary Annexe Lift Upgrade Program	60	60	60	60	60

Portfolio Total	352	540	540	540	540

Queensland Corrective Services
Borallon Training and Correctional Centre - Final Stage Recommissioning	600	6,941	6,941	6,941	6,941

Portfolio Total	600	6,941	6,941	6,941	6,941

Queensland Fire and Emergency Services
Additional Firefighters	—	3,590	6,070	8,670	11,202
Non Conforming Building Products Audit Task Force	504	50	—	—	—

Portfolio Total	504	3,640	6,070	8,670	11,202

Queensland Health
Specialist Outpatient Strategy	—	77,360	77,360	—	—
Nurse Navigators	—	—	53,904	55,663	—
Midwives	13,700	14,100	14,400	14,800	—
Deadly Choices Healthy Lifestyle Program	8,000	8,000	—	—	—
Rockhampton Drug Treatment and Rehabilitation Facility	—	—	1,480	3,320
Building Better Hospitals - Cancer Council Queensland Lodges	—	5,000	—	—	—
Queensland Ambulance Service - Classification Structure	33,980	57,997	100,087	107,630	107,630

Portfolio Total	55,680	162,457	247,231	181,413	107,630

Queensland Police Service
Increased Counter-Terrorism Capability	5,466	15,695	16,158	16,531	16,910
Police Officers	—	12,574	31,817	51,998	73,155
Tackling Alcohol Fuelled Violence - Safe Night Precincts	2,500	5,000	5,000	5,000	2,500
GPS Tracking of Defendants on Bail	749	2,572	—	—	—
Additional QLiTE Devices	—	1,950	1,970	2,000	—

Portfolio Total	8,715	37,791	54,945	75,529	92,565

Queensland Treasury
Extension to First Home Owners’ Grant	19,600	32,000	—	—	—
Move Up In The World - Attracting Business Investment and Migration to Queensland	1,000	—	—	—	—

Portfolio Total	20,600	32,000	—	—	—

Total impact on Expense up to and including MYFER	218,951	470,295	745,254	669,944	290,877

15

Budget Measures 2018-19

	2017-18	2018-19	2019-20	2020-21	2021-22
Expense measures since 2017-18 MYFER	$‘000	$‘000	$‘000	$‘000	$‘000

Department of Aboriginal and Torres Strait Islander Partnerships
Cape York Splash Parks[2]	(4,000)	4,000	—	—	—
Work History Research and Legal Services	—	3,301	301	110	—
Kowanyama Men’s Shed and Women’s Meeting Place	—	1,476	388	403	416
Kupai Omasker[2]	(800)	597	203	—	—
Aurukun Women’s Initiative	—	—	—	—	—

Portfolio Total	(4,800)	9,374	892	513	416

Department of Agriculture and Fisheries
Panama Disease Tropical Race 4 Program[2]	—	2,058	—	—	—
Shark Control Program	—	316	457	548	731
Restoration of Waaje Fire Tower	—	300	200	—	—
Extending Existing Drought Relief Arrangements	—	—	—	—	—

Portfolio Total	—	2,674	657	548	731

Department of Child Safety, Youth and Women
Youth Justice - Youth Detention Capacity and Planning	216	10,384	—	—	—
Youth Justice - Reducing Remand of Children and Young People in Custody	—	2,469	6,471	2,712	—
Supporting Children and Young People with Complex and Challenging Behaviours	20,000	20,000	—	—	—
Replacement of Integrated Client Management System	—	4,300	—	—	—
Office of the Child and Family Official Solicitor	—	3,320	—	—	—
Domestic and Family Violence Response - Specialist Domestic and Family Violence Courts		274	463	463	463
National Redress Scheme	—	—	—	—	—

Portfolio Total	20,216	40,747	6,934	3,175	463

Department of Communities, Disability Services and Seniors
Community Nursing and Allied Health Services	—	10,000	—	—	—
Tackling Alcohol Fuelled Violence Program - Safe Night Precinct Support Services	—	3,324	—	—	—
National Disability Insurance Scheme - National Clearance Database	—	917	180	136

Portfolio Total	—	14,241	180	136	—

Department of Education
Non-State School Capital Grants	—	45,000	45,000	45,000	—
Implementation of the Labour Hire Licensing Act 2017[2]	—	—	—	—	2,357
Youth Justice - Assessment of Education Needs at Brisbane and Townsville Courts	—	—	—	—	—
Instrumental Music Program[2]	—	(2,019)	(1,976)	(2,159)	5,610

Portfolio Total	—	42,981	43,024	42,841	7,967

16

Budget Measures 2018-19

	2017-18	2018-19	2019-20	2020-21	2021-22
Expense measures since 2017-18 MYFER	$‘000	$‘000	$‘000	$‘000	$‘000

Department of Employment, Small Business and Training
Back to Work - South East Queensland	—	15,100	10,250	6,150	—
Creating your Future Job	—	1,000	—	—	—
Enhancing how Government and Small Business Participate in Regulatory Reform	—	350	250	250	250

Portfolio Total	—	16,450	10,500	6,400	250

Department of Environment and Science
Waste Disposal Levy - Advance Payments to Councils	—	31,975	—	—	—
Waste Disposal Levy - Implementation and operational costs	200	15,000	6,180	6,365	6,556
State Library of Queensland - First 5 Forever Reading Program	—	5,000	5,000	5,000	5,000
Great Barrier Reef - Joint Field Management Program Intergovernmental Agreement Commitment	—	4,058	3,900	7,650	10,400
Great Barrier Reef - Water Quality	—	2,591	5,889	3,200	2,160
Queensland Performing Arts Centre	—	2,000	2,000	2,000	2,000
Vegetation Management - Enhanced Statewide Landcover and Trees Study	—	1,998	1,985	—	—
Continuation of Compliance and Rehabilitation Action	—	1,859	—	—	—
Climate Change - Implementing Queensland’s Response[2]	—	1,300	1,500	1,500	1,300
EcoBiz Program for Small to Medium Enterprises - Continued Delivery	—	943	971	1,000	1,031
Springvale Station Nature Refuge Management	—	509	717	746	756
Queensland Conservation Council - Increased Support	—	350	350	350	350
Queensland Art Gallery/ Gallery of Modern Art Exhibitions	—	—	—	3,000	3,000
Rockhampton Art Gallery	—	—	—	—	—

Portfolio Total	200	67,583	28,492	30,811	32,553

Department of Housing and Public Works
Responsive Government - Service Transformation	—	8,820	—	—	—
Embedding Procurement Reform	—	535	535	535	535
Thomas Dixon Centre Refurbishment	—	500	—	—	—
Local Sporting Infrastructure	—	—	—	—	—
Youth Justice - Youth and Family Head Leases	—	—	—	—	—

Portfolio Total	—	9,855	535	535	535

Department of Innovation, Tourism Industry Development and the Commonwealth Games
Continuation of the Funding Guarantee for Tourism and Events Queensland	—	—	—	—	46,875
Advance Queensland Increase	18,000	8,000	8,000	8,000	8,000
Growing Tourism, Growing Tourism Jobs[2]	—	2,500	2,500	2,500	2,500
Australian Workers Heritage Centre	500	1,700	—	—	—
Major Events Funding[2]	(1,335)	400	250	—	—

Portfolio Total	17,165	12,600	10,750	10,500	57,375

Department of Justice and Attorney-General
Blue Card Services Efficiency Savings	—	5,000	—	—	—
Blue Card Services ‘No Card, No Start’	—	3,050	2,775	1,420
Queensland Courts and Justice Services	—	10,000	—	—	—

17

Budget Measures 2018-19

	2017-18	2018-19	2019-20	2020-21	2021-22
Expense measures since 2017-18 MYFER	$‘000	$‘000	$‘000	$‘000	$‘000

Victim Assist Queensland	—	5,700	5,700	—	—
Gambling Help Service System	—	5,277	5,295	5,314	5,333
Office of the Director of Public Prosecutions	—	5,000	—	—	—
Director of Child Protection Litigation	—	4,630	—	—	—
Crime and Corruption Commission - Digital Investigative and Information Security Services	—	3,374	3,593	3,792	3,897
Recording and Transcription Services	—	2,881	6,494	4,646	—
Office of the Public Guardian and Queensland Civil and Administrative Tribunal	—	2,500	—	—	—
Tackling Alcohol Fuelled Violence Program - Safe Night Precincts	—	2,042	—	—	—
Queensland Sentencing Advisory Council	—	1,851	1,638	1,677	1,717
Crime and Corruption Commission - Investigative Capability	—	1,792	1,832	1,872	1,913
Specialist Courts - Murri Court and Court Link	—	1,703	2,408	2,482	2,527
Aurukun Restorative Justice Program	—	910	—	—	—
Office of the Information Commissioner	—	598	613	628	644
Queensland Family and Child Commission	—	396	—	—	—
Domestic and Family Violence Response - Specialist Domestic and Family	—	—	—	—	—
Violence Courts	—	264	459	463	468
Coroners Court of Queensland	—	258	—	—	—
Anti-Discrimination Commission Queensland - Human Rights Act for Queensland	—	244	834	604	616

Portfolio Total	—	57,470	31,641	22,898	17,115

Department of Local Government, Racing and Multicultural Affairs
Torres Shire Water Treatment Infrastructure Upgrade	—	4,500	7,500	—	—
Building Integrity and Sustainability in Local Government	—	3,967	3,360	3,382	3,416
Torres Strait and Palm Island Car and Waste Metal Removal	—	2,500	2,500	—	—
Implementing More Effective Funding Grants to Local Government	—	1,700	500	500	500
Kowanyama Aboriginal Shire Council Economic Growth and Jobs Initiative	—	1,100	—	—	—
State Government Financial Aid - Indexation	—	759	1,536	2,334	3,241
Show Society Grants Program[2]	(50)	53	13	(16)	—
Support for Refugees and Asylum Seekers[2]	—	—	—	—	—
Torres Strait Islands Seawalls and Coastal Inundation Mitigation Upgrades	—	—	—	—	—

Portfolio Total	(50)	14,579	15,409	6,200	7,157

Department of Natural Resources, Mines and Energy
Coal Seam Gas Compliance Unit	—	3,369	—	—	—
Queensland Water Regional Alliance Program	—	1,050	1,050	1,050	1,050
Extending Existing Drought Relief Arrangements[2]	—	—	—	—	—
Linc Energy Mine Site	—	—	—	—	—

Portfolio Total	—	4,419	1,050	1,050	1,050

Department of State Development, Manufacturing, Infrastructure and Planning
Resource Recovery Industry Development Program	—	30,000	50,000	20,000	—
Queensland Reconstruction Authority Disaster Resilience Fund	—	9,500	9,500	9,500	9,500
Advancing Queensland’s Biofuture (Biofutures Acceleration Program II)	—	5,000	—	—	—

18

Budget Measures 2018-19

	2017-18	2018-19	2019-20	2020-21	2021-22
Expense measures since 2017-18 MYFER	$‘000	$‘000	$‘000	$‘000	$‘000

Queensland Reconstruction Authority Whitsunday Regional Council Administration Building	—	4,500	500	—	—
Queensland Reconstruction Authority Beach Restoration and Mitigation	—	3,562	1,000	—	—
Queensland Reconstruction Authority Disaster Recovery Services Donation Management	—	400	400	400	—
Gasfields Commission Queensland Implementation of Government recommendations arising from the Scott Review	—	—	—	—	—
Hydrogen Industry and Energy Opportunity	—	—	—	—	—

Portfolio Total	—	52,962	61,400	29,900	9,500

Department of the Premier and Cabinet
Screen Production Facility	—	3,829	2,724	2,724	2,724
Continuation of the Events Sponsorship Fund	—	3,500	3,500	3,500	—
Ministerial Offices	—	2,769	1,250	3,299	3,299
Regional Office Initiative	—	709	941	964	—
Supporting Veterans - Grants	—	500	500	500	—

Portfolio Total	—	11,307	8,915	10,987	6,023

Department of Transport and Main Roads
Rail Transport Services	—	225,985	221,828	291,514	364,670
Derelict Vessels Enforcement Program	—	5,000	5,000	5,000	5,000
National Marine Safety Regulator	—	4,860	3,830	2,840	1,620
Camera Detected Offence Program	—	2,689	4,967	4,831	5,385
New Public Transport Ticketing System	—	2,000	2,500	3,500	—
School Transport Infrastructure Program	—	2,000	5,000	6,500	6,500
Passenger Transport Infrastructure Investment Program (PTIIP) supplement	—	1,000	5,500	6,500	7,000
Beams Road Overpass Investigation [2]	(380)	150	230	—	—
Bus Driver Safety	—	—	—	—	—
Mooloolah River Interchange	—	—	—	—	—
Transport Infrastructure Development Scheme	—	—	—	—	—
Queensland Walking Strategy[2]	(400)	(200)	—	600	—
Eastern Transitway[2]	(1,800)	(10,200)	—	12,000	—

Portfolio Total	(2,580)	233,284	248,855	333,285	390,175

Electoral Commission of Queensland
Prohibited Donor Scheme	—	526	311	318	324

Portfolio Total	—	526	311	318	324

Legislative Assembly of Queensland
2017 Electoral Boundary Redistribution and Election[2]	3,092	2,292	2,292	2,292	2,292

Portfolio Total	3,092	2,292	2,292	2,292	2,292

Public Safety Business Agency
Queensland Government Air Aircraft Maintenance and Compliance	—	2,899	—	—	—
Public Safety Regional Radio Communications	—	—	—	—	—

Portfolio Total	—	2,899	—	—	—

19

Budget Measures 2018-19

	2017-18	2018-19	2019-20	2020-21	2021-22
Expense measures since 2017-18 MYFER	$‘000	$‘000	$‘000	$‘000	$‘000

Public Service Commission
Integrity Commissioner’s Expanded Advisory and Public Awareness Role	—	331	350	366	382

Portfolio Total	—	331	350	366	382

Queensland Corrective Services
Probation and Parole Service Funding	—	6,500	2,900	—	—
Correctional Centre Health Services	—	2,862	—	—	—
Expansion of the Bail Support Program	—	1,222	1,253	1,456
Tackling Alcohol Fuelled Violence Program - Safe Night Precinct Support Services	—	1,154	—	—	—
Aurukun Prisoner Reintegration Program	—	512	—	—	—
Domestic and Family Violence Response - Specialist Domestic and Family Violence Courts	—	443	453	464	416

Portfolio Total	—	12,693	4,606	1,920	416

Queensland Fire and Emergency Services
State Emergency Service on-boarding to the Government Wireless Network in South East Queensland	—	3,000	4,000	1,350	950

Portfolio Total	—	3,000	4,000	1,350	950

Queensland Health
Operational Growth Funding	—	152,722	62,916	11,651	327,182
Sunshine Coast University Hospital	—	25,481	28,544	29,184	30,022
Community Helicopter Providers	—	7,612	—	—	—
Correctional Centre Health Services	—	5,090	—	—	—
Youth Justice - Specialist Mental Health Youth Forensic Assessment	—	—	—	—	—

Portfolio Total	—	190,905	91,460	40,835	357,204

Queensland Police Service
Camera Detected Offence Program	—	794	1,240	1,690	2,247
National Disability Insurance Scheme - National Clearance Database	—	400	—	—	—
Domestic and Family Violence Response - Specialist Domestic and Family Violence Courts	—	263	878	899	919

Portfolio Total	—	1,457	2,118	2,589	3,166

Queensland Treasury
Expansion of the Jobs and Regional Growth Fund	—	20,000	—	—	—
Camera Detected Offence Program	—	1,703	2,406	2,622	2,843

Portfolio Total	—	21,703	2,406	2,622	2,843

Total impact on Expense since 2017-18 MYFER	33,243	826,332	576,777	552,071	898,887

Total impact on Expense since the 2017-18 Budget	252,194	1,296,627	1,322,031	1,222,015	1,189,764

1.	Further funding for this measure can be found in the Post Mid-Year Fiscal and Economic Review section of this table.
2.	Further funding for this measure can be found in the Mid-Year Fiscal and Economic Review section of this table.

20

Budget Measures 2018-19

Table 1.3:	Capital measures since the 2017-18 Budget

Capital measures up to and including MYFER	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000

Department of Communities, Disability Services and Seniors
Supporting Veterans - The Oasis Townsville Defence Hub[1]	2,600	—	—	—	—

Portfolio Total	2,600	—	—	—	—

Department of Education
Building Future Schools Fund[1]	—	62,420	131,980	22,080	51,520
Renewing our Schools[1]	—	58,750	58,750	58,750	58,750
Advancing Clean Energy Schools	2,000	47,000	48,000	—	—
School Renewal	—	10,000	15,600	—	—
Implementation of the Labour Hire Licensing Act 2017	716	—	—	—	—
Yarrabilba State School Integrated Children’s Services Community Hub	3,600	—	—	—	—

Portfolio Total	6,316	178,170	254,330	80,830	110,270

Department of Employment, Small Business and Training
Advancing Our Training Infrastructure	—	30,000	30,000	25,000	—

Portfolio Total	—	30,000	30,000	25,000	—

Department of Environment and Science
Government Action on North Stradbroke Island (Minjerribah)	1,690	113	—	—	—
Protected Area Estate - Acquisition	—	—	—	—	—
Protected Area Estate - Expansion	6,200	—	—	—	—

Portfolio Total	7,890	113	—	—	—

Department of Innovation, Tourism Industry Development and the Commonwealth Games
Great Keppel Island Recovery Package	5,000	10,000	10,000	—	—

Portfolio Total	5,000	10,000	10,000	—	—

Department of State Development, Manufacturing, Infrastructure and Planning
Growth Area and Regional Infrastructure Investment Fund	—	—	—	—	—

Portfolio Total	—	—	—	—	—

Department of Transport and Main Roads
M1 Pacific Motorway - Varsity Lakes to Tugun[1]	—	2,000	6,000	22,000	72,000
Marine Infrastructure Fund[1]	—	14,900	15,100	—	—
Smithfield Bypass	4,222	13,982	25,330	25,466	—
Northern Transitway[1]	6,100	10,000	29,900	7,000	—
Roads Renewal Fund[1]	—	10,000	10,000	15,000	—
Stafford and South Pine Road Intersection Upgrade[1]	—	10,000	10,000	6,000	—
Centenary Motorway Upgrade	2,000	5,000	20,000	21,000	—
Mt Lindesay Highway (Johanna St intersection)[1]	—	5,000	10,000	5,000	—
Station Upgrades including Park’n’Ride facilities[1]	550	3,000	8,000	13,950	—
Future Proofing The Bruce	—	—	30,500	98,000	125,000

21

Budget Measures 2018-19

Capital measures up to and including MYFER	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000

Gold Coast Train Stations	—	—	—	25,000	50,000
Mount Isa to Townsville Rail Line	—	—	—	10,000	40,000

Portfolio Total	12,872	73,882	164,830	248,416	287,000

Legislative Assembly of Queensland
2017 Electoral Boundary Redistribution and Election[1]	775	—	—	—	—
Parliamentary Annexe Lift Upgrade Program	1,205	—	—	—	—

Portfolio Total	1,980	—	—	—	—

Queensland Health
Building Better Hospitals[1]	11,000	52,280	87,270	202,000	—
Rockhampton Drug Treatment and Rehabilitation Facility	1,500	2,600	5,400	—	—
Redland Hospital	1,730	—	—	—	—

Portfolio Total	14,230	54,880	92,670	202,000	—

Queensland Police Service
Police Officers	—	600	600	600	600
Increased Counter-Terrorism Capability	1,260	—	—	—	—

Portfolio Total	1,260	600	600	600	600

Total impact on Capital up to and including MYFER	52,148	347,645	552,430	556,846	397,870

22

Budget Measures 2018-19

Capital measures since 2017-18 MYFER	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000

Department of Agriculture and Fisheries
Restoration of Jimna Fire Tower	—	1,000	500	—	—

Portfolio Total	—	1,000	500	—	—

Department of Child Safety, Youth and Women
Information and Communication Technology (ICT) Infrastructure Investment	—	2,800	—	—	—

Portfolio Total	—	2,800	—	—	—

Department of Communities, Disability Services and Seniors
Supporting Veterans - The Oasis Townsville Defence Hub[2]	—	—	—	—	—

Portfolio Total	—	—	—	—	—

Department of Education
Building Future Schools Fund[2]	—	(32,420)	32,420	—	—
Renewing our Schools[2]	—	(43,750)	11,250	11,250	21,250

Portfolio Total	—	(76,170)	43,670	11,250	21,250

Department of Environment and Science
New Performing Arts Venue at the Queensland Performing Arts Centre	—	5,000	50,000	50,000	20,000
Queensland Cultural Centre - Critical Infrastructure Asset Renewal	—	4,928	3,522	—	—
Queensland Cultural Centre - Electricity Supplementation and Future Energy Efficiency	—	1,800	3,150	4,050	—
Critical Infrastructure Asset Renewal and Equipment Replacement at the Queensland Performing Arts Centre	—	1,500	1,800	—	—
National Parks Harsh Environment Fire Vehicles	—	200	—	—	—

Portfolio Total	—	13,428	58,472	54,050	20,000

Department of Housing and Public Works
Thomas Dixon Centre Refurbishment	—	9,500	4,000	—	—

Portfolio Total	—	9,500	4,000	—	—

Department of Justice and Attorney-General
Blue Card Services ‘No Card, No Start’	—	2,520	709	—	—
Crime and Corruption Commission - Digital Investigative and Information Security Services	—	1,295	354	—	—
Anti-Discrimination Commission Queensland - Human Rights Act for Queensland	—	100	100	—	—

Portfolio Total	—	3,915	1,163	—	—

Department of Local Government, Racing and Multicultural Affairs
Implementing More Effective Funding Grants to Local Government	—	1,300	—	—	—
Northern Peninsula Area Water Supply System - Replacement of Asbestos Cement Pipelines	—	1,000	1,000	1,000	1,000

Portfolio Total	—	2,300	1,000	1,000	1,000

23

Budget Measures 2018-19

Capital measures since 2017-18 MYFER	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000

Department of Natural Resources, Mines and Energy
Rookwood Weir	—	66,000	83,000	126,000	77,000
Glen Niven Dam	—	2,500	—	—	—
Linc Energy Mine Site	—	—	—	—	—

Portfolio Total	—	68,500	83,000	126,000	77,000

Department of Transport and Main Roads
M1 Pacific Motorway - Eight Mile Plains to Daisy Hill	—	17,000	28,500	70,000	201,000
M1 Pacific Motorway - Varsity Lakes to Tugun[2]	—	3,000	9,000	48,000	148,000
New Public Transport Ticketing System	—	89,198	104,427	87,891	89,544
Beerburrum to Nambour Rail	—	14,407	59,470	143,963	142,951
Western Roads Upgrade Supplement	—	5,000	—	—	—
Station Upgrades including Park’n’Ride facilities[2]	(150)	3,600	(3,695)	245	—
M1 Action Plan - Oxenford (Exit 57) Interchange Upgrade	—	3,000	12,000	10,000	—
Camera Detected Offence Program	—	2,000	2,350	67,350	55,350
Gold Coast Seaway Sand Bypass System - Jetty Deck Upgrade	—	1,500	1,850	—	—
Construction of Petrie Roundabout Project	—		10,500	12,000	—
Mt Lindesay Highway (Johanna St intersection)[2]	200	(3,200)	2,000	1,000	—
Northern Transitway[2]	(5,900)	(4,200)	(19,900)	23,000	7,000
Stafford and South Pine Road Intersection Upgrade[2]	250	(7,750)	5,000	2,500	—
Roads Renewal Fund[2]	—	(9,000)	(1,000)	(5,000)	15,000
Marine Infrastructure Fund[2]	—	(10,300)	10,300	—	—

Portfolio Total	(5,600)	104,255	220,802	460,949	658,845

Legislative Assembly of Queensland
Parliament House Fire Protection System	—	3,994	—	—	—
2017 Electoral Boundary Redistribution and Election[2]	—	1,000	—	—	—
Infrastructure and Accommodation Critical Works Program	200	1,000	400	—	—

Portfolio Total	200	5,994	400	—	—

Public Safety Business Agency
Queensland Government Air Aircraft Maintenance and Compliance	—	3,728	—	—	—

Portfolio Total	—	3,728	—	—	—

Queensland Corrective Services
Capricornia Correctional Centre	—	22,000	19,000	—	—
Minor Capital Works	—	5,500	5,000	—	—

Portfolio Total	—	27,500	24,000	—	—

Queensland Fire and Emergency Services
Queensland Fire and Emergency Services Facility - Maleny	—	1,050	1,000	1,450	(500)
Queensland Fire and Emergency Services Facilities - Yarrabilba and surrounds	—	1,000	1,000	3,000	—

Portfolio Total	—	2,050	2,000	4,450	(500)

24

Budget Measures 2018-19

Capital measures since 2017-18 MYFER	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000

Queensland Health
Building Better Hospitals[2]	—	—	—	—	185,700
Health Technology Equipment Replacement Program	—	50,000	—	—	—
Redcliffe Hospital Carpark	—	7,508	24,098	5,174	—
Youth Justice - Specialist Mental Health Youth Forensic Assessment	—	—	—	—	—

Portfolio Total	—	57,508	24,098	5,174	185,700

Queensland Police Service
Camera Detected Offence Program	—	950	2,150	1,150	1,900
National Disability Insurance Scheme - National Clearance Database	—	100	—	—	—

Portfolio Total	—	1,050	2,150	1,150	1,900

Queensland Treasury
Business Development Fund	—	20,000	20,000	—	—

Portfolio Total	—	20,000	20,000	—	—

Total impact on Capital since 2017-18 MYFER	(5,400)	247,358	485,255	664,023	965,195

Total impact on Capital since the 2017-18 Budget	46,748	595,003	1,037,685	1,220,869	1,363,065

Less Australian Government funding		34,000	101,500	173,000	222,500

Net of Measures funded by Australian Government	46,748	561,003	936,185	1,047,869	1,140,565

1.	Further funding for this measure can be found in the Post Mid-Year Fiscal and Economic Review section of this table.
2.	Further funding for this measure can be found in the Mid-Year Fiscal and Economic Review section of this table.

25

Budget Measures 2018-19

Table 1.4:	Revenue measures since the 2017-18 Budget

Revenue measures up to and including MYFER	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000

Department of Education
Implementation of the Labour Hire Licensing Act 2017[1]	3,071	3,071	3,071	3,071	—

Portfolio Total	3,071	3,071	3,071	3,071	—

Department of Transport and Main Roads
Reduced Registration for Historic Motorcycles	—	(100)	(100)	(100)	(100)
Transport Concessions for Veterans	(228)	(488)	(527)	(567)	(608)

Portfolio Total	(228)	(588)	(627)	(667)	(708)

Queensland Treasury
Point of Consumption Betting Tax[1]	—	30,000	30,000	30,000	30,000
Land Tax increase to rate on holdings above $10 million by 0.5 percentage points	—	71,000	76,000	80,000	84,400
Additional Foreign Acquirer Duty increase to 7%	—	33,000	33,000	33,000	33,000
Premium Motor Vehicle Duty	—	24,020	25,250	26,490	27,870

Portfolio Total	—	158,020	164,250	169,490	175,270

Total impact on Revenue up to and including MYFER	2,843	160,503	166,694	171,894	174,562

26

Budget Measures 2018-19

Revenue measures since 2017-18 MYFER	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000

Department of Agriculture and Fisheries
Veterinary Surgeons Regulation 2016	—	201	208	215	223
Queensland Racing Integrity Commission (QRIC) - Reducing Red Tape through a New Licence Model	—	(125)	(125)	(125)	(122)

Portfolio Total	—	76	83	90	101

Department of Education
Homestay Regional Fees for International Students Program and Study Tours	—	311	328	349	370
Implementation of the Labour Hire Licensing Act 2017[2]	—				3,071

Portfolio Total	—	311	328	349	3,441

Department of Environment and Science
Waste Disposal Levy	—	100,724	405,657	408,004	407,831

Portfolio Total	—	100,724	405,657	408,004	407,831

Department of Natural Resources, Mines and Energy
Extending existing drought relief arrangements	—	—	—	—	—

Portfolio Total	—	—	—	—	—

Department of Transport and Main Roads
Hazard Perception Test Fee	—	—	1,330	1,369	1,408
Learner Licence Discount for Photo Identification Card (PIC) Holders	—	(26)	(66)	(141)	(149)
Heavy Vehicle Plate Fee	—	(147)	(152)	(157)	(162)

Portfolio Total	—	(173)	1,112	1,071	1,097

Queensland Treasury
Point of Consumption Betting Tax[2]	—	40,950	66,323	68,501	71,184
Payroll Tax Apprentice and Trainee Rebate	—	(26,000)	—	—	—

Portfolio Total	—	14,950	66,323	68,501	71,184

Total impact on Revenue since 2017-18 MYFER	—	115,888	473,503	478,015	483,654

Total impact on Revenue since the 2017-18 Budget	2,843	276,391	640,197	649,909	658,216

1.	Further funding for this measure can be found in the Post Mid-Year Fiscal and Economic Review section of this table.
2.	Further funding for this measure can be found in the Mid-Year Fiscal and Economic Review section of this table.

27

Budget Measures 2018-19

2	Expense Measures

Introduction

The following tables present the relevant portfolio expense measures relating to decisions taken since the 2017-18 Budget. This does not represent the full amount of additional funding provided to agencies since the 2017-18 Budget. For further explanation, refer to Explanation of Scope and Terms in Chapter 1.

28

Budget Measures 2018-19

Department of Aboriginal and Torres Strait Islander Partnerships

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Cape York Splash Parks	—	4,000	—	—	—

Delivering on our election commitments, the Government is providing additional funding of $4 million in 2018-19 to build splash parks at Pormpuraaw, Napranum and Mapoon.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Work History Research and Legal Services	—	3,301	301	110	—

The Government is providing additional funding of $3.7 million over three years to support work history research and legal services.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Kowanyama Men’s Shed and Women’s Meeting Place	—	1,476	388	403	416

The Government is providing additional funding of $2.7 million over four years and $416,000 per annum ongoing to establish a Men’s Shed and a Women’s Meeting Place for the Kowanyama community.

29

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Kupai Omasker	200	597	203	—	—

Delivering on our election commitments, the Government has provided additional funding of $1 million over three years to engage with Queensland’s Torres Strait Islander community on how traditional Torres Strait Islander child rearing practices can be recognised in law. The consultation process will include the engagement of eminent persons.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Aurukun Women’s Initiative	—	—	—	—	—

The Government is continuing to support the Aurukun community with the department internally funding $195,000 in 2018-19 for the Aurukun Women’s Initiative.

This forms part of the Government’s overall package of $1.6 million to continue the Aurukun Four Point Plan in 2018-19 to address safety and support the community. Further funding can be found in the Department of Justice and Attorney-General and Queensland Corrective Service sections of this chapter.

30

Budget Measures 2018-19

Department of Agriculture and Fisheries

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Driving Queensland Agriculture and Rural Jobs Growth	—	7,400	7,400	4,400	—

Delivering on our election commitments, the Government is providing additional funding of $19.2 million over three years to support Queensland agriculture and rural jobs. This includes additional funding for the Rural Jobs Initiative ($3 million), Rural Economic Development Grants Scheme ($10 million), Queensland Feral Pest Initiative ($5 million), Pulse Storage Research, Development and Extension ($1 million) and a study into stamp duty on agricultural insurance products ($200,000).

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
10 Year Plan for the National Red Imported Fire Ant Eradication Program in South East Queensland	2,358	2,453	2,551	2,651	2,754

Funding of $28.2 million over 10 years from 2017-18 for the National Red Imported Fire Ant Eradication Program (NRIFAEP) has been allocated to the department. This funding had been held centrally subject to finalisation of the National Cost Sharing Agreement, which has now occurred.

Funding of $15.1 million over 10 years has also been internally reprioritised by the department, bringing Queensland’s total contribution to the NRIFAEP to $43.3 million over 10 years.

The National Cost Sharing Agreement is a total of $411.4 million over 10 years, with contributions from the Australian Government and other States and Territories.

31

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Panama Disease Tropical Race 4 Program	2,751	2,281	265	—	—

The Government has provided increased funding of $5.3 million over three years to support the continuation of the Panama Disease Tropical Race 4 Program following detection of the disease in Queensland and for a feral pig control initiative to further contain the disease. Further funding can be found in the Department of Environment and Science section of this chapter.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Shark Control Program	—	316	457	548	731

The Government is providing increased funding of $2.1 million over four years and $731,000 per annum ongoing to help meet growing costs of the Shark Control Program which protects swimmers on Queensland beaches.

This measure forms part of the larger departmental Shark Control Program, with total funding of $16.1 million over four years and $4.2 million per annum ongoing.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Restoration of Waaje Fire Tower	—	300	200	—	—

The Government is providing additional funding of $500,000 over two years to restore the Waaje Fire Tower that is listed on the Queensland Heritage Register.

32

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Supporting Queensland`s Dairy Producers	360	260	50	—	—

The Government has provided additional funding of $670,000 over three years to the Queensland Dairy Organisation to assist producers and small local milk processors to improve their marketing and labelling campaigns, and to facilitate greater producer participation in the Queensland Dairy Accounting Scheme which provides insights to dairy farmers on profitability, solvency and efficiency.

This is part of a total funding package of $960,000 for marketing strategies to help consumers make better-informed decisions when they buy milk. Further funding can be found in the Department of Employment, Small Business and Training section of this chapter.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Bundaberg Fruit Fly Trial	400	—	—	—	—

Delivering on our election commitments, the Government has provided additional funding of $400,000 in 2017-18 to help eradicate fruit fly from the Bundaberg region.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Extending Existing Drought Relief Arrangements	—	—	—	—	—

The Government is providing increased funding of up to $20 million in 2018-19, held centrally, for the continuation of the Drought Relief Assistance Scheme. This funding provides freight subsidies and emergency water infrastructure rebates to support producers and communities that have been affected by drought across the State.

The Drought Assistance Package is a total of up to $34.6 million in 2018-19 to support drought affected communities across the State. Further details can be found in the Department of Natural Resources, Mines and Energy section of this chapter and Chapter 4 Revenue Measures.

33

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Paws and Claws Capital Grant	—	—	—	—	—

Funding of $300,000 has been internally reprioritised in 2017-18 by the department to Paws and Claws as a contribution towards the cost of a new animal refuge and boarding facility.

34

Budget Measures 2018-19

Department of Child Safety, Youth and Women

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Youth Justice - Youth Detention Capacity and Planning	216	10,384	—	—	—

The Government has provided additional funding of $10.6 million over two years for additional frontline and frontline support positions to enhance operations of Queensland’s two youth detention centres, and the development of a strategic business case to plan for future detention centre capacity.

This forms part of the Government’s total funding of $40.7 million over four years ($22.3 million new funding and $18.4 million reprioritised funding) for youth justice support measures. Further details can be found in this section, the Department of Education, Department of Housing and Public Works and Queensland Health sections of this chapter and the Queensland Health section of Chapter 3 Capital Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Youth Justice - Reducing Remand of Children and Young People in Custody	—	2,469	6,471	2,712	—

The Government is providing increased funding of $11.7 million over three years and $11.3 million over four years has been internally reprioritised by the department for services and initiatives to reduce remand of children and young people in custody while maintaining community safety, including extension of bail support and advocacy to support young people to meet their bail conditions, continuation of restorative justice and court ordered conferencing.

This forms part of the Government’s total funding of $40.7 million over four years ($22.3 million new funding and $18.4 million reprioritised funding) for youth justice support measures. Further details can be found in this section, the Department of Education, Department of Housing and Public Works and Queensland Health sections of this chapter and the Queensland Health section of Chapter 3 Capital Measures.

35

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Supporting Children and Young People with Complex and Challenging Behaviours	20,000	20,000	—	—	—

The Government has provided increased funding of $40 million over two years to support children and young people in care with complex and challenging behaviours.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Replacement of Integrated Client Management System	—	4,300	—	—	—

The Government is providing increased funding of $4.3 million in 2018-19 to continue developing a contemporary and customer-centric client information and case management solution.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Office of the Child and Family Official Solicitor	—	3,320	—	—	—

The Government is providing increased funding of $3.3 million in 2018-19 for additional staff in the Office of the Child and Family Official Solicitor to provide early, independent legal advice to child safety workers about child protection matters, and work collaboratively with staff in service centres and the independent Director of Child Protection Litigation to manage child protection order applications and proceedings.

Details of funding for the Director of Child Protection Litigation can be found in the Department of Justice and Attorney-General section of this chapter.

36

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Transition to Success	—	2,500	—	—	—

The Government is providing increased funding of $2.5 million in 2018-19 to continue the Transition to Success program, aimed at reducing recidivism and increasing participation in education and vocational activities.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Domestic and Family Violence Response - Specialist Domestic and Family Violence Courts	—	274	463	463	463

The Government is providing increased funding of $1.7 million over four years and $463,000 per annum ongoing to support the expansion of the Townsville Specialist Domestic and Family Violence (DFV) Court (including circuit courts in Mount Isa and Palm Island) to include criminal DFV matters.

Total funding for the expansion of the Townsville Specialist DFV Court is $8.1 million over four years, and $2.3 million per annum ongoing. Further funding can be found in the Department of Justice and Attorney-General, Queensland Corrective Services and Queensland Police Service sections of this chapter.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
National Redress Scheme	—	—	—	—	—

The Government has provisioned approximately $500 million for redress payments to survivors of institutional child sexual abuse and to facilitate their access to counselling and psychological support as part of Queensland’s participation in the National Redress Scheme for Survivors of Institutional Child Sexual Abuse (National Redress Scheme). Participation in a National Redress Scheme was a key recommendation of the Royal Commission into Institutional Responses to Child Sexual Abuse.

The National Redress Scheme will also provide eligible applicants the option to receive a direct personal response from the institution responsible for providing the redress.

37

Budget Measures 2018-19

Department of Communities, Disability Services and Seniors

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Electricity Asset Ownership Dividend	100,000	100,000	—	—	—

The Queensland Government has provided additional funding of $200 million over two years to deliver electricity bill relief for Queensland households through a $50 electricity rebate in 2017-18 and 2018-19. This initiative is funded from the dividends of Queensland’s Government-owned corporations.

The Electricity Asset Ownership Dividend forms part of the $2 billion Affordable Energy Plan, aimed at ensuring electricity price rises for typical household and small business customers remain below inflation on average over the next two years.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Community Nursing and Allied Health Services	—	10,000	—	—	—

The Government is providing increased funding of $10 million in 2018-19 to maintain existing community nursing and allied health services for National Disability Insurance Scheme (NDIS) participants whose NDIS plans do not include these services.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Tackling Alcohol Fuelled Violence Program - Safe Night Precinct Support Services	—	3,324	—	—	—

The Government is providing increased funding of $3.3 million in 2018-19 to continue the delivery of Safe Night Precinct Support Services which provide early intervention to ensure people affected by excessive alcohol consumption receive necessary assistance and are not exposed to risk or harm as a result of their condition.

This forms part of the Government’s Tackling Alcohol Fuelled Violence Program. Further funding can be found in the Queensland Corrective Services, Queensland Police Service and Department of Justice and Attorney-General sections of this chapter.

38

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
National Disability Insurance Scheme - National Clearance Database	—	917	180	136	—

The Government is providing additional funding of $1.2 million over three years for Queensland’s contribution to the National Disability Insurance Scheme (NDIS) National Clearance Database. From 1 July 2019, this database will contain a register of cleared and excluded workers from all jurisdictions, reducing the potential for providers to employ workers who pose an unacceptable risk of harm to NDIS participants.

Total funding associated with the National Clearance Database is $1.7 million over three years. Further funding can be found in the Queensland Police Service section of this chapter and Chapter 3 Capital Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Disability Advocates	—	750	4,693	4,047	—

Delivering on our election commitments, the Government is providing funding of $9.5 million over three years for disability advocacy support services, including additional funding of $750,000 in 2018-19 for the Queenslanders with Disability Network to provide peer-to-peer advocacy for people with disability who are yet to enter the National Disability Insurance Scheme (NDIS) and increased funding of $8.7 million over two years to 2020-21 to assist disability advocacy services after the State fully transitions to NDIS.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
School Breakfast Program	250	250	250	250	—

Delivering on our election commitments, the Government has provided increased funding of $1 million over four years to Foodbank Queensland to expand the School Breakfast Program to additional schools across the State.

39

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Supporting Veterans - Online Portal	—	100	100	—	—

Delivering on our election commitments, the Government is providing additional funding of $200,000 over two years for an online portal to assist ex-Australian Defence Force personnel to access information and support.

This forms part of the Government’s total funding package of $4.3 million for the Supporting Veterans initiative. Further funding can be found in the Department of the Premier and Cabinet section of this chapter, and in the Department of Communities, Disability Services and Seniors section of Chapter 3 Capital Measures.

40

Budget Measures 2018-19

Department of Education

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Non-State School Capital Grants	—	45,000	45,000	45,000	—

Delivering on our election commitments, the Government is providing additional funding of $135 million over three years in capital grants to the non-state schooling sector to support infrastructure to meet the needs of Queensland’s growing student population.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
New Senior Assessment and Tertiary Entrance Systems	3,046	7,752	6,166	2,156	2,156

The Government has provided additional funding of $21.3 million over five years and $2.2 million per annum ongoing to complete the redevelopment of the Queensland Curriculum and Assessment Authority’s information and communication technology infrastructure. This will support the new Queensland Certificate of Education which commences in 2019.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Implementation of the Labour Hire Licensing Act 2017	2,064	2,156	2,221	2,288	2,357

Delivering on our election commitments, the Government has provided additional funding of $11.1 million over five years and $2.4 million per annum ongoing to implement the Labour Hire Licensing Act. This addresses labour hire worker exploitation through a mandatory business licensing scheme covering labour hire providers operating in Queensland. The capital component of this measure can be found in Chapter 3 Capital Measures. The revenue component of this measure can be found in Chapter 4 Revenue Measures.

41

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Instrumental Music Program	—	1,091	2,914	4,801	5,610

Delivering on our election commitments, the Government is providing additional funding of $14.4 million over four years (including an allocation of $1.5 million for non-state schools through the basket nexus funding arrangements) for additional instrumental music teachers and musical instruments for schools as part of the World Class Education election commitment.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Youth Justice - Assessment of Education Needs at Brisbane and Townsville Courts	—	—	—	—	—

Funding of $1.5 million over three years from 2018-19 is being internally reprioritised by the department to support re-engagement of young people in the youth justice system with education and support services.

This forms part of the Government’s total funding of $40.7 million over four years ($22.3 million new funding and $18.4 million reprioritised funding) for youth justice support measures. Further details can be found in the Department of Child Safety, Youth and Women, Department of Housing and Public Works and Queensland Health sections of this chapter and the Queensland Health section of Chapter 3 Capital Measures.

42

Budget Measures 2018-19

Department of Employment, Small Business and Training

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Back to Work - Extension	20,000	45,000	45,000	45,000	—

Delivering on our election commitments, the Government has provided increased funding of $155 million over four years to extend the Back to Work regional program to continue to provide employer support payments to employers hiring eligible unemployed jobseekers in regional Queensland, with applications open until 30 June 2020.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Back to Work - South East Queensland	—	15,100	10,250	6,150	—

The Government is providing increased funding of $11 million to respond to high demand and support Back to Work in South East Queensland, so applications can continue to be accepted to 30 June 2018. Further, increased funding of $20.5 million over three years to continue Back to Work in areas of South East Queensland with significant labour market challenges, with applications open until 30 June 2020.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Back to Work - Mature Aged Worker Boost	5,000	—	—	—	—

Delivering on our election commitments, the Government has provided increased funding of $5 million in 2017-18 to introduce a Back to Work Mature Aged Worker Boost from 1 January 2018 until 30 June 2018 for mature-aged jobseekers aged 55 years and over. Under the Boost, employers who employ an eligible unemployed mature-aged jobseeker are eligible for payments of up to $20,000. Funding will also support delivery of the Government’s commitment to appoint a Mature Aged Ambassador and establish associated awards for employers.

43

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Skilling Queenslanders for Work	—	20,000	80,000	80,000	—

Delivering on our election commitments, the Government is providing increased funding of $180 million over three years to boost the Skilling Queenslanders for Work initiative to fund more apprenticeships and increase workforce participation through a range of targeted skills and training programs.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Creating your Future Job	—	1,000	—	—	—

The Government is providing additional funding of $1 million in 2018-19 for a trial program designed to deliver targeted skills and specialist business advice and mentoring support to Queenslanders who want to create their own future job.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Enhancing how Government and Small Business Participate in Regulatory Reform	—	350	250	250	250

The Government is providing additional funding of $1.1 million over four years for delivery of the Business Impact Statement commitment, including the establishment of the small business consultation panels.

44

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Supporting Queensland’s Dairy Producers	250	40	—	—	—

The Government has provided additional funding of $290,000 over two years to assist small processors and farmers to diversify their product range, and better develop their markets with improved branding and marketing.

This is part of a total funding package of $960,000 for marketing strategies to help consumers make better-informed decisions when they buy milk. Further funding can be found in the Department of Agriculture and Fisheries section of this chapter.

45

Budget Measures 2018-19

Department of Environment and Science

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Waste Disposal Levy - Advance Payments to Councils	—	31,975	—	—	—

The Government is providing additional funding of $32 million in 2018-19 for advance payments to councils to meet the cost of municipal household waste sent to landfill and to avoid any direct impact on households associated with the introduction of the Waste Disposal Levy in the first quarter of 2019. Future year payments will be based on actual levy costs incurred.

Waste levy revenue will also provide for waste industry programs and other environmental priorities of Government. Further details can be found in this section, the Department of Local Government, Racing and Multicultural Affairs and Department of State Development, Manufacturing, Infrastructure and Planning sections of this chapter and Chapter 4 Revenue Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Waste Disposal Levy - Implementation and operational costs	200	15,000	6,180	6,365	6,556

The Government has provided additional funding of $34.3 million over five years and $6.6 million per annum ongoing for the implementation of the Waste Disposal Levy in the first quarter of 2019 and its ongoing operation.

Further details can be found in this section, the Department of Local Government, Racing and Multicultural Affairs and Department of State Development, Manufacturing, Infrastructure and Planning sections of this chapter and Chapter 4 Revenue Measures.

46

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
State Library of Queensland - First 5 Forever Reading Program	—	5,000	5,000	5,000	5,000

The Government is providing additional funding of $5 million per annum to continue the development of strong emergent literacy foundations and life-long learning capabilities for all Queensland children up to five years, by directly connecting parents and primary caregivers to a range of resources at public libraries across the State.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Great Barrier Reef - Joint Field Management Program Intergovernmental Agreement Commitment	—	4,058	3,900	7,650	10,400

The Government is providing increased funding of $26 million over four years and $10.4 million per annum ongoing for the Great Barrier Reef Joint Field Management Program to protect and maintain marine and island ecosystems in the Great Barrier Reef.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Great Barrier Reef - Water Quality	—	2,591	5,889	3,200	2,160

The Government is providing increased funding of $13.8 million over four years, including $10.1 million to support the cane, grazing and banana industries in Great Barrier Reef catchments to improve water quality.

47

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Performing Arts Centre	—	2,000	2,000	2,000	2,000

The Government is providing additional funding of $8 million over four years to support the Queensland Performing Arts Centre in extending its programming reach across the State, investing further in Aboriginal and Torres Strait Islander performing arts and developing a musical theatre incubator.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Vegetation Management - Enhanced Statewide Landcover and Trees Study	—	1,998	1,985	—	—

The Government is providing increased funding of $4 million over two years to establish a scientific program to support an enhanced Statewide Landcover and Trees Study (SLATS) to identify and report on the condition and extent of regrowth vegetation and inform habitat conservation.

The department will work in collaboration with the Department of Natural Resources, Mines and Energy to deliver the program.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Continuation of Compliance and Rehabilitation Action	—	1,859	—	—	—

The Government is providing increased funding of $1.9 million in 2018-19 to continue to manage allegations of serious environmental harm and to undertake further remediation of surface and groundwater impacted by by-products of Underground Coal Gasification.

48

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Cultural Centre - Electricity Supplementation and Future Energy Efficiency	1,744	1,800	—	—	—

The Government has provided additional funding of $3.5 million over two years to provide for electricity supplementation at the Queensland Cultural Centre, South Bank. The capital component of this measure can be found in Chapter 3 Capital Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Climate Change - Implementing Queensland’s Response	—	1,300	1,500	1,500	1,300

The Government is providing increased funding of $5.6 million over four years to enhance and strengthen delivery of the Queensland Government endorsed Queensland Climate Change Response. Funding will enable continued development and implementation of the Government Adaptation Action Plan including the Queensland Climate Resilient Council program and the sectors and systems program, and support significant adaptation risk projects such as sea level rise in the Torres Strait and other island communities.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Government Action on North Stradbroke Island (Minjerribah)	1,352	1,280	1,350	1,350	1,350

The Government has provided increased funding of $6.7 million over five years and $1.4 million per annum ongoing to expand the protected area over North Stradbroke Island (Minjerribah) as part of joint management arrangements with traditional owners.

Further funding can be found in the Department of Natural Resources, Mines and Energy and Department of State Development, Manufacturing, Infrastructure and Planning sections of this chapter and Chapter 3 Capital Measures.

49

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
EcoBiz Program for Small to Medium Enterprises - Continued Delivery	—	943	971	1,000	1,031

The Government is providing increased funding of $3.9 million over four years to continue delivering the ecoBiz program that helps small to medium sized businesses identify and achieve financial savings and eco-efficiency across energy, water and waste.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
National Parks Harsh Environment Fire Vehicles	—	804	—	—	—

The Government is providing increased funding of $804,000 in 2018-19 towards the operation of vehicles in harsh environments in Queensland’s Protected Area Estate to ensure the continued safety of staff, property and the community. The capital component of this measure can be found in Chapter 3 Capital Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Springvale Station Nature Refuge Management	—	509	717	746	756

The Government is providing increased funding of $2.7 million over four years to support the ongoing land management needs for Springvale Station Nature Refuge. This funding is critical to achieving conservation objectives for biodiversity values, including habitat for threatened species and a high diversity of terrestrial regional ecosystems.

50

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Conservation Council - Increased Support	—	350	350	350	350

The Government is providing increased funding of $1.8 million over five years from 2018-19 to support the Queensland Conservation Council and nine regional conservation councils meet ongoing operational expenses. This increase in funding will assist each recipient group to continue and improve the services they provide to their representative communities, as well as improve their ability to represent these communities on local environmental conservation issues.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Protected Area Estate	153	102	155	125	130

The Government has provided increased funding of $665,000 over five years and $130,000 per annum ongoing for operational management costs associated with additional property of high conservation value which is to be added to the Queensland Protected Area Estate. The capital component of this measure can be found in Chapter 3 Capital Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Panama Disease Tropical Race 4 Program	100	100	100	—	—

The Government has provided increased funding of $300,000 over three years for the management of Panama disease. Further funding can be found in the Department of Agriculture and Fisheries section of this chapter.

51

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Container Refund Scheme	1,500	—	—	—	—

The Government has provided increased funding of $1.5 million in 2017-18 to assist in the establishment of collection point infrastructure across the State, as part of implementing the Container Refund Scheme.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Heritage Property - Urgent Remedial Conservation Works	—	—	—	—	—

The Government is providing additional funding of $6.1 million over three years, held centrally pending negotiations about future management, which includes $5.8 million in 2018-19 for urgent remedial conservation works to heritage property to ensure the protection and structural integrity of State heritage buildings.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Protected Area Estate - Acquisition	—	—	—	—	—

The Government is providing increased funding of $1.3 million over four years and $339,000 per annum ongoing, held centrally, to support critical infrastructure upgrades and maintenance costs associated with the proposed purchase of properties of high conservation value for inclusion in the Queensland Protected Area Estate. The capital component of this measure can be found in Chapter 3 Capital Measures.

52

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Art Gallery/Gallery of Modern Art Exhibitions	—	—	—	3,000	3,000

The Government will provide additional funding of $6 million over two years from 2020-21 to secure, promote, develop and deliver high profile, exclusive “blockbuster” and major exhibitions which are principal drivers of visitation and economic benefit.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Reef Island Decarbonisation	1,730	—	—	—	—

Delivering on our election commitments, the Government has provided additional funding of $1.7 million in 2017-18 to assist the Great Barrier Reef Islands to cut their emissions by developing business cases for solar, wind and gas generation.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Rockhampton Art Gallery	—	—	—	—	—

The Government is providing increased funding of $8 million over two years, held centrally, to the Rockhampton Regional Council for the construction of the new Rockhampton Art Gallery, subject to the confirmation of a $10 million contribution from the Australian Government. This brings total State funding for this measure to $10 million, following the provision of $2 million for initial planning in the 2017-18 Queensland Budget.

53

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Waste Investigation	846	—	—	—	—

The Government has provided increased funding of $846,000 in 2017-18 to fund a Waste Investigation by the Honourable Peter Lyons into the transportation of waste into Queensland from interstate sources.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Woodfordia Infrastructure Upgrade	1,000	—	—	—	—

Delivering on our election commitments, the Government has provided additional funding of $1 million in 2017-18 for an infrastructure upgrade of facilities at Woodfordia, the site of the Woodford Folk Festival. The department has internally reprioritised $1 million which brings total funding to $2 million.

54

Budget Measures 2018-19

Department of Housing and Public Works

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Responsive Government - Service Transformation	—	8,820	—	—	—

The Government is providing increased funding of $8.8 million in 2018-19 to continue to provide digital technology and service design capabilities to improve customer services, bringing total funding to $16.9 million.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Sports Grant Funding Boost	—	7,982	2,450	—	—

The Government is providing additional funding of $10.4 million over two years to support a number of community infrastructure development projects to increase the opportunity for Queenslanders to participate in sport and active recreation.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Underwood Sports Park	4,110	5,000	—	—	—

Delivering on our election commitments, the Government has provided additional funding of $9.1 million over two years as part of a comprehensive redevelopment of the Underwood Park sports precinct.

55

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Safe, secure sporting and entertainment facilities	5,800	2,500	—	—	—

The Government has provided additional funding of $8.3 million over two years to assist with the security upgrades to Stadiums Queensland venues throughout Queensland. The security measures will identify security-related improvements and enhancements to include perimeter barriers, alarm monitoring, surveillance capability, entry searches and staff training.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Zillmere Sports Centre	500	2,000	3,000	—	—

Delivering on our election commitments, the Government has provided additional funding of $5.5 million over three years to redevelop a Government-owned building into an indoor sports complex at Zillmere.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Security of Payment for Subcontractors in the Building and Construction Industry	2,620	1,000	1,000	—	—

The Government has provided additional funding of $4.6 million over three years. This includes $3.1 million to promote public awareness of the Government’s project bank account reforms to improve security of payment for subcontractors in the building and construction industry and, delivering on our election commitment, $1.5 million for the Queensland Building and Construction Commission to undertake a full business architecture review, including development of an IT solution to improve efficiency in delivering existing services and effectively implementing building policy reforms.

56

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Building and Asset Services Apprenticeship Program and Compliance with the Queensland Government Building and Construction Training Policy	1,000	800	800	—	—

Delivering on our election commitments, the Government has provided additional funding of $2.6 million over three years to re-establish and implement the Building and Asset Services apprenticeship program, and to enhance compliance with the Queensland Government Building and Construction Training policy.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Embedding Procurement Reform	—	535	535	535	535

The Government is providing additional funding of $535,000 per annum from 2018-19 to strengthen the procurement compliance, coordination and referral function to ensure contractual commitments made by suppliers are upheld.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Thomas Dixon Centre Refurbishment	—	500	—	—	—

The Government is providing additional funding of $500,000 in 2018-19 to expedite design works for the refurbishment of the Thomas Dixon Centre to provide enhanced performance facilities for Queensland Ballet.

This is part of an overall package of $14 million over two years towards the refurbishment of the Thomas Dixon Centre. The capital component of this measure can be found in Chapter 3 Capital Measures.

57

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Non Conforming Building Products Audit Taskforce	4,462	393	—	—	—

The Government has provided additional funding of $4.9 million over two years for the Non-Conforming Building Products Audit Taskforce. An additional $1.6 million has been internally reprioritised by the department in 2017-18 to fund this measure.

The funding will allow the Taskforce to undertake assessments of Government Buildings as well as develop self-assessment processes and systems for use by private sector building owners.

This forms part of the Government’s overall package of $7.6 million over two years to support taskforce operations in assessing the critical safety risks posed by combustible cladding on Government and non-Government buildings throughout Queensland. Further funding can be found in the Queensland Fire and Emergency Services section of this chapter.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Local Sporting Infrastructure	—	—	—	—	—

The Government is providing additional funding of $15 million, held centrally, to support the development of local sporting infrastructure. Some proposals will require matching contributions from other levels of government.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
University of the Sunshine Coast Stadium	7,000	—	—	—	—

Delivering on our election commitments, the Government has provided additional funding of $7 million in 2017-18 to complete the refurbishment of the University of the Sunshine Coast Stadium, which will expand the indoor seating capacity and provide additional amenities.

58

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Youth Justice - Youth and Family Head Leases	—	—	—	—	—

Funding of $623,000 over three years from 2018-19 is being internally reprioritised by the department to improve housing responses to young people in the youth justice system and their families at risk of homelessness.

This forms part of the Government’s total funding of $40.7 million over four years ($22.3 million new funding and $18.4 million reprioritised funding) for youth justice support measures. Further details can be found in the Department of Child Safety, Youth and Women, Department of Education, and Queensland Health sections of this chapter and the Queensland Health section of Chapter 3 Capital Measures.

59

Budget Measures 2018-19

Department of Innovation, Tourism Industry Development and the Commonwealth Games

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Making Queensland Australia’s Events Capital	—	7,500	12,000	16,500	—

Delivering on our election commitments, the Government is providing increased funding of $36 million over three years to attract more major events to Queensland. This investment will drive growth of major events throughout Queensland making it Australia’s Events Capital.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Continuation of the Funding Guarantee for Tourism and Events Queensland	—	—	—	—	46,875

The Government will provide increased funding of $46.9 million in 2021-22 to continue the restoration of funding to Tourism and Events Queensland (TEQ). This will allow TEQ to carry out its core functions including promoting Queensland destinations and driving tourism growth.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Growing Tourism, Growing Tourism Jobs	9,000	20,700	27,200	35,200	2,500

Delivering on our election commitments, the Government has provided additional funding of $94.6 million over five years to progress initiatives under the Growing Tourism, Growing Tourism Jobs initiative. This includes $48.6 million for the Attracting Tourism Fund to provide incentives to attract new international airline routes and cruise ships to Queensland.

It also includes $46 million for a new Regional Tourism Infrastructure and Experience Development program to assist communities to grow tourism by developing new and improved tourism experiences or products and develop tourism industry capability, including facilitation of outback tourism projects.

60

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Advance Queensland Foundations of the Future	—	15,900	16,000	18,000	23,150

Delivering on our election commitments, the Government is providing increased funding of $73 million over four years for the Advance Queensland initiative including $30 million for Ignite Ideas which is helping Queensland startups and small and medium enterprises to succeed and $26 million for Industry Research Fellowships which support collaboration between researchers and industry to solve some of the State’s biggest challenges.

This measure is incorporated into Government’s $650 million Advance Queensland initiative to foster innovation and entrepreneurialism, capitalise on our natural advantages, and help raise Queensland’s profile as an attractive investment destination.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Great Barrier Reef Island Rejuvenation Package	5,000	10,000	10,000	—	—

Delivering on our election commitments, the Government has provided additional funding of $25 million over three years to establish a Reef Resort Rejuvenation Fund to deliver infrastructure for Great Barrier Reef islands. The fund will prioritise projects focused on growing, greening and cleaning.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Advance Queensland Increase	18,000	8,000	8,000	8,000	8,000

The Government has provided increased funding of $50 million over five years to continue funding programs under the Advance Queensland initiative. Measures funded will include expansion of ‘The Precinct’, the State’s flagship hub for start-ups; support for the Clem Jones Centre for Ageing and Dementia Research; and a range of programs to drive and scale innovation in Queensland including driving the development of key technologies such as artificial intelligence, big data, drones and robotics in Queensland industry and programs focussing on innovation and the digital economy in our regions.

61

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Major Events Funding	9,380	5,250	5,526	5,314	—

The Government has provided additional funding of $26.2 million over four years to secure major events for Queensland. This funding supports the Advancing Tourism 2016-20: Growing Queensland Jobs Strategy by attracting and growing events as one of the key strategies to capitalise on Queensland’s growing tourism industry and increase market share.

The funding also includes reprioritisation from savings of $650,000 over two years from 2018-19, towards tourism projects which will build on the legacy of the Gold Coast 2018 Commonwealth Games and, delivering on our election commitment, support preparation of a business case for staging supercars racing at Rockhampton.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Australian Workers Heritage Centre	500	1,700	—	—	—

The Government has provided additional funding of $2.2 million over two years to meet the costs of upgrades at the Australian Workers’ Heritage Centre including refurbishment and extension of premises and exhibits.

62

Budget Measures 2018-19

Department of Justice and Attorney-General

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Blue Card Services ‘No Card, No Start’	—	3,050	2,775	1,420	—

Delivering on our election commitments, the Government is providing additional funding of $7.2 million over three years to implement an online Blue Card application system as part of the Government’s ‘No Card, No Start’ initiative. The capital component of this measure can be found in Chapter 3 Capital Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Blue Card Services Efficiency Savings	—	5,000	—	—	—

The Government is providing increased funding of $5 million in 2018-19 for savings not realised from Blue Card Services by the former Government as part of the commitment to protect jobs and maintain the integrity of the Blue Card System. This will enable Blue Card Services to continue current staffing and capability levels.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Courts and Justice Services	—	10,000	—	—	—

The Government is providing increased funding of $10 million in 2018-19 to respond to increased criminal, domestic and family violence matters in Queensland Courts, dangerous sexual offender matters and other justice system initiatives.

63

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Victim Assist Queensland	—	5,700	5,700	—	—

The Government is providing increased funding of $11.4 million over two years to provide financial support to victims of crime.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Gambling Help Service System	—	5,277	5,295	5,314	5,333

The Government is providing increased funding of $21.2 million over four years and $5.3 million per annum ongoing to continue to provide counselling and support services for people adversely affected by problem gambling.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Office of the Director of Public Prosecutions	—	5,000	—	—	—

The Government is providing increased funding of $5 million in 2018-19 to respond to increased workload within the Office of the Director of Public Prosecutions.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Director of Child Protection Litigation	—	4,630	—	—	—

The Government is providing increased funding of $4.6 million in 2018-19 for additional staff for the Director of Child Protection Litigation. This funding will support the management of child protection order applications and proceedings by the Director of Child Protection Litigation, including working with the Office of the Child and Family Official Solicitor.

Details of funding for the Office of the Child and Family Official Solicitor can be found in the Department of Child Safety, Youth and Women section of this chapter.

64

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Crime and Corruption Commission - Digital Investigative and Information Security Services	—	3,374	3,593	3,792	3,897

The Government is providing additional funding of $14.7 million over four years and $3.9 million per annum ongoing to enhance the processing of digital evidence and to provide for a contemporary information security platform. The capital component of this measure can be found in Chapter 3 Capital Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Recording and Transcription Services	—	2,881	6,494	4,646	—

The Government is providing increased funding of $14 million over three years for the continued delivery of recording and transcription services within Queensland Courts.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Office of the Public Guardian and Queensland Civil and Administrative Tribunal	—	2,500	—	—	—

The Government is providing additional funding of $2.5 million in 2018-19 for the Office of the Public Guardian and the Queensland Civil and Administrative Tribunal to meet immediate demand pressures related to the rollout of the National Disability Insurance Scheme.

65

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Tackling Alcohol Fuelled Violence Program - Safe Night Precincts	—	2,042	—	—	—

The Government is providing increased funding of $2 million in 2018-19 to continue inspections of licensed venues during peak trading periods and to monitor the industry’s progress on implementing and complying with the Tackling Alcohol Fuelled Violence policy.

This forms part of the Government’s Tackling Alcohol Fuelled Violence Program. Further details of this funding can be found in the Queensland Corrective Services, Queensland Police Service and Department of Communities, Disability Services and Seniors sections of this chapter.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Sentencing Advisory Council	—	1,851	1,638	1,677	1,717

The Government is providing increased funding of $6.9 million over four years and $1.7 million per annum ongoing for the continued delivery of the Queensland Sentencing Advisory Council which educates the community about the justice system and sentencing, collates statistical information about sentencing, and researches the effectiveness of sentencing practices in reducing crime.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Crime and Corruption Commission - Investigative Capability	—	1,792	1,832	1,872	1,913

The Government is providing additional funding of $7.4 million over four years and $1.9 million per annum ongoing for additional frontline investigators to combat major crime and corruption.

66

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Specialist Courts - Murri Court and Court Link	—	1,703	2,408	2,482	2,527

The Government is providing increased funding of $9.1 million over four years and $2.5 million per annum ongoing to support the continued delivery of the Murri Court and expansion of Court Link services to Southport, Mount Isa and Ipswich.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Aurukun Restorative Justice Program	—	910	—	—	—

The Government is providing increased funding of $910,000 in 2018-19 to support the continued delivery of the Restorative Justice Program in Aurukun.

This forms part of the Government’s overall package of $1.6 million to continue the Aurukun Four Point Plan in 2018-19 to address safety and support the community. Further funding can be found in the Department of Aboriginal and Torres Strait Islander Partnerships and Queensland Corrective Services sections of this chapter.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Office of the Information Commissioner	—	598	613	628	644

The Government is providing increased funding of $2.5 million over four years and $644,000 per annum ongoing for additional review officers.

67

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Family and Child Commission	—	396	—	—	—

The Government is providing additional funding of $396,000 in 2018-19 to address online child safety and child exploitation, and to empower children and young people to have a voice and contribute to discussion about issues affecting them and their future.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Domestic and Family Violence Response - Specialist Domestic and Family Violence Courts	—	264	459	463	468

The Government is providing additional funding of $1.7 million over four years and $468,000 per annum ongoing to expand the Townsville Specialist Domestic and Family Violence (DFV) Court (including circuit courts in Mount Isa and Palm Island) to include criminal DFV matters.

Total funding for the expansion of the Townsville Specialist DFV Court is $8.1 million over four years and $2.3 million per annum ongoing. Further funding can be found in the Queensland Police Service, Queensland Corrective Services, and the Department of Child Safety, Youth and Women sections of this chapter.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Coroners Court of Queensland	—	258	—	—	—

The Government is providing increased funding of $258,000 in 2018-19 to support the coronial inquest into deaths at Dreamworld.

68

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Anti-Discrimination Commission Queensland - Human Rights Act for Queensland	—	244	834	604	616

Delivering on our election commitments, the Government is providing additional funding of $2.3 million over four years and $616,000 per annum ongoing to the Anti-Discrimination Commission to support the operation and administration of a Human Rights Act for Queensland. The capital component of this measure can be found in Chapter 3 Capital Measures.

69

Budget Measures 2018-19

Department of Local Government, Racing and Multicultural Affairs

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Works for Queensland	—	50,000	75,000	75,000	—

Delivering on our election commitments, the Government is providing increased funding of $200 million over three years to extend the Works for Queensland program, which will continue to support job-creating maintenance and minor infrastructure works across regional Queensland, bringing the total funding of this program to $600 million over five years from 2016-17.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Support for Country Racing	11,600	12,600	13,600	17,600	—

Delivering on our election commitments, the Government has provided increased funding of $55.4 million over four years to support country racing clubs including, funding for racing club infrastructure across the State. This measure brings total funding for country racing to $70.4 million over four years.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Torres Shire Water Treatment Infrastructure Upgrade	—	4,500	7,500	—	—

The Government is providing additional funding of up to $12 million over two years to upgrade Torres Shire Council’s drinking water treatment infrastructure including water filtration and other related infrastructure on Thursday Island and Horn Island.

The adjacent Hammond Island will also benefit from the upgrade as its drinking water is sourced primarily from Torres Shire Council via a pipeline.

70

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Building Integrity and Sustainability in Local Government	—	3,967	3,360	3,382	3,416

The Government is providing additional funding of $14.1 million over four years to enhance the integrity and sustainability of the local government system by establishing an independent body to consider councillor conduct complaints and improve governance practices.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Torres Strait and Palm Island Car and Waste Metal Removal	—	2,500	2,500	—	—

The Government is providing additional funding of $5 million over two years to remove waste metal build-up including vehicle stockpiles from communities located in the Torres Strait Island Regional Council, Palm Island Aboriginal Shire Council and Torres Shire Council areas. The $2.5 million funding allocation in 2019-20 is to be met by revenue collected from the Waste Disposal Levy.

Further details can be found in the Department of Environment and Science and Department of State Development, Manufacturing, Infrastructure and Planning sections of this chapter and the Department of Environment and Science section of Chapter 4 Revenue Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Implementing More Effective Funding Grants to Local Government	—	1,700	500	500	500

The Government is providing additional funding of $3.2 million over four years to undertake implementation planning to improve and simplify the administration of grants to local government. This measure progresses the recommendations from the Review of Grants to Local Government: Current and future state assessments. The capital component of this measure can be found in Chapter 3 Capital Measures.

71

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Kowanyama Aboriginal Shire Council Economic Growth and Jobs Initiative	—	1,100	—	—	—

The Government is providing additional funding of $1.1 million in 2018-19 to fund the purchase of appropriate heavy equipment necessary to establish a road and construction unit within the Kowanyama Aboriginal Shire Council.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Celebrating Multicultural Queensland Grants Program	—	1,000	1,000	1,000	—

Delivering on our election commitments, the Government is providing increased funding of $3 million over three years to support community initiatives which promote a harmonious, welcoming and inclusive community.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
State Government Financial Aid - Indexation	—	759	1,536	2,334	3,241

The Government is providing additional funding of $7.9 million over four years to align future indexation of funding provided under the State Government Financial Aid program, with the mid-point of the Reserve Bank of Australia’s inflation target.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Show Society Grants Program	—	133	133	134	—

Delivering on our election commitments, the Government is providing increased funding of $400,000 over three years for the Show Society Grants Program which supports Queensland Show Societies conduct annual agricultural shows and to upgrade and maintain existing showground facilities.

72

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Ayr Nature-Based Playground	1,500	—	—	—	—

Delivering on our election commitments, the Government has provided increased funding of $1.5 million in 2017-18 for further development of a nature-based playground at Ayr.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Beautiful Bowen	5,000	—	—	—	—

Delivering on our election commitments, the Government has provided additional funding of $5 million in 2017-18 for the Whitsunday Regional Council’s Beautiful Bowen Project. This project will improve the streetscapes and tourism infrastructure in Bowen to attract more domestic and international tourists.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Mount Archer Master Plan	400	—	—	—	—

Delivering on our election commitments, the Government has provided additional funding of $400,000 in 2017-18 to build a new open-air amphitheatre at Mount Archer.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Support for Refugees and Asylum Seekers	700	—	—	—	—

The Government has provided additional funding of $700,000 in 2017-18 and reprioritised funding of $3.6 million over two years from 2018-19, to provide total funding of $4.3 million over three years, to deliver assistance to vulnerable refugees and asylum seekers in Queensland including financial and material aid, housing assistance and other support.

73

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Torres Strait Islands Seawalls and Coastal Inundation Mitigation Upgrades	—	—	—	—	—

The Government is providing additional funding of $20 million over three years from 2018-19, held centrally, pending an Australian Government commitment to match funding. This measure will continue inundation mitigation works on five outer Torres Strait Islands, which will protect infrastructure and communities on these islands from rising sea levels and the impacts of coastal inundation.

74

Budget Measures 2018-19

Department of Natural Resources, Mines and Energy

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Solar Thermal Plant Capital Contribution	—	50,000	—	—	—

Delivering on our election commitments, the Government is providing additional funding of $50 million in 2018-19 as a capital grant to support the development of concentrated solar thermal with storage projects to provide clean baseload power.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Affordable Energy Plan	18,200	27,000	24,800	—	—

The Government has provided additional funding of $70 million over three years which forms part of the Affordable Energy Plan to reduce and better manage Queenslanders’ energy use and costs. This supports customers with energy savings, increases access to solar and batteries and incorporates a business energy savers program.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Coal Mine Workers’ Health Scheme	7,565	9,468	—	—	—

The Government has provided increased funding of $17 million over two years for the Coal Mine Workers’ Health Scheme to take action to ensure the regulatory framework for safety and health in the resources sector is contemporary and effective.

75

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Coal Seam Gas Compliance Unit	—	3,369	—	—	—

The Government is providing additional funding of $3.4 million in 2018-19 for the continued support of community engagement and resource industry compliance activities for the petroleum and gas, coal and mineral sectors.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Water Regional Alliance Program	—	1,050	1,050	1,050	1,050

The Government is providing additional funding of $4.2 million over four years to retain and expand the Queensland Water Regional Alliance Program. The program is managed by the Local Government Association of Queensland and represents an effective mechanism to develop regional economies of scale to realise the four dimensions of water - security, reliability of supply, water quality and appropriate water pricing.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Gas Action Plan	3,181	936	300	—	—

Delivering on our election commitments, the Government has provided additional funding of $4.4 million over three years to promote the development of the gas sector and bring supply to market through the Gas Action Plan.

76

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Extending Existing Drought Relief Arrangements	—	—	—	—	—

The Government is providing funding of up to $10.4 million in 2018-19, held centrally, as part of the extension of drought relief arrangements to continue to provide relief to farming customers from fixed charges for electricity accounts that are used to pump water for farm or irrigation purposes during periods of drought.

The Drought Assistance Package is a total of up to $34.6 million in 2018-19 to support drought affected communities across the State. Further details can be found in the Department of Agriculture and Fisheries section of this chapter and in the Department of Natural Resources, Mines and Energy section of Chapter 4 Revenue Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Government Action on North Stradbroke Island (Minjerribah)	—	—	—	—	—

Funding of $3.9 million over two years from 2017-18 has been internally reprioritised by the department to coordinate action on North Stradbroke Island (Minjerribah). This supports the rehabilitation of sand mining areas and improves employment and economic opportunities beyond sand mining.

Further funding can be found in the Department of Environment and Science and Department of State Development, Manufacturing, Infrastructure and Planning sections of this chapter and in the Department of Environment and Science section of Chapter 3 Capital Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Linc Energy Mine Site	—	—	—	—	—

Funding of $7.1 million is being internally reprioritised to 2018-19 by the department to provide ongoing site security, management and remediation of infrastructure works at the Linc site.

The capital component of this measure related to the Department of Natural Resources, Mines and Energy can be found in Chapter 3 Capital Measures.

77

Budget Measures 2018-19

Department of State Development, Manufacturing, Infrastructure and Planning

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Building our Regions	—	35,000	17,500	17,500	—

Delivering on our election commitments, the Government is providing increased funding of $70 million over three years for Round 4 of Building our Regions to deliver critical infrastructure for the regions. Total funding for the Building Our Regions - Regional Infrastructure Fund is $445 million over six years, from 2015-16 to 2020-21.

The purpose of the program is to provide funding for critical infrastructure in regional areas of the State that meet the specific needs of regional communities and supports economic development, including generating jobs.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Resource Recovery Industry Development Program	—	30,000	50,000	20,000	—

The Government is providing additional funding of $100 million over three years to support Queensland’s resource recovery and recycling industry through the Resource Recovery Industry Development Program. The department will work with local governments and private sector enterprises to help them find innovative and cost effective solutions to the problem of waste going to landfill.

This measure will be funded by revenue collected from the Waste Disposal Levy. Further details can be found in the Department of Environment and Science and Department of Local Government, Racing and Multicultural Affairs sections of this chapter and the Department of Environment and Science section of Chapter 4 Revenue Measures.

78

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Made	4,000	10,000	13,000	13,000	—

Delivering on our election commitments, the Government has provided additional funding of $30 million over four years from 2017-18 to 2020-21 to establish manufacturing hubs in Cairns, Townsville and Rockhampton and $10 million over four years from 2017-18 to 2020-21 for defence supply chain logistics hubs in Townsville and Ipswich.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Reconstruction Authority Disaster Resilience Fund	—	9,500	9,500	9,500	9,500

The Government is providing additional funding of $38 million over four years to establish the Disaster Resilience Fund (DRF). The DRF funds local governments, State agencies and non-government organisations to deliver mitigation and resilience projects.

The Queensland Reconstruction Authority (QRA) leads disaster recovery as well as mitigation and resilience policy on behalf of the Queensland Government.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Reconstruction Authority Bluewater Trail and Queens Park Revitalisation	—	8,864	—	—	—

The Government is providing additional funding of $8.9 million in 2018-19 for the Bluewater Trail and Queens Park revitalisation in Mackay. The program is being managed by the Queensland Reconstruction Authority.

79

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Advancing Queensland’s Biofuture (Biofutures Acceleration Program II)	—	5,000	—	—	—

The Government is providing increased funding of $5 million in 2018-19 for Waste to Energy projects facilities, which turn urban waste into renewable energy and bioproducts.

This funding will be used to support the testing and establishment of small-scale innovative technologies suitable for deployment in regional areas promoting a wide range of energy products derived from waste materials.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Reconstruction Authority Whitsunday Regional Council Administration Building	—	4,500	500	—	—

The Government is providing additional funding of $5 million over two years to Whitsunday Regional Council for reconstruction of the council administration building, including the local disaster coordination centre.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Reconstruction Authority Beach Restoration and Mitigation	—	3,562	1,000	—	—

The Government is providing additional funding of $4.6 million over two years to determine best long-term solutions to help prevent erosion prior to sand replenishment at Midge Point and Lambert Beach and the construction of new rock groynes on St Helen’s Beach.

80

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Government Action on North Stradbroke Island (Minjerribah) - Economic Transition Strategy	1,500	3,250	—	—	—

The Government has provided increased funding of $4.8 million over two years towards projects to develop the North Stradbroke Island Economic Transition Strategy. The Strategy will address the impacts of the cessation of sand mining on North Stradbroke Island (Minjerribah) in 2019.

Further funding can be found in the Department of Environment and Science and Department of Natural Resources, Mines and Energy sections of this chapter and in the Department of Environment and Science section of Chapter 3 Capital Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Strong and Sustainable Resources	200	2,300	—	—	—

The Government has provided additional funding of $2.5 million over two years to implement and administer the requirements of the Strong and Sustainable Resource Communities Act 2017. The object of this Act is to implement a ‘locals first’ program, legislating against the use of a 100% fly-in, fly-out (FIFO) workforce for the operation of mines located near a regional community.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Government Action on North Stradbroke Island (Minjerribah) - One Mile Infrastructure Works	—	500	500	—	—

The Government is providing increased funding of $1 million over two years for urgent Infrastructure works at One Mile.

This project is part of a suite of projects with Quandamooka Yoolooburrabee Aboriginal Corporation for Government Action on North Stradbroke Island (Minjerribah). Further funding can be found in the Department of Environment and Science and Department of Natural Resources, Mines and Energy sections of this chapter and in the Department of Environment and Science section of Chapter 3 Capital Measures.

81

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Reconstruction Authority Disaster Recovery Services Donation Management	—	400	400	400	—

The Government is providing increased funding of $1.2 million over three years to coordinate an arrangement with service providers to register and match donations with community needs resulting from disaster events, on behalf of the Queensland Government.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Advance Queensland Industry Attraction Fund	—	—	—	—	—

The Government has provided increased funding of $65 million over four years from 2017-18, held centrally, to the Advance Queensland Industry Attraction Fund. This increase, which includes a $40 million extension over 2 years, brings the total funding to $105 million.

This fund is focused on achieving the Queensland Government’s objectives of employment creation, regional growth and encouraging innovation. It will seek to further diversify economic activity by harnessing growth in emerging industries and value adding to existing industries.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Expansion of the Jobs and Regional Growth Fund	—	—	—	—	—

The Government is providing increased funding of $20 million in 2018-19, held centrally, to assist businesses and projects that will generate economic development and employment opportunities in regional Queensland. This increase brings the total funding to $150 million over three years from 2016-17.

Queensland Treasury and the Department of State Development, Manufacturing, Infrastructure and Planning are jointly responsible for the fund. This initiative can also be found in the Queensland Treasury section of this chapter.

82

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Gasfields Commission Queensland Implementation of Government recommendations arising from the Scott Review	—	—	—	—	—

Funding of $400,000 in 2018-19 has been internally reprioritised by the department to assist with implementing recommendations arising from the Independent Review of the Gasfields Commission Queensland and Associated Matters.

The funding will assist the Government to meet commitments arising from the Review to secure gas supply through proactive communications and engagement strategy.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Government Action on North Stradbroke Island (Minjerribah) - Bushfire Management Plans	900	—	—	—	—

The Government has provided increased funding of $900,000 in 2017-18 to work in collaboration with the Quandamooka Yoolooburrabee Aboriginal Corporation to develop bushfire management plans for townships on North Stradbroke Island (Minjerribah).

This project is part of a suite of projects for Government Action on North Stradbroke Island (Minjerribah). This project will be managed by the Queensland Reconstruction Authority. Further funding can be found in the Department of Environment and Science and Department of Natural Resources, Mines and Energy sections of this chapter and in the Department of Environment and Science section of Chapter 3 Capital Measures.

83

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Hydrogen Industry and Energy Opportunity	—	—	—	—	—

Funding of $750,000 in 2018-19 has been internally reprioritised by the department to support the investigation of local opportunities, capability and capacity to produce and supply hydrogen at a competitive price to alternative energy sources.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Made in Queensland	5,000	—	10,000	5,000	—

Delivering on our election commitments, the Government has provided increased funding of $20 million over three years to the Made in Queensland grants program. This increase brings the total funding to $40 million over four years from 2017-18 to support the manufacturing sector to become more internationally competitive, increase productivity and adopt new processes and technologies.

84

Budget Measures 2018-19

Department of the Premier and Cabinet

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Screen Queensland Production Attraction Strategy	10,000	10,000	—	—	—

Delivering on our election commitments, the Government has provided increased funding of $20 million over two years, with total funding of $50 million over four years from 2015-16, to grow a pipeline of large-scale film and high-end television productions in Queensland. This measure includes $200,000 to develop a Far North Queensland screen production strategic plan.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Screen Production Facility	—	3,829	2,724	2,724	2,724

The Government is providing additional funding of $12 million over four years for Screen Queensland to establish a screen production facility in Brisbane. The 2018-19 funding includes a $1 million capital grant to fit out the property.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Continuation of the Events Sponsorship Fund	—	3,500	3,500	3,500	—

The Government is providing increased funding of $10.5 million over three years, with total funding of $14.5 million over five years from 2016-17. This will support the continued operation of the Events Sponsorship Fund to drive economic and community benefits through the attraction, leveraging and delivery of high value events.

85

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Ministerial Offices	—	2,769	1,250	3,299	3,299

The Government is providing increased funding of $10.6 million over four years to provide support to Ministerial Offices.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Regional Office Initiative	—	709	941	964	—

The Government is providing increased funding of $2.6 million over three years to continue stakeholder engagement, increase the Government’s regional presence and deliver on its commitment to build strong regional economies and communities.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Supporting Veterans - Grants	—	500	500	500	—

Delivering on our election commitments, the Government is providing additional funding of $1.5 million over three years for a grants program for veterans’ groups and other organisations for the creation, upkeep and renovation of monuments, memorials and other public sites recognising veterans’ achievements.

This forms part of the Government’s $4.3 million Supporting Veterans initiative. Further funding can be found in the Department of Communities, Disability Services and Seniors section of this chapter and in the Department of Communities, Disability Services and Seniors section of Chapter 3 Capital Measures.

86

Budget Measures 2018-19

Department of Transport and Main Roads

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Rail Transport Services	—	225,985	221,828	291,514	364,670

The Government is providing increased funding of $1.104 billion over four years for the contract extension commencing 1 July 2018 for the provision of rail transport services.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Station Upgrades and Park’n’Ride facilities	1,860	9,570	21,290	32,460	42,459
Delivering on our election commitments, the Government has provided increased funding of $107.6 million over five years to support rail station upgrades and expansion of park’n’ride facilities.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Derelict Vessels Enforcement Program	—	5,000	5,000	5,000	5,000

The Government is providing additional funding of $20 million over four years to address the number of derelict vessels accumulating along Queensland’s coastline that are a concern to waterway users and the general public and pose environmental safety and amenity issues.

87

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
National Marine Safety Regulator	—	4,860	3,830	2,840	1,620

The Government is providing additional funding of $13.8 million over five years from 2018-19 to ensure that the transfer of full service delivery responsibilities for the administration of the safety of domestic commercial vessels on 1 July 2018 to the Australian Government is undertaken in a sustainable manner decreasing the impact on commercial operators based in Queensland.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Camera Detected Offence Program	—	2,689	4,967	4,831	5,385

The Government is providing increased funding of $17.9 million over four years for road safety education and awareness programs and to improve the safety of the sections of state-controlled roads where accidents happen most frequently.

The Government is providing total increased funding of $166.6 million over four years across departments as part of the Camera Detected Offence Program. Further funding can be found in the Queensland Police Service and Queensland Treasury sections of this chapter. The capital component of this measure can be found in the Department of Transport and Main Roads and Queensland Police Service sections of Chapter 3 Capital Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
New Public Transport Ticketing System	—	2,000	2,500	3,500	—

The Government is providing $8 million over three years for trials and pilots associated with implementing the new public transport ticketing system in Queensland. Further funding can be found in Chapter 3 Capital Measures.

88

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
School Transport Infrastructure Program	—	2,000	5,000	6,500	6,500

The Government is providing additional funding of $20 million over four years to establish a School Transport Infrastructure Program. This program will operate in conjunction with local councils and will provide funding towards school transport-related infrastructure upgrades, including vehicle turnaround or parking facilities, and stop drop and go areas. It is intended that funding would be matched 50:50 by councils, effectively delivering a $40 million total funding pool over the life of the program.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Eastern Transitway	200	1,800	8,000	12,000	—

Delivering on our election commitments, the Government has provided additional funding of $22 million over four years to deliver the Eastern Transitway with upgrades to five major intersections, located at Cavendish Road, Bennetts Road, Boundary Road, Gallipoli Road and Creek Road, which will include bus priority measures on Old Cleveland Road.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Bus Driver Wage Parity in Cairns and Sunshine Coast	2,082	1,466	—	—	—

The Government has provided additional funding of $3.5 million over two years to meet the cost of wage claims for Sunshine Coast and Cairns bus drivers through to the end of calendar year 2018.

89

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Passenger Transport Infrastructure Investment Program (PTIIP) supplement	—	1,000	5,500	6,500	7,000

The Government is providing increased funding of $20 million over four years to increase the provision of shaded structures, such as shelters, at key passenger transport facilities to provide requisite levels of customer amenity where need exists.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Walking Strategy	—	500	1,000	1,000	—

Delivering on our election commitments, the Government is providing additional funding of $2.5 million over three years to develop and implement a Queensland Walking Strategy that is focused on getting people to walk as a mode of transport.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Beams Road Overpass Investigation	20	150	230	—	—

Delivering on our election commitments, the Government has provided additional funding of $400,000 over three years for a feasibility study into an overpass at the Beams Road level crossing at Carseldine.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Bus Driver Safety	—	—	—	—	—

Funding of $7 million over two years from 2017-18 has been internally reallocated by the department for bus driver safety initiatives. This includes funding for a grants program to roll out driver security barriers on high risk services, installation of anti-shatter film in the remaining 50% of the urban fleet and a comprehensive public awareness campaign.

90

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Future Proofing the Bruce	—	—	5,000	5,000	—

Delivering on our election commitments, the Government will provide additional funding of $10 million over two years to develop a 15-year vision and initial Action Plan to identify and prioritise projects to be delivered as part of upgrades to the Bruce Highway. The capital component of this initiative can be found in Chapter 3 Capital Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
M1 Pacific Motorway - Eight Mile Plains to Logan Motorway Planning	—	—	8,000	8,000	—

Delivering on our election commitments, the Government will provide additional funding of $16 million over two years to develop a business case for future upgrades of the M1 corridor between Eight Mile Plains and the Logan Motorway.

This brings total additional funding for planning and upgrades to the M1 Pacific Motorway to $897.5 million. Further funding for the M1 Pacific Motorway can be found in Chapter 3 Capital Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Mooloolah River Interchange	—	—	—	—	—

Funding of $7.5 million over two years from 2018-19 has been internally reallocated by the department to complete planning and business case development for the Mooloolah River Interchange (MRI) project. The MRI project is located at Mooloolaba on a key section of the state-controlled road network, connecting the Sunshine Motorway and Nicklin Way on the Sunshine Coast.

91

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
New Generation Rollingstock Business Operating Model	9,250	—	—	—	—

The Government has provided additional funding of $9.3 million in 2017-18 for rail transport service contract expenses to support the business operating model for the introduction of the New Generation Rollingstock fleet.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Transport Infrastructure Development Scheme	—	—	—	—	—

An additional $30 million has been reallocated internally by the department in 2021-22 for the Transport Infrastructure Development Scheme (TIDS). TIDS is the grants program through which the department provides funding to local government for targeted investment in transport-related infrastructure.

92

Budget Measures 2018-19

Electoral Commission of Queensland

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Prohibited Donor Scheme	—	526	311	318	324

The Government is providing funding of $1.5 million over four years to support the implementation of a prohibited donors scheme.

93

Budget Measures 2018-19

Legislative Assembly of Queensland

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
2017 Electoral Boundary Redistribution and Election	3,384	2,772	2,772	2,772	2,772

The Government has provided additional funding of $14.5 million over five years and $2.8 million per annum ongoing to meet costs associated with the 2017 Electoral Boundary Redistribution and the State election in 2017. The capital component of this measure can be found in Chapter 3 Capital Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Parliamentary Annexe Lift Upgrade Program	60	60	60	60	60

The Government has provided increased funding of $60,000 per annum from 2017-18 to maintain and operate the upgraded Parliamentary Annexe low-rise lifts and service lift. The capital component of this measure can be found in Chapter 3 Capital Measures.

94

Budget Measures 2018-19

Public Safety Business Agency

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Government Air Aircraft Maintenance and Compliance	—	2,899	—	—	—

The Government is providing additional funding of $2.9 million in 2018-19 to ensure Queensland Government Air’s (QGAir) fleet continues to be compliant with Civil Aviation Safety Authority requirements. This funding enables QGAir to continue to support the emergency helicopter network across the State for search and rescue, natural disasters, police and aeromedical operations and provide fixed wing transport services for police, government and organ transfer. The capital component of this measure can be found in Chapter 3 Capital Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Public Safety Regional Radio Communications	—	—	—	—	—

The Government will provide additional funding of $26.9 million, held centrally, to ensure Queensland Fire and Emergency Services complies with Australian Communications and Media Authority requirements.

95

Budget Measures 2018-19

Public Service Commission

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Integrity Commissioner’s Expanded Advisory and Public Awareness Role	—	331	350	366	382

The Government is providing increased funding of $1.4 million over four years and $382,000 per annum ongoing to assist with the significant expansion of the Integrity Commissioner’s jurisdiction. The Queensland Government has supported recommendations in the Belcarra Report, and the most recent Strategic Review of the functions of the Integrity Commissioner, to reduce barriers and significantly broaden the range of persons who can seek the Integrity Commissioner’s advice.

96

Budget Measures 2018-19

Queensland Corrective Services

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Borallon Training and Correctional Centre - Final Stage Recommissioning	600	6,941	6,941	6,941	6,941

The Government has provided increased funding of $28.4 million over five years and $6.9 million per annum ongoing for the final stage recommissioning and operation of the Borallon Training and Correctional Centre.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Probation and Parole Service Funding	—	6,500	2,900	—	—

The Government is providing increased funding of $9.4 million over two years to maintain probation and parole staffing levels.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Correctional Centre Health Services	—	2,862	—	—	—

The Government is providing additional funding of $2.9 million in 2018-19 to improve service delivery for prisoners with a disability or mental illness.

97

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Expansion of the Bail Support Program	—	1,222	1,253	1,456	—

The Government is providing increased funding of $3.9 million over three years to expand the bail support program. The program is designed to reduce re-offending while on bail, increase court appearance and provide a viable alternative to remand.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Tackling Alcohol Fuelled Violence Program - Safe Night Precinct Support Services	—	1,154	—	—	—

The Government is providing increased funding of $1.2 million in 2018-19 to continue supervised community service projects implemented within Safe Night Precincts across Queensland.

This forms part of the Government’s Tackling Alcohol Fuelled Violence Program. Further details of this funding can be found in the Queensland Police Service, Department of Communities, Disability Services and Seniors and Department of Justice and Attorney-General sections of this chapter.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Aurukun Prisoner Reintegration Program	—	512	—	—	—

The Government is providing increased funding of $512,000 in 2018-19 to continue the prisoner reintegration program in Aurukun.

This forms part of the Government’s overall package of $1.6 million to continue the Aurukun Four Point Plan in 2018-19 to address safety and support the community. Further funding can be found in the Department of Aboriginal and Torres Strait Islander Partnerships and Department of Justice and Attorney-General sections of this chapter.

98

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Domestic and Family Violence Response - Specialist Domestic and Family Violence Courts	—	443	453	464	416

The Government is providing additional funding of $1.8 million over four years and $416,000 per annum ongoing, to expand the Townsville Specialist Domestic and Family Violence (DFV) Court (including circuit courts in Mount Isa and Palm Island) to include criminal domestic and family violence matters.

Total funding for the expansion of the Townsville Specialist DFV Court is $8.1 million over four years and $2.3 million per annum ongoing. Further funding can be found in the Department of Justice and Attorney-General, Queensland Police Service and the Department of Child Safety, Youth and Women sections of this chapter.

99

Budget Measures 2018-19

Queensland Fire and Emergency Services

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Additional Firefighters	—	3,590	6,070	8,670	11,202

Delivering on our election commitments, the Government is providing additional funding of $29.5 million over four years and $11.2 million per annum ongoing for an additional 100 firefighters and 12 fire communication officers to help the community prevent, prepare for, respond to and recover from the impact of fire and emergency events.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
State Emergency Service on-boarding to the Government Wireless Network in South East Queensland	—	3,000	4,000	1,350	950

The Government is providing additional funding of $15 million over 10 years to enable the State Emergency Service (SES) on-boarding to the Government Wireless Network in South East Queensland, to support volunteers and local government and enhance an integrated emergency response.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Non Conforming Building Products Audit Task Force	504	50	—	—	—

The Government has provided additional funding of $554,000 over two years to support the Queensland Fire and Emergency Services’ role on the Non Conforming Building Products Audit Taskforce. An additional $359,000 has also been internally reprioritised by the department in 2017-18 to fund this measure, bringing total funding to $913,000.

This forms part of the Government’s total funding package of $7.6 million over two years to support taskforce operations in assessing the critical safety risks posed by combustible cladding on Government and non-Government buildings throughout Queensland. Further funding can be found in the Department of Housing and Public Works section of this chapter.

100

Budget Measures 2018-19

Queensland Health

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Specialist Outpatient Strategy	—	77,360	77,360	—	—

Delivering on our election commitments, the Government is providing increased funding of $154.7 million over two years to extend the Specialist Outpatient Strategy, to ensure patients continue to have timely access to specialist outpatient appointments.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Nurse Navigators	—	—	53,904	55,663	—

Delivering on our election commitments, the Government will provide increased funding of $109.6 million over two years to increase the number of Nurse Navigators in Hospital and Health Services to 400. Nurse Navigators ensure patients with chronic illnesses find the care most appropriate to their needs, and play a vital role in coordinating clinical services and reducing preventable admissions to hospitals.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Midwives	13,700	14,100	14,400	14,800	—

Delivering on our election commitments, the Government has provided additional funding of $57 million over four years to employ an additional 100 midwives across Queensland to strengthen maternity services.

101

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Deadly Choices Healthy Lifestyle Program	8,000	8,000	—	—	—

Delivering on our election commitments, the Government has provided increased funding of $16 million over two years to further expand the Deadly Choices Healthy Lifestyle Program. This program aims to empower Aboriginal and Torres Strait Islander people to make healthy choices for themselves and their families to stop smoking, eat healthy food and exercise daily.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Rockhampton Drug Treatment and Rehabilitation Facility	—	—	1,480	3,320	—

Delivering on our election commitments, the Government will provide additional funding of $4.8 million over two years for a new 42-bed residential drug rehabilitation and treatment facility in Rockhampton. The capital component of this measure can be found in Chapter 3 Capital Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Building Better Hospitals - Cancer Council Queensland Lodges	—	5,000	—	—	—

Delivering on our election commitments, the Government is providing additional funding of $5 million in 2018-19 to work in partnership with the Cancer Council Queensland to refurbish the accommodation lodges for cancer patients in Townsville, Toowoomba and Herston, Brisbane. Total funding included in the Building Better Hospitals package is $679 million. The capital component of this measure can be found in Chapter 3 Capital Measures.

102

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Operational Growth Funding	—	152,722	62,916	11,651	327,182

The Government is providing increased funding of $554.5 million over four years to support the ongoing growth in demand for health and ambulance services.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Ambulance Service - Classification Structure	33,980	57,997	100,087	107,630	107,630

The Government has provided additional funding of $192.1 million over three years from 2017-18 and $107.6 million per annum ongoing from 2020-21 to implement a new, contemporary classification and remuneration structure for Queensland Ambulance Service employees.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Sunshine Coast University Hospital	—	25,481	28,544	29,184	30,022

The Government is providing additional funding of $113.2 million over four years to meet operating costs associated with the Sunshine Coast University Hospital.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Community Helicopter Providers	—	7,612	—	—	—

The Government is providing additional funding of $7.6 million in 2018-19, with an ongoing indexed annual provision for this amount to be held centrally, for community helicopter providers to support Queensland’s Emergency Helicopter Network services.

103

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Correctional Centre Health Services	—	5,090	—	—	—

The Government is providing additional funding of $5.1 million in 2018-19 to support more clinical staff to meet increasing demand for health services in Queensland correctional facilities.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Youth Justice - Specialist Mental Health Youth Forensic Assessment	—	—	—	—	—

Funding of $4.7 million over three years from 2018-19 is being internally reprioritised by the department to improve mental health assessments of young people in the youth justice system.

This forms part of the Government’s total funding of $40.7 million over four years ($22.3 million new funding and $18.4 million reprioritised funding) for youth justice support measures. Further details can be found in the Department of Child Safety, Youth and Women, Department of Education, and Department of Housing and Public Works sections of this chapter and the Queensland Health section of Chapter 3 Capital Measures.

104

Budget Measures 2018-19

Queensland Police Service

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Increased Counter-Terrorism Capability	5,466	15,695	16,158	16,531	16,910

Delivering on our election commitments, the Government has provided additional funding of $53.8 million over four years from 2017-18 and $16.9 million per annum ongoing from 2021-22 for 85 counter terrorism officers and specialists and the establishment of a Security and Counter-Terrorism Command.

This forms part of the Government’s commitment to an additional 535 frontline police and operational specialists in priority areas across the State, which includes 30 counter-terrorism police officers and 20 police officers announced in the 2017-18 Budget. Further details can be found in this section and Chapter 3 Capital Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Police Officers	—	12,574	31,817	51,998	73,155

Delivering on our election commitments, the Government is providing additional funding of $169.5 million over four years and $81.5 million per annum ongoing from 2022-23 for 400 police officers in high priority areas across the State.

This forms part of the Government’s commitment to an additional 535 frontline police and operational specialists in priority areas across the State, which includes 30 counter-terrorism police officers and 20 police officers announced in the 2017-18 Budget. Further details can be found in this section and Chapter 3 Capital Measures.

105

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Tackling Alcohol Fuelled Violence - Safe Night Precincts	2,500	5,000	5,000	5,000	2,500

Delivering on our election commitments, the Government has provided increased funding of $20 million over five years to continue to support the presence of police officers in Safe Night Precincts.

This forms part of the Government’s Tackling Alcohol Fuelled Violence Program. Further details of this funding can be found in the Queensland Corrective Services, Department of Communities, Disability Services and Seniors and Department of Justice and Attorney-General sections of this chapter.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
GPS Tracking of Defendants on Bail	749	2,572	—	—	—

The Government has provided additional funding of $3.3 million over two years to provide courts the capacity to impose a condition under the Bail Act 1980 for an electronic tracking device to be worn by defendants released on bail.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Additional QLiTE Devices	—	1,950	1,970	2,000	—

Delivering on our election commitments, the Government is providing increased funding of $5.9 million over three years to provide frontline police officers with an additional 1,400 QLiTE mobile tablet devices.

106

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Camera Detected Offence Program	—	794	1,240	1,690	2,247

The Government is providing increased funding of $6 million over four years and $2.2 million per annum ongoing to reduce incidents of road trauma.

The Government is providing total increased funding of $166.6 million over four years across departments as part of the Camera Detected Offence Program. Further funding can be found in the Department of Transport and Main Roads and Queensland Treasury sections of this chapter. The capital component of this measure can be found in the Queensland Police Service and Department of Transport and Main Roads sections of Chapter 3 Capital Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
National Disability Insurance Scheme - National Clearance Database	—	400	—	—	—

The Government is providing additional funding of $400,000 in 2018-19 for the development of a Queensland Police Service electronic interface with the National Clearance Database for the National Disability Insurance Scheme (NDIS). From 1 July 2019, this database will contain a register of cleared and excluded workers from all jurisdictions, reducing the potential for providers to employ workers who pose an unacceptable risk of harm to NDIS participants.

Total funding associated with the National Clearance Database is $1.7 million over three years. Further funding can be found in the Department of Communities, Disability Services and Seniors section of this chapter and the Queensland Police Service section of Chapter 3 Capital Measures.

107

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Domestic and Family Violence Response - Specialist Domestic and Family Violence Courts	—	263	878	899	919

The Government is providing additional funding of $3 million over four years and $919,000 per annum ongoing to support the expansion of the Townsville Specialist Domestic and Family Violence (DFV) Court (including circuit courts in Mount Isa and Palm Island) to include criminal DFV matters.

Total funding for the expansion of the Townsville Specialist DFV Court is $8.1 million over four years and $2.3 million per annum ongoing. Further funding can be found in the Department of Justice and Attorney-General, Queensland Corrective Services and the Department of Child Safety, Youth and Women sections of this chapter.

108

Budget Measures 2018-19

Queensland Treasury

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Expansion of the Jobs and Regional Growth Fund	—	20,000	—	—	—

The Government is providing increased funding of $20 million in 2018-19 for the Jobs and Regional Growth Fund to continue the Jobs and Regional Growth Package. The fund will help facilitate private sector projects which create employment and economic growth opportunities in regional Queensland by focussing on regions with higher than average unemployment. This increase brings the total funding to $150 million over three years from 2016-17.

Queensland Treasury and the Department of State Development, Manufacturing, Infrastructure and Planning are jointly responsible for the fund. This initiative can also be found in the Department of State Development, Manufacturing, Infrastructure and Planning section of this chapter.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Camera Detected Offence Program	—	1,703	2,406	2,622	2,843

The Government is providing increased funding of $9.6 million over four years to reduce incidents of road trauma.

The Government is providing total increased funding of $166.6 million over four years across departments as part of the Camera Detected Offence Program. Further funding can be found in the Queensland Police Service and Department of Transport and Main Roads sections of this chapter. The capital component of this measure can be found in the Queensland Police Service and Department of Transport and Main Roads sections of Chapter 3 Capital Measures.

109

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Extension to First Home Owners’ Grant	19,600	32,000	—	—	—

Delivering on our election commitments, the Government has provided increased funding of $51.6 million over two years to extend the temporary increase in the Queensland First Home Owners’ Grant from $15,000 to $20,000 for six months between 1 January 2018 and 30 June 2018 inclusive, for the purchase or construction of new dwellings valued at less than $750,000.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Move Up In The World - Attracting Business Investment and Migration to Queensland	1,000	—	—	—	—

The Government has provided additional funding of $1 million in 2017-18 for the Move Up In The World campaign. This is a targeted communication campaign to encourage interstate business investment and migration to Queensland for the Government’s priority industries.

110

Budget Measures 2018-19

3	Capital Measures

Introduction

The following tables present the relevant portfolio capital measures relating to decisions taken since the 2017-18 Budget. This does not represent the full amount of additional funding provided to agencies since the 2017-18 Budget. For further explanation, refer to Explanation of Scope and Terms in Chapter 1.

111

Budget Measures 2018-19

Department of Agriculture and Fisheries

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Restoration of Jimna Fire Tower	—	1,000	500	—	—

The Government is providing additional funding of $1.5 million over two years to restore the Jimna fire tower that is listed on the Queensland Heritage Register.

112

Budget Measures 2018-19

Department of Child Safety, Youth and Women

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Information and Communication Technology (ICT) Infrastructure Investment	—	2,800	—	—	—

The Government is providing increased funding of $2.8 million in 2018-19 to continue the Social Investment ICT Program and Child and Family Services Information and Communication Technology Program.

113

Budget Measures 2018-19

Department of Communities, Disability Services and Seniors

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Supporting Veterans - The Oasis Townsville Defence Hub	2,600	—	—	—	—

Delivering on our election commitments, the Government has provided additional funding of $2.6 million in 2017-18 to refurbish a government-owned building for The Oasis Townsville to provide a one-stop shop for welfare support and employment transition services to ex-Australian Defence Force personnel and their families.

This forms part of the Government’s total funding package of $4.3 million for the Supporting Veterans initiative. Further funding can be found in the Department of Communities, Disability Services and Seniors and the Department of the Premier and Cabinet sections of Chapter 2 Expense Measures.

114

Budget Measures 2018-19

Department of Education

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Advancing Clean Energy Schools	2,000	47,000	48,000	—	—

Delivering on our election commitments, the Government has provided additional funding of $97 million over three years for solar and energy efficiency measures for clean energy schools.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Building Future Schools Fund	—	30,000	164,400	22,080	51,520

Delivering on our election commitments, the Government is providing additional funding of $308 million over six years from 2018-19, bringing total funding to $808 million across seven years to deliver world class learning environments for students and to address enrolment growth pressures in state schools.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Renewing our Schools	—	15,000	70,000	70,000	80,000

The Government is providing additional funding of $235 million over four years to substantially refurbish and upgrade 17 high schools across the State, with each school to receive at least $10 million.

115

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
School Renewal	—	10,000	15,600	—	—

The Government is providing additional funding of $25.6 million over two years to deliver renewal works at 31 state schools.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Implementation of the Labour Hire Licensing Act 2017	716	—	—	—	—

Delivering on our election commitments, the Government has provided additional funding of $716,000 in 2017-18 for the implementation of an online licensing system to manage the mandatory business licensing scheme associated with the Labour Hire Licensing Act. The expense component of this measure can be found in Chapter 2 Expense Measures. The revenue component of this measure can be found in Chapter 4 Revenue Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Yarrabilba State School Integrated Children’s Services Community Hub	3,600	—	—	—	—

The Government has provided additional funding of $3.6 million in 2017-18 to meet the needs of the rapidly growing community of Yarrabilba. When it is completed in August 2018, the Hub will offer child and maternal health services, children’s activities such as playgroups and consulting rooms for visiting specialists.

116

Budget Measures 2018-19

Department of Employment, Small Business and Training

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Advancing Our Training Infrastructure	—	30,000	30,000	25,000	—

Delivering on our election commitments, the Government is providing additional funding of up to $85 million over three years in the redevelopment, refurbishment and expansion of six identified high-need TAFE facilities. Funding is provided for training sites at Pimlico, Cairns, Mount Gravatt and Toowoomba, and other training infrastructure within the regions of the Gold Coast and Redlands.

117

Budget Measures 2018-19

Department of Environment and Science

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
New Performing Arts Venue at the Queensland Performing Arts Centre	—	5,000	50,000	50,000	20,000

The Government is providing additional funding of $125 million over four years to build a new performing arts venue at the Queensland Performing Arts Centre, benefitting Queensland artists and audiences.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Cultural Centre - Critical Infrastructure Asset Renewal	—	4,928	3,522	—	—

The Government is providing additional funding of $8.5 million over two years to provide critical infrastructure upgrade works at the Queensland Museum and to install two further cooling towers within the central energy plant at the Queensland Cultural Centre, South Bank.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Cultural Centre - Electricity Supplementation and Future Energy Efficiency	—	1,800	3,150	4,050	—

The Government is providing additional funding of $9 million over three years to implement sustainability and energy efficiency measures at the Queensland Cultural Centre, South Bank, to improve energy performance whilst lowering energy consumption and greenhouse gas emissions. The expense component of this measure can be found in Chapter 2 Expense Measures.

118

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Critical Infrastructure Asset Renewal and Equipment Replacement at the Queensland Performing Arts Centre	—	1,500	1,800	—	—

The Government is providing additional funding of $3.3 million over two years to address urgent and unavoidable critical infrastructure works at the Queensland Performing Arts Centre.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
National Parks Harsh Environment Fire Vehicles	—	200	—	—	—

The Government is providing increased funding of $200,000 in 2018-19 towards accessory fitouts for vehicles operating in harsh environments in Queensland’s Protected Area Estate to ensure the continued safety of staff, property and the community. The expenses component of this measure can be found in Chapter 2 Expense Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Government Action on North Stradbroke Island (Minjerribah)	1,690	113	—	—	—

The Government has provided increased funding of $1.8 million over two years for the expansion of the protected area over North Stradbroke Island (Minjerribah) as part of joint management arrangements with traditional owners to construct visitor and management infrastructure.

The expense components of this measure can be found in the Department of Environment and Science, Department of Natural Resources, Mines and Energy and Department of State Development, Manufacturing, Infrastructure and Planning sections of Chapter 2 Expense Measures.

119

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Protected Area Estate - Acquisition	—	—	—	—	—

The Government is providing additional funding of $9.5 million in 2018-19, held centrally to support acquisition of properties of high conservation value to be added to Queensland’s Protected Area Estate. The Government is also providing additional funding of $155,000 in 2019-20, held centrally to provide new infrastructure at acquired properties. The expense component of this measure can be found in Chapter 2 Expense Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Protected Area Estate - Expansion	6,200	—	—	—	—

The Government has provided increased funding of $6.2 million in 2017-18 to acquire property of high conservation value and undertake track works, signage infrastructure and fire break construction necessary for its addition to the Queensland Protected Area Estate. The expense component of this measure can be found in Chapter 2 Expense Measures.

120

Budget Measures 2018-19

Department of Housing and Public Works

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Thomas Dixon Centre Refurbishment	—	9,500	4,000	—	—

The Government is providing additional funding of $8 million over two years towards the $35 million expansion of the Thomas Dixon Centre, to provide enhanced performance facilities for Queensland Ballet. The Government is also allocating an additional $5.5 million to manage costs and associated works required to maintain and preserve the heritage listed centre.

This is part of an overall package of $14 million over two years towards the refurbishment of the Thomas Dixon Centre. The expense component of this measure can be found in Chapter 2 Expense Measures.

121

Budget Measures 2018-19

Department of Innovation, Tourism Industry Development and the Commonwealth Games

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Great Keppel Island Recovery Package	5,000	10,000	10,000	—	—

Delivering on our election commitments, the Government has provided additional funding of $25 million over three years for a Great Keppel Island Recovery Package to deliver major tourism infrastructure improvements such as power and water connections to the mainland.

122

Budget Measures 2018-19

Department of Justice and Attorney-General

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Blue Card Services ‘No Card, No Start’	—	2,520	709	—	—

Delivering on our election commitments, the Government is providing additional funding of $3.2 million over two years to implement an online Blue Card application system as part of the Government’s ‘No Card, No Start’ initiative. Funding of $6.6 million over two years will also be reprioritised by the department internally to fund this measure, bringing total funding to $9.8 million over two years. The expense component of this measure can be found in Chapter 2 Expense Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Crime and Corruption Commission - Digital Investigative and Information Security Services	—	1,295	354	—	—

The Government is providing additional funding of $1.6 million over two years to enhance the processing of digital evidence and to provide for a contemporary information security platform. The expense component of this measure can be found in Chapter 2 Expense Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Anti-Discrimination Commission Queensland - Human Rights Act for Queensland	—	100	100	—	—

Delivering on our election commitments, the Government is providing additional funding of $200,000 over two years for office and system enhancements required to support the operation and administration of a Human Rights Act. The expense component of this measure can be found in Chapter 2 Expense Measures.

123

Budget Measures 2018-19

Department of Local Government, Racing and Multicultural Affairs

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Implementing More Effective Funding Grants to Local Government	—	1,300	—	—	—

The Government is providing additional funding of $1.3 million in 2018-19 to develop a new grants management system to improve and simplify the administration of grants to local government. This measure progresses the recommendations from the Review of Grants to Local Government: Current and future state assessments. The expense component of this measure can be found in Chapter 2 Expense Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Northern Peninsula Area Water Supply System - Replacement of Asbestos Cement Pipelines	—	1,000	1,000	1,000	1,000

The Government is providing additional funding of $5 million over five years to safeguard the security of the Northern Peninsula Area Water Supply System through the replacement of existing asbestos cement pipelines.

124

Budget Measures 2018-19

Department of Natural Resources, Mines and Energy

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Rookwood Weir	—	66,000	83,000	126,000	77,000

The Government is providing increased funding of $176 million over four years, which is being matched by the Australian Government capital contribution of $176 million to support the construction of the Rookwood Weir on the Fitzroy River. This will provide drought contingency supplies for Rockhampton, Gladstone and Yeppoon and support agriculture.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Glen Niven Dam	—	2,500	—	—	—

The Government is providing additional funding of $2.5 million in 2018-19 to upgrade the Glen Niven Dam to meet dam safety requirements. The department has also internally reprioritised funding of $2.5 million, bringing total funding to $5 million.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Linc Energy Mine Site	—	—	—	—	—

Funding of $1.6 million is being internally reprioritised to 2018-19 by the department to provide ongoing site security, management and remediation of infrastructure works at the Linc site. Further funding can be found in Chapter 2 Expense Measures.

125

Budget Measures 2018-19

Department of State Development, Manufacturing, Infrastructure and Planning

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Growth Area and Regional Infrastructure Investment Fund	—	—	—	—	—

The Government is providing additional funding of $40 million over two years from 2018-19, held centrally, to invest in infrastructure that improves prosperity and liveability for Queenslanders living in outer urban and regional Queensland. A core focus of the program is accelerating new, or upgrading existing infrastructure that leads and supports growth and productivity.

126

Budget Measures 2018-19

Department of Transport and Main Roads

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
M1 Pacific Motorway - Eight Mile Plains to Daisy Hill	—	17,000	28,500	70,000	201,000

The Government is providing additional funding of $366.5 million over five years towards delivering the $749 million Eight Mile Plains to Daisy Hill project. The Australian Government has committed $100 million to 2021-22.

This brings total additional State Government funding for new jointly-funded planning and upgrades on the M1 Pacific Motorway to $897.5 million. Further funding for the planning of future upgrades to the M1 Pacific Motorway can be found in Chapter 2 Expense Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
M1 Pacific Motorway - Varsity Lakes to Tugun	—	5,000	15,000	70,000	220,000

The Government is providing additional funding of $515 million over five years (including $206 million as part of an election commitment) towards delivering the $1.03 billion Varsity Lakes to Tugun upgrade. The Australian Government has committed $55 million to 2021-22.

This brings total additional State Government funding for new jointly-funded planning and upgrades on the M1 Pacific Motorway to $897.5 million. Further funding for the planning of future upgrades to the M1 Pacific Motorway can be found in Chapter 2 Expense Measures.

127

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
New Public Transport Ticketing System	—	89,198	104,427	87,891	89,544

The Government is providing $371.1 million over four years to develop the new public transport public ticketing system in Queensland. Further funding can be found in Chapter 2 Expense Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Beerburrum to Nambour Rail	—	14,407	59,470	143,963	142,951

The Government is providing additional funding of $160.8 million over four years towards the Beerburrum to Nambour rail duplication project. The Australian Government has provided an initial $390 million over five years towards this measure.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Smithfield Bypass	4,222	13,982	25,330	25,466	—

The Government has provided additional funding of $69 million over four years from the State Infrastructure Fund for the Smithfield Bypass. This will bring total funding for the project to $152 million. The Smithfield Bypass will deliver a new 3.8 kilometre-long road running parallel with the Captain Cook Highway to provide an alternative route between the McGregor Road intersection and Yorkeys Knob Road intersection.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Station Upgrades including Park ’n’ Ride facilities	400	6,600	4,305	14,195	—

Delivering on our election commitments, the Government has provided increased funding of $25.5 million over four years to significantly expand park’n’ride capacity at Greenbank and Eight Mile Plains bus stations.

128

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Northern Transitway	200	5,800	10,000	30,000	7,000

Delivering on our election commitments, the Government has provided additional funding of $53 million over five years for the Northern Transitway to deliver continuous dedicated bus lanes during peak hours from Chermside to Kedron - while retaining all existing lanes.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Centenary Motorway Upgrade	2,000	5,000	20,000	21,000	—

The Government has provided additional funding of $48 million over four years from the State Infrastructure Fund for the Centenary Motorway upgrade bringing total funding to $65 million. The Sumners Road Interchange upgrade will include the installation of traffic signals at two intersections to replace existing roundabouts and construction of a new two lane eastbound bridge, with active transport options including cycle lanes, shared paths and crossings.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Western Roads Upgrade Supplement	—	5,000	—	—	—

The Government is providing additional funding of $5 million in 2018-19 for upgrades to roads in western Queensland to assist local governments to maintain local workforces. This is in addition to the $140.6 million budgeted in the department’s 2018-19 capital program.

129

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Marine Infrastructure Fund	—	4,600	25,400	—	—

Delivering on our election commitments, the Government is providing increased funding of $30 million over two years to boost the Marine Infrastructure Fund. Projects will include boat ramps, barge landings, floating walkways and channel deepening.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
M1 Action Plan - Oxenford (Exit 57) Interchange Upgrade	—	3,000	12,000	10,000	—

Delivering on our election commitments, the Government is providing additional funding of $25 million over three years for the upgrade of the Oxenford (Exit 57) interchange on the Pacific Motorway.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Stafford and South Pine Road Intersection Upgrade	250	2,250	15,000	8,500	—

Delivering on our election commitments, the Government has provided additional funding of $26 million over four years to widen the Everton Park Link Road to four lanes between South Pine Road, north of Kedron Brook and Stafford Road, east of Mountbridge Street.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Camera Detected Offence Program	—	2,000	2,350	67,350	55,350

The Government is providing increased funding of $127.1 million over four years to improve the safety of the sections of state-controlled roads where accidents happen most frequently.

The Government is providing total increased funding of $166.6 million over four years across departments as part of the Camera Detected Offence Program. Further funding can be found in the Queensland Police Service section of this chapter. The expense component of this measure can be found in the Department of Transport and Main Roads, Queensland Police Service and Queensland Treasury sections of Chapter 2 Expense Measures.

130

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Mt Lindesay Highway (Johanna St intersection)	200	1,800	12,000	6,000	—

Delivering on our election commitments, the Government has provided additional funding of $20 million over four years to widen the Mount Lindesay Highway to four lanes from Camp Cable Road through to the Johanna/Tamborine Street intersection. These works will also raise the road for flood proofing.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Gold Coast Seaway Sand Bypass System - Jetty Deck Upgrade	—	1,500	1,850	—	—

The Government is providing additional funding of $3.4 million over two years to upgrade the existing jetty deck to allow modern cranes to operate within appropriate safety standards and enable the continued maintenance of the Gold Coast Seaway Sand Bypass System.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Roads Renewal Fund	—	1,000	9,000	10,000	15,000

Delivering on our election commitments, the Government is providing additional funding of $35 million over four years for the Roads Renewal Fund. Projects include fixing the Ruthven Street and North Street intersection at North Toowoomba and installation of traffic lights and slip lanes at the intersection of Peachester Road and Old Gympie Road outside the Beerwah State School.

131

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Construction of Petrie Roundabout Project	—	—	10,500	12,000	—

The Government will provide increased funding of $22.5 million over two years to upgrade the intersection of Anzac Avenue, Dayboro Road and Gympie Road (the Petrie Roundabout). This brings total funding for the Petrie Roundabout to $30 million over two years.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Future Proofing The Bruce	—	—	30,500	98,000	125,000

Delivering on our election commitments, the Government will provide additional funding of $253.5 million over three years for priority projects to be delivered for Bruce Highway upgrades. The expense component of this initiative can be found in Chapter 2 Expense Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Gold Coast Train Stations	—	—	—	25,000	50,000

The Government will provide additional funding of $120 million over three years to build three new train stations at Pimpama, Helensvale North and Worongary-Merrimac. The three new stations will allow more Gold Coast residents to benefit from the 3,150 extra peak-hour seats being provided by increased rail services on the Gold Coast rail line, which will help take pressure off the M1 motorway. Planning work for these stations will be progressed in 2018-19 at an estimated cost of $3 million.

132

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Mount Isa to Townsville Rail Line	—	—	—	10,000	40,000

Delivering on our election commitments, the Government will provide increased funding of $50 million over two years, taking total funding to $380 million over the next five years, to help repair and maintain the Townsville to Mount Isa rail line.

133

Budget Measures 2018-19

Legislative Assembly of Queensland

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Parliament House Fire Protection System	—	3,994	—	—	—

The Government is providing increased funding of $4 million in 2018-19 to fund completion of a fire protection system in the heritage listed Parliament House building.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
2017 Electoral Boundary Redistribution and Election	775	1,000	—	—	—

The Government has provided additional funding of $1.8 million over two years for office accommodation costs associated with the 2017 Electoral Boundary Redistribution. The expense component of this measure can be found in Chapter 2 Expense Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Infrastructure and Accommodation Critical Works Program	200	1,000	400	—	—

The Government has provided additional funding of $1.6 million over three years to complete relocation of existing leased electorate offices across Queensland which are presenting high-risk non-compliance issues in relation to building access and security.

134

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Parliamentary Annexe Lift Upgrade Program	1,205	—	—	—	—

The Government has provided increased funding of $1.2 million in 2017-18 to complete the upgrade of the Parliamentary Annexe low-rise lifts and service lift. The expense component of this measure can be found in Chapter 2 Expense Measures.

135

Budget Measures 2018-19

Public Safety Business Agency

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Government Air Aircraft Maintenance and Compliance	—	3,728	—	—	—

The Government is providing additional funding of $3.7 million in 2018-19 for mandatory maintenance of Queensland Government Air’s (QGAir) rotary and fixed wing aircraft. This funding enables QGAir to continue to support the emergency helicopter network across the State for search and rescue, natural disasters, police and aeromedical operations and provide fixed wing transport services for police, government and organ transfer. The expense component of this measure can be found in Chapter 2 Expense Measures.

136

Budget Measures 2018-19

Queensland Corrective Services

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Capricornia Correctional Centre	—	22,000	19,000	—	—

The Government is providing increased funding of $41 million over two years to increase the already planned expansion of Capricornia Correctional Centre by 84 cells to a total of 348 cells. Total capital funding for the project amounts to $241 million over five years.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Minor Capital Works	—	5,500	5,000	—	—

The Government is providing increased funding of $10.5 million over two years to upgrade and maintain infrastructure within correctional centres.

137

Budget Measures 2018-19

Queensland Fire and Emergency Services

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Fire and Emergency Services Facility - Maleny	—	1,050	1,000	1,450	(500)

Delivering on our election commitments, the Government is providing an additional $3 million for the construction of a new fire and emergency services facility in Maleny. This will provide a fit for purpose facility that will enable Queensland Fire and Emergency Services to provide responsive services to the growing Maleny and Sunshine Coast Hinterland community.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Fire and Emergency Services Facilities - Yarrabilba and surrounds	—	1,000	1,000	3,000	—

Delivering on our election commitments, the Government is providing additional funding of $5 million over three years for equipped fire and emergency services facilities to service the community of Yarrabilba and surrounds. The initiative will enable the upgrade of the existing facility in Logan Village and the completion of a new facility at Yarrabilba.

138

Budget Measures 2018-19

Queensland Health

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Building Better Hospitals	11,000	52,280	87,270	202,000	185,700

Delivering on our election commitments, the Government has provided increased funding of $570.8 million over six years, including $32.5 million in 2022-23, to enhance public hospital capacity and services in the south east Queensland growth corridor, including for redevelopments at the Logan, Caboolture and Ipswich hospitals and to commence planning for the Wide Bay region.

Total funding included in the Building Better Hospitals package is $679 million. This includes $103.2 million that was provided in the 2017-18 Budget for detailed planning and preparatory works for the Logan Caboolture and Ipswich hospitals, and $5 million for the refurbishment of Cancer Council Queensland Lodges. The expense component of this measure can be found in Chapter 2 Expense Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Rockhampton Drug Treatment and Rehabilitation Facility	1,500	2,600	5,400	—	—

Delivering on our election commitments, the Government has provided additional funding of $9.5 million over three years for a new 42-bed residential drug rehabilitation and treatment facility in Rockhampton. The expense component of this measure can be found in Chapter 2 Expense Measures.

139

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Redland Hospital	1,730	—	—	—	—

Delivering on our election commitments, the Government has provided additional funding of $1.7 million in 2017-18 to upgrade the Redland Hospital, including a new water birthing suite and an expansion of the emergency department.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Health Technology Equipment Replacement Program	—	50,000	—	—	—

The Government is providing increased funding of $50 million in 2018-19 to support the replacement of essential medical equipment under the Health Technology Equipment Replacement Program, such as computed tomography (CT) scanners, magnetic resonance imaging (MRI) scanners and surgical equipment.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Redcliffe Hospital Carpark	—	7,508	24,098	5,174	—

The Government is providing additional funding of $36.8 million over three years to build a new four-storey, 604-bay carpark at Redcliffe Hospital to improve car parking access for patients, carers and their families.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Youth Justice - Specialist Mental Health Youth Forensic Assessment	—	—	—	—	—

Funding of $330,000 in 2018-19 is being internally reprioritised by the department to improve mental health assessments of young people in the youth justice system.

This forms part of the Government’s total funding of $40.7 million over four years ($22.3 million new funding and $18.4 million reprioritised funding) for youth justice support measures. Further details can be found in the Department of Child Safety, Youth and Women, Department of Education, Department of Housing and Public Works and Queensland Health sections of Chapter 2 Expense Measures.

140

Budget Measures 2018-19

Queensland Police Service

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Camera Detected Offence Program	—	950	2,150	1,150	1,900

The Government is providing increased funding of $6.2 million over four years and $700,000 per annum ongoing to reduce incidents of road trauma.

The Government is providing total increased funding of $166.6 million over four years across departments as part of the Camera Detected Offence Program. Further funding can be found in the Department of Transport and Main Roads section of this chapter. The expense component of this measure can be found in the Queensland Police Service, Department of Transport and Main Roads and Queensland Treasury sections of Chapter 2 Expense Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Police Officers	—	600	600	600	600

Delivering on our election commitments, the Government is providing additional funding of $2.4 million over four years to purchase additional vehicles to maintain a 24-hour policing presence. The expense component of this measure can be found in Chapter 2 Expense Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
National Disability Insurance Scheme - National Clearance Database	—	100	—	—	—

The Government is providing additional funding of $100,000 in 2018-19 for the development of a Queensland Police Service electronic interface with the National Clearance Database for the National Disability Insurance Scheme (NDIS). From 1 July 2019, this database will contain a register of cleared and excluded workers from all jurisdictions, reducing the potential for providers to employ workers who pose an unacceptable risk of harm to NDIS participants.

Total funding associated with the National Clearance Database is $1.7 million over three years. Further funding can be found in the Department of Communities, Disability Services and Seniors and Queensland Police Service sections of Chapter 2 Expense Measures.

141

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Increased Counter-Terrorism Capability	1,260	—	—	—	—

Delivering on our election commitments, the Government has provided additional funding of $1.3 million in 2017-18 to purchase 22 vehicles and specialist tactical equipment. The expense component of this measure can be found in Chapter 2 Expense Measures.

142

Budget Measures 2018-19

Queensland Treasury

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Business Development Fund	—	20,000	20,000	—	—

The Government is providing increased funding of $40 million over two years to continue to support the growth of angel and venture capital funding available to Queensland businesses, thereby strengthening Queensland’s entrepreneurial and start-up eco-system. The fund will continue to support the growth of innovative businesses and the creation of high-value jobs, as well as attracting both interstate and international investment in Queensland.

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Budget Measures 2018-19

4	Revenue Measures

Introduction

The following tables present the relevant portfolio revenue measures relating to decisions taken since the 2017-18 Budget. For further explanation, refer to Explanation of Scope and Terms in Chapter 1.

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Budget Measures 2018-19

Department of Agriculture and Fisheries

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Veterinary Surgeons Regulation 2016	—	201	208	215	223

The Government is increasing fees under the Veterinary Surgeons Regulation 2016 for specialist veterinarians, retired veterinarians and new graduates to achieve both full cost recovery and better service delivery by the Veterinary Surgeons Board of Queensland.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Queensland Racing Integrity Commission (QRIC) - Reducing Red Tape through a New Licence Model	—	(125)	(125)	(125)	(122)

The Government is moving from an annual to a three year licensing model for trainers across the three codes of racing (greyhounds, thoroughbreds and harness).

The new licensing model will provide greater standardisation, more convenience for participants and allow for improved integrity standards.

145

Budget Measures 2018-19

Department of Education

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Implementation of the Labour Hire Licensing Act 2017	3,071	3,071	3,071	3,071	3,071

The Government has introduced a new, tier-dependent fee of $1,000, $3,000 or $5,000 for labour hire providers operating in Queensland when they apply, renew or restore a licence under the Labour Hire Licensing Act. The expense component of this measure can be found in Chapter 2 Expense Measures. The capital component of this measure can be found in Chapter 3 Capital Measures.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Homestay Regional Fees for International Students Program and Study Tours	—	311	328	349	370

The Government is aligning the weekly fee for homestay accommodation provided to international students studying in regional Queensland from $241 in 2018 to $302 in 2019 to match the metropolitan homestay fee. Based on forecasted 2019 enrolments for both the International Students Programs and Study tours, it is estimated that the increase in homestay fees will deliver an approximate additional $311,000 revenue in 2018-19. The increase in the homestay fee will be fully passed on to regional Queensland families.

146

Budget Measures 2018-19

Department of Environment and Science

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Waste Disposal Levy	—	100,724	405,657	408,004	407,831

The Government is introducing a Waste Disposal Levy of $70 per tonne (higher for regulated waste) increasing $5 per annum, commencing in the first quarter of 2019. Introducing a waste levy was a key recommendation of the recent investigation into the transport of waste into Queensland.

Proceeds from the waste levy will be used for waste programs, environmental priorities and community purposes. In particular, $100 million will be allocated over three years to support Queensland’s resource recovery and recycling industry through the Resource Recovery Industry Development Program. The program will facilitate private sector and local government projects delivering innovative solutions to the problem of waste going to landfill and create jobs in emerging industries.

The Government will provide an annual advance on levy charges to those local governments that dispose of municipal waste in the levy zone. In 2018-19, $32 million has been provided for this purpose. This will avoid direct costs to households from introduction of the waste levy.

The revenue figures shown above represent gross revenue. The spending associated with the Resource Recovery Industry Development Program and Advance Payments to Councils has not been factored into the figures shown for this measure.

Between 2018-19 and 2021-22 it is expected that over 70% of revenue generated through the waste levy will be allocated to Advance payments to councils, scheme start up and operational costs, industry programs and other environmental priorities. Surplus revenue from the levy will benefit the entire Queensland community by providing funding for schools, hospitals, transport infrastructure and frontline services.

Further details can be found in the Department of Environment and Science, Department of Local Government, Racing and Multicultural Affairs and Department of State Development, Infrastructure and Planning sections of Chapter 2 Expense Measures.

147

Budget Measures 2018-19

Department of Natural Resources, Mines and Energy

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Extending existing drought relief arrangements	—	—	—	—	—

The Government is providing fee and rental relief of up to $4.2 million in 2018-19 as part of the extension of drought relief arrangements. This includes rebates for land rental and the waiving of water licence fees for drought affected landholders and lessees. The estimate is dependent on drought declarations and the demand for drought assistance.

The Drought Assistance Package is a total of up to $34.6 million in 2018-19 to support drought affected communities across the State. Funding can be found in the Department of Agriculture and Fisheries, and Department of Natural Resources, Mines and Energy sections of Chapter 2 Expense Measures.

148

Budget Measures 2018-19

Department of Transport and Main Roads

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Hazard Perception Test Fee	—	—	1,330	1,369	1,408

The Government will introduce a one off charge of $37.05 for entry into the hazard perception test (HPT) environment until the customer has successfully completed the test. This represents an increase for the motor vehicle HPT and a new charge for the introduction of HPT for motorcycles. A person will not be able to obtain a P1 licence and drive unsupervised until they have passed the HPT. This should improve road safety outcomes and the delivery of a nationally uniform test may have road safety benefits for a group of licensed riders that are over represented in the road toll.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Learner Licence Discount for Photo Identification Card (PIC) Holders	—	(26)	(66)	(141)	(149)

The Government is introducing a $40 discount off the learner licence fee for any person who applies for a Queensland learner licence and already holds a Photo Identification Card (PIC). This means a person with a PIC would only be required to pay $126.10 instead of $166.10 for a three year learner licence.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Reduced Registration for Historic Motorcycles	—	(100)	(100)	(100)	(100)

The Government is reducing registration fees for vintage motorcycle owners by approximately 70%. The reduced registration fees are to be implemented for eligible motorcycles from 1 July 2018.

149

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Heavy Vehicle Plate Fee	—	(147)	(152)	(157)	(162)

The Government is introducing a national heavy vehicle number plate that will enable the efficient movement of heavy vehicles across Australia and will require a consistent fee. It has been determined that from 1 July 2018, the national heavy vehicle plate fee will be $25. Given the current plate fee in Queensland is $29.20, the expected negative revenue impact of introducing a $25 fee for the national heavy vehicle plate would be approximately $618,000 over four years.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Transport Concessions for Veterans	(228)	(488)	(527)	(567)	(608)

Delivering on our election commitments, the Government has provided half-price public transport for veterans by expanding the current transport discount to the 19,000 Department of Veterans’ Affairs (DVA) white card holders under 64 - those who have war or service related injuries or disease.

150

Budget Measures 2018-19

Queensland Treasury

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Point of Consumption Betting Tax	—	70,950	96,323	98,501	101,184
Less: Non-discretionary allocation of proceeds[1]	—	—	—	—	—

Until allocation of proceeds	—	70,950	96,323	98,501	101,184

1.

Some allocations are subject to commercial-in-confidence discussions/negotiation, including the quantum of the commitments to compensation payments to Racing Queensland for impacts from the implementation of the point of consumption betting tax.

The Government is introducing a point of consumption betting tax from 1 October 2018 (betting tax).

While this 2017-18 Mid-Year Fiscal and Economic Review (MYFER) measure applied to online wagering only, the betting tax will now apply to all betting operators licensed in Australia and will be imposed at a rate of 15% of net wagering revenue earned from bets placed by customers in Queensland. This primarily accounts for the changed forecast since the 2017-18 MYFER.

Smaller betting operators may not incur a betting tax liability as the rate of 15% applies to taxable wagering revenue exceeding an annual tax-free threshold amount of $300,000. No tax will be paid on a betting operator’s revenue up to and including $300,000 in a financial year. Reconciliation against the threshold in the annual return, and refund provisions for any overpayment, will ensure this.

Government is consulting with the racing industry and other stakeholders in the lead up to the 1 October implementation regarding appropriate measures to be funded from the point of consumption betting tax revenues including support for the industry, delivery of initiatives to enhance responsible gambling and community programs.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Payroll Tax Apprentice and Trainee Rebate	—	(26,000)	—	—	—

The Government is extending until 30 June 2019 the 50% payroll tax rebate on the exempt wages of apprentices and trainees. This is part of Government commitments to address youth unemployment and building Queensland’s skills base, particularly in regional Queensland.

151

Budget Measures 2018-19

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Land Tax increase to rate on holdings above $10 million by 0.5 percentage points	—	71,000	76,000	80,000	84,400

The Government is increasing the rate of land tax by 0.5 percentage points for owners of land who have aggregated landholdings with a taxable value above $10 million. From the 2018-19 financial year onwards, an increased rate of 2.25% for resident individuals and 2.5% for companies, trustees and absentees will apply to the portion of an owner’s taxable landholdings that exceeds $10 million.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Additional Foreign Acquirer Duty increase to 7%	—	33,000	33,000	33,000	33,000

The Government is increasing the rate of Additional Foreign Acquirer Duty (AFAD) from 3% to 7%. AFAD is an additional amount of duty payable on relevant transactions that are liable for transfer duty, landholder duty or corporate trustee duty which involve a foreign person directly or indirectly acquiring certain Queensland residential land. The increased rate will apply to liabilities arising on or after 1 July 2018.

	2017-18 $‘000	2018-19 $‘000	2019-20 $‘000	2020-21 $‘000	2021-22 $‘000
Premium Motor Vehicle Duty	—	24,020	25,250	26,490	27,870

The Government is increasing the amount of vehicle registration duty payable on vehicles valued above $100,000 by $2 per $100 of dutiable value (excludes heavy vehicles). The premium motor vehicle duty will apply from 1 July 2018.

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Queensland Budget 2018-19    Budget Measures    Budget Paper No.4

Queensland Budget 2018-19

Budget Measures  Budget Paper No.4

budget.qld.gov.au